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As filed with the Securities and Exchange Commission on April 19, 2006

Registration No. 333-112055

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VISANT HOLDING CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3911 (Primary Standard Industrial Classification Code Number)	90-0207875 (I.R.S. Employer Identification No.)

357 Main Street
Armonk, New York 10504
(914) 595-8200
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Marie D. Hlavaty, Esq.
Visant Holding Corp.
357 Main Street
Armonk, New York 10504
(914) 595-8200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
Risë B. Norman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

        Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

VISANT HOLDING CORP.

$247,200,000 Principal Amount at Maturity
of 10 1/4% Senior Discount Notes Due 2013

The Company:

  •
  We are a leading North American specialty printing, marketing and school-related affinity products and services enterprise.

The notes:

  •
  Maturity: December 1, 2013.

  •
  Interest Payment: Prior to December 1, 2008, interest will accrue on the notes in the form of an increase in the accreted value of such notes. Upon the date of their original issuance, the notes had an initial accreted value of $606.82 per $1,000 stated principal amount at maturity. The accreted value of each note will continue to increase until December 1, 2008, at a rate of 10 1/4% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the stated principal amount at maturity on December 1, 2008. Thereafter, cash interest on the notes will accrue and be payable semiannually in arrears on June 1 and December 1, commencing on June 1, 2009, at a rate of 10 1/4% per annum.

  •
  Optional Redemption: We may redeem some or all of the notes at any time prior to December 1, 2008 at the make-whole premium described in this prospectus, plus accrued and unpaid interest to the date of redemption. We may redeem some or all of the notes at any time on or after December 1, 2008 at the redemption prices listed under "Description of the Notes—Optional Redemption."

        In addition, on or before December 1, 2006, we may redeem up to 35% of the notes at a redemption price (expressed as a percentage of the accreted value thereof at the redemption date) of 110.25%, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of certain equity offerings. See "Description of the Notes—Optional Redemption."

  •
  Ranking: The notes rank:

  •
  senior in right of payment to all of Visant Holding's future subordinated indebtedness;

  •
  equally in right of payment with all of Visant Holding's unsecured senior indebtedness;

  •
  junior to all of Visant Holding's future secured indebtedness to the extent of the value of the security for that indebtedness; and

  •
  effectively junior to all of the existing and future indebtedness and other liabilities and preferred stock of Visant Holding's subsidiaries.

        Consider carefully the "Risk Factors" beginning on page 12 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus will be used by Credit Suisse Securities (USA) LLC in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the securities. We do not intend to list the securities on any securities exchange. Credit Suisse Securities (USA) LLC has advised us that it is currently making a market in the securities; however, it is not obligated to do so and may stop at any time. Credit Suisse Securities (USA) LLC may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the securities but will bear the expenses of registration. See "Plan of Distribution."

Credit Suisse

The date of this prospectus is                           , 2006

i

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and the exhibits thereto. For further information with respect to us and the securities, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of each such contract or document filed as an exhibit to the registration statement. You may read and copy the registration statement, including exhibits thereto, at the Commission's Public Reading Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reading Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as we who file electronically with the Commission.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and in accordance therewith, will file reports with the Commission. You may inspect and copy these reports and other information at the addresses set forth above. You may request copies of the documents, at no cost, by telephone at (914) 595-8200 or by mail to Visant Holding Corp., 357 Main Street, Armonk, New York 10504.

ii

SUMMARY

        This summary highlights material information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, in particular, the section entitled "Risk Factors" and the financial statements and the related notes to those statements. All references to market share contained in this prospectus are based on sales volumes unless otherwise indicated. Visant Holding is the sole obligor on the notes, and its subsidiaries do not have any obligation with respect to the notes. All references to a particular Visant Holding fiscal year are to the four fiscal quarters ended the Saturday nearest to December 31.

Our Company

        We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing markets. We were formed through the October 2004 consolidation of Jostens, Von Hoffmann and Arcade. For the year ended December 31, 2005, we generated net sales of $1,498.3 million.

        In this document, references to "Visant Holding," "Holdings," the "Company," "we," "our," or "us" refer to Visant Holding Corp. and its consolidated subsidiaries and references to "Visant" refer to our indirect subsidiary, Visant Corporation. Visant Corporation operates Jostens, Inc. and its subsidiaries ("Jostens"), Von Hoffmann Holdings Inc. and its subsidiaries ("Von Hoffman") and AHC I Acquisition Corp. and its subsidiaries ("Arcade").

Jostens

        Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation. Founded in 1897, Jostens has a history of providing quality products, which has enabled it to develop long-standing relationships with school administrators throughout the country. Jostens' high degree of customer satisfaction translates into annual retention rates of over 90% in its major product lines. Jostens' products and services are predominantly offered to North American high school and college students, through a national network of primarily independent sales representatives and associates.

        Jostens' operations are reported in three segments: (1) Jostens Scholastic, (2) Jostens Yearbook and (3) Jostens Photo.

        Jostens Scholastic.    Jostens is one of the leading providers of services related to the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements and graduation-related accessories. Jostens Scholastic serves U.S. high schools, colleges, universities and other specialty markets, marketing and selling its products to students and administrators through independent sales representatives. Jostens provides a high level of customer service in the marketing and sale of class rings and certain other graduation products, which often involve a high degree of customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets.

        Jostens Yearbook.    Jostens is one of the leading providers of services related to the publication, marketing, sale and production of yearbooks, primarily serving U.S. high schools, colleges, universities and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens' sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens' independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis.

        Jostens Photo.    Through a network of sales representatives and independent dealers, Jostens Photo provides photography services for special events and class and individual school pictures of elementary, middle and high school students. Jostens Photo is a leading provider of school photography in Canada and also serves in the U.S. elementary, middle and high school markets. Jostens Photo also provides high school senior portraits and photography for proms and other special events.

Marketing and Publishing Services

        The Marketing and Publishing Services segment produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative, highly personalized products primarily targeted at the direct marketing sector. We are also the leading producer of testing and supplemental materials and related components such as decorative covers for educational publishers, as well as creative and book design services. With over a 100-year history as Arcade Marketing, we pioneered our ScentStrip® product in 1980. We also offer an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine inserts, catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. We specialize in high-quality, in-line finished products and can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services. Our personalized imaging capabilities offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts.

Educational Textbook

        The Educational Textbook segment, which does business under the Von Hoffmann name, is a leading producer of four-color case-bound educational textbooks. Von Hoffmann's Jefferson City, Missouri facility focuses primarily on the manufacture of four-color case-bound products including textbooks for the elementary through high school ("ELHI") and college markets, employing a range of versioning and binding styles and capabilities to meet the demanding service, quality and delivery requirements of these markets.

The Transactions

        We are directly owned by affiliates of DLJ Merchant Banking Partners III, L.P., or DLJMBP III, affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR (together with DLJMBP III, the "Sponsors"), other co-investors and certain members of management. On July 21, 2004, we entered into a contribution agreement with Fusion Acquisition LLC, or Fusion, an affiliate of KKR, pursuant to which Fusion contributed to us (the "Contribution") all of the stock of Von Hoffmann and Arcade that Fusion acquired immediately prior to such Contribution pursuant to two separate mergers, or the Mergers, in exchange for shares of our common stock to Fusion. Subsequent to the Contribution, we caused all of the equity interests of Von Hoffmann and Arcade held by us to be contributed to Visant, which resulted in Von Hoffmann and Arcade becoming Visant's wholly-owned subsidiaries.

        Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P., or DLJMBP II, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, Fusion was issued equity interests representing approximately 49.6% of our voting interest and 45.0% of our parent's economic interest. Immediately following the Transactions, affiliates of DLJMBP III held equity interests representing approximately

41.0% of our parent's voting interest and 45.0% of our parent's economic interest, with the remainder held by other co-investors and certain members of management. After giving effect to the issuance of equity to additional members of management, as of March 1, 2006, affiliates of KKR and DLJMBP III held approximately 49.1% and 41.0%, respectively, of the voting interests of our parent, while each held approximately 44.6% of our parent's economic interest. As of March 1, 2006, other co-investors held approximately 8.4% of the voting interests and approximately 9.1% of the economic interests of our parent, while members of management held approximately 1.6% of the voting interests and approximately 1.7% of the economic interests of our parent.

        In connection with the Transactions, we have concluded tender offers to repurchase any and all of the outstanding 12 3/4% Senior Subordinated Notes Due 2010 of Jostens, 10 1/4% Senior Notes Due 2009 and 10 3/8% Senior Subordinated Notes Due 2007 of Von Hoffmann Corporation, 13 1/2% Subordinated Exchange Debentures Due 2009 of Von Hoffmann Holdings Inc. and 10 1/2% Senior Notes Due 2008 of AKI, Inc. and received the requisite consents from the respective holders of those notes to amend the indentures governing each respective series of notes to eliminate substantially all of the restrictive covenants and effect certain other amendments to those indentures. In accordance with the contribution agreement, we discharged the indentures governing the 12 3/4% Senior Subordinated Notes due 2010 of Jostens and the 10 1/4% Senior Notes Due 2009 of Von Hoffmann and redeemed all such other notes not tendered in connection with the tender offers.

        In connection with the Transactions:

  •
  Visant entered into new senior secured credit facilities, consisting of a $150 million Term Loan A Facility, an $870 million Term Loan C Facility and a $250 million revolving credit facility, primarily to cover seasonal working capital requirements;

  •
  Visant issued $500 million aggregate principal amount of 7 5/8% senior subordinated notes due 2012;

  •
  Von Hoffmann equity holders were paid approximately $183.8 million;

  •
  Holders of Arcade's Amended and Restated Notes were paid $76.5 million and holders of Arcade's Mandatorily Redeemable Preferred Stock were paid $65.2 million;

  •
  Jostens repaid approximately $77.1 million of indebtedness under its previous revolving credit facility;

  •
  Visant used approximately $1,384.6 million to redeem Jostens' 14% Senior Redeemable Payment-in-Kind Preferred Stock and to refinance other outstanding indebtedness of Jostens, Von Hoffmann and Arcade (including accrued interest, tender premiums and prepayment penalties);

  •
  Visant paid approximately $95.6 million of transaction fees and expenses; and

  •
  We issued shares of our common stock and options to purchase shares of our common stock to Marc Reisch, our new Chief Executive Officer.

        The Contribution, Mergers and related financing transactions are referred to collectively in this prospectus as the "Transactions".

Ownership and Corporate Structure

        The chart below illustrates our ownership and corporate structure.

(1)
As of March 1, 2006, affiliates of KKR and DLJMBP III held approximately 49.1% and 41.0%, respectively, of the voting interests of Visant Holding, while each continued to hold approximately 44.6% of the economic interests of Visant Holding. As of March 1, 2006, other co-investors held approximately 8.4% of the voting interests and approximately 9.1% of the economic interests of Visant Holding, while members of management held approximately 1.6% of the voting interests and approximately 1.7% of the economic interests.

(2)
On April 4, 2006, Visant Holding sold $350.0 million of 8 3/4% Senior Notes due 2013 in a transaction not subject to the Securities Act of 1933, as amended. See "—Recent Developments."

(3)
Consists of the existing 10 1/4% Senior Discount Notes Due 2013 of Visant Holding.

(4)
Visant Secondary Holdings Corp. pledged the stock of Visant as security for the benefit of the lenders under Visant's senior secured credit facilities and is a guarantor of Visant's senior secured credit facilities.

(5)
Visant's senior secured credit facilities consist of a Term Loan C facility, with $816.5 million outstanding as of December 31, 2005, and a $250.0 million senior secured revolving facility. As of December 31, 2005, Visant had $221.4 million of availability under the revolving credit facility (net of $11.9 million in outstanding borrowings and $16.7 million in outstanding letters of credit). The Term Loan C facility matures in 2011 and the revolving credit facility matures in 2009.

(6)
Consists of the existing 7 5/8% Senior Subordinated Notes due 2012 of Visant.

Recent Developments

        On April 4, 2006, Visant Holding sold $350.0 million in aggregate principal amount of its 8 3/4% Senior Notes due 2013 to Lehman Brothers Inc. and Banc of America Securities LLC in a transaction not subject to the Securities Act of 1933, as amended. The net proceeds of the offering were used to pay a dividend to our stockholders and to pay the fees and expenses of the offering. The Senior Notes are general unsecured obligations of Visant Holding and are senior in right of payment to all of the existing and future subordinated indebtedness of Visant Holding and effectively junior to all of the existing and future liabilities and preferred stock of Visant Holding's subsidiaries. The Senior Notes also rank equally in right of payment to all senior indebtedness of Visant Holding (including its outstanding senior discount notes).

        On March 30, 2006, Standard & Poor's Ratings Services ("S&P") assigned a B- rating to the Senior Notes and affirmed all other ratings for Visant Holding and Visant. Also, on March 30, 2006, Moody's Investors Service ("Moody's") assigned a Caa2 rating to the Senior Notes, changed Visant Holding's outlook to negative from stable and affirmed Visant Holding's other ratings. The change to a negative outlook reflects, among other factors, Moody's expectation that fiscal 2006 free cash flow will be reduced significantly by higher cash interest payments of approximately $31 million that will be incurred on the Senior Notes, plus a material increase in cash taxes primarily due to the absence of net operating loss carryforwards that were available to Visant Holding in 2005. Reference is made to the Moody's and S&P announcements, each dated March 30, 2006, for a full explanation of the factors considered by each of Moody's and S&P, respectively. A security rating is not a recommendation to buy, sell or hold securities and any rating may be revised or withdrawn at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Summary of Terms of the Notes

        The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Visant Holding Corp.
Securities	$247.2 million in aggregate principal amount at maturity of 10 1/4% senior discount notes due 2013.
Maturity	December 1, 2013.
Accretion; Interest
The notes were initially issued at a discount to their aggregate principal amount at maturity. Prior to December 1, 2008, interest will accrue on the notes in the form of an increase in the accreted value of such notes. Upon their original date of issuance, the notes had an initial accreted value of $606.82 per $1,000 stated principal amount at maturity. The accreted value of each note will increase until December 1, 2008, at a rate of 10 1/4% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the stated principal amount at maturity on December 1, 2008. Thereafter, cash interest on the notes will accrue and be payable semiannually in arrears on June 1 and December 1, commencing on June 1, 2009, at a rate of 10 1/4% per annum.
Ranking	The notes are unsecured senior obligations of Visant Holding. The notes rank:
• senior in right of payment to all of Visant Holding's future subordinated indebtedness;
• equally in right of payment with all of Visant Holding's unsecured senior indebtedness (including its 8 3/4% Senior Notes due 2013);
• junior to all of Visant Holding's future secured indebtedness to the extent of the value of the security for that indebtedness; and
• structurally junior to all of the existing and future indebtedness and other liabilities and preferred stock of Visant Holding's subsidiaries.

As of December 31, 2005, Visant Holding's subsidiaries had $1,328.4 million of indebtedness outstanding, including $828.4 million of secured indebtedness under Visant's senior secured credit facilities and $500 million of senior subordinated notes of Visant. See "Description of the Notes—Ranking."

Optional Redemption
We may redeem some or all of the notes at any time prior to December 1, 2008 at the make-whole premium described in this prospectus, plus accrued and unpaid interest to the date of redemption. We may redeem some or all of the notes at any time on or after December 1, 2008 at the redemption prices listed under "Description of the Notes — Optional Redemption."

In addition, on or before December 1, 2006, we may redeem up to 35% of the notes at a redemption price (expressed as a percentage of the accreted value thereof at the redemption date) of 110.25%, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of certain equity offerings. See "Description of the Notes—Optional Redemption."
Change of Control
If we experience a change of control (as defined in the indenture), we will be required to make an offer to repurchase the notes at a price equal to 101% of their accreted value, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient funds to repurchase the notes upon a change of control. Furthermore, restrictions in Visant's senior secured credit facilities may limit our ability to repurchase the notes upon a change of control, as described under "Risk Factors—Risks Related to Our Indebtedness and the Notes—Visant Holding may not be able to repurchase the notes upon a change of control."
Certain Covenants	The indenture governing the notes, among other things, limits our ability and the ability of our restricted subsidiaries to:
	•	incur or guarantee additional indebtedness or issue preferred stock;
	•	pay dividends or make distributions to our stockholders;
	•	repurchase or redeem capital stock or subordinated indebtedness;
	•	make investments;
	•	create liens;
	•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;
	•	enter into transactions with our affiliates; and
	•	merge or consolidate with other companies or transfer all or substantially all of our assets.

These limitations are subject to a number of exceptions and qualifications. See "Description of the Notes—Certain Covenants."
Risk Factors	You should refer to the section below entitled "Risk Factors" for an explanation of the material risks of investing in the notes.

Information About Us

        Visant Holding Corp. was incorporated in Delaware on June 16, 2003. Our principal executive offices are located at 357 Main Street, Armonk, New York 10504, and our telephone number is (914) 595-8200. We maintain a website at www.visant.net. Information contained on our websites does not constitute part of this prospectus and is not being incorporated by reference herein.

Summary Historical and As Adjusted Consolidated Financial Data

        The tables below set forth a summary of our historical and as adjusted consolidated financial data at the dates and for the periods indicated. The summary historical and as adjusted consolidated financial data should be read in conjunction with "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

Historical Financial Presentation

        As a result of our merger with a subsidiary established by DLJMBP III on July 29, 2003 (the "2003 Jostens Merger"), Jostens applied purchase accounting, which resulted in a new valuation for the assets and liabilities of Jostens to their fair values. In addition, as a result of the 2003 Jostens Merger, we have accounted for the combination of Visant, Von Hoffmann and Arcade as entities under common control. The consolidated financial data of Visant Holding set forth below consolidate the historical consolidated financial data of Visant, Jostens, Von Hoffmann and Arcade after July 29, 2003 as a result of the common ownership of Visant, Jostens, Von Hoffmann and Arcade by affiliates of DLJMBP III on such date. The summary consolidated financial data of Visant prior to July 29, 2003 are those of Jostens, as the predecessor of Visant, and have been prepared using Jostens' historical basis of accounting. The summary consolidated financial data of Visant for the period from December 29, 2002 through July 29, 2003 (predecessor) and the summary consolidated financial data for the period from July 30, 2003 through January 3, 2004 have been derived from the audited consolidated financial statements and related notes included elsewhere in this prospectus.

As Adjusted Financial Presentation

        The summary unaudited as adjusted financial data gives effect to the offering of Visant Holding's 8 3/4% Senior Notes as if it had occurred on December 31, 2005.

        The adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited as adjusted financial information is provided for informational purposes only. The as adjusted financial data do not purport to represent what our results of operations or financial position actually would have been if the senior note offering had occurred at any date, nor do such data purport to project the results of operations for any future period.

	(Successor)				Jostens, Inc. (Predecessor)
In millions, except for ratios	2005		2004	Five Months 2003	Seven Months 2003		2002		2001
Statement of Operations Data (1):
Net sales	$1,498.3		$1,462.2	$502.7	$504.1		$756.0		$736.6
Cost of products sold	870.4		915.0	335.9	218.6		316.0		311.2

Gross profit	627.9		547.2	166.8	285.5		440.0		425.3
Selling and administrative expenses	434.7		433.9	168.5	196.4		306.4		300.9
(Gain) loss on disposal of assets	(2.8)		0.1	—	—		—		—
Transaction costs (2)	1.3		15.9	0.2	31.0		—		—
Special charges (3)	7.2		15.7	—	—		—		2.5

Operating income (loss)	187.5		81.6	(1.9)	58.1		133.6		121.9
Loss on redemption of debt (4)	—		75.8	0.5	13.9		1.8		—
Interest expense, net	125.2		160.3	68.0	32.5		67.3		76.8
Other income	—		(1.0)	—	—		—		—

Income (loss) from continuing operations before income taxes	62.3		(153.5)	(70.4)	11.7		64.5		45.1
Provision for (benefit from) income taxes	25.7		(52.8)	(19.2)	8.7		36.2		18.6

Income (loss) from continuing operations	36.6		(100.7)	(51.2)	3.0		28.3		26.5
Gain (loss) on discontinued operations, net of tax	—		—	—	—		1.6		(22.4)
Cumulative effect of accounting change, net of tax	—		—	—	4.6		—		—

Net income (loss)	36.6		(100.7)	(51.2)	7.6		29.9		4.1
Dividends and accretion on redeemable preferred shares	—		—	—	(6.5)		(11.7)		(10.2)

Net income (loss) available to common stockholders	$36.6		$(100.7)	$(51.2)	$1.1		$18.2		$(6.1)

Statement of Cash Flows:
Net cash provided by (used in) operating activities	$168.5		$114.1	$103.0	$(6.8)		$55.5		$71.6
Net cash used in investing activities	(39.1)		(37.9)	(552.3)	(11.9)		(22.8)		(15.8)
Net cash (used in) provided by financing activities	(193.7)		(40.5)	482.3	12.9		(64.8)		(39.3)

Other Financial Data (1):
Ratio of earnings to fixed charges and preferred stock dividends (5)	1.5	x	—	—	1.3	x	1.9	x	1.6	x
Depreciation and amortization	$105.4		$164.2	$47.8	$14.6		$26.9		$28.6
Capital expenditures	49.2		49.3	20.7	6.1		22.8		22.2

(Successor)
In millions, except for ratios
2005
Balance Sheet Data (at period end):
Cash and cash equivalents	$20.7
Property and equipment, net	235.9
Total assets	2,365.3
Total debt	1,513.1
Redeemable preferred stock (6)	—
Stockholders' equity (deficit)	255.3

As Adjusted Financial Data:
Total debt (at period end) (7)	$1,863.1
Interest expense (8)	$157.0
Ratio of earnings to fixed charges and preferred stock dividends	1.2x

(1)
Certain selected financial data have been reclassified for all periods prior to 2004 and presented to reflect the results of discontinued operations consisting of the exit of Jostens' Recognition business. See Note 19, Discontinued Operations, to our consolidated financial statements included elsewhere herein.

(2)
For 2005 and 2004, transaction costs represented $1.3 million and $15.9 million, respectively, of expenses incurred in connection with the Transactions. For the successor period in 2003, transaction costs represented $0.2 million of expenses incurred in connection with the acquisition by DLJMBP of Jostens in 2003 (the "2003 Jostens merger"). For the predecessor period in 2003, transaction costs represented $31.0 million of expenses incurred in connection with the 2003 Jostens merger.

(3)
For 2005, special charges consisted of restructuring charges of $6.9 million for employee severance related to closed facilities and $0.3 million related to a withdrawal liability under a union retirement plan that is payable in connection with the consolidation of certain operations. For 2004, special charges consisted of restructuring charges of $3.9 million for employee severance and equipment relocation related to closure of the Frederick, Maryland and Precision Offset Printing, Inc. facilities and $11.8 million of restructuring charges consisting primarily of severance costs for the termination of senior executives and other employees associated with reorganization activity as a result of the Transactions. For 2001, special charges represented $2.1 million of severance costs in conjunction with the termination of three senior executives and $0.4 million to write off an investment in a joint venture in Mexico.

(4)
For 2004, loss on redemption of debt represented a loss of $75.4 million in connection with repayment of all existing indebtedness and remaining preferred stock of Jostens, Von Hoffmann and Arcade in conjunction with the Transactions and a loss of $0.4 million in connection with the repurchase of $5.0 million principal amount of Jostens' previously outstanding 12 3/4% senior subordinated notes prior to the Transactions. For the successor period in 2003, loss on redemption of debt represented a loss of $0.5 million in connection with the repurchase of $8.5 million principal amount of Jostens' previously outstanding 12 3/4% senior subordinated notes. For the predecessor period in 2003, loss on redemption of debt represented a loss of $13.9 million consisting of the write-off of unamortized deferred financing costs in connection with refinancing Jostens' prior senior secured credit facility. For 2002, loss on redemption of debt represented a loss of $1.8 million in connection with the repurchase of $7.5 million principal amount of Jostens' 12 3/4% senior subordinated notes.

(5)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs (and for any period subsequent to the adoption of Statement of Financial Accounting Standards ("SFAS") 150, accretion of preferred stock dividends), and the portion of rental expense that we believe is representative of the interest component of rental expense. For 2004 and the successor period in 2003, earnings did not cover fixed charges by $153.5 million and $70.4 million, respectively.

(6)
Liquidation preference of redeemable preferred stock as of the end of 2003 was $222.6 million, including accrued dividends.

(7)
As adjusted to give effect to Visant Holding's offering of 8 3/4% Senior Notes as if it had occurred on December 31, 2005.

(8)
As adjusted to give effect to Visant Holding's offering of 8 3/4% Senior Notes as if it had occurred on January 2, 2005. Reflects the interest rate on the senior notes of 8 3/4% per annum, and amortization of transaction costs of $9.3 million incurred by us in connection with the senior note offering.

RISK FACTORS

        Investing in the notes involves a high degree of risk. You should read and consider carefully each of the following material factors, as well as the other information contained in this prospectus. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating to Our Business

If we fail to implement our business strategy, our business, financial condition and results of operations could be materially and adversely affected.

        Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy envisions several initiatives, including marketing and selling strategies to drive growth, enhancing our core product and service offerings and continue to improve operating efficiencies and asset utilization. We may not be able to successfully implement our business strategy or achieve the benefits of our business plan. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to successfully implement some or all of the initiatives of our business plan, our operating results may not improve to the extent we expect, or at all.

        Implementation of our business strategy could also be affected by a number of factors beyond our control, such as increased competition, legal developments, general economic conditions or increased operating costs or expenses. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition, we may have difficulty in achieving our strategic objectives. Any failure to successfully implement our business strategy may adversely affect our business, financial condition and results of operations and thus our ability to service our indebtedness, including our ability to make principal and interest payments on the notes. We may, in addition, decide to alter or discontinue certain aspects of our business strategy at any time.

We may not be able to achieve all of our expected cost savings and benefits from the Transactions.

        Our business plan anticipates net potential annualized cost savings of between $22 million and $30 million. Our cost savings are realized primarily through procurement initiatives aimed at reducing the costs of materials and services, such as logistics and energy, used in our operations and reducing corporate and administrative expenses. The scope of our cost savings plan is broad and significant and may cause losses to our business that we cannot predict. The costs to implement our cost savings plan are approximately $10 million. However, a variety of factors could cause us not to continue to realize the benefits of the savings plan in a timely manner or at all, or could result in harm to our business, including, among others, the following:

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  delays in the anticipated timing of activities related to our cost savings plan;

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  our inability to obtain lower raw material prices; and

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  our inability to replace suppliers with less expensive alternative sources.

        The occurrence of any of these or other factors could affect our ability to achieve cost savings in a timely manner and could adversely affect our business, financial condition and results of operations.

We may not be able to consummate acquisitions on acceptable terms, and future acquisitions may be disruptive.

        As part of our business strategy, we may selectively pursue strategic acquisitions to leverage our existing infrastructure, expand our geographic reach and broaden our product and service offerings. Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

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  diversion of management attention from existing businesses;

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  difficulty with integration of personnel and financial and other systems;

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  increased expenses, including compensation expenses resulting from newly hired employees; and

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  potential disputes with the sellers of acquired businesses, technologies, services or products.

        Our ability to consummate acquisitions will be limited by our ability to identify appropriate acquisition candidates on acceptable terms and our financial resources, including available cash and borrowing capacity. In addition, we could experience financial or other setbacks if any of the businesses that we have acquired or invested in have problems or liabilities of which we are not aware.

We are subject to competition.

        We face competition in our businesses from a number of companies, some of which have substantial financial and other resources. Our future financial performance will depend, in large part, on our ability to establish and maintain an advantageous market position. Because of substantial resources, some of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer preferences or to devote greater resources to the promotion and sale of their products than we can. We expect to meet significant competition from existing competitors with entrenched positions, and may face additional competition from new competitors, with respect to our existing product lines and new products we might introduce. Further, competitors might expand their product offerings, either through internal product development or acquisitions of our direct competitors. These competitors could introduce products or establish prices for their products in a manner that could adversely affect our ability to compete or result in pricing pressures. Additionally, increases in competition could have an adverse effect on our business, financial condition and results of operations. To maintain a competitive advantage, we may need to make increased investment in product development, manufacturing capabilities and sales and marketing.

The seasonality of our industries could have a material adverse effect on our business, financial condition and results of operations.

        We experience seasonal fluctuations in our net sales tied primarily to the North American school year. We recorded approximately 38% of our annual net sales for fiscal 2005 during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. The net sales of textbooks are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The college textbook market is also seasonal with the majority of textbook sales occurring during June through August and November through January. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements. The net sales of sampling and other direct mail and commercial printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters for the foreseeable future. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons.

        The seasonality of our businesses requires us to manage our cash flows carefully over the course of the year. If we fail to manage our cash flows effectively in response to seasonal fluctuations, we may be unable to offset the results from any such period with results from other periods, which could impair our ability to service our debt. These seasonal fluctuations also require us to allocate our resources accurately in order to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demand periods. If we fail to monitor production and distribution accurately during these peak seasonal periods and are unable to satisfy our customers' delivery requirements, we could jeopardize our relationships with our customers.

A substantial decrease or interruption in business from our significant customers could adversely affect our business, financial condition or results of operations.

        Our top ten customers represented approximately 20% of our net sales for 2005. Our textbook and sampling system businesses are particularly dependent on a limited number of customers. We do not generally have long-term contracts for committed volume with any of these customers. Many of our customer arrangements are by purchase order or are terminable at will at the option of either party. A substantial decrease or interruption in business from our significant customers could result in write-offs or in the loss of future business and could have a material adverse effect on our business, financial condition and results of operations.

        Jostens relies on relationships with schools, school administrators and students for the sale of its products. Jostens' failure to deliver high quality products in a timely manner or failure to respond to changing consumer preferences could jeopardize its customer relationships. Significant customer losses at our Jostens business could have a material adverse effect on our business, financial condition and results of operations.

        Customers in our Educational Textbook business include, among others, many autonomous divisions of the four major educational textbook publishers. Each of these divisions maintains its own manufacturing relationships and generally makes textbook manufacturing decisions independently of other divisions. We do not have long-term contracts for committed volume with any of these publishers, who together accounted for a material portion of our textbook not sales. Accordingly, our ability to retain or increase our business with these customers depends upon our relationships with each customer's divisional managers and senior executives. Any cancellation, deferral or significant reduction in manufacturing sold to these principal customers or a significant number of smaller customers could seriously harm our business, financial condition and results of operations.

        Five customers in our sampling business accounted for a significant portion of the net sales from such business during fiscal 2005. We do not generally have long term contracts for committed volume with any of our customers. We may be required by some customers to qualify our sampling system manufacturing operations under specified supplier standards. If we are unable to qualify under any supplier standards, customers may not continue to purchase sampling systems from us. An adverse change in our relationship with any of our significant sampling system customers could have a material adverse effect on the business, financial condition and results of operations of our sampling system business.

We are subject to fluctuations in the cost and availability of raw materials and the possible loss of suppliers.

        We are dependent upon the availability of raw materials to manufacture our products. The principal raw materials that Jostens purchases are gold and other precious metals, paper and precious,

semiprecious and synthetic stones. Our Marketing and Publishing Services and Educational Textbook businesses primarily use paper, ink, bindery materials and adhesives. Similarly, our sampling system business utilizes specific grades of paper and foil in producing its sampling products. The price and availability of these raw materials is affected by numerous factors beyond our control. These factors include:

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  the level of consumer demand for these materials;

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  the supply of these materials;

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  foreign government regulation and taxes;

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  market uncertainty;

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  environmental conditions in the case of paper; and

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  political and worldwide economic conditions.

        Any material increase in the price of these raw materials could adversely impact our cost of sales. When these fluctuations result in significantly higher raw material costs, our operating results are adversely affected to the extent we are unable to pass on these increased costs to our customers. Therefore, significant fluctuations in gold, paper products or precious, semiprecious and synthetic stone prices and other materials could have a material adverse effect on our business, financial condition and results of operations.

        We rely on a limited number of suppliers for some of our raw materials. For example, Jostens purchases substantially all of its precious, semiprecious and synthetic stones from a single supplier located in Germany with manufacturing sites in Germany and Sri Lanka. We believe this supplier provides stones to almost all of the class ring manufacturers in the United States. If access to this supplier were lost or curtailed to any significant extent, particularly during periods of peak demand for rings, Jostens' business would suffer. We may not be able to secure alternative supply arrangements in a timely and cost-efficient fashion. Similarly, all of our ScentStrip® sampling systems, which accounted for a substantial portion of our sampling system business net sales for fiscal 2005, utilize specific grades of paper for which we rely primarily on one domestic supplier, with whom we do not have a written supply agreement in place. Until alternative suppliers arise, a loss of this supply of paper and the resulting competitive advantage could have a material adverse effect on our sampling system business, financial condition and results of operations to the extent that we are unable to obtain sufficient paper from other suppliers or elsewhere. Moreover, certain of our primary label sampling systems, including ScentSeal®, LiquaTouch®, BeautiSeal® and BeautiTouch® products, utilize certain foil laminates that are sourced from one qualified vendor, with whom we do not have a written supply agreement in place. We may not be successful in locating another vendor should our current vendor cease to supply component materials to us. A loss of supply of these raw materials could have a material adverse effect on our business, financial condition and results of operations.

        The Educational Textbook segment generally does not have long-term contracts with any of its raw material suppliers. Therefore, these suppliers may not continue to provide raw materials at attractive prices, or at all, or we may not be able to obtain raw materials in the future from these or other providers on favorable terms and on the scale and within the time frames required.

        The prices of fuel and natural gas have increased during the past year, including as a result of the impact of Hurricane Katrina in August of 2005. These higher prices have impacted, and could further impact, our operating expenses and could further adversely impact both the level of spending by customers in the affected locales.

        Any failure to obtain raw materials for our business on a timely basis at an affordable cost, or any significant delays or interruptions of supply could have a material adverse effect on our business, financial condition and results of operations.

Changes in Jostens' relationships with its independent sales representatives may adversely affect our business, financial condition and results of operations.

        The success of our Jostens business is highly dependent upon the efforts and abilities of Jostens' network of independent sales representatives. Many of Jostens' relationships with customers and schools are cultivated and maintained by its sales representatives. Jostens' independent sales representatives typically operate under one to three year contracts for the sale of Jostens products. These contracts are generally terminable upon 90 days notice from the end of the current contract year. Jostens' sales representatives could terminate or fail to renew their contracts with Jostens due to factors outside of our control. If Jostens were to experience a significant loss of its independent sales representatives, it could have a material adverse effect upon our business, financial condition and results of operations.

Our businesses depend on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.

        Our businesses depend upon numerous information systems for operational and financial information and our billing operations. We may not be able to enhance existing information systems or implement new information systems that can integrate successfully our disparate operational and financial information systems. Furthermore, we may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems. In addition, our information systems may require modifications, improvements or replacements that may require substantial expenditures and may require interruptions in operations during periods of implementation. Implementation of these systems is further subject to the availability of information technology and skilled personnel to assist us in creating and implementing the systems. The failure to successfully implement and maintain operational, financial and billing information systems at our businesses could have an adverse effect on our business, financial condition and results of operations.

We may be required to make significant capital expenditures for our businesses in order to remain technologically and economically competitive.

        Our capital expenditure requirements primarily relate to our Jostens and Educational Textbook businesses. Our capital expenditure requirements in the Jostens business primarily relate to capital improvements, including information technology initiatives throughout the Jostens business. Our capital expenditure requirements in the Educational Textbook segment primarily relate to capacity increases and technological improvements to remain competitive. Changing competitive conditions or the emergence of any significant technological advances utilized by competitors could require us to invest significant capital in additional production technology or capacity in order to remain competitive. If we are unable to fund any such investment or otherwise fail to invest in new technologies, our business, financial condition or results of operations could be materially and adversely affected.

Our businesses are subject to changes arising from developments in technology that could render our products obsolete or reduce product consumption.

        New emerging technologies, including those involving the Internet, could result in new products and services being provided that could compete with our products and services. As a result of these factors, our growth and future financial performance may depend on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to incorporate the latest technological advances and accommodate changing customer preferences, including the use of the Internet. Similarly, our Educational Textbook segment derives a significant portion of its net sales from customers in the business of publishing textbooks intended for the ELHI and college markets and is thereby dependent upon the sale of books to these markets. Our business would suffer if consumption of these products decreased or if these products became obsolete, e.g., if there were a shift to use of online materials. If we fail to anticipate or respond adequately to changes in technology and user preferences or are unable to finance the capital expenditures necessary to respond to such changes, our business, financial condition and results of operations could be materially and adversely affected.

Our results of operations are subject to variations due to the textbook adoption cycle and government funding for education spending.

        Our Educational Textbook business experiences fluctuations in its results of operations due to the textbook adoption cycle and government funding for education spending. The cyclicality of the elementary and high school market is primarily attributable to the textbook adoption cycle. Our results of operations are also affected by reductions in local, state and/or federal school funding for textbook purchasing. In school districts in states that primarily rely on local tax proceeds, significant reductions in those proceeds, including as a result of economic conditions, can severely restrict district purchases of instructional materials. In districts and states that primarily rely on state funding for instructional materials, a reduction in state allocations, changes in announced school funding or additional restrictions on the use of those funds may affect our results of operations. Lower than expected sales by us due to the cyclicality of the textbook adoption cycle and pricing pressures that may result during any downturn in the textbook adoption cycle or as a reduction in government funding for education spending could have a material adverse effect on our cash flows and, therefore, on our ability to service our obligations with respect to the notes and our other indebtedness.

Our results of operations are dependent on certain principal production facilities.

        We are dependent on certain key production facilities. For example, our Educational Textbook business is dependent on the Jefferson City, Missouri production facility for the production of four-color case-bound textbooks. Any disruption of production capabilities at this facility for a significant term could lead to the loss of customers during any period during which production is interrupted and adversely affect our business, financial condition and results of operations. Similarly, certain sampling system, direct mail and graduation announcement products are generally each produced in a dedicated facility. Any disruption of production capabilities at any of our key dedicated facilities could adversely affect our business, financial condition and results of operations.

Actions taken by the U.S. Postal Service could have a material adverse effect on our sampling system business.

        Sampling products are approved by the U.S. Postal Service, or USPS, for inclusion in subscription magazines mailed at periodical postage rates. USPS approved sampling systems have a significant cost advantage over other competing sampling products, such as miniatures, vials, packets, sachets and blisterpacks, because these competing products cause an increase from periodical postage rates to the higher third-class rates for the magazine's entire circulation. Subscription magazine sampling inserts delivered to consumers through the USPS are currently an important part of our sampling systems business. If the USPS approves other competing types of sampling products for use in subscription magazines without requiring a postal surcharge, or reclassifies our sampling products such that they would incur a postal surcharge, it could have a material adverse effect on our sampling system business, financial condition and results of operations.

A deterioration in labor relations or labor availability could have an adverse impact on our operations.

        As of December 31, 2005, we had approximately 7,700 full-time employees. As of December 31, 2005, approximately 790 of Jostens' employees were represented under two collective bargaining agreements that expire in June and August of 2007 and approximately 660 employees from our Marketing and Publishing Services business were represented under six collective bargaining agreements. These collective bargaining agreements expire at various times between March 2007 and November 2009.

        We may not be able to negotiate subsequent labor agreements on satisfactory terms. If any of the employees covered by the collective bargaining agreements were to engage in a strike, work stoppage or other slowdown, we could experience a disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations. In addition, if our other employees were to become unionized, we could experience a further disruption of our operations and/or higher ongoing labor costs, which could adversely affect our businesses, financial condition and results of operations. Given the seasonality of our business, we utilize a high percentage of seasonal and temporary employees to maximize efficiency and manage our costs. If these seasonal or temporary employees were to become unavailable to us on acceptable terms, we may not be able to find replacements in a timely or cost effective manner.

We are subject to environmental obligations and liabilities that could impose substantial costs upon us and may adversely affect our financial results and our ability to service our debt.

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Costs incurred to comply with such laws and regulations have become more stringent over time.

        Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing, and other activities that have resulted in environmental conditions that have given rise to liabilities.

We are subject to risks that our intellectual property may not be adequately protected, and we may be adversely affected by the intellectual property rights of others.

        We use a combination of patents and trademarks, licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect our intellectual property rights, particularly those of our sampling system and direct mail business, which derives a substantial portion of its revenues from products with some proprietary protections. We generally enter into confidentiality agreements with customers, vendors, employees, consultants and potential acquisition candidates to protect our know-how, trade secrets and other proprietary information. However, these measures and our patents and trademarks may not afford complete protection of our intellectual property, and it is possible that third parties may copy or otherwise obtain and use our proprietary information and technology without authorization or otherwise infringe, impair, misappropriate, dilute or violate our intellectual property rights. In addition, a portion of our manufacturing processes involved in the production of sampling systems and direct mail products are not covered by any patent or patent application. Furthermore, certain of the patents that we use in our sampling system business will expire over time. Our competitors may independently develop equivalent or superior know-how, trade secrets or production methods.

        We are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights. Third parties from time to time may initiate litigation against us asserting that our businesses infringe or otherwise violate their intellectual property rights. Our intellectual property rights may not have the value that we believe them to have, and our products or processes may be found to infringe, impair, misappropriate, dilute or otherwise violate the intellectual property rights of others. Further, we may not prevail in any such litigation, and the results or costs of any such litigation may have a material adverse effect on our business, financial condition and results of operations. The expense involved in Arcade intellectual property litigation, for example, has been and could continue to be significant. Any litigation concerning intellectual property could be protracted and costly, is inherently unpredictable and could have a material adverse effect on our business, financial condition and results of operations regardless of its outcome.

Our controlling shareholders, affiliates of KKR and DLJMBP III, may have interests that conflict with yours.

        As a result of the Transactions, we are controlled by affiliates of KKR and DLJMBP III. These investors collectively control our affairs and policies. Circumstances may occur in which the interests of these shareholders could be in conflict with the interests of our other investors and debtholders. In addition, these shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our other investors and debtholders if the transactions resulted in our being more leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our shareholders may conflict with those of our debtholders. In that situation, for example, our debtholders might want us to raise additional equity from the Sponsors or other investors to reduce our leverage and pay our debts, while the Sponsors might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Additionally, the Sponsors and certain of their affiliates are in the business of making investments in companies and currently hold, and may from time to time in the future acquire, interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. For instance, certain of the Sponsors currently have investments in Merrill Corp. and Primedia Inc. Further, if they pursue such acquisitions or make further investments in our industry, those acquisition and investment opportunities may not be available to us. So long as the Sponsors continue to indirectly own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to influence or effectively control our decisions.

We are dependent upon certain members of our senior management.

        We are substantially dependent on the personal efforts, relationships and abilities of certain members of our senior management, particularly Marc Reisch, our Chairman, President and Chief Executive Officer. The loss of Mr. Reisch's services or the services of other members of senior management could have a material adverse effect on our company.

Risks Related to Our Indebtedness and the Notes

Because there is no public market for the notes, you may not be able to resell your notes.

        The notes are registered under the Securities Act, but have no established trading market, and there can be no assurance as to:

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their notes; or

  •
  the price at which the holders would be able to sell their notes.

        If a trading market were to develop, the notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

        We understand that Credit Suisse Securities (USA) LLC presently intends to make a market in the notes. However, it is not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

Visant Holding may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on the notes.

        Visant Holdings is a holding company with no operations or assets of its own other than the capital stock of Visant Secondary Holdings Corp., which itself is a holding company with no operations or assets of its own other than the capital stock of Visant, which also is a holding company with no operations or assets of its own other than the capital stock of Jostens, Von Hoffmann and Arcade. Operations are conducted through Jostens, Von Hoffmann and Arcade, and Visant Holding's ability to make payments on the notes is dependent on the earnings and the distribution of funds from the subsidiaries through loans, dividends or otherwise. However, none of our subsidiaries is obligated to make funds available to Visant Holding for payment on the notes. The terms of the senior secured credit facilities significantly restrict Visant from paying dividends and otherwise transferring assets to Visant Secondary Holdings Corp. and Visant Holding. Visant's senior secured credit facilities permit cash dividends to Visant Holding to pay interest on the notes after cash payments are required to be made provided that Visant is in pro forma compliance with the coverage ratio contained in the credit agreement after giving effect to such payment (which will require Visant to maintain a minimum coverage ratio of 2.4 to 1.0 for the first three quarters of 2009 increasing to 2.5 to 1.0 in the fourth quarter of 2009). In addition, under Visant's senior secured credit facilities, Visant can make dividend payments to Visant Holding, at any time, either to pay administrative and similar expenses or using the "Applicable Amount", which is (1) $50 million, plus (A)(1) 50% of cumulative consolidated net income available to stockholders (i.e. cumulative net income less dividends paid) if the leverage ratio for the most recent latest twelve month period is less than 4.50 to 1.0 and (2) any capital contributions made in cash; minus (B)(1) certain investments, (2) dividends paid after the closing date and (3) certain prepayments of subordinated indebtedness. Further, the terms of the indenture governing the Visant notes significantly restrict Visant and its other subsidiaries from paying dividends and otherwise transferring assets to Visant Secondary Holdings Corp. and Visant Holding. The indenture governing the Visant notes permits cash dividends to Visant Holding to pay dividends on the notes after cash payments are required to be made. The ability of Visant to otherwise pay dividends is governed by a formula based on 50% of its consolidated net income (which excludes any after-tax effect of extraordinary, non-recurring or unusual gains or losses) accruing from the beginning of the first fiscal quarter of 2005. In addition, as a condition to making such payments to Visant Holding based on such formula, Visant must have a minimum coverage ratio of 2.0 to 1.0 after giving effect to any such payments. Notwithstanding these restrictions, the indenture governing the Visant notes permits dividends to be paid if Visant complies with such coverage ratio after giving effect to such payment. In addition, an aggregate of $50 million of such payments may be made whether or not there is availability under the formula or the conditions to its use are met. Visant would currently be able to distribute only $50 million to Visant Holding pursuant to the restrictions in its senior secured credit facilities and notes. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund cash interest payments on the notes when scheduled to begin on June 1, 2009.

        Given the restrictions in our existing debt and preferred stock instruments, we currently anticipate that, in order to pay the principal amount at maturity of the senior discount notes and the senior notes or to repurchase the senior discount notes and the senior notes upon a change of control as defined in the indentures governing the senior discount notes and the senior notes, we will be required to adopt one or more alternatives, such as refinancing all of our indebtedness, selling our equity securities or the equity securities or assets of our operating companies or seeking capital contributions or loans from our affiliates. None of our affiliates is required to make any capital contributions, loans or other payments to us with respect to our obligations on the senior discount notes and the senior notes. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, if at all, or that any of the foregoing actions would enable us to refinance our indebtedness or pay the principal amount of the senior discount notes and the senior notes or that any of such actions would be permitted by the terms of the indentures governing the senior discount notes and the senior notes or any other debt or preferred stock instruments of us or our subsidiaries then in effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Indebtedness."

Because Visant Holding is the sole obligor of the notes, and its subsidiaries do not guarantee Visant Holding's obligations under the notes or have any obligation with respect to the notes, the notes are structurally subordinated to the debt and liabilities of Visant Holding's subsidiaries.

        Visant Holding has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. Visant Holding's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

        The senior discount notes and the senior notes are structurally subordinated to all debt and liabilities of Visant Holding's subsidiaries, including Visant, Von Hoffmann and Arcade. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Visant Holding's subsidiaries, you will participate with all other holders of Visant Holding's indebtedness (including its existing senior notes) in the assets remaining after Visant Holding's subsidiaries have paid all of their debts and liabilities. In any of these cases, Visant Holding's subsidiaries may not have sufficient funds to make payments to Visant Holding, and you may receive less, ratably, than the holders of debt of Visant Holding's subsidiaries and other liabilities. Further, since Visant Holding's senior discount notes rank pari passu with the senior notes, even if Visant Holding's subsidiaries have assets remaining after satisfying payments required in respect of their indebtedness, any such assets will be shared equally between the senior notes and the senior discount notes, as well as any other liabilities of Visant Holding that have not been expressly subordinated to such notes.

        We cannot assure you that if Visant Holding's subsidiaries have their debt accelerated, Visant Holding will be able to repay the indebtedness contemplated hereby. We also cannot assure you that Visant Holding's assets and its subsidiaries' assets will be sufficient to fully repay the senior discount notes and the senior notes and its other indebtedness. See "Description of Other Indebtedness."

Visant Holding's subsidiaries may not be able to generate sufficient cash to service all of their indebtedness and may be forced to take other actions to satisfy their obligations under such indebtedness, which may not be successful.

        We cannot assure you that our subsidiaries will maintain a level of cash flows from operating activities sufficient to permit them to pay the principal, premium, if any, and interest on their indebtedness. If our subsidiaries' cash flows and capital resources are insufficient to fund their debt service obligations, our subsidiaries may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance their indebtedness. These alternative measures may not be successful and may not permit our subsidiaries to meet their scheduled debt service obligations. In the absence of such operating results and resources, they could face substantial liquidity problems and might be required to dispose of material assets or operations to meet their debt service and other obligations. The senior secured credit facilities and the indenture governing the Visant notes restrict our subsidiaries' ability to dispose of assets and use the proceeds from the disposition. Our subsidiaries may not be able to consummate those dispositions or to obtain the proceeds which could be realized from them and these proceeds may not be adequate to meet any debt service obligations then due. Our subsidiaries' ability to make scheduled payments on or to refinance their debt obligations depends on our subsidiaries' financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond their or our control.

If Visant Holding's subsidiaries default on their obligations to pay their indebtedness, we may not be able to make payments on the notes.

        If Visant Holding's subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on their indebtedness, or if they otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing their indebtedness (including covenants in Visant's senior secured credit facilities), we or they could be in default under the terms of the agreements governing such indebtedness. If the operating performance of Visant's subsidiaries declines in the future, Visant may need to obtain waivers from the lenders under its senior secured credit facility to avoid being in default under the facilities. If Visant breaches its covenants under the senior secured credit facilities and seeks a waiver, it may not be able to obtain a waiver from the required lenders. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under Visant's senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against Visant's assets, and Visant could be forced into bankruptcy or liquidation. Any of the foregoing could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes.

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness.

        As of December 31, 2005, Visant Holding and Visant had outstanding indebtedness of $1,529.8 million, including $11.9 million outstanding in the form of short-term borrowings under Visant's revolving credit facility and $16.7 million outstanding in the form of letters of credit, which represented 85.7% of our total capitalization. As of December 31, 2005, Visant had availability of $221.4 million (net of standby letters of credit and short-term borrowings) under its revolving credit facility. In addition, on April 4, 2006, we incurred an additional $350.0 million of indebtedness due to the sale of senior notes by Visant Holding.

        Our substantial indebtedness could:

  •
  make it more difficult for us to satisfy our obligations with respect to our indebtedness and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under agreements governing our indebtedness;

  •
  require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  limit our flexibility in planning for and reacting to changes in our businesses and in the industries in which we operate;

  •
  make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

  •
  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes; and

  •
  place us at a disadvantage compared to our competitors who have less debt.

        Any of the above listed factors could materially adversely affect our business, financial condition and results of operations. Furthermore, our interest expense could increase if interest rates increase because the entire amount of our debt under our senior secured credit facilities bears interest at floating rates, initially, at our option, at either adjusted LIBOR plus 2.50% per annum for the U.S. dollar denominated loans under the revolving credit facility and LIBOR plus 2.25% per annum for the Term Loan C Facility or the alternate base rate plus 1.50% for U.S. dollar denominated loans under the revolving credit facility and base rate plus 1.25% for the Term Loan C Facility (or, in the case of Canadian dollar denominated loans under the revolving credit facility, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum). If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

        We will be able to incur significant additional indebtedness in the future. Although the agreements governing our indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. Our senior secured credit facilities, for example, allow us to incur (1) an unlimited amount of "purchase money" indebtedness to finance capital expenditures permitted to be made under the senior secured credit facilities and to finance the acquisition, construction or improvement of fixed or capital assets, (2) an unlimited amount of indebtedness to finance acquisitions permitted under the senior secured credit facilities and (3) up to $100 million of additional indebtedness. As of December 31, 2005, our senior secured credit facilities permitted additional borrowings of up to $221.4 million (net of standby letters of credit and short-term borrowings of approximately $28.6 million) under our revolving credit facility.

        Visant's senior secured credit facilities allow Visant to incur additional term loans under the Term Loan C Facility or under a new term loan facility, in each case in an aggregate principal amount of up to $300 million, subject to (1) the absence of any default under the senior secured credit facilities before and after giving effect to such loans, (2) the accuracy of all representations and warranties in the credit agreement and security documents for the senior secured credit facilities, (3) our pro forma compliance with financial covenants under the senior secured credit facilities after giving effect to such loans and (4) our ability to obtain commitments from one or more lenders to make such loans. Any additional term loans will have the same security and guarantees as the Term Loan C Facilities. One-half of this amount may be incurred under the indenture governing the Visant notes as permitted debt. All of those borrowings may rank senior to the Visant notes and subsidiary guarantees thereof and any indebtedness incurred by subsidiaries of Holdings would be structurally senior to the debt of Holdings, including outstanding Holdings notes. If new debt is added to our anticipated debt levels, the related risks that we now face, including those described above, could intensify.

The terms of the senior secured credit facilities and the indentures governing the senior discount notes and the senior notes and the Visant notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

        Visant's senior secured credit facilities and the indentures governing the senior discount notes and the senior notes and the Visant notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to engage in acts that may be in our best long-term interests. Visant's senior secured credit facilities include financial covenants, including requirements that Visant:

  •
  maintain a minimum interest coverage ratio; and

  •
  not exceed a maximum total leverage ratio.

The financial covenants contained in Visant's senior secured credit facilities will become more restrictive over time. In addition, Visant's senior secured credit facilities limit Visant's ability to make capital expenditures and require that Visant use a portion of excess cash flow and proceeds of certain asset sales that are not reinvested in Visant's business to repay indebtedness under them.

        Visant's senior secured credit facilities also include covenants restricting, among other things, Visant's ability to:

  •
  create liens;

  •
  incur additional debt (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases of, subordinated debt;

  •
  make loans and investments;

  •
  make capital expenditures;

  •
  engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

  •
  change the business conducted by Visant Secondary Holdings Corp., Visant or our subsidiaries; and

  •
  amend the terms of subordinated debt.

        The indentures relating to the senior discount notes and the senior notes and the Visant notes also contain numerous covenants including, among other things, restrictions on our ability to:

  •
  incur or guarantee additional indebtedness or issue disqualified or preferred stock;

  •
  create liens;

  •
  pay dividends or make other equity distributions;

  •
  repurchase or redeem capital stock;

  •
  make investments or other restricted payments;

  •
  sell assets or consolidate or merge with or into other companies;

  •
  create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; and

  •
  engage in transactions with affiliates.

        As of December 31, 2005, we were in compliance with all covenants under our material debt obligations. The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements, however, may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in Visant's senior secured credit facilities would result in a default under the senior secured credit facilities. If any such default occurs, the lenders under the senior secured credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require Visant to apply all of its available cash to repay these borrowings, any of which would result in an event of default under the notes. The lenders also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

Visant Holding may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, Visant Holding will be required to offer to repurchase all notes that are outstanding (including the senior discount notes and the senior notes) at 101% of their principal amount. See "Description of the Notes—Change of Control" for additional descriptions of these events. The source of funds for any such purchase of the notes will be Visant Holding's available cash or cash generated from the operations of Visant Holding's subsidiaries or other sources, including borrowings, sales of assets or sales of equity. Visant Holding may not be able to repurchase the notes upon a change of control because Visant Holdings or its subsidiaries may not have sufficient funds. Visant Holding's failure to repurchase the notes upon a change of control would cause a default under the indentures. Visant's senior secured credit facilities also provide that failure to fully repay the lenders thereunder upon a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Visant Holding may enter into debt agreements containing similar provisions in the future.

Certain corporate events may not trigger a change of control event upon which occurrence Visant Holding will not be required to repurchase your notes.

        The indentures governing the notes, the senior notes and the Visant notes permit Visant Holdings and its subsidiaries to engage in certain important corporate events, such as the leveraged recapitalization that occurred on April 4, 2006 in connection with Visant Holding's sale of $350.0 million of senior notes, that would increase indebtedness but would not constitute a "Change of Control." If either Visant Holding or its subsidiaries effected a leveraged recapitalization or other such "non-change of control" transaction that resulted in an increase in indebtedness, Visant Holding's ability to make payments on the notes would be adversely affected. However, Visant Holding would not be required to make an offer to repurchase the notes, and you might be required to continue to hold your notes, despite Visant Holding's decreased ability to meet its obligations under the notes.

You will be required to pay U.S. federal income tax on accrual of original issue discount on the notes even if Visant Holding does not pay cash interest.

        The notes were issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the notes prior to December 1, 2008, and there will be no periodic payments of cash interest on the notes prior to June 1, 2009, original issue discount (the excess of the stated redemption price at maturity over the issue price of the notes) will accrue from the issue date of the notes. Consequently, purchasers of the notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. See "Material United States Federal Income Tax Consequences."

Federal and state statutes could allow courts, under specific circumstances, to void the notes and require noteholders to return payments received from us.

        We used the net proceeds from the offering of the notes to purchase the outstanding 8% Senior Redeemable Preferred Stock of Visant from DLJMBP III and certain co-investors and to pay a dividend on Visant Holding's common stock, which at the time of the dividend payment was owned by DLJMBP III and certain co-investors. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce an obligor's obligation or subordinate such obligation to the obligor's existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when the applicable obligor entered into its obligation or, in some states, when payments became due under such obligation, the obligor received less than reasonably equivalent value or fair consideration and either:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which such obligor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that such obligor would incur, debts beyond such obligor's ability to pay such debts as they mature.

        In addition, any payment by us pursuant to the notes could be voided and required to be returned to us, or to a fund for the benefit of our creditors.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

  •
  the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all of our assets; or

  •
  if the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  we could not pay our debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that we, after giving effect to the indebtedness incurred in the offering of the notes and the application of the proceeds therefrom, were not insolvent, did not have unreasonably small capital for the business in which we are engaged and had not incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements including, without limitation, statements concerning the conditions in our industry, expected cost savings, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. These forward-looking statements are not historical facts, but only predictions and generally can by identified by use of statements that include such words as "may", "might", "will", "should", "estimate", "project", "plan", "anticipate", "expect", "intend", "outlook", "believe" and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under "Risk Factors" and elsewhere in this prospectus.

        The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

  •
  our substantial indebtedness;

  •
  our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner;

  •
  competition from other companies;

  •
  the seasonality of our businesses;

  •
  the loss of significant customers or customer relationships;

  •
  fluctuations in raw material prices;

  •
  our reliance on a limited number of suppliers;

  •
  our reliance on numerous complex information systems;

  •
  the reliance of our businesses on limited production facilities;

  •
  the amount of capital expenditures required for our businesses;

  •
  labor disturbances;

  •
  environmental regulations;

  •
  foreign currency fluctuations and foreign exchange rates;

  •
  the outcome of litigation;

  •
  control by our stockholders;

  •
  our dependency on the sale of school textbooks;

  •
  the textbook adoption cycle and levels of government funding for education spending;

  •
  Jostens, Inc.'s reliance on independent sales representatives; and

  •
  the failure of our sampling systems to comply with U.S. postal regulations.

        We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this report may not in fact occur. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

INDUSTRY AND MARKET DATA

        We obtained the industry, market and competitive position data referenced throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties, including Veronis Suhler Communications, the National Center for Educational Statistics and the U.S. Department of Education.

THE TRANSACTIONS

        On July 21, 2004, KKR and DLJMBP III announced a series of transactions which would combine under one parent organization the assets of each of Jostens, Von Hoffmann and Arcade, three industry leaders, to create a North American specialty printing, marketing and school-related affinity products and services enterprise under the leadership of printing industry veteran, Marc Reisch. The combination of the businesses would allow the companies the opportunity to leverage common management resources and achieve significant cost savings from combined scale, to maximize efficiencies of the assets across the organization and to recapitalize under a common debt structure. Prior to the consummation of the Transactions, affiliates of DLJMBP II controlled Von Hoffmann and Arcade, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. In connection with the Transactions, Fusion, an entity controlled by investment funds affiliated with KKR, acquired an equity interest in us, bringing us under the common ownership of DLJMBP III and Fusion.

        The Transactions encompassed the acquisitions of each of Von Hoffmann and Arcade, the contribution of the stock of such entities to Visant Holding and the recapitalization of each of the companies and Visant.

        To bring the three companies under the common ownership of Visant, on July 21, 2004, we entered into a contribution agreement with Fusion, an affiliate of KKR, providing for the consummation of the contribution by Fusion of all of the stock of Von Hoffmann and Arcade acquired by Fusion to us in exchange for shares of our common stock.

        Immediately prior to the Contribution on October 4, 2004, Fusion acquired all of the stock of Von Hoffmann and Arcade through two separate mergers. A wholly-owned subsidiary of Fusion merged with and into Von Hoffmann with Von Hoffmann surviving the merger. As a result of the merger, Von Hoffmann became a wholly-owned subsidiary of Fusion. At the effective time of the Von Hoffmann merger, holders of equity interests in Von Hoffmann, including holders of outstanding stock options, exchanged their interests in Von Hoffmann for the right to receive an aggregate amount of $650 million less the aggregate amount of Von Hoffmann's net debt and certain transaction expenses, subject to adjustment based upon working capital at the closing date.

        Contemporaneous with the Von Hoffmann merger, a wholly-owned subsidiary of Fusion merged with and into Arcade with Arcade surviving the merger. As a result of the merger, Arcade became a wholly-owned subsidiary of Fusion. As of the effective time of the Arcade merger, Arcade's outstanding common stock and stock options were cancelled in exchange for no consideration. Holders of the Mandatorily Redeemable Preferred Stock of Arcade received an aggregate of $250 million less the aggregate amount of Arcade's net debt and certain transaction expenses, subject to adjustment based upon working capital at the closing date.

        After the acquisition by Fusion of the outstanding equity interests of Von Hoffmann and Arcade and the subsequent Contribution, we contributed the equity interests of Von Hoffmann and Arcade to Visant Secondary Holdings Corp. and then to Visant, which resulted in Von Hoffmann and Arcade becoming Visant's wholly-owned subsidiaries.

        Upon consummation of the Transactions, Fusion was issued equity interests representing approximately 49.6% of our voting interest and 45.0% of our economic interest, and affiliates of

DLJMBP III held equity interests representing approximately 41.0% of our voting interest and 45.0% of our economic interest, with the remainder held by other co-investors and certain members of management. After giving effect to the issuance of equity to additional members of management, as of March 1, 2006, affiliates of KKR and DLJMBP III held approximately 49.1% and 41.0%, respectively, of the voting interests of our parent, while each continued to hold approximately 44.6% of our parent's economic interests. As of March 1, 2006, other co-investors held approximately 8.4% of the voting interests and approximately 9.1% of the economic interests of our parent, while members of management held approximately 1.6% of the voting interests and approximately 1.7% of the economic interests of our parent.

        In connection with the Transactions, Visant entered into new senior secured credit facilities, consisting of a $150 million Term Loan A Facility, an $870 million Term Loan C Facility and a $250 million revolving credit facility and issued $500 million aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2012.

        In connection with the Transactions, Jostens, Von Hoffmann and Arcade repaid their existing indebtedness and remaining preferred stock. Each of the companies concluded tender offers for their existing notes. In connection with these tender offers, each company received the requisite consents of the holders of these notes to amend the respective indentures governing these notes to eliminate substantially all of the restrictive covenants contained in these indentures. In accordance with the contribution agreement entered into in connection with the Transactions, we discharged the indentures governing the 12 3/4% Senior Subordinated Notes Due 2010 of Jostens and the 10 1/4% Senior Notes Due 2009 of Von Hoffmann and redeemed all other notes not tendered in connection with the tender offers.

        As of December 31, 2005, we have repaid $203.5 million of bank term loan debt following the Transactions. With these pre-payments, the outstanding balance under the Term Loan A was extinguished and the balance under the Term Loan C facility was reduced to $816.5 million.

USE OF PROCEEDS

        We will not receive any cash proceeds from the sale of the notes by Credit Suisse Securities (USA) LLC.

CAPITALIZATION

        The following table sets forth Visant Holding's capitalization as of December 31, 2005. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

As of December 31, 2005(1)
(In millions)
Visant Corporation:
Senior secured credit facilities:
Revolving credit facility(2)	$28.6
Term Loan C facility	816.5
7 5/8% Senior Subordinated Notes	500.0
Visant Holding Corp.:
10 1/2% Senior Discount Notes(3)	$184.7

Total debt	1,529.8
Stockholders' equity	255.3

Total capitalization	$1,785.1

(1)
The table above does not include the $350.0 million offering by Visant Holding of 8 3/4% Senior Notes in April 2006 and the application of the net proceeds therefrom.

(2)
Includes $11.9 million outstanding in the form of short-term borrowings and $16.7 million outstanding in the form of letters of credit.

(3)
Represents accreted value.

SELECTED FINANCIAL DATA

        The following relates to the financial results of both Visant Holding and its subsidiary, Visant. Other than Visant Holding's 10 1/4% senior discount notes, which had an accreted value of $184.7 million and $167.2 million as of December 31, 2005 and January 1, 2005, respectively, including interest thereon, there are no significant differences between the results of operations and financial condition of Visant and those of Visant Holding. On April 4, 2006, Visant Holding sold $350.0 million of its 8 3/4% Senior Notes due 2013 in a transaction not subject to the Securities Act. The selected financial data of Holdings set forth below presents the consolidated financial data of Visant Holding, Von Hoffmann and Arcade after July 29, 2003 as a result of the common ownership of these entities by affiliates of DLJMBP III on such date.

        The selected historical financial data for the successor periods of fiscal years ended December 31, 2005, January 1, 2005, the five month period from July 30, 2003 to January 4, 2004 and the predecessor periods, including the seven month period from December 29, 2002 to July 29, 2003 and each of the two fiscal years in the period ended December 28, 2002, has been derived from our audited historical consolidated financial statements. The data presented below should be read in conjunction with the consolidated financial statements and related notes included herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

	(Successor)			Jostens, Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003	2002	2001
	(In millions, except for ratios)
Statement of Operations Data(1):
Net sales	$1,498.3	$1,462.2	$502.7	$504.1	$756.0	$736.6
Cost of products sold	870.4	915.0	335.9	218.6	316.0	311.2

Gross profit	627.9	547.2	166.8	285.5	440.0	425.3
Selling and administrative expenses	434.7	433.9	168.5	196.4	306.4	300.9
(Gain) loss on disposal of assets	(2.8)	0.1	—	—	—	—
Transaction costs(2)	1.3	15.9	0.2	31.0	—	—
Special charges(3)	7.2	15.7	—	—	—	2.5

Operating income (loss)	187.5	81.6	(1.9)	58.1	133.6	121.9
Loss on redemption of debt(4)	—	75.8	0.5	13.9	1.8	—
Interest expense, net	125.2	160.3	68.0	32.5	67.3	76.8
Other income	—	(1.0)	—	—	—	—

Income (loss) from continuing operations before income taxes	62.3	(153.5)	(70.4)	11.7	64.5	45.1
Provision for (benefit from) income taxes	25.7	(52.8)	(19.2)	8.7	36.2	18.6

Income (loss) from continuing operations	36.6	(100.7)	(51.2)	3.0	28.3	26.5
Gain (loss) on discontinued operations, net of tax	—	—	—	—	1.6	(22.4)
Cumulative effect of accounting change, net of tax	—	—	—	4.6	—	—

Net income (loss)	36.6	(100.7)	(51.2)	7.6	29.9	4.1
Dividends and accretion on redeemable preferred shares	—	—	—	(6.5)	(11.7)	(10.2)

Net income (loss) available to common stockholders	$36.6	$(100.7)	$(51.2)	$1.1	$18.2	$(6.1)

Statement of Cash Flows:
Net cash provided by (used in) operating activities	$168.5	$114.1	$103.0	$(6.8)	$55.5	$71.6
Net cash used in investing activities	(39.1)	(37.9)	(552.3)	(11.9)	(22.8)	(15.8)
Net cash (used in) provided by financing activities	(193.7)	(40.5)	482.3	12.9	(64.8)	(39.3)

Other Financial Data(1):
Ratio of earnings to fixed charges and preferred stock dividends(5)	1.5	x	—	—	1.3	x	1.9	x	1.6	x
Depreciation and amortization	$105.4		$164.2	$47.8	$14.6		$26.9		$28.6
Capital expenditures	49.2		49.3	20.7	6.1		22.8		22.2

Balance Sheet Data:
Cash and cash equivalents	$20.7		$85.0	$49.1			$10.9		$43.1
Property and equipment, net	235.9		241.1	272.1			65.4		68.2
Total assets	2,365.3		2,511.4	2,522.6			327.5		374.6
Total debt	1,513.1		1,695.5	1,476.4			589.4		647.0
Redeemable preferred stock(6)	—		—	258.8			70.8		59.0
Stockholders' equity (deficit)	255.3		212.3	173.9			(582.5)		(599.1)

(1)
Certain selected financial data have been reclassified for all periods prior to 2004 and presented to reflect the results of discontinued operations consisting of the exit of Jostens' Recognition business. See Note 19, Discontinued Operations, to our consolidated financial statements included elsewhere herein.

(2)
For 2005 and 2004, transaction costs represented $1.3 million and $15.9 million, respectively, of expenses incurred in connection with the Transactions. For the successor period in 2003, transaction costs represent $0.2 million of expenses incurred in connection with the 2003 Jostens merger. For the predecessor period in 2003, transaction costs represent $31.0 million of expenses incurred in connection with the 2003 Jostens merger.

(3)
For 2005, special charges consisted of restructuring charges of $6.9 million for employee severance related to closed facilities and $0.3 million related to a withdrawal liability under a union retirement plan that is payable in connection with the consolidation of certain operations. For 2004, special charges consisted of restructuring charges of $3.9 million for employee severance and equipment relocation related to closure of the Frederick, Maryland and Precision Offset Printing, Inc. facilities and $11.8 million of restructuring charges consisting primarily of severance costs for the termination of senior executives and other employees associated with reorganization activity as a result of the Transactions. For 2001, special charges represented $2.1 million of severance costs in conjunction with the termination of three senior executives and $0.4 million to write off an investment in a joint venture in Mexico.

(4)
For 2004, loss on redemption of debt represented a loss of $75.4 million in connection with repayment of all existing indebtedness and remaining preferred stock of Jostens, Von Hoffmann and Arcade in conjunction with the Transactions and a loss of $0.4 million in connection with the repurchase of $5.0 million principal amount of Jostens' 12 3/4% senior subordinated notes prior to the Transactions. For the successor period in 2003, loss on redemption of debt represented a loss of $0.5 million in connection with the repurchase of $8.5 million principal amount of Jostens' 12 3/4% senior subordinated notes. For the predecessor period in 2003, loss on redemption of debt represented a loss of $13.9 million consisting of the write-off of unamortized deferred financing costs in connection with refinancing Jostens' senior secured credit facility. For 2002, loss on redemption of debt represented a loss of $1.8 million in connection with the repurchase of $7.5 million principal amount of Jostens' 12 3/4% senior subordinated notes.

(5)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs (and for any period subsequent to the adoption of Statement of Financial Accounting Standards ("SFAS") 150, accretion of preferred stock dividends), and the portion of rental expense that we believe is representative of the interest component of rental expense. For 2004 and the successor period in 2003, earnings did not cover fixed charges by $153.5 million and $70.4 million, respectively.

(6)
Liquidation preference of redeemable preferred stock as of the end of 2003, 2002 and 2001 was $222.6 million, $86.3 million and $75.2 million, respectively, including accrued dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth in this prospectus under "Cautionary Note Regarding Forward-Looking Statements" and under "Risk Factors". You should read the following discussion in conjunction with "Selected Financial Data" and the consolidated financial statements and notes appearing elsewhere in this prospectus.

Presentation

        There are no significant differences between the results of operations and financial condition of Visant and those of Visant Holding other than Visant Holding's senior discount notes, which had an accreted value of $184.7 million and $167.2 million as of December 31, 2005 and January 1, 2005, respectively, including interest, thereon. On April 4, 2006, Visant Holding sold $350.0 million of 8 3/4% Senior Notes due 2013 in a transaction not subject to the Securities Act.

Company Background

        On October 4, 2004, an affiliate of KKR and affiliates of DLJMBP completed the Transactions, which created a marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing markets.

        Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJMBP II, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of our voting interest and 45.0% of our economic interest, affiliates of DLJMBP III held equity interests representing approximately 41.0% of Holdings' voting interest and 45.0% of Holdings' economic interest, with the remainder held by other co-investors and certain members of management. Approximately $175.6 million of the proceeds were distributed to certain shareholders, and certain treasury stock held by Von Hoffmann was redeemed. After giving effect to the issuance of equity to additional members of management, as of March 1, 2006, affiliates of KKR and DLJMBP III held approximately 49.1% and 41.0%, respectively, of Holdings' voting interests, while each continued to hold approximately 44.6% of Holdings' economic interest.

        These Transactions were accounted for as a combination of interests under common control.

        In connection with the Transactions, Visant entered into senior secured credit facilities, providing for an aggregate amount of $1,270 million, including a $250 million revolving credit facility, and issued $500 million aggregate principal amount of Visant notes. Also in connection with the Transactions, Jostens, Von Hoffmann and Arcade repaid their existing indebtedness having an aggregate face value of $1,392.6 million including the redemption value of certain remaining redeemable preferred stock.

Overview

        We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing markets. We were formed through the October 2004 consolidation of Jostens, Von Hoffmann and Arcade.

        We sell our products and services to end customers through several different sales channels including independent sales representatives and dedicated sales forces. Our sales and results of operations are impacted by general economic conditions, seasonality, cost of raw materials, school population trends, product quality and service and price.

        During the fourth quarter of 2005, we further disaggregated our reportable segments, to reflect better our operations following the integration of the companies as a result of the Transactions and the manner in which the chief operating decision-maker regularly assesses the information for decision-making purposes. As a result, our reportable segments consist of:

  •
  Jostens Scholastic—provides services related to the marketing, sale and production of class rings and graduation products;

  •
  Jostens Yearbook—provides services related to the publication, marketing, sale and production of school yearbooks;

  •
  Jostens Photo—provides school photography services;

  •
  Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative products and services to the direct marketing sector. The group also produces testing and supplemental materials and related components for educational publishers; and

  •
  Educational Textbook—produces four-color case-bound educational textbooks.

        For additional financial and other information about our operating segments, see Note 18, Business Segments, to the consolidated financial statements included elsewhere herein.

General

        We experience seasonal fluctuations in our net sales tied primarily to the North American school year. We recorded approximately 38% of our annual net sales for fiscal 2005 during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. The net sales of textbooks are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The college textbook market is also seasonal with the majority of textbook sales occurring during June through August and November through January. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements. The net sales of sampling and other direct mail and commercial printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters for the foreseeable future. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

        Our net sales include sales to certain customers for whom we purchase paper. The price of paper, a primary material across most of our products and services, is volatile over time and may cause swings in net sales and cost of sales. We generally are able to pass on increases in the cost of paper to our customers across most product lines when we realize such increases. Increases in paper prices that began in 2004 are expected to continue through 2006.

        In connection with the relocation of Jostens' diploma operations out of its Red Wing, Minnesota manufacturing facility to certain of its other facilities, Jostens Scholastic experienced significant manufacturing inefficiencies in 2005. As a result of its commitment to minimize the impact to its customers, Jostens incurred $14.7 million of costs in an effort to address these manufacturing inefficiencies. These costs include, in certain cases, providing at Jostens' cost, temporary diploma covers to meet spring graduation deliveries, which were later replaced with permanent diploma covers, significant expedited freight charges, and other efforts to address customer issues to minimize the long-term impact on customer relationships.

Other Transactions

        2003 Jostens Merger.    On July 29, 2003, DLJMBP III acquired Jostens through a merger in which Jostens became the surviving company and our wholly-owned subsidiary. Jostens paid $471.0 million to holders of its common stock, warrants and options representing a cash payment of $48.25 per share. Jostens accounted for the merger using the purchase method of accounting. The aggregate purchase price of $471.0 million, excluding certain capitalized transaction costs, was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the merger. As a result of the merger, Jostens reflected a predecessor period from December 29, 2002 to July 29, 2003 (seven months) and a successor period from July 30, 2003 to January 3, 2004 (five months) in its consolidated financial statements for fiscal 2003.

        Lehigh Press Acquisition.    On October 22, 2003, Von Hoffmann acquired all of the outstanding shares of Lehigh Press for approximately $108.3 million, which we refer to as the Lehigh Press Acquisition. The Lehigh Press Acquisition was financed by the borrowing of funds under Von Hoffmann's former senior secured credit facilities and cash on hand. The acquisition was accounted for under the purchase method of accounting. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based upon their relative fair values as of the date of the acquisition. The allocation of purchase price resulted in value being assigned to intangible assets and goodwill of $45.3 million and $49.8 million, respectively.

Restructuring Activity

        For the year ended December 31, 2005, we incurred $7.2 million of special charges, including restructuring charges of $2.9 million, $1.7 million and $0.5 million related to severance and benefit costs for Jostens Scholastic, Jostens Yearbook and Jostens Photo, respectively. Headcount reductions totaled 57, 23 and 7 employees for Jostens Scholastic, Jostens Yearbook and Jostens Photo, respectively. Marketing and Publishing Services incurred $1.3 million of severance and benefit costs related to a reduction in personnel of 77 employees, as well as $0.3 million of costs related to a withdrawal liability under a union retirement plan that is payable in connection with the consolidation of certain operations. Educational Textbooks recorded severance and benefit costs of $0.5 million related to a reduction in personnel of 21 employees. As of December 31, 2005, we paid $5.7 million related to restructuring initiatives begun in 2005 ("2005 initiatives"), which have affected 185 employees.

        Restructuring accruals of $3.3 million as of December 31, 2005 and $8.1 million as of January 1, 2005 are included in other accrued liabilities in the consolidated balance sheets. The accruals as of January 1, 2005 include amounts provided for severance related to reductions in corporate and administrative employees for all reportable segments, as well as the shutdown of one of the Marketing and Publishing Services segment's facilities.

        On a cumulative basis through December 31, 2005, we incurred $13.4 million in employee severance costs related to initiatives begun in 2004 ("2004 initiatives"), which affected 310 employees. To date, we have paid $11.4 million in cash related to these initiatives.

        Changes in the restructuring accruals during fiscal 2005 were as follows:

	2005 Initiatives		2004 Initiatives		Total
	Amount	No. of employees affected	Amount	No. of employees affected	Amount	No. of employees affected
	(In thousands)
Balance at January 1, 2005	$—	—	$8,121	162	$8,121	162
Restructuring charges	6,948	185	—	—	6,948	185
Severance paid	(5,691)	(181)	(6,094)	(162)	(11,785)	(343)

Balance at December 31, 2005	$1,257	4	$2,027	—	$3,284	4

        We expect the majority of the remaining severance related to the 2004 and 2005 Initiatives to be paid during the first quarter of 2006.

Other Factors Affecting Comparability

        On July 29, 2003, Jostens was acquired by DLJMBP III through a merger in which Jostens became the surviving company and our wholly-owned subsidiary. As a result of the 2003 Jostens merger, Jostens applied purchase accounting, and a new basis of accounting began on July 29, 2003. Accordingly, the results of operations of Jostens for periods prior to the acquisition are not comparable to results for subsequent periods. In the discussion below, we have isolated the impact of purchase accounting on Jostens' results of operations.

        As a result of the 2003 Jostens merger, we have reflected a Jostens predecessor period from December 29, 2002 to July 29, 2003 and a successor period from July 30, 2003 to January 3, 2004 (together, the "Twelve Month 2003" period) in management's discussion and analysis of financial condition and results of operations for fiscal 2003. The financial information for the predecessor periods prior to July 29, 2003 is that of Jostens and its wholly-owned subsidiaries and was prepared using Jostens' historical basis of accounting.

        The Twelve Month 2003 period, which includes seven months of Jostens' operations (predecessor) and five months of the operations of all three Jostens' segments combined with the Marketing and Publishing Services and Educational Textbook segments, has been presented as a basis for comparison to 2004 results, because we believe such a presentation provides the reader more meaningful information than if results of operations were discussed comparing the predecessor and successor periods of 2003 separately.

        We utilize a fifty-two, fifty-three week fiscal year ending on the Saturday nearest December 31. Fiscal year 2005, 2004, and the successor period in 2003 ended on December 31, 2005, January 1, 2005 and January 3, 2004, respectively. Fiscal years 2005 and 2004 each consisted of fifty-two weeks, while the combined predecessor and successor periods in 2003 consisted of fifty-three weeks. This additional week did not have a significant effect on the variances between periods discussed herein.

Critical Accounting Policies and Estimates

        In the ordinary course of business, management makes a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ significantly from those estimates and assumptions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management's judgment about the effect of matters that are uncertain.

        On an ongoing basis, management evaluates its estimates and assumptions, including those related to revenue recognition, continued value of goodwill and intangibles, recoverability of long-lived assets, pension and other postretirement benefits and income-tax. Management bases its estimates and assumptions on historical experience, the use of independent third-party specialists and on various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

Revenue Recognition

        The SEC's Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition, provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 104, we recognize revenue when the earnings process is complete, evidenced by an agreement between us and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable. Revenue is recognized when (1) products are shipped (if shipped FOB shipping point), (2) products are delivered (if shipped FOB destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and we have no further performance obligations.

Goodwill and Indefinite-Lived Intangible Assets

        Under Statement of Financial Accounting Statements ("SFAS") No. 142, Goodwill and Other Intangible Assets, we are required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management's best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of our fourth quarter and we believe that there are no indications of impairment. However, unforeseen future events could adversely affect the reported value of goodwill and indefinite-lived intangible assets, which at the end of 2005 and 2004 totaled approximately $1.4 billion for both periods.

Income Taxes

        As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax liability together with assessing temporary differences resulting from differing treatment of items such as capital assets for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheets. We must then assess the likelihood that any deferred tax assets will be recovered from taxable income of the appropriate character within the carryback or carryforward period and to the extent that recovery is not likely, a valuation allowance must be established. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. On a consolidated basis, we have established a tax valuation allowance of $17.7 million as of the end of fiscal 2005 related to capital loss carryforwards and foreign tax credit carryforwards, because we believe the tax benefits are not likely to be fully realized. During 2004, as a result of the Transactions, the valuation allowance attributable to accrued interest was reduced by approximately $12.5 million because the related tax benefit is likely to be fully realized. The valuation allowance was also reduced by approximately $10.7 million because a capital loss carryforward expired at the end of 2004.

Pension and Other Postretirement Benefits

        Jostens sponsors several defined-benefit pension plans that cover nearly all of its employees. Jostens also provides certain medical and life insurance benefits for eligible retirees. On January 1, 2006, Jostens closed the pension plans to all newly hired non-union employees and the retiree medical plan to all employees who did not meet certain age and service requirements. Pension benefits for current salaried nonunion employees who participate in one of the Jostens pension plans were modified to provide a percentage of career average earnings, rather than final average earnings for service after January 1, 2006, provided that employees who were at least age 45 with 15 or more years of service, were grandfathered under the old formula. Eligible employees from The Lehigh Press, Inc. also participate in a noncontributory defined benefit pension plan, which was merged with a Jostens plan effective December 31, 2004.

        Jostens and Von Hoffmann account for their respective plans under SFAS No. 87, Employer's Accounting for Pensions, which requires management to use three key assumptions when computing estimated annual pension expense. These assumptions are the discount rate applied to the projected benefit obligation, expected return on plan assets and the rate of compensation increases.

        Of the three key assumptions, only the discount rate is based on external market indicators, such as the yield on currently available high-quality, fixed income investments or annuity settlement rates. The discount rate used to value the pension obligation at any year-end is used for expense calculations the next year. For the rates of expected return on assets and compensation increases, management uses estimates based on experience as well as future expectations. Due to the long-term nature of pension liabilities, management attempts to choose rates for these assumptions that will have long-term applicability.

        The following is a summary of the three key assumptions that were used in determining 2005 pension expense for Jostens and Von Hoffmann, along with the impact of a 1% change in each assumed rate. Modification of these assumptions does not impact Jostens' and Von Hoffmann's respective pension funding requirements.

Assumption	Rate	Impact of 1% increase		Impact of 1% decrease
Discount rate(1)	5.96%	$(796	)(3)	$2,917
Expected return on plan assets	9.50%	(2,220	)(3)	2,220
Rate of compensation increases(2)	5.60%	700		(608	)(3)

(1)
A discount rate of 6.00% was used for all plans with the exception of one of the Jostens pension plans and the Lehigh Supplemental Retirement Plan, both of which used a 6.00% discount rate for the first quarter and a 5.75% discount rate for the last three quarters of fiscal year 2005 due to the plan merger event on December 31, 2004. The weighted average discount rate for the combined plans was 5.96%.

(2)
The average compensation rate was 6.30% and 3.00% for Jostens and Lehigh, respectively. The weighted average compensation rate for the combined salary-related plans was 5.60%.

(3)
Indicates reduction of annual pension expense.

Results of Operations

        The following table sets forth selected information derived from our consolidated statements of operations for fiscal years 2005 and 2004 (successor), the Twelve Month 2003 period, the successor period from July 30, 2003 to January 3, 2004 and the predecessor period from December 29, 2002 to July 29, 2003. In the text below, amounts and percentages have been rounded and are based on the financial statement amounts.

				Visant Holding (Successor)
					Jostens, Inc. (Predecessor)
	Visant Holding (Successor)						% Change between Twelve Months 2003 and 2004
						% Change between 2004 and 2005
			Twelve Months 2003	Five Months 2003	Seven Months 2003
	2005	2004
	(In thousands)
Net sales	$1,498,250	$1,462,161	$1,006,722	$502,664	$504,058	2.5%	45.2%
Gross profit	627,893	547,197	452,302	166,838	285,464	14.7%	21.0%
% of net sales	41.9%	37.4%	44.9%
Selling and administrative expenses	434,635	433,923	364,900	168,470	196,430	0.2%	18.9%
% of net sales	29.0%	29.7%	36.2%
(Gain) loss on disposal of assets	(2,763)	145	—	—	—	NM	NM
Transaction costs	1,324	15,899	31,186	226	30,960	(91.7)%	(49.0)%
Special charges	7,208	15,663	—	—	—	NM	NM
Operating income (loss)	187,489	81,567	56,216	(1,858)	58,074	129.9%	45.1%
% of net sales	12.5%	5.6%	5.6%
Interest expense, net	125,144	160,279	100,436	67,990	32,446	(21.9)%	59.6%
Loss on redemption of debt	—	75,849	14,381	503	13,878	(100.0)%	427.4%
Provision for (benefit from) income taxes	25,696	(52,771)	(10,541)	(19,236)	8,695	148.7%	(400.6)%
Cumulative effect of accounting change	—	—	4,585	—	4,585	NM	NM
Net income (loss)	36,649	(100,698)	(43,475)	(51,115)	7,640	136.4%	(131.6)%

NM    Not meaningful

        We consider our business to be managed on the basis of five reportable segments: Jostens Scholastic, Jostens Yearbook, Jostens Photo, Marketing and Publishing Services and Educational Textbook. The following table sets forth selected segment information derived from our consolidated statements of operations for fiscal years 2005 and 2004 and the successor period from July 30, 2003 to January 3, 2004. As a result of the 2003 Jostens merger, we have accounted for the consolidation of Jostens, Von Hoffmann and Arcade as entities under common control as of July 30, 2003. Since the Marketing and Publishing Services segment consists of the operations of Von Hoffmann, including its subsidiary, Lehigh Press, as well as Arcade, our consolidated results of operations prior to July 30, 2003 do not include the operations of the Marketing and Publishing Services segment. The Educational Textbook segment consists of one of Von Hoffmann's facilities, which is also not included in our consolidated results of operations prior to July 30, 2003. For additional financial information about our operating segments, see Note 18, Business Segments to our Consolidated Financial Statements.

				Holdings (Successor)	Jostens, Inc. (Predecessor)
	Holdings (Successor)					% Change between Twelve Months 2004 and 2005	% Change between Twelve Months 2003 and 2004
			Twelve Months 2003	Five Months 2003	Seven Months 2003
	2005	2004
	(In thousands)
Net sales
Jostens Scholastic	$424,984	$406,081	$400,862	$145,791	$255,071	4.7%	1.3%
Jostens Yearbook	348,512	333,623	321,498	93,051	228,447	4.5%	3.8%
Jostens Photo	66,893	67,535	65,869	45,329	20,540	(1.0)%	2.5%
Marketing and Publishing Services	479,269	466,975	155,481	155,481	—	2.6%	200.3%
Educational Textbook	186,968	194,722	65,490	65,490	—	(4.0)%	197.3%
Inter-segment eliminations	(8,376)	(6,775)	(2,478)	(2,478)	—	NM	NM

Net sales	$1,498,250	$1,462,161	$1,006,722	$502,664	$504,058	2.5%	45.2%

Operating income (loss)
Jostens Scholastic	$33,064	$32,301	$12,272	$(6,485)	$18,757	2.4%	163.2%
Jostens Yearbook	67,682	3,910	25,123	(22,127)	47,250	1631.0%	(84.4)%
Jostens Photo	3,006	496	(1,877)	6,056	(7,933)	506.0%	(126.4)%
Marketing and Publishing Services	65,032	20,815	13,708	13,708	—	212.4%	51.8%
Educational Textbook	18,705	24,045	6,990	6,990	—	(22.2)%	244.0%

Operating income (loss)	$187,489	$81,567	$56,216	$(1,858)	$58,074	129.9%	45.1%

NM    Not meaningful

Year Ended December 31, 2005 Compared to the Year Ended January 1, 2005 ("2004")

        Net sales.    Consolidated net sales increased $36.1 million, or 2.5%, to $1,498.3 million from $1,462.2 million in 2004. Our Jostens Scholastic business reported full year 2005 net sales of $425.0 million, an increase of 4.7% over the $406.1 million in 2004. This year-over-year increase was primarily attributable to stronger sales of both class rings and graduation products, as well as pricing increases. The Jostens Yearbook segment reported full year 2005 net sales of $348.5 million, an increase of 4.5% over the $333.6 million in 2004, due to stronger sales volume as well as pricing increases. The Jostens Photo segment reported full year 2005 net sales of $66.9 million, a decrease of l.0% from $67.5 million in 2004.

        Our Marketing and Publishing Services segment reported 2005 net sales of $479.3 million, an increase of 2.6% over the $467.0 million reported in 2004. This growth was primarily attributable to increased direct marketing and sampling volume, partially offset by approximately $12.2 million of a reduction in sales related to the closure of the Frederick, Maryland facility during the first quarter of 2005. Net sales for the Educational Textbook business were $187.0 million for full year 2005, a decrease of 4.0%, compared to $194.7 million of net sales in 2004. The decrease in net sales from textbooks was primarily attributable to lower pricing and lower sales of paper to customers.

        Gross profit.    Gross profit increased $80.7 million, or 14.7%, to $627.9 million for 2005 from $547.2 million for 2004. As a percentage of net sales, gross profit margin increased to 41.9% for 2005 from 37.4% for 2004.

        The increased gross profit as a percent of sales was primarily a result of a reduction of approximately $49.9 million in purchase accounting depreciation and amortization relating to Jostens compared to 2004. This amortization was primarily related to order backlog intangible assets associated with the accounting of the purchase of Jostens in July 2003. Excluding the impact of these adjustments, gross margin increased to 42.2% in 2005 from an adjusted gross margin of 41.2% in 2004. This increase was primarily due to margin improvement in Jostens Yearbook production, primarily resulting from pricing increases, offset by the $14.7 million of incremental diploma costs incurred at Jostens Scholastic to address manufacturing inefficiencies as a result of the relocation of Jostens' diploma operation at its Red Wing, Minnesota manufacturing facility to other facilities. Margins also improved for the Marketing and Publishing Services segment, offset by lower margins experienced in our Educational Textbook segment resulting from pricing pressure and manufacturing inefficiencies during peak production months.

        Selling and administrative expenses.    Selling and administrative expenses increased $0.7 million, or 0.2%, to $434.6 million for 2005 from $433.9 million for 2004. As a percentage of net sales, selling and administrative expenses decreased 0.7% to 29.0% for 2005 from 29.7% for 2004. The $0.7 million increase was primarily due to higher selling expenses, offset by the impact of administrative headcount reductions.

        Gain on Disposal of Fixed Assets.    Gain on disposal of fixed assets was approximately $2.8 million for 2005, primarily related to the sale of two buildings, in Frederick, Maryland and Red Wing, Minnesota, respectively, which were sites of operations that were previously shut down. In 2004, loss on disposal of fixed assets was less than $0.2 million.

        Special charges.    During 2005, we incurred $7.2 million of special charges including $6.9 million related to severance and benefit costs associated with a reduction in personnel of 185 employees and $0.3 million of costs related to a withdrawal liability under a union retirement plan that is payable in connection with the consolidation of certain operations. During 2004, we incurred $15.7 million of special charges including $11.8 million related to severance and benefit costs and $3.9 million in connection with restructuring activities related to the Frederick, Maryland facility. In 2004, headcount reduction associated with restructuring activities totaled 310 employees.

        Operating income.    As a result of the foregoing, consolidated operating income increased $105.9 million, or 130.0%, to $187.5 million for 2005 from $81.6 million for 2004. As a percentage of net sales, operating income increased to 12.5% for 2005 from 5.6% for 2004.

        Jostens' operating income increased $67.1 million, or 182.6%, to $103.8 million for 2005 compared to $36.7 million for 2004. The increase in Jostens' operating income was primarily a result of approximately $49.9 million less purchase accounting depreciation and amortization than 2004 as well as increased net sales and the implementation of cost reduction initiatives and realization of operating synergies, offset by approximately $14.7 million of costs at Jostens Scholastic to address significant manufacturing inefficiencies.

        The Marketing and Publishing Services segment's operating income increased $44.2 million, or 212.4%, to $65.0 million for 2005 from $20.8 million for 2004, primarily as a result of special charges incurred in 2004, as well as favorable product mix, operating synergies and gains on the sale of assets of approximately $2.8 million, primarily relating to the sale of the Frederick, Maryland facility.

        The Educational Textbook segment's operating income decreased $5.3 million, or 22%, to $18.7 million for 2005 from $24.0 million in 2004 primarily as a result of lower pricing and manufacturing inefficiencies during peak production months, partially offset by operating synergies.

        Net interest expense.    Net interest expense is comprised of the following:

	Holdings (Successor)
	2005	2004
	(In thousands)
Holdings:
Interest expense	$2	$193
Amortization of debt discount, premium and deferred financing costs	18,043	16,297
Interest income	(96)	(28)

Holdings interest expense, net	17,949	16,462

Visant:
Interest expense	94,808	98,559
Accrued interest on mandatorily redeemable preferred stock and subordinated exchange debentures	—	38,816
Amortization of debt discount, premium and deferred financing costs	13,603	7,120
Interest income	(1,216)	(678)

Visant interest expense, net	107,195	143,817

Interest expense, net	$125,144	$160,279

        Net interest expense decreased $35.1 million, or 21.9%, to $125.1 million for 2005 as compared to $160.3 million for 2004. The decrease was the result of our new debt structure at lower interest rates upon the consummation of the Transactions.

        Provision for (benefit from) income taxes.    Our consolidated effective tax rate was 41.2% for 2005 compared with 34.4% for 2004. For 2004, the rate of tax benefit was less than the statutory tax rate due to the effect of nondeductible interest expense. This effect was largely offset by the reduction of our valuation allowance for accrued high-yield interest, as further described in Note 15, Income Taxes, to our Consolidated Financial Statements. The 2004 effective rate of tax benefit was also unfavorably affected by nondeductible transaction costs. For 2006, we anticipate a consolidated effective tax rate between 38% and 41%.

        Net income.    As a result of the aforementioned items, net income increased $137.3 million to $36.6 million for 2005 from a loss of $100.7 million for 2004.

  Year Ended January 1, 2005 ("2004") Compared to the Twelve Month 2003 Period

        Net sales.    Consolidated net sales increased $455.4 million, or 45.2%, to $1,462.2 million for 2004 from $1,006.7 for the Twelve Month 2003 period. Our Jostens Scholastic business reported full year 2004 net sales of $406.1 million, an increase of 1.3% over $400.9 million in the Twelve Month 2003 period. The increase was attributable to higher sales prices and increased sales volume for graduation regalia products partially offset by a reduction in other scholastic products' sales volume. The Jostens Yearbook segment reported full year 2004 net sales of $333.6 million, an increase of 3.8% over the $321.5 million in the Twelve Month 2003 period, primarily due to increased sales volume for yearbooks associated with our acquisition of a yearbook business in the latter part of 2003 and an increase in the number of color yearbook pages printed. The Jostens Photo segment reported full year 2004 net sales of $67.5 million versus $65.9 million in the Twelve Month 2003 period.

        Our Marketing and Publishing Services segment reported 2004 net sales of $467.0 million, an increase of 200.3% over the $155.5 million reported in 2003. Net sales for the Educational Textbooks business were $194.7 million for full year 2004, an increase of 197.3%, compared to $65.5 million of net sales in the Twelve Month 2003 period. These significant increases were attributable to an additional seven months of operations in 2004.

        Gross profit.    Gross profit increased $94.9 million, or 21.0%, to $547.2 million for 2004 from $452.3 million for the Twelve Month 2003 period. As a percentage of net sales, gross profit margin decreased 7.5% to 37.4% for 2004 from 44.9% for the Twelve Month 2003 period. The consolidation of both the Marketing and Publishing Services and Educational Textbook businesses with Visant contributed $97.2 million of the gross profit increase, but negatively impacted gross profit margin by 6.0%, since both segments are characterized by typically lower gross margins than the Jostens segments. Excluding costs associated with purchase accounting related to the 2003 Jostens merger ($54.6 million of depreciation and amortization expense in 2004 and $43.3 million of inventory costs and depreciation and amortization expense in 2003), Jostens' gross profit increased $8.9 million, resulting in a 0.2% increase in gross profit margin.

        Jostens' gross profit was favorably impacted in 2004 by the sales fluctuations discussed above as well as the absence of prior year costs associated with difficulties we encountered in connection with an ERP system implementation. In 2003, we incurred additional production costs, as well as certain selling and administrative expenses, in order to resolve those difficulties while continuing to provide timely delivery of our products. Although our efforts minimized the impact to our customers, the associated costs negatively impacted our margins in 2003. We have since resolved our production issues related to the ERP system installation. Conversely, Jostens' Scholastic business gross profit in 2004 was negatively impacted by increased costs for precious raw materials compared to 2003 as well as period costs associated with the facility closure and relocation of our graduation diploma production and customer service operations.

        Selling and administrative expenses.    Selling and administrative expenses increased $69.0 million, or 18.9%, to $433.9 million for 2004 from $364.9 million for the Twelve Month 2003 period. As a percentage of net sales, selling and administrative expenses decreased 6.5% to 29.7% for 2004 from 36.2% for the Twelve Month 2003 period. The consolidation of both the Marketing and Publishing Services and Educational Textbook businesses contributed $50.4 million of the increased expense, but favorably impacted selling and administrative expenses as a percentage of net sales by 7.9%. Excluding costs associated with purchase accounting related to the 2003 Jostens merger ($40.9 million and $17.3 million of depreciation and amortization expense in 2004 and 2003, respectively), Jostens' selling and administrative expenses decreased $4.3 million, or 1.3%.

        Jostens' $4.3 million decrease in selling and administrative expenses was primarily due to the absence of costs associated with the difficulties encountered with the ERP system implementation in 2003, lower information systems expense due to reduced depreciation expense in connection with fully amortized software and overall cost controls in 2004. The decrease was partially offset by higher commission expense as a result of increased sales and additional investment in customer service in 2004.

        Transaction costs.    During 2004, we incurred $15.9 million of expenses in connection with the Transactions, including $5.4 million of compensation expense primarily representing the excess of the fair market value over the exercise price of outstanding Von Hoffmann stock options and $10.5 million consisting primarily of investment banking, legal and accounting fees. During the Twelve Month 2003 period, Jostens incurred $31.2 million of transaction expenses in connection with the 2003 Jostens merger.

        Special charges.    During 2004, we incurred special charges totaling $15.7 million including $3.9 million in connection with restructuring activity related to the closure of the Frederick, Maryland facility, as well as the consolidation of the Von Hoffmann's Precision Offset business with Lehigh. The remaining $11.8 million of additional charges consist primarily of severance and related separation benefits for the departure of senior executives and other employees associated with reorganization activity as a result of the Transactions.

        Operating income.    Operating income increased $25.4 million, or 45.1%, to $81.6 million for 2004 from $56.2 million for the Twelve Month 2003 period. As a percentage of net sales, operating income was 5.6% for both 2004 and the Twelve Month 2003 period. The consolidation of both the Marketing and Publishing Services and Educational Textbook segments contributed $24.3 million of the increase in operating income, while Jostens' operating income increased $1.3 million in 2004 compared to 2003. Excluding costs associated with purchase accounting related to the 2003 Jostens merger ($95.6 million of depreciation and amortization expense in 2004 and $60.7 million of inventory costs and depreciation and amortization expense in 2003) and excluding the fluctuation of transaction costs and special charges, Jostens' operating income increased $13.3 million primarily as a result of the absence of costs associated with the difficulties encountered with the ERP system implementation and overall cost controls in 2003.

        Net interest expense.    Net interest expense is comprised of the following:

			Holdings (Successor)	Jostens, Inc. (Predecessor)
	Holdings (Successor) 2004	Twelve Months 2003	Five Months 2003	Seven Months 2003
	(In thousands)
Holdings:
Interest expense	$193	$—	$—	$—
Amortization of debt discount, premium and deferred financing costs	16,297	1,315	1,315	—
Interest income	(28)	(16)	(16)	—

Holdings interest expense, net	16,462	1,299	1,299	—

Visant:
Interest expense	98,559	70,349	41,775	28,574
Accrued interest on mandatorily redeemable preferred stock and subordinated exchange debentures	38,816	23,322	22,480	842
Amortization of debt discount, premium and deferred financing costs	7,120	5,965	2,853	3,112
Interest income	(678)	(499)	(417)	(82)

Visant interest expense, net	143,817	99,137	66,691	32,446

Interest expense, net	$160,279	$100,436	$67,990	$32,446

        Net interest expense increased $59.8 million, or 59.6%, to $160.3 million for 2004 as compared to $100.4 million for the Twelve Month 2003 period. The increase was primarily due to the impact of the Transactions and the resulting consolidation of the Marketing and Publishing Services and Educational Textbook businesses, which contributed $46.0 million of the increased expense. Amortized interest related to the Holdings notes contributed an additional $15.0 million.

        Loss on redemption of debt.    In connection with the Transactions, Jostens, Von Hoffmann and Arcade repaid their existing indebtedness and remaining redeemable preferred stock and recognized related losses of $75.4 million. The losses included $81.0 million of aggregate redemption premium paid and an aggregate net credit balance of $5.6 million for unamortized deferred financing costs, discounts and premiums related to the debt instruments.

        Also during 2004, we voluntarily redeemed $5.0 million principal amount of Jostens' 12 3/4% senior subordinated notes, recognizing a loss of $0.4 million, which consisted of redemption premium paid plus unamortized premium, original issuance discount and deferred financing costs related to the notes.

        Benefit from income taxes.    Our consolidated effective tax rate was 34.4% for 2004 compared with 18.0% for the Twelve Month 2003 period. The rate of tax benefit for both periods was less than the statutory federal rate due to the unfavorable effect of nondeductible expenses. For 2004, the unfavorable effect of nondeductible interest expense was largely offset by the reduction of our valuation allowance for accrued high-yield interest, as further described in Note 15 of the Notes to Consolidated Financial Statements. The 2004 effective rate of tax benefit was also unfavorably affected by nondeductible transaction costs. The rate of tax benefit for the Twelve Month 2003 period was significantly less than the federal statutory rate due to the unfavorable effect of nondeductible interest and transaction costs applied to a pre-tax loss amount that was significantly smaller than the loss for 2004. In addition, the Twelve Month 2003 period did not include any tax benefit recognized for the repayment of high-yield debt obligations.

        Net loss.    As a result of the foregoing discussion, net loss increased $57.2 million to $100.7 million from $43.5 million for the Twelve Month 2003 period.

Liquidity and Capital Resources

        The following table presents cash flow activity of Holdings for applicable periods noted below and should be read in conjunction with our consolidated statements of cash flows.

	(Successor)
	2005	2004	Five Months 2003	(Predecessor) Seven Months 2003
	(In thousands)
Net cash provided by (used in) operating activities	$168,469	$114,132	$103,042	$(6,793)
Net cash used in investing activities	(39,101)	(37,945)	(552,326)	(11,875)
Net cash (used in) provided by financing activities	(193,693)	(40,451)	482,334	12,925
Effect of exchange rate change on cash	67	116	144	236

(Decrease) increase in cash and cash equivalents	$(64,258)	$35,852	$33,194	$(5,507)

Full Year 2005

        In 2005, operating activities generated cash of $168.5 million, compared with cash generated by operating activities of $114.1 million in 2004. The $54.3 million increase related primarily to increased earnings and lower cash paid for interest in 2005 compared to 2004. Net cash used in investing activities for 2005 was $39.1 million, compared with $37.9 million for 2004. The $1.2 million increase related to $1.3 million less proceeds from asset sales in 2005 compared to 2004. Capital expenditures of $49.2 million in 2005 were consistent with the $49.3 million in 2004. Net cash used in financing activities for 2005 was $193.7 million, an increase of $153.2 million, compared with cash used in financing activities of $40.5 million for 2004. The increase was related to higher debt repayments during 2005 compared to 2004.

        During 2005, Visant voluntarily prepaid $203.5 million of term loans under its senior secured credit facilities including all principal payments due in 2005 through most of 2010.

        During the second quarter of 2005, Holdings contributed $9.0 million in cash to Visant which is reflected in Visant's consolidated statement of cash flows as a contribution from Holdings. These amounts eliminate in consolidation and have no impact on Holdings' consolidated financial statements.

        As of December 31, 2005, we had cash and cash equivalents of $20.7 million. Our principal sources of liquidity are cash flows from operating activities and available borrowings under Visant's senior secured credit facilities, which included $221.4 million available under Visant's revolving credit facility as of December 31, 2005. We use cash primarily for debt service obligations, capital expenditures and to fund other working capital requirements. We intend to fund ongoing operations through cash generated by operations and borrowings under the revolving credit facility.

        As of December 31, 2005, we were in compliance with all covenants under our material debt obligations.

        Our ability to make scheduled payments of principal, or to pay the interest on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance. Based upon the current level of operations, we believe that cash flow from operations, available cash and short-term investments, together with borrowings available under Visant's senior secured credit facilities, are adequate to meet our liquidity needs for the next twelve months. In addition, based on market and other considerations, we may decide to raise additional funds through debt or equity financings. Furthermore, to the extent we make future acquisitions, we may require new sources of funding including additional debt or equity financing or some combination thereof. We may not be able to secure additional sources of funding on favorable terms.

Full Year 2004 and Five Month 2003 Period

        Operating activities for the full year 2004 and Five Month 2003 period generated cash of $114.1 million and $103.0 million, respectively. Net cash used in investing activities for the full year 2004 was $37.9 million, which included $49.3 million relating to capital expenditures and approximately $11.5 million relating to proceeds from the sale of assets. For the Five Month 2003 period, net cash used in investing was $552.3 million, consisting primarily of $531.8 million related to the 2003 Jostens merger and the acquisition of Lehigh Press and $20.7 million relating to capital expenditures. Net cash used in financing activities for the full year 2004 was $40.5 million. Net cash provided by financing activities of $482.3 million for the Five Month 2003 period related primarily to the 2003 Jostens merger and the acquisition of Lehigh Press.

Seven Month 2003 Period (Predecessor)

        Operating activities for the Seven Month 2003 period consumed cash of $6.8 million. Net cash used in investing activities for the Seven Month 2003 period was $11.9 million, which included $6.1 million relating to capital expenditures and approximately $5.0 million relating to the acquisition of businesses. Net cash provided by financing activities for the Seven Month 2003 period was $12.9 million primarily related to activities associated with the 2003 Jostens merger.

Contractual Obligations

        The following table shows due dates and amounts of our contractual obligations:

	Payments due by calendar year(1)
	Total	2006	2007	2008	2009	2010	Thereafter
	(In thousands)
7 5/8% senior subordinated notes	$500,000	$—	$—	$—	$—	$—	$500,000
10 1/4% senior discount notes	247,200	—	—	—	—	—	247,200
Term loans	816,500	—	—	—	—	8,700	807,800
Operating leases	18,160	6,205	4,226	3,328	2,386	1,065	950
Precious metals forward contracts	5,614	5,614	—	—	—	—	—
Minimum royalties	7,564	1,250	1,268	1,262	1,281	1,300	1,203
Pension and other postretirement cash requirements	154,884	12,166	12,643	13,290	13,972	14,782	88,031
Interest expense(2)	801,366	100,795	102,861	107,039	132,351	133,185	225,135
Management agreements(3)	20,138	3,113	3,207	3,303	3,402	3,504	3,609
Contractual capital equipment purchases	6,029	6,029	—	—	—	—	—

Total contractual cash obligations(4)	$2,577,455	$135,172	$124,205	$128,222	$153,392	$162,536	$1,873,928

(1)
The contractual obligations table above does not include the $350.0 million of 8 3/4% Senior Notes due 2013 sold by Visant Holding in April 2006.

(2)
Projected interest expense related to the variable rate term loans is based on market rates as of the end of 2005.

(3)
In October 2004, we entered into a management agreement with Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking Partners III, L.P. to provide management and advisory services to us. We agreed to pay an annual fee of $3.0 million, effective October 2004, subject to a 3% annual increase. Since the agreement does not have an expiration date, the obligation as presented above only reflects one additional year of management fees beyond 2010.

(4)
Also outstanding as of December 31, 2005 was $16.7 million in the form of letters of credit.

        We intend to fund ongoing operations through cash generated by operations and borrowings under the revolving credit facility. We have substantial debt service requirements.

        Visant's senior secured credit facilities were originally comprised of a $150 million senior secured Term Loan A facility with a six-year maturity, an $870 million senior secured Term C loan facility with a seven-year maturity and a $250 million senior secured revolving credit facility with a five-year maturity. As of year-end 2005, we had $16.7 million of standby letters of credit outstanding. Except for approximately $11.9 million of outstanding indebtedness under the Canadian portion of its revolving credit facility, Visant has repaid the entire outstanding indebtedness under its revolving credit facility as of December 31, 2005. In 2005, Visant voluntarily prepaid $203.5 million of scheduled payments under the term loan facilities with free cash flow generated from operations. With these pre-payments, the outstanding balance under the Term Loan A was extinguished and the balance under the Term C Loan facility was reduced to $816.5 million. Amounts borrowed under the term loan facilities that were repaid or prepaid may not be reborrowed. Visant's senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C facilities.

        Borrowings under the senior secured credit facilities bear interest at Visant's option at either adjusted LIBOR plus 2.50% per annum for the U.S. dollar denominated loans under the revolving credit facility and LIBOR plus 2.25% per annum for the Term Loan C Facility or the alternate base rate plus 1.50% for U.S. dollar denominated loans under the revolving credit facility and base rate plus 1.25% for the Term Loan C Facility (or, in the case of Canadian dollar denominated loans under the revolving credit facility, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum) and are subject to adjustment based on a pricing grid.

        The senior secured credit facilities require Visant to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which, among other things, limit Visant's ability to create liens, incur additional indebtedness, pay dividends or make other equity distributions, repurchase or redeem capital stock, prepay subordinated debt, make investments, merge or consolidate, change Visant's business, amend the terms of subordinated debt and engage in certain other activities customarily restricted in such agreements. The senior secured credit facilities also contain certain customary events of default, subject to grace periods, as appropriate.

        On October 4, 2004, Visant issued $500 million in principal amount of 7 5/8% senior subordinated notes (the "Visant notes") due October 1, 2012 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States pursuant to Regulation S of the Securities Act. On March 30, 2005, we completed an offer to exchange the entire principal amount of these notes for an equal amount of notes with substantially identical terms that have been registered under the Securities Act. The Visant notes are not collateralized and are subordinated in right of payment to the senior secured credit facilities. The senior secured credit facilities and the Visant notes are guaranteed by Visant's restricted domestic subsidiaries.

        On December 2, 2003, Visant Holding issued $247.2 million in principal amount at maturity of 10 1/4% senior discount notes (the "Holding notes") due December 1, 2013 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States pursuant to Regulation S of the Securities Act for gross proceeds of $150 million. On March 8, 2004, we completed an offer to exchange the entire principal amount at maturity of these notes for an equal amount at maturity of notes with substantially identical terms that had been registered under the Securities Act. The Holding notes are not collateralized, are structurally subordinate in right of payment to all debt and other liabilities of our subsidiaries and are not guaranteed. No cash interest accrues on the Holding notes until December 1, 2008, and thereafter cash interest will accrue at a rate of 10 1/4% per annum. Prior to that time, interest accrues on the Holding notes in the form of an increase in the principal amount of the notes.

        On April 4, 2006, Visant Holding issued $350.0 million of 8 3/4% senior notes (the "Senior notes") due December 1, 2013 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States pursuant to Regulation S of the Securities Act. The Senior notes are not collateralized, are structurally subordinate in right of payment to all debt and other liabilities of our subsidiaries and are not guaranteed. Visant Holding used the net proceeds from the Senior notes offering to fund a dividend to its stockholders and to pay fees and expenses of the offering.

        The indentures governing the Visant notes, the Holding notes and the Senior notes also contain numerous covenants including, among other things, restrictions on our ability to incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; engage in transactions with affiliates; and create liens.

        Future principal debt payments are expected to be paid out of cash flows from operations, borrowings under Visant's revolving credit facility and future refinancing of our debt.

        We may from time to time repurchase our notes in the open market, through tender offers or privately negotiated transactions, subject to market conditions and other factors. No assurance can be given as to whether or when such repurchases or exchanges will occur.

        We also have capital expenditure requirements for our operations. For 2005, 2004 and the twelve month period 2003, we had capital expenditures of $49.2 million, $49.3 million and $26.8 million, respectively, primarily for additional press capacity, automation, information technology and ongoing maintenance.

Off Balance Sheet Arrangements

Precious Metals Consignment Arrangement

        We have a precious metals consignment arrangement with a major financial institution whereby we currently have the ability to obtain up to $30 million in consigned inventory. As required by the terms of this agreement, we do not take title to consigned inventory until payment. Accordingly, we do not include the value of consigned inventory nor the corresponding liability in our financial statements. The value of consigned inventory at December 31, 2005 and 2004 was $26.1 million and $22.6 million, respectively. The agreement does not have a stated term, and it can be terminated by either party upon 60 days written notice. Additionally, we incurred expenses for consignment fees related to this agreement of $0.6 million for 2005, $0.5 million for 2004 and $0.2 million for the successor period in 2003 and $0.2 million for the predecessor period in 2003. The obligations under the consignment agreement are guaranteed by Visant.

        In January 2006, we amended the arrangement to allow for the ability to obtain up to $32.5 million in consigned inventory.

        Other than our precious metals consignment arrangement and general operating leases, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Recent Accounting Pronouncements

SFAS 123R—Statement of Accounting Standards No. 123 (revised 2004) Share-Based Payment

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), Share Based Payment (SFAS 123R), which requires the recognition of compensation expense using the fair value of stock options granted to employees and non-employee directors. This statement eliminates the alternative to use the intrinsic value method of accounting originally permitted by SFAS 123. SFAS 123R requires recognition of compensation expense related to all equity awards granted including awards modified, repurchased, or cancelled based on the fair values of the awards at the grant date. The originally issued SFAS 123 set the effective date as of the first interim or annual reporting period that commenced after June 15, 2005. In April 2005, the Securities and Exchange Commission amended Rule 4-01(a) of Regulation S-X which defers compliance with SFAS 123 to the first interim or annual reporting period of the first fiscal year commencing after December 15, 2005. We adopted SFAS 123R on January 1, 2006 to comply with such regulation on a prospective basis. We have assessed the effects of adoption and determined the impact of adopting this statement will not be material.

SFAS 154—Accounting Changes and Error Corrections—a replacement of APB Opinion No.20 and FASB Statement No. 3

        In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, which requires retrospective application to prior periods' financial statements of voluntary changes in accounting principle. Prior to SFAS 154, APB Opinion 20 required the cumulative effect of the voluntary changes in accounting principle from prior period to be included in net income of the current period. Under SFAS 154, the voluntary change in accounting principles is required to be applied to prior periods as if that principle had always been used in previously issued financial statements of the reporting entity. Additionally, the retrospective application is limited to the direct effects of the voluntary change as well as requires the indirect effects of depreciation, amortization or depletion from the voluntary change to be accounted for as a change in accounting estimate. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2005. As such, we adopted SFAS 154 on January 1, 2006 to comply with such regulation.

FSP 109-2—Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.

        In October 2004, the American Jobs Creation Act of 2004 (the "AJC Act") was signed into law. This legislation creates, among other things, a temporary incentive for U.S. multinational companies to repatriate accumulated income earned outside the United States at a favorable rate of tax. In December 2004, the FASB issued Staff Position ("FSP") 109-2, which provides accounting and disclosure guidance for the repatriation provision.

        During December 2005, we repatriated eligible earnings from our foreign subsidiaries in an amount of $12.6 million. The benefit of the repatriation in relation to the tax that would otherwise have been payable was approximately $2.7 million.

Quantitative and Qualitative Disclosure about Market Risk

Market Risk

        We are subject to market risk associated with changes in interest rates, foreign currency exchange rates and commodity prices. To reduce any one of these risks, we may at times use financial instruments. All hedging transactions are authorized and executed under clearly defined company policies and procedures, which prohibit the use of financial instruments for trading purposes.

Interest Rate Risk

        We are subject to market risk associated with changes in LIBOR and other variable interest rates in connection with our senior secured credit facilities. If the short-term interest rates or the LIBOR averaged 10% more or less, interest expense would have changed by $5.7 million for 2005, $0.8 million for 2004 and $2.0 million for the Twelve Month 2003 period.

Foreign Currency Exchange Rate Risk

        We are exposed to market risks from changes in foreign exchange rates. We have foreign operations primarily in Canada and France, respectively, where substantially all transactions are denominated in Canadian dollars and euros. Jostens from time to time enters into forward foreign currency exchange contracts to hedge certain purchases of inventory denominated in foreign currency. We may also periodically enter into forward foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount and to hedge a portion of the production costs expected to be denominated in foreign currencies. The purpose of these hedging activities is to minimize the impact of foreign currency fluctuations on our results of operations and cash flows. We consider our market risk in such activities to be immaterial.

Commodity Price Risk

        We are subject to market risk associated with changes in the price of precious metals. To mitigate our commodity price risk, we enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. We periodically prepare a sensitivity analysis to estimate our exposure to market risk on open precious metal forward purchase contracts. We consider our market risk associated with these contracts as of the end of 2005 and 2004 to be immaterial. Market risk was estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in fair value and giving effect to the increase in fair value over our aggregate forward contract commitment.

BUSINESS

Our Company

        We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing markets. We were formed through the October 2004 consolidation of Jostens, Von Hoffmann and Arcade.

Business Strengths

        We believe that we are distinguished by the following business strengths:

Leading market positions and competitive advantages

        We believe that we have leading positions in the markets in which we operate. We believe Jostens has an approximately 40% to 50% market share across its major product lines, our Marketing and Publishing Services business has an approximately 50% market share of the textbook cover market and an approximately 50% market share in the scent strip sampler market, and our Educational Textbook segment has an approximately 35% market share of the four-color case-bound textbook market. The majority of Jostens' sales are "in the schoolhouse", to school administrators and students, with whom long-standing relationships and the trust that an individualized, quality product will be delivered on time are important. Our manufacturing operations, particularly our educational textbook bookbinding capabilities, and dedication to the educational end market provide a competitive advantage over other producers that would have to dedicate significant resources to establish similar capabilities. We believe that our sampling system and direct mail businesses are industry leaders in the introduction of innovative products, including formats produced under proprietary processes.

Attractive and growing industry dynamics

        The markets for our products and services exhibit attractive characteristics that we believe will contribute to the growth of our businesses. We believe that continued growth in the number of high school graduates will benefit Jostens. Jostens' core products are generally purchases that are made through various economic cycles. Additionally, we believe that the anticipated growth in instructional materials over the next several years will be a primary contributor to growth for our Educational Textbook segment. Similarly, we believe that our sampling system and direct mail business is well positioned to benefit from growth in the advertising market.

Reputation for superior quality and customer service

        We have successfully leveraged the quality and depth of our products and services to establish, maintain and grow our long-term customer relationships. We currently serve approximately 25,000 schools, every major textbook publisher and a variety of leading fragrance, cosmetic, personal care and consumer products customers. We believe our businesses are well regarded in the markets in which they operate, where reliable service, product quality and the ability to solve complex production and distribution problems are important competitive attributes. Jostens has maintained long-standing relationships with administrators and students through its ability to provide highly customized and personalized products. Jostens' high degree of customer satisfaction translates into annual retention rates of over 90% of its customers in its major product lines. We have maintained long-standing relationships with the major educational publishers, and each of the top five customers to our educational textbook business has been a customer of for over 30 years. Our sampling business' technical expertise, manufacturing reliability and customer capabilities have enabled it to develop strong relationships with its customers. Our top five sampling system customers have been our clients for over 10 years.

Experienced management team

        Our executive management team has considerable industry experience. Marc Reisch, who joined our company in October 2004 as Chairman, President and Chief Executive Officer, has over 20 years experience in the printing and publishing industries and formerly served as the Chairman and Chief Executive Officer of Quebecor World North America. He also has a proven track record of successfully acquiring and integrating companies. Our senior management team has substantial industry experience and an average of 22 years of experience in the industries in which our companies operate. Our management team members are also highly motivated stakeholders through our equity and option plan, which includes substantial management investment in our equity.

Business Strategy

        The principal features of our business strategy include the following:

Improve customer service and selling strategy to drive growth

        We expect to enhance our relationships with our customers through marketing and selling initiatives focused on customer service and sales force effectiveness across our businesses. Each of our businesses maintains separate sales forces to sell their products, which help to ensure continuity in our customer relationships. We believe there are opportunities within each of our businesses to increase sales to existing customers and to expand our customer base through a continued focus on our selling strategy. At Jostens, our sales strategy is focused on improving account retention and buy rates through enhanced customer service and new product offerings, increasing the cross-selling of additional Jostens products to existing customers and adding new customers. The efforts within our Educational Textbook segment are directed at increasing our sales to existing educational customers through a focus on product quality, customer service and the breadth of our product offering. We intend to grow our market share within our Marketing and Publishing Services segment with our core customers through a continued emphasis on customer service and product innovation. We are also making efforts to expand our customer base in this segment by emphasizing the effectiveness of our sampling system advertising solutions in less traditional markets such as consumer-packaged goods.

Enhance core product and service offerings

        We have continually invested in our businesses to position ourselves as a leader in innovation and breadth of products and services in each market we serve. Through new product development and services and the addition of new features and customization, we believe we will further stimulate the demand for our products, improve account retention and relationships and generate additional revenue. For instance, Jostens continues to be an industry leader in introducing on-line tools to assist in the layout and publication of yearbooks. Similarly, our Marketing and Publishing Services business has selectively added service offerings, such as design, art procurement, editorial, color separation and printing plastic transparencies and decorative covers. We have expanded our sampling system business by developing and acquiring new technologies in the olfactory and beauty sampling system categories.

        Our direct mail business continues to develop innovative in-line manufacturing solutions for its direct marketing and advertising customers. We continue to invest time and resources to maintain our leading positions in the markets in which we operate. Since the closing of the Transactions in October 2004, we have invested in new equipment, including new press and bind equipment for our direct mail, yearbook and Educational Textbook businesses.

Implement near-term cost savings initiatives

        Since the consummation of the 2004 combination of Jostens, Von Hoffmann and Arcade to form Visant, we have been successful in identifying and realizing significant, near-term cost saving. These cost savings are being achieved primarily through procurement initiatives aimed at reducing the costs of materials and services, such as logistics and energy, used in our operations and reducing corporate and administrative expenses.

Improve operating efficiencies and asset utilization

        The integration of the businesses has provided opportunities to maximize the efficiency of our assets and operations and grow revenue and profitability. The seasonality present in our businesses allows us the opportunity to capture selected production opportunities as well as leveraging asset utilization across product lines. We also intend to leverage our production capabilities, our reputation in the markets in which we operate and our management team's industry experience to capitalize on market opportunity.

Selectively pursue complementary acquisitions

        We intend to pursue opportunistic acquisitions to leverage our existing infrastructure, expand our geographic reach and broaden our product and service offerings.

Jostens

        Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation. Founded in 1897, Jostens has a history of providing quality products, which has enabled it to develop long-standing relationships with school administrators throughout the country. Jostens' high degree of customer satisfaction translates into annual retention rates of over 90% in its major product lines. Jostens' products and services are predominantly offered to North American high school and college students, through a national network of primarily independent sales representatives and associates.

        Jostens' operations are reported in three segments: (1) Jostens Scholastic, (2) Jostens Yearbook and (3) Jostens Photo.

        Jostens Scholastic.    Jostens is one of the leading providers of services related to the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements and graduation-related accessories. Jostens Scholastic serves U.S. high schools, colleges, universities and other specialty markets, marketing and selling its products to students and administrators through independent sales representatives. Jostens provides a high level of customer service in the marketing and sale of class rings and certain other graduation products, which often involve a high degree of customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets.

        Jostens Yearbook.    Jostens is one of the leading providers of services related to the publication, marketing, sale and production of yearbooks, primarily serving U.S. high schools, colleges, universities and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens' sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens' independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis.

        Jostens Photo.    Through a network of sales representatives and independent dealers, Jostens Photo provides photography services for special events and class and individual school pictures of elementary, middle and high school students. Jostens Photo is a leading provider of school photography in Canada and also serves in the United States elementary, middle and high school markets. Jostens Photo also provides high school senior portraits and photography for proms and other special events.

Marketing and Publishing Services

        The Marketing and Publishing Services segment produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative, highly personalized products primarily targeted at the direct marketing sector. We are also the leading producer of testing and supplemental materials and related components such as decorative covers for educational publishers, as well as creative and book design services. With over a 100-year history as Arcade Marketing, we pioneered our ScentStrip® product in 1980. We also offer an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine inserts, catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. We specialize in high-quality, in-line finished products and can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services. Our personalized imaging capabilities offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts.

Educational Textbook

        The Educational Textbook segment, which does business under the Von Hoffmann name, is a leading producer of four-color case-bound educational textbooks. Von Hoffmann's Jefferson City, Missouri facility focuses primarily on the manufacture of four-color case-bound products including textbooks for the elementary through high school ("ELHI") and college markets, employing a range of versioning and binding styles and capabilities to meet the demanding service, quality and delivery requirements of these markets.

Competition

Jostens

        The school-related affinity products and services industry consists principally of four national manufacturers and a number of small regional competitors. The four national competitors in the sale of yearbooks, class rings and scholastic products are other Jostens, American Achievement Corporation, Herff Jones, Inc. and Walsworth Publishing Company. We believe that Jostens is the largest of the national competitors in yearbooks, class rings and graduation products based on the number of schools served. American Achievement and Herff Jones are the only other national manufacturers that sell each of these three product lines. We believe that due to the size of the market, the time required to develop relationships with schools, the cost of acquiring the equipment and the expertise required for the customization of products, there have been few new entrants since the 1970s.

        Scholastic.    Jostens' competition in class rings consists primarily of two national firms, Herff Jones and American Achievement (which market the Balfour and ArtCarved brands, respectively). Herff Jones distributes its products within schools, while American Achievement distributes its products through multiple distribution channels including schools, independent and chain jewelers and mass merchandisers. Jostens distributes its products primarily within schools. In the affiliation ring market, Jostens competes primarily with national manufacturers, consumer product and jewelry companies and a number of small regional competitors. Class rings sold through independent and chain jewelers and mass merchandisers are generally lower priced rings than class rings sold through schools. Customer service is particularly important in the sale of class rings because of the high degree of customization and the emphasis on timely delivery. In the marketing and sale of other graduation products, Jostens competes primarily with American Achievement and Herff Jones as well as numerous local and regional competitors who offer products similar to Jostens. Each competes on the basis of service, on-time delivery, product quality, price and product offerings, with particular importance given to establishing a proven track record of timely delivery of quality products.

        Yearbooks.    In the sale of yearbooks, Jostens competes primarily with American Achievement (which markets under the Taylor Publishing brand), Herff Jones and Walsworth. Each competes on the basis of service, product customization and personalization, on-time delivery, print quality, price and product offerings. Customization and personalization capabilities, combined with technical assistance and customer service, are important factors in yearbook production. Jostens' YearTech® 2006 on-line tool provides schools with additional convenience and creative and editorial capabilities in the layout and production of yearbooks.

        Photography.    Jostens' sales of school photography products and services are divided between Canada and the United States. In Canada, Jostens competes with a variety of regional and local photographers. In the United States, Jostens' primary competitors are Herff Jones and Lifetouch Inc., as well as regional and local photographers. Each competes on the basis of quality, price, on-time delivery and product offerings.

Marketing and Publishing Services

        The Marketing and Publishing Services business competes with Webcraft, the fragrance division of Vertis, Inc., Orlandi, Inc. and a number of smaller competitors in the fragrance and cosmetic sampling market. Our sampling system business also competes with numerous manufacturers of miniatures, vials, packets, sachets, blister packs and scratch and sniff products. Our direct mail products and services compete with numerous other marketing and advertising venues for marketing dollars customers allocate to various types of advertising, marketing and promotional efforts such as television and in-store promotions as well as other printed products produced by national and regional printers. We compete primarily with Coral Graphics Services, Inc., Phoenix Color Corporation, Banta and The Press of Ohio in the sale of textbook covers and components and one- and two-color testing and supplemental educational materials.

Educational Textbook.

        Textbook manufacturers compete based on their ability to maintain and adhere to a strict manufacturing schedule, the quality of product and service, competitive pricing and capability to provide "one-stop shopping" to the publisher. Our primary competitors in the textbook market are R.R. Donnelley & Sons Company, Quebecor World Inc. and Courier, Inc.

Seasonality

        We experience seasonal fluctuations in our net sales tied primarily to the North American school year. We recorded approximately 38% of our annual net sales for fiscal 2005 during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. The net sales of textbooks are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The college textbook market is also seasonal with the majority of textbook production occurring during June through August and November through January. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements. The net sales of sampling and other direct mail and printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

Raw Materials

        The principal raw materials that Jostens purchases are gold and other precious metals, paper and precious, semiprecious and synthetic stones. The cost of precious metals and precious, semiprecious and synthetic stones is affected by market volatility. To manage the risk associated with changes in the prices of precious metals, Jostens may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany whom we believe is also a supplier to Jostens' major class ring competitors in the United States.

        The principal raw materials purchased by the Marketing and Publishing Services business and the Educational Textbook business consist of paper, ink, bindery materials and adhesives. Paper costs generally flow through to the customer as paper is ordered for specific jobs and the Company does not take significant commodity risk on paper. Certain of our sampling system business utilizes specific grades of paper and foil laminates, which are, respectively, purchased primarily from one manufacturer.

        Matters pertaining to our market risks are set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk."

Backlog

        Because of the nature of our business, all orders are generally filled within a few months from the time of placement. However, Jostens typically obtains contracts in the second quarter of one year for student yearbooks to be delivered in the second and third quarters of the subsequent year. Often the total revenue pertaining to a yearbook order is not established at the time of the order because the content of the book is not final. Subject to the foregoing qualifications, we estimate the backlog of orders, related primarily to our yearbook and scholastic businesses, was $370.7 million and $359.2 million as of the end of 2005 and 2004, respectively. We expect most of the 2005 backlog to be confirmed and filled in 2006.

Environmental

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters.

        Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing, and other activities that have resulted in environmental conditions that have given rise to liabilities.

        As part of our environmental management program, we are currently involved in environmental remediation at several properties. Principal among them is a property formerly owned and operated by Jostens for jewelry manufacturing. Although Jostens no longer owns the site, Jostens continues to manage the remediation project, which began in 2000. As of December 31, 2005, Jostens had made payments totaling $7.8 million for remediation at this site. During 2001, Jostens received reimbursement from its insurance carrier in the amount of $2.7 million, net of legal costs. Based on findings included in remediation reports, we do not expect the cost required to finish addressing environmental conditions to be material. This amount is included in our consolidated balance sheet as of December 31, 2005. Additionally, Jostens will have ongoing monitoring obligations following the completion of remediation. We do not expect the cost of such ongoing monitoring to be material. While Jostens may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable.

Intellectual Property

        Our businesses use a combination of patents, copyrights, trademarks, confidentiality and licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect the intellectual property rights we employ in our businesses. We have trademarks registered in the United States and in jurisdictions around the world. In particular, we have a number of registered patents in the United States and abroad covering certain of the proprietary processes used in our sampling systems and direct mail business and we have submitted patent applications for certain other manufacturing processes. However, many of our sampling system and direct mail manufacturing processes are not covered by any patent or patent application. As a result, our business may be adversely affected by competitors who independently develop equivalent or superior technologies, know-how, trade secrets or production methods or processes than those employed by us. We are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights, and third parties from time to time may initiate litigation against us asserting that our businesses infringe or otherwise violate their intellectual property rights.

        Our company has ongoing research efforts and expects to seek additional patents in the future covering results of its research. Pending patent applications filed by us may not result in patents being issued. Similarly, patents now or hereafter owned by us may not afford protection against competitors with similar or superior technology. Our patents may be infringed upon, designed around by others, challenged by others or held to be invalid or unenforceable.

Employees

        As of December 31, 2005, we had approximately 7,700 full-time employees. As of December 31, 2005, approximately 790 of Jostens' employees were represented under two collective bargaining agreements that expire in June and August of 2007 and approximately 660 employees from our Marketing and Publishing Services business were represented under six collective bargaining agreements. These collective bargaining agreements expire at various times between March 2007 and November 2009. Given the seasonality of our businesses, we utilize a high percentage of seasonal and temporary employees to maximize efficiency and manage our costs.

        We consider our relations with our employees to be satisfactory.

International Operations

        Our foreign sales are derived primarily from operations in Canada and Europe, respectively. Local taxation, import duties, fluctuation in currency exchange rates and restrictions on exportation of currencies are among risks attendant to foreign operations, but these risks are not considered significant with respect to our businesses.

Properties

        A summary of the physical properties our businesses currently use follows:

Segment	Facility Location(1)	Approximate Sq. Ft.	Interest
Jostens Scholastic	Topeka, Kansas(2) Laurens, South Carolina Shelbyville, Tennessee Denton, Texas Attleboro, Massachusetts Owatonna, Minnesota Burnsville, Minnesota	236,000 98,000 87,000 56,000 52,000 30,000 47,000	Owned Owned Owned Owned Owned Owned Leased
Jostens Yearbook	Winston-Salem, North Carolina Clarksville, Tennessee Visalia, California State College, Pennsylvania State College, Pennsylvania	132,000 105,000 96,000 66,000 10,900	Owned Owned Owned Owned Leased
Jotens Photo	Winnipeg, Manitoba Indianapolis, Indiana Winnipeg, Manitoba	66,000 8,800 13,000	Owned Owned Leased
Marketing and Publishing Services	Owensville, Missouri Eldridge, Iowa Broadview, Illinois Pennsauken, New Jersey Chattanooga, Tennessee Chattanooga, Tennessee Chattanooga, Tennessee Baltimore, Maryland Arlington Heights, Illinois Paris, France	450,000 325,000 212,000 145,000 67,900 36,700 29,500 60,000 47,000 4,600	Owned Owned Owned Owned Owned Owned Owned Leased Leased Leased	(3)
Educational Textbook	Jefferson City, Missouri	636,000	Owned

(1)
Excludes properties held for sale.

(2)
Also houses yearbook production.

(3)
Includes approximately 31,600 square footage of a leased bindery facility.

        We lease a number of warehouse facilities to support our production. We maintain Visant's executive office in leased space in Armonk, New York, and Jostens' executive offices in owned space in Bloomington, Minnesota. Jostens will be relocating to leased facilities in Bloomington in the second quarter of 2006. In addition, we lease other sales and administrative office space and photography space in other locations. In management's opinion, all buildings, machinery and equipment are suitable for their purposes and are maintained on a basis consistent with sound operations. The extent of utilization of individual facilities varies significantly due to the seasonal nature of our business. In addition, certain of our properties are subject to a mortgage held by Visant's lenders under its senior secured credit facilities.

Legal Proceedings

        On February 11, 2004, plaintiff Christian Pocino filed a complaint against Jostens in the Superior Court of California for the County of Los Angeles for alleged breach of express warranty (Cal. Comm. Code Section 2313), and for alleged violation of California's false advertising and unfair competition laws (Cal. Bus. & Prof. Code Sections 17500 and 17200).

        The plaintiff alleged that Jostens violated these laws by purportedly violating Federal Trade Commission "guides" with regard to the marketing and sale of jewelry. Specifically, plaintiff contended that: (1) Jostens failed to comply with the FTC guide that every use of the word "stone" be immediately preceded by the word "imitation", "synthetic" or a similar term; and (2) Jostens failed to comply with a separate FTC guide relating to use of the word silver in connection with Jostens' SilverElite® with platinum alloy. The plaintiff sought equitable relief and unspecified monetary damages on behalf of himself and a purported class of similarly-situated consumers.

        Jostens brought a demurrer and motion to strike the plaintiff's complaint on June 25, 2004, challenging the legal sufficiency of plaintiff's allegations on the basis, inter alia, that the FTC guides are nonbinding and that plaintiff's allegations generally failed to state a claim on which relief could be granted. On August 13, 2004, the Superior Court sustained Jostens' demurrer with leave to amend.

        On August 25, 2004, the plaintiff filed an amended complaint which contained substantially the same allegations regarding "stones" while dropping the claims regarding SilverElite® with platinum. On September 29, 2004, Jostens filed another demurrer/motion to strike, challenging the legal sufficiency of plaintiff's amended complaint. On November 24, 2004, the Superior Court again sustained Jostens' demurrer with leave to amend. The plaintiff filed a second amended complaint dated December 16, 2004. The court dismissed the action on January 26, 2005. The plaintiff has appealed the court's decision. Jostens filed its appellate brief in late October 2005 and oral arguments were heard on March 15, 2006. A decision is expected before the end of June 2006.

        In communications with U.S. Customs and Border Protection ("Customs"), we learned of an alleged inaccuracy of the tariff classification for certain of Jostens' imports from Mexico. Jostens promptly filed a voluntary disclosure to limit its monetary exposure. The effect of these alleged tariff classification errors is that back duties and fees (or "loss of revenue") may be owed on imports dating back five years. Additionally, Customs may impose interest on the loss of revenue, if any is determined. Presently, no formal notice of, or demand for, any alleged loss of revenue has been issued by Customs. A review of Jostens' import practices has revealed that during the relevant five-year period, Jostens' merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement ("NAFTA"), in which case there should be no loss of revenue or interest payment owed Customs. However, Customs' allegations indicate that Jostens committed a technical oversight in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens has addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. Jostens is in the early stages of administrative review of this matter, and it is not clear what Customs' position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed under statute from making post-entry NAFTA claims for those imports made prior to 2004. Jostens intends to vigorously defend its position and has recorded no accrual for any potential liability. However, we cannot assure you that Jostens will be successful in its defense or that the disposition of this matter will not have a material effect on our business, financial condition and results of operations.

        We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will not be material, however, we cannot assure you in this regard.

MANAGEMENT

Directors and Executive Officers

        Set forth below are the names, ages, positions and business backgrounds of our executive officers and the directors as of March 1, 2006.

Name	Age	Position
Marc L. Reisch	50	Chairman, President and Chief Executive Officer, Holdings and Visant
Marie D. Hlavaty	42	Vice President, General Counsel and Secretary, Holdings and Visant
Paul B. Carousso	36	Vice President, Finance, Holdings and Visant
John C. Sorensen	43	Vice President, Treasurer, Holdings and Visant
Michael L. Bailey	50	President and Chief Executive Officer, Jostens
John Van Horn	65	Group President, Arcade/Lehigh Direct and President, Chief Executive Officer, Arcade
John R. DePaul	49	Executive Vice President, Von Hoffman
Richard Johnson	59	Executive Vice President, Von Hoffman
David F. Burgstahler	37	Director, Holdings and Visant
Thompson Dean	47	Director, Holdings and Visant
George M.C. Fisher	65	Director, Holdings and Visant
Alexander Navab	40	Director, Holdings and Visant
Tagar C. Olson	28	Director, Holdings and Visant
Charles P. Pieper	59	Director, Holdings and Visant

        Marc L. Reisch joined Holdings and Visant as Chairman, President and Chief Executive Officer upon the closing of the Transactions. Mr. Reisch has been one of the directors of Jostens since November 2003. Immediately prior to joining Holdings and Visant, Mr. Reisch served as a Senior Advisor to KKR. Mr. Reisch was Chairman and Chief Executive Officer of Quebecor World North America between August 1999 and September 2002. Prior to holding that position, he held the position of President of World Color Press, Inc., since November 1998 and Group President since 1996. Mr. Reisch has been the Chairman of the Board of Yellow Pages Income Fund since December 2002.

        Marie D. Hlavaty served as an advisor to our businesses since August 2004 and joined Holdings and Visant as Vice President, General Counsel and Secretary upon the consummation of the Transactions. Prior to joining Visant, Ms. Hlavaty was Of Counsel with Latham & Watkins LLP from January 2003 until June 2004. Ms. Hlavaty was Vice President, General Counsel and Secretary of Quebecor World Inc. between February 2001 and November 2002, also serving as General Counsel of Quebecor World North America since November 1999. Prior to that, she held legal positions at World Color Press, Inc. since 1994, last holding the position of Vice President, Deputy General Counsel.

        Paul B. Carousso joined Holdings and Visant in October 2004 as Vice President, Finance. From April 2003 until October 2004, Mr. Carousso held the position of Executive Vice President, Chief Financial Officer, of Vestcom International, Inc., a digital printing company. Prior to holding his position at Vestcom, from October 1994 until September 2002, Mr. Carousso held various accounting and financial reporting positions at Quebecor World North America and World Color Press, Inc., last holding the position of Vice President, Controller.

        John C. Sorensen joined Visant Holding and Visant in September 2005 as Vice President, Treasurer. From November 2001 until August 2005, Mr. Sorensen held the position of Vice President, Treasurer with World Kitchen, Inc. (manufacturer and distributor of kitchenware products). World Kitchen filed for bankruptcy in 2002. Prior to that, Mr. Sorensen held a number of financial and treasury positions with U.S. Office Products Company (manufacturer and distributor of office supplies and furniture)

from 1997 through October 2001, last holding the position of Vice President and Controller, N.A. Financial Operations.

        Michael L. Bailey joined Jostens in 1978. He has held a variety of leadership positions, including director of marketing, planning manager for manpower and sales, national product sales director, division manager for printing and publishing, printing operations manager and Senior Vice President—Jostens School Solutions. He was appointed as President in February 2003 and became Chief Executive Officer in July 2004.

        John Van Horn served as an advisor to our Arcade/Lehigh Direct businesses since September 2004 and joined us as Group President, Arcade/Lehigh Direct and President and Chief Executive Officer of Arcade upon the consummation of the Transactions. Prior to joining us, Mr. Van Horn held various positions at Quebecor World Inc. (or its predecessor, World Color Press, Inc.) since 1993, last serving as President, Catalog Market of Quebecor World North America.

        John R. DePaul joined The Lehigh Press, Inc. in 1979. He held a number of sales and operational positions with Lehigh. Following the acquisition of Lehigh by Von Hoffmann in October 2003, Mr. DePaul was appointed Senior Vice President—Educational Sales. Mr. DePaul assumed the position of Executive President in March 2005, and most recently was given operational responsibility for the Jefferson City, MO and Pennsauken, NJ facilities in addition to his educational sales duties.

        Richard Johnson joined Von Hoffmann in March 2005 as Executive Vice President Sales—Commercial Products. He most recently was given operational responsibility for the Owensville, MO and Eldridge, IA facilities in addition to his sales duties. Prior to joining Von Hoffmann, Mr. Johnson held a number of sales management roles with Quebecor World Inc. in its book division from 1999 to 2004.

        David F. Burgstahler is a Partner of Avista Capital Partners, L.P., a private equity firm that has been engaged by Credit Suisse Securities (USA) LLC, or CS, to serve as consultants to assist in the monitoring of DLJMBP portfolio companies. Prior to joining Avista Capital Partners in 2005, Mr. Burgstahler was a Partner with DLJ Merchant Banking Partners, the private equity investment arm of CS. Mr. Burgstahler joined CS in 2000 when it merged with Donaldson, Lufkin & Jenrette. Mr. Burgstahler joined Donaldson, Lufkin & Jenrette in 1995. Mr. Burgstahler serves on the board of Warner Chilcott Corporation, Focus Diagnostics, Inc. and WRC Media, Inc.

        Thompson Dean is a Co-Managing Partner and Chief Executive Officer of Avista Capital Partners, L.P., a private equity firm that has been engaged by CS to serve as consultants to assist in the monitoring of DLJMBP portfolio companies. Prior to joining Avista Capital Partners in 2005, Mr. Dean led DLJMBP and was Chairman of the Investment Committees of the DLJMBP funds. Mr. Dean continues to serve as Investment Committee Co-Chairman of the DLJMBP funds. Mr. Dean joined DLJMBP in 1988 and became the Managing Partner in 1995. Following the merger of Donaldson, Lufkin & Jenrette and CS, he became the Head of Leveraged Corporate Private Equity, responsible for CS's worldwide leveraged buyout business. Mr. Dean is on the Boards of BioPartners, DeCrane Aircraft Holdings, Inc., Nycomed Holdings, Merrill Corporation and NextPharma. He serves on various committees for the Lenox Hill Neighborhood Association, The Society of Memorial Sloan Kettering, The Museum of the City of New York and The Boys Club of New York.

        George M.C. Fisher is currently a senior advisor to KKR. Mr. Fisher is also currently Chairman of PanAmSat Corporation and a director of Eli Lilly and Company and General Motors Corporation. Mr. Fisher served as Chairman of the Board of Eastman Kodak Company from December 1993 to December 2000 and was Chief Executive Officer from December 1993 to January 2000. Before joining Kodak, Mr. Fisher was Chairman of the Board and Chief Executive Officer of Motorola, Inc. Mr. Fisher is a past member of the boards of AT&T, American Express Company, Comcast Corporation, Delta Air Lines, Inc., Hughes Electronics Corporation, Minnesota Mining &

Manufacturing, Brown University and The National Urban League, Inc. He is a member of The Business Council as well as an elected fellow of the American Academy of Arts & Sciences and of the International Academy of Astronautics. Mr. Fisher was also an appointed member of the President's Advisory Council for Trade Policy and Negotiations from 1993 through 2002.

        Alexander Navab is a Member of KKR. He joined KKR in 1993 and oversees KKR's North American efforts in media and telecommunications. Prior to joining KKR, Mr. Navab was with James D. Wolfensohn Incorporated, where he was involved in merger and acquisition transactions as well as corporate finance advisory assignments. From 1987 to 1989, he was with Goldman, Sachs & Co. in the Investment Banking division. Mr. Navab is also a director of PanAmSat Corporation.

        Tagar C. Olson is an Executive at KKR. Prior to joining KKR in 2002, Mr. Olson was with Evercore Partners Inc. since 1999, where he was involved in a number of private equity transactions and mergers and acquisitions.

        Charles P. Pieper is an Operating Partner of DLJMBP and a Managing Director of CS. Prior to joining CS in 2004, Mr. Pieper held senior operating positions in both private industry and private equity, including being President and Chief Executive Officer of several General Electric Company businesses. He was self-employed from January 2003 to April 2004 as the head of Charles Pieper and Associates, an investment and advisory firm, and from March 1997 to December 2002, Mr. Pieper was Operating Partner of Clayton, Dubilier and Rice, a private equity investment firm. Mr. Pieper also previously served as Chairman and Acting CEO of Alliant Foodservice, Inc., Chairman of North American Van Lines and Vice Chairman of Dynatech. Mr. Pieper served as Chairman of the Board of U.S. Office Products from March 1998 to March 2001; U.S. Office Products filed for bankruptcy in 2001. From April 2000 to April 2002, Mr. Pieper served as Chairman of the Board of Fairchild Dornier Corp. and Chairman of the Supervisory Board of Fairchild Dornier GmbH; Fairchild Dornier filed for bankruptcy in 2002. He also serves as a director of Advanstar Holding Corp. and Grohe AG.

Our Board of Directors

        Our Board of Directors is comprised of seven members. Each of the existing directors was appointed upon the consummation of the Transactions in October 2004, other than Mr. Fisher, who was appointed in November 2005. Under the Stockholders Agreement entered into in connection with the Transactions, KKR and DLJMBP III each has the right to designate four of Holdings' directors (and each initially designated three directors) and our Chief Executive Officer and President, Marc Reisch, is Chairman. Our Board of Directors currently has three standing committees—an Audit Committee, a Compensation Committee and an Executive Committee. We expect the chairmanship of each of the Audit Committee and Compensation Committee will be rotated annually between a director designated by KKR and a director designated by DLJMBP III consistent with the terms of the Stockholders Agreement.

Audit Committee

        The primary duties of the Audit Committee include assisting the Board of Directors in its oversight of (i) the integrity of the Company's financial statements and financial reporting process; (ii) the integrity of the Company's internal controls regarding finance, accounting and legal compliance; and (iii) the independence and performance of the Company's independent auditors and internal audit function. The Audit Committee also reviews our critical accounting policies, our annual and quarterly reports on Form 10-K and Form 10-Q, and our earnings releases before they are published. The Audit Committee has sole authority to engage, evaluate and replace the independent auditor. The Audit Committee also has the authority to retain special legal, accounting and other consultants it deems necessary in the performance of its duties. The Audit Committee meets regularly with our management, independent auditors and internal auditors to discuss our internal controls and financial reporting process and also meets regularly with the Company's independent auditors and internal auditors in private.

        The current members of the Audit Committee are Messrs. Burgstahler (Chairman) and Olson. The Board of Directors has determined that each of the current members qualifies as an "audit committee financial expert" through their relevant work experience. Mr. Olson is an Executive with KKR, and Mr. Burgstahler is a Partner of Avista Capital Partners, L.P. None of the members of the Audit Committee is considered "independent" as defined under the federal securities law.

Compensation Committee

        The primary duty of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation practices for the Company's executive officers and other key employees, as the Committee may determine, to ensure that management's interests are aligned with the interest of the Company's equity holders. The Committee also reviews and makes recommendations to the Board of Directors with respect to the Company's employee benefits plans, compensation and equity based plans and compensation of Directors. The current members of the Compensation Committee are Messrs. Navab (Chairman), Burgstahler, Olson and Pieper.

Executive Committee

        The current members of the Executive Committee are Messrs. Reisch, Navab and Dean.

Compensation of Directors

        We will pay annual director's fees of $50,000 to Mr. Fisher. On March 18, 2005, we granted to each of our non-executive directors options to purchase 3,122 shares of the Class A Common Stock of Holdings. Upon becoming a director effective November 2, 2005, Mr. Fisher was granted options to purchase 3,122 shares of Class A Common Stock of Holdings.

Code of Ethics

        We have a Code of Business Conduct and Ethics which was adopted to cover the entire Visant organization following the Transactions and which applies to our Chief Executive Officer, Vice President, Finance and Corporate Controller, all other employees, our directors and independent sales representatives. We review our Code of Business Conduct and Ethics and amend it as necessary to be in compliance with current law. Any changes to, or waiver from, our Code that applies to our Chief Executive Officer, Vice President, Finance or Corporate Controller will be posted on our website. A copy of the Code can be found on our website at http://www.visant.net.

Section 16(a) Beneficial Ownership Reporting Compliance

        Executive officers and directors of Holdings are not subject to the reporting requirements of Section 16 of the Exchange Act.

Executive Compensation

        The following table sets forth the cash and non-cash compensation for 2005, 2004 and 2003 awarded to or earned by our Chief Executive Officer as of the end of fiscal 2005 and each of the four other most highly compensated executive officers as of the end of fiscal 2005.

	Annual Compensation				Long-term Compensation Awards
Name and principal position	Year	Salary(1)	Bonus(2)	Other annual compensation(3)	Restricted stock awards(#)(4)	Securities underlying options(#)	All other compensation(5)
Marc L. Reisch	2005	$850,000	$850,000	$—	—	—	$94,085
Chairman, President and	2004	180,226	1,025,000	—	10,405	134,066	148,749
Chief Executive Officer,	2003	—	—	—	—	—	—
Holdings and Visant
Marie D. Hlavaty	2005	$315,000	$185,000	$—	—	18,730	$8,400
Vice President, General	2004	66,888	39,375	—	—	—	63,000
Counsel and Secretary,	2003	—	—	—	—	—	—
Holdings and Visant
Paul B. Carousso	2005	$240,000	$110,000	$—	—	9,365	$8,400
Vice President, Finance,	2004	46,153	30,000	—	—	—	63,000
Holdings and Visant	2003	—	—	—	—	—	—
Michael L. Bailey	2005	$486,538	$—	$—	—	36,419	$8,400
President and Chief	2004	416,943	767,234	—	—	35,200	8,200
Executive Officer, Jostens	2003	327,859	109,800	52,574	—	—	1,787,006
John Van Horn	2005	$370,000	$250,000	$—	—	—	$8,400
Group President,	2004	78,816	101,667	—	—	—	28,650
Arcade/Lehigh Direct and	2003	—	—	—	—	—	—
President and Chief
Executive Officer, Arcade

(1)
Each of Messrs. Reisch, Carousso and Van Horn and Ms. Hlavaty became employees of Visant as of October 4, 2004, and accordingly, the amounts for 2004 reflect salary received after such date.

(2)
Amounts in 2005 include earnings under the management incentive bonus program. The amounts in 2004 include earnings under the management incentive bonus program as follows: Mr. Reisch: $425,000; Ms. Hlavaty: $39,375; Mr. Carousso: $30,000; Mr. Bailey: $258,875; and Mr. Van Horn: $61,667. Amounts in 2004 also include (a) a signing bonus for Mr. Reisch of $600,000, the after-tax proceeds of which were reinvested in Holdings Class A Common Stock, and a signing bonus for Mr. Van Horn of $40,000 and (b) a retention bonus for Mr. Bailey of $500,000, the after-tax proceeds of which were reinvested in Holdings Class A Common Stock. The amount in 2003 includes earnings under the management incentive bonus program for Mr. Bailey of $101,170.

(3)
Excludes perquisites where the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total annual salary and bonus reported. The amount in 2003 for Mr. Bailey includes miscellaneous perquisites, including an automobile reimbursement and $28,780 for use of the corporate jet.

(4)
In connection with the consummation of the Transactions and his joining us as Chief Executive Officer in 2004, Mr. Reisch was granted 10,405 restricted shares of Holdings Class A Common Stock at $96.10401 per share under the 2004 Stock Option Plan. The restricted stock is 100% vested and nonforfeitable by Mr. Reisch.

(5)
The amounts in 2005 for Mr. Reisch include $85,685 of payment by the Company of the premium on a life insurance policy payable to beneficiaries designated by Mr. Reisch, as well as employer matching contributions to the Company's 401(K) plan. The amounts in 2005 for Ms. Hlavaty and Messrs. Carousso, Bailey and Van Horn represent employer matching contributions to the 401(K) plan. The amounts in 2004 for Mr. Reisch,

  Ms. Hlavaty and Mr. Van Horn represent advisory fees earned in connection with the Transactions and for Mr. Bailey, the employer match contribution under the 401(K) plan. The amount in 2003 for Mr. Bailey includes cancellation of stock options in connection with the 2003 Jostens merger for consideration of $1,779,066 as well as employer matching contributions to the 401(k) plan.

Compensation Committee Interlocks and Insider Participation

        Messrs. David Wittels and John Castro, who were members of Holdings' Board of Directors during 2003 and part of 2004, and Mr. Burhmaster, who was the Chief Executive Officer of Holdings and Jostens until July 2004, comprised the Compensation Committee from September 2003 through March 2004. Mr. Wittels was affiliated with DLJMBP, and Mr. Castro was President and Chief Executive Officer of Merrill Corporation during this time. DLJMBP has an ownership interest in Merrill Corporation. Commencing in March 2004, each of Messrs. Burgstahler, Burhmaster and Castro served as members of the Compensation Committee until the consummation of the Transactions. Thereafter, until November 2005 the Compensation Committee was comprised of Messrs. Burgstahler (Chairman), Navab and Pieper and Mr. Joseph Bae (who was affiliated with KKR). In November 2005, Mr. Bae resigned as a director and member of the Audit and Compensation Committees of the Board in connection with his transition to KKR's Hong Kong operations. Mr. Olson was appointed to the Compensation Committee in November 2005.

Equity Compensation

        The 2003 Stock Incentive Plan (the "2003 Plan") was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and currently provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. Option grants consist of "time options", which vest and become exercisable in annual installments over the first five years following the date of grant and/or "performance options", which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. Upon the occurrence of a "change in control" (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their grant of options.

        All outstanding options to purchase Holdings common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefor. No consideration was paid in respect of the Arcade options.

        In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons various equity-based awards,

including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries, provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. Under his employment agreement, as described below, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the plan. Additional members of management are eligible to receive equity-based awards. Option grants consist of "time options", which vest and become exercisable in annual installments over a five-year period from the date of grant, and/or "performance options", which vest and become exercisable over the first five years following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. Upon the occurrence of a "change in control" (as defined in the plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date of the option is granted.

        All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholders' agreement and a sale participation agreement, which together generally provide for the following:

  •
  transfer restrictions until the fifth anniversary of purchase, subject to certain exceptions;

  •
  a right of first refusal by Holdings at any time after the fifth anniversary of purchase but prior to a registered public offering of the Class A Common Stock meeting certain specified criteria;

  •
  in the event of termination of employment, call and put rights with respect to Holdings stock and outstanding and exercisable options;

  •
  "piggyback" registration rights on behalf of the members of management;

  •
  "tag-along" rights in connection with transfers by Fusion on behalf of the members of management and "drag-along" rights for Fusion and DLJMBP III; and

  •
  a confidentiality provision and noncompetition and nonsolicitation provisions that apply for two years following termination of employment.

Stock Options Granted in 2005

        The following table provides information on stock options granted to the named executive officers in 2005.

	Individual Grants in 2005
Name	Number of securities underlying options granted	Percentage of total options granted to employees in fiscal year	Exercise price (dollars per share)	Expiration date		Grant date present value (dollars)(1)
Marc L. Reisch	—	—	$—	—		$—
Marie D. Hlavaty	18,730	5.15%	$96.10	3/17/2015		$608,725
Paul B. Carousso	9,365	2.58%	$96.10	3/17/2015		$304,363
Michael L. Bailey	36,419	10.01%	$96.10	3/17/2015	(2)	$1,183,617
John Van Horn	—	—	$—	—		$—

(1)
These estimated hypothetical values are based on a Black-Scholes option pricing model in accordance with SEC rules. We used the following assumptions in estimating this value: potential option term, 10 years; risk-free rate of return, 4.13%; expected volatility, 1.0%; and expected dividend yield, none.

(2)
Other than 31,216 options which have an expiration of December 31, 2015.

Aggregated Stock Options Exercised in 2005 and Fiscal Year End Option Value

        The following tables provide information on stock option holdings at the end of 2005. There were no stock options exercised in 2005 by the named executive officers.

	Number of securities underlying unexercised options at fiscal year end(#)
			Value of unexercised in-the-money options at fiscal year end($)(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Marc L. Reisch	39,575	88,771	$7,902	$—
Marie D. Hlavaty	4,683	14,047	$—	$—
Paul B. Carousso	2,341	7,024	$—	$—
Michael L. Bailey	17,192	28,614	$84,295	$—

(1)
There is no established public trading market for the Holdings Class A Common Stock. For purposes of this table, in-the-money options are calculated based on the estimated fair value of Holdings Class A Common Stock of $96.10401 as determined by the Compensation Committee of the Board of Directors.

Employment Agreements and Arrangements

Employment agreement with Marc L. Reisch

        In connection with the Transactions, Holdings entered into a new employment agreement with Marc L. Reisch on the following terms, under which he serves as the Chairman of our Board of Directors (the "Board") and our Chief Executive Officer and President.

        Mr. Reisch's employment agreement has an initial term of five years and automatically extends for additional one-year periods at the end of the initial term and each renewal term, subject to earlier termination of his employment by either Mr. Reisch or by us pursuant to the terms of the agreement. Mr. Reisch's agreement provides for the payment of an annual base salary of $850,000, subject to annual review and increase by our Board, plus an annual cash bonus opportunity between zero and 150% of annual base salary, with a target bonus of 100% of annual base salary (of which no less than 67% is to be based on certain EBITDA targets to be achieved).

        Pursuant to the agreement, Mr. Reisch was paid a cash signing bonus of $600,000, the after-tax proceeds of which were reinvested as part of his initial equity participation. Pursuant to the agreement, Mr. Reisch invested $3,500,000 in cash to purchase Holdings Class A Common Stock, and we granted him an option to purchase 3.5 shares of Holdings Class A Common Stock for every one share of the $3,500,000 in value of Holdings Class A Common Stock initially purchased by him. Under his stock option agreement, we granted Mr. Reisch a total of 127,466 shares of Holdings stock, of which 56,449 shares are subject to time-based vesting (the "time option") and 71,017 shares are subject to performance-based vesting (the "performance option"). The time option became vested and exercisable with respect to 9,104 of the shares on December 31, 2004. The remaining 47,345 shares subject to the time option will vest and become exercisable in five annual installments commencing on December 31, 2005 as to the following percentages: 25%, 25%, 25%, 15% and 10%. The performance option will vest on a cliff basis on December 31, 2012, subject to acceleration based on the achievement of certain EBITDA or other performance targets. Additionally, under a restricted stock award agreement, we made a one-time grant of 10,405 shares of Holdings Class A Common Stock, which stock is 100% vested and nonforfeitable by Mr. Reisch, subject to the same rights and restrictions set forth in the management stockholders' agreement and the sale participation agreement described above, other than Holdings' call rights in the event of termination of employment.

        The agreement also provides that if Mr. Reisch is terminated by us without "cause" (which includes our nonrenewal of the agreement for any additional one-year period, as described above) or if he resigns for "good reason" (as such terms are defined in the agreement), he will be entitled to receive: (1) a cash payment equal to the sum of (A) a prorated bonus for the year of termination, payable in a lump sum, plus (B) two times the sum of (i) Mr. Reisch's then annual base salary and (ii) his target bonus for the year of termination, payable in 24 equal monthly installments, and (2) continued participation in welfare benefit plans until the earlier of two years after the date of termination or the date that Mr. Reisch becomes covered by a similar plan maintained by any subsequent employer, or cash in an amount that allows him to purchase equivalent coverage for the same period. The agreement additionally provides that, in the event of a "change in control" of the Company (as defined in the agreement), the vesting of Mr. Reisch's time option will accelerate in full and the vesting of his performance option may accelerate if specified performance targets have been achieved.

        The agreement also provides for the Company's payment of all premiums on a life insurance policy having a death benefit equal to $10.0 million that will be payable to such beneficiaries designated by Mr. Reisch. In addition the agreement provides for a retirement benefit supplemental to those benefits payable under our qualified and nonqualified retirement plans which constitutes an annual lifetime retirement benefit commencing on the later of the date of his employment termination or the date he achieves age 60. The benefit is equal to, generally, 10% of the average of Mr. Reisch's base salary and annual bonuses payable over the five fiscal years ended prior to his termination, plus 2% of such average compensation (prorated for any partial years) earned for each additional year of service accruing after December 31, 2009, less benefits paid under the other retirement plans. The vesting of this benefit would accelerate upon a change in control of the Company or termination of Mr. Reisch's employment by us without cause or by his resignation for good reason after the third anniversary of the closing date of the Transactions, but which is otherwise vested following any termination of his employment for any reason after December 31, 2009. Mr. Reisch's agreement also provides for a tax gross-up payment in the event that any amounts or benefits due to him would be subject to excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code.

Employment arrangements with Michael L. Bailey

        Michael L. Bailey, an employee at will with Jostens, joined Jostens in 1978 and has held a variety of leadership positions, most recently having been elected by the Board of Directors of Jostens to serve as the Chief Executive Officer of Jostens effective as of July 20, 2004. In exchange for his services, Mr. Bailey is currently compensated with a base salary of $500,000, a bonus based on targets as determined by the Compensation Committee of our Board of Directors and perquisites commensurate with his position. In the event that Mr. Bailey is terminated for cause, there is no provision for salary continuation past the date of termination. In the event that Mr. Bailey is terminated without cause, he is entitled to receive severance payments and other perquisites commensurate with his position pursuant to the Jostens Executive Severance Pay Plan, as in effect from time to time.

Employment arrangements with John R. DePaul

        Von Hoffmann entered into an employment agreement with John R. DePaul effective with the acquisition of Lehigh by Von Hoffmann in October 2003. This agreement was amended in March 2005 following the acquisition of Von Hoffmann by Visant. Pursuant to that agreement, Mr. DePaul will serve in an executive position for Von Hoffmann until the expiration of the agreement in December 2008, or the earlier termination by either us or Mr. DePaul. In exchange for his services, Mr. DePaul is compensated with a base salary of $330,000 and is entitled to participate in such annual bonus program in which other similar executives of Von Hoffmann are eligible to participate, at such level as determined by the Board annually. In the event that Mr. DePaul is terminated by us for cause, he will be entitled to his base salary through the date of his termination, but will not be entitled to any additional compensation. If Mr. DePaul is terminated without cause, he is entitled to receive salary continuation for 12 months in an aggregate amount equal to $330,000 and continuation of health benefits for up to 12 months. The employment agreement also includes certain restrictive covenants, including a confidentiality provision and non-competition and non-solicitation provisions prohibiting Mr. DePaul from engaging in competition with us or soliciting employees for a period of one year from the termination of his employment.

Other Cash Incentive Compensation

        The Company has an annual incentive compensation plan, which permits us to grant various performance-based compensation awards to key employees. Such compensation awards are based on a combination of individual performance and/or financial results. The qualitative and quantitative criteria are determined from time to time by our Board of Directors or the Compensation Committee.

Executive Severance Pay Plan

        In 1999, Jostens implemented the Jostens' Executive Severance Pay Plan, which was amended effective February 2003 and entitled the Jostens, Inc. Executive Severance Pay Plan—2003 Revision (the "Executive Severance Plan"). The primary purpose of the Executive Severance Plan is to provide severance benefits for the Chief Executive Officer of Jostens and other members of the Jostens management as identified under the Executive Severance Plan, whose employment is terminated pursuant to a qualifying termination or resignation (as defined in the Executive Severance Plan), which excludes a termination for poor or unsatisfactory job performance or misconduct. The amount of severance benefits to which a particular employee is eligible is based upon the employee's position in Jostens and upon execution of a release of claims against Jostens (unless the Company elects otherwise). The range of severance benefits is from nine months to thirty months of the participant's base salary. Participants under the Executive Severance Plan are also eligible to receive a pro-rated portion of the annual incentive award to which they would have otherwise earned based on the period of time during the year in which they were employed, provided that the participant's termination date is after the fourth month of the fiscal year in which the termination event occurs. In addition, participants are eligible to receive reimbursement for COBRA premiums and continuation of their perquisites during the period of time over which the participant receives his or her continued payment of base salary. Eligibility for benefits under the Executive Severance Plan is also subject to participants complying with certain confidentiality provisions and other restrictive covenants during the severance period.

Retirement Plans

        Jostens maintains a tax-qualified, non-contributory pension plan, Pension Plan D ("Plan D"), which provides benefits for certain salaried employees. Effective January 1, 2006, the retirement income benefit under the plan changed for employees under age 45 with less than 15 years of service as of December 31, 2005 (non-grandfathered participants). The benefit prior to January 1, 2006, for non-grandfathered participants is based on a participant's highest average annual cash compensation (base salary plus annual bonus, if any) during any five consecutive calendar years, years of credited service (to a maximum of 35 years) and the Social Security covered compensation table in effect as of December 31, 2005. The benefit after January 1, 2006 for the non-grandfathered participants is based on career cash compensation (base salary plus annual bonus, if any) and service on and after January 1, 2006.

        For employees age 45 and over with 15 or more years of service as of December 31, 2005 (grandfathered participants), the retirement income benefit under the plan remains unchanged. The retirement income benefits are based upon a participant's highest average annual cash compensation (base salary plus annual bonus, if any) during any five consecutive calendar years, years of credited service (to a maximum of 35 years) and the Social Security covered compensation table in effect at termination. Mr. Bailey participates in Plan D and is a grandfathered participant based on his age and years of service with Jostens as of December 31, 2005. Certain of the other named executive officers also participate in Plan D.

        Jostens also maintains an unfunded supplemental retirement plan (the "ERISA Excess Plan") that gives additional credit under Plan D for years of service as a Jostens' sales representative to those salespersons who were hired as employees of Jostens prior to October 1, 1991. Benefits specified in Plan D may exceed the level of benefits that may be paid from a tax-qualified plan under the Internal Revenue Code. The unfunded supplemental plan pays benefits that would have been provided from Plan D but cannot because they exceed the level of benefits that may be paid from a tax-qualified plan under the Code.

        The following table shows estimated annual retirement benefits payable for life at age 65 for grandfathered participants, at various levels of final average compensation and service under these plans. The participants estimated annual pension benefit under the tax-qualified pension plan and the unfunded supplemental plan is $647,000 (if 2005 pay continues until age 65) or $361,000 (if the current average pay continues until age 65).

	Years of service at retirement(1)
Remuneration
	15	20	25	30	35
$200,000	$36,500	$48,600	$60,800	$72,900	$85,100
250,000	47,700	63,600	79,500	95,400	111,300
300,000	59,000	78,600	98,300	117,900	137,600
400,000	81,500	108,600	135,800	162,900	190,100
500,000	104,000	138,600	173,300	207,900	242,600
600,000	126,500	168,600	210,800	252,900	295,100
700,000	149,000	198,600	248,300	297,900	347,600
800,000	171,500	228,600	285,800	342,900	400,100
900,000	194,000	258,600	323,300	387,900	452,600
1,000,000	216,500	288,600	360,800	432,900	505,100
1,100,000	239,000	318,600	398,300	477,900	557,600
1,200,000	261,500	348,600	435,800	522,900	610,100
1,250,000	272,700	363,600	454,500	545,400	636,300

(1)
Mr. Bailey has 27.5 years of service under Plan D as of December 31, 2005, including 6.5 years of sales service.

        The following table shows estimated annual retirement benefits payable for life at age 65 for non-grandfathered participants at various levels of final annual compensation and service under these plans. The table assumes the participants accrued one year of service prior to January 1, 2006 and salary increased 6% per year prior to the salary listed in the table.

	Years of service at retirement(2)
Remuneration
	15	20	25	30	35
$200,000	$20,500	$24,200	$27,000	$29,100	$30,700
250,000	25,700	30,300	33,800	36,400	38,400
300,000	31,000	36,400	40,500	43,700	46,000
400,000	41,500	48,700	54,100	58,300	61,400
500,000	52,000	61,100	67,800	72,900	76,700
600,000	62,500	73,400	81,500	87,500	92,100
700,000	73,100	85,700	95,200	102,200	107,500
800,000	83,600	98,000	108,800	116,900	122,900
900,000	94,100	110,400	122,500	131,600	138,400
1,000,000	104,600	122,700	136,200	146,300	153,800
1,100,000	115,100	135,000	149,900	161,000	169,300
1,200,000	125,600	147,300	163,500	175,600	184,700
1,250,000	130,900	153,500	170,400	183,000	192,400

(2)
The following named executive officers have the respective number of years of service under Plan D: Mr. Reisch, 1.25 years; Ms. Hlavaty, 1.25 years; Mr. Van Horn, 1.25 years; Mr. Sorensen, .32 years; Mr. Carousso, 1.23 years.

        One executive officer, Mr. DePaul, participates in the pension plan for Employees of The Lehigh Press, Inc. ("the Lehigh Press Plan"), which merged with Jostens' Pension Plan C in 2004. Under the Lehigh Press Plan formula, benefits are based on a percentage of a participant's final average compensation, multiplied by service up to the legal limits. The following table shows estimated annual retirement benefits payable for life at age 65 (with 10 years of certain payments) at various levels of final average compensation and service under this plan.

	Years of service at retirement(3)
Average Final Compensation
	20	25	30	35
$200,000	$40,100	$51,100	$62,100	$73,100
250,000	50,100	63,800	77,600	91,300
300,000	60,100	76,600	93,100	109,600
400,000	80,100	102,100	124,100	146,100
500,000	100,100	127,600	155,100	182,600
600,000	120,200	153,200	186,200	219,200
700,000	140,200	178,700	217,200	255,700
800,000	160,200	204,200	248,200	292,200
900,000	180,200	229,700	279,200	328,700
1,000,000	200,300	255,300	310,300	365,300
1,100,000	220,300	280,800	341,300	401,800
1,200,000	240,300	306,300	372,300	438,300
1,250,000	250,300	319,100	387,800	456,600

(3)
Mr. DePaul has 26.75 years of service under Pension Plan C as of December 31, 2005.

        We also maintain a non-contributory unfunded supplemental pension plan for certain named executive officer participants. Participants who retire after age 55 with at least seven full calendar years of service as an executive officer are eligible for a benefit equal to 1% of final base salary for each full calendar year of service, up to a maximum of 30%. Only service after age 30 is recognized in the plan. The calculation of benefits is frozen at the levels reached at age 60. In the event of a change in control (as defined under the plan), a participant is deemed to have completed at least seven years of service as an executive officer. If participants continue in their current positions at their current levels of compensation and retire at age 60, the estimated total annual pension amounts from this plan for Messrs. Reisch, Bailey, Sorensen and Carousso and Ms. Hlavaty would be $92,732, $150,000, $48,283, $58,731 and $59,565, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

        The following table sets forth information regarding beneficial ownership of our Class A Common Stock and our Class C Common Stock as of March 1, 2006 by (i) each person we believe owns beneficially more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers as a group.

	Class A Voting Common Stock			Class C Voting Common Stock
Holder	Shares(1)		Percent of class	Shares(1)		Percent of class
KKR and related funds(2)	2,664,356		44.1%	1	(3)	100.0%
DLJMBP III and related funds(4)	2,664,357		44.1%	—		—
David F. Burgstahler(4)(8)	2,665,398		44.1%	—		—
Thomson Dean(4)(8)	2,665,398		44.1%	—		—
Alexander Navab(2)(8)	2,665,397		44.1%	1	(3)	100.0%
Tagar C. Olson(2)(8)	2,665,397		44.1%	1	(3)	100.0%
Charles P. Pieper(4)(8)	2,665,398		44.1%	—		—
George M.C. Fisher(2)(6)	3,122	(5)	*
Marc L. Reisch(7)(8)	86,398	(9)	1.4%	—		—
Marie D. Hlavaty(7)(8)	10,926		*	—		—
Paul B. Carousso(7)(8)	5,464		*	—		—
Michael L. Bailey(7)(8)	27,599		*	—		—
John Van Horn(7)	5,203		*	—		—
Directors and officers (15 persons) as a group(2)(4)(5)(6)(8)(9)	5,483,555		90.7%	1	(3)	100.0%

*
Indicates less than one percent.

(1)
The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)
Holdings' shares shown as beneficially owned by KKR Millennium GP LLC reflect 2,664,356 shares of Holdings' common stock owned by KKR Millennium Fund L.P. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc Lipschultz, Jacques Garaialde, Reinhard Gorenflos, Michael M. Calbert and Scott C. Nuttall as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Mr. Navab, who is a director of Holdings and Visant, disclaims beneficial ownership of any of the shares beneficially owned by KKR. Mr. George M.C. Fisher and Mr. Tagar C. Olson are directors of Holdings and Visant and are a senior advisor and an executive, respectively, of KKR. Messrs. Fisher and Olson disclaim beneficial ownership of any shares beneficially owned by KKR. The address of KKR Millennium GP LLC and Messr. Kravis, Raether, Golkin, Navab, Lipschultz, Nuttall, and Olson is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019. The address of Messrs. Roberts, Michelson, Greene and Calbert is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. The address of Messrs. Fisher, Huth, Gorenflos and Garaialde is c/o

  Kohlberg Kravis Roberts & Co. Ltd., Stirling Square, 7 Carlton Garden, London SW1Y 5AD, England.

(3)
The contribution agreement entered into in connection with the Transactions provided that KKR receive one share of our parent's Class C Common Stock, which, together with its shares of our parent's Class A Common Stock, provides KKR with approximately 49.1% of our voting interest.

(4)
Includes 2,664,357 shares held by DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P., all of which form a part of CS's Alternative Capital Division. The address for each of the foregoing is 11 Madison Avenue, New York, New York 10010, except that the address of the three "Offshore Partners" entities is c/o John B. Gosiraweg 14, Willemstad, Curacao, Netherlands Antilles. Mr. Charles P. Pieper is a director of Holdings and Visant and an employee of CS's Alternative Capital Division, of which DLJMBP III is a part, and he does not have sole or shared voting or dispositive power over shares shown as held by DLJMBP III and related funds, and therefore, does not have beneficial ownership of such shares to which he disclaims beneficial ownership. The address for Mr. Pieper is 11 Madison Avenue, New York, NY 10010. Messrs. Dean and Burgstahler are directors of Holdings and Visant and employees of Avista Capital Partners, L.P., a private equity firm engaged by CS to serve as consultants to assist in monitoring DLJMBP portfolio companies. Messrs. Dean and Burgstahler disclaim beneficial ownership of any of the shares beneficially owned by DLJMBP III and related funds. The address for Messrs. Dean and Burgstahler is c/o Avista Capital Partners, 65 East 55th Street, 18th Floor, New York, NY 10022.

(5)
Includes 3,122 shares held by the JBW Irrevocable Trust over which Mr. Fisher exercises no investment or voting control. Mr. Fisher disclaims beneficial ownership of these shares.

(6)
The address for Mr. Fisher is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(7)
The address for Mr. Reisch, Mr. Carousso and Ms. Hlavaty is c/o Visant Holding Corp., 357 Main Street, Armonk, New York 10504. The address for Messr. Bailey is c/o Jostens, Inc., 5501 American Boulevard West, Minneapolis, Minnesota 55437. The address for Mr. Van Horn is c/o Lehigh Direct, 1900 South 25th Avenue, Broadview, Illinois 60155.

(8)
Includes shares underlying stock options that are currently exercisable or will become exercisable within 60 days.

(9)
Includes 46,824 shares held by the Reisch Family LLC, of which Mr. Reisch is a member.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Sponsors

Stockholders Agreement

        In connection with the Transactions, we entered into a stockholders agreement with an entity affiliated with KKR and entities affiliated with DLJMBP III (each an "Investor Entity" and together the "Investor Entities") that provides for, among other things,

  •
  a right of each of the Investor Entities to designate a certain number of directors to our board of directors for so long as they hold a certain amount of our common stock. Of the eight members of our board of directors, KKR and DLJMBP III each has the right to designate four of our directors (and each initially designated three directors) with our Chief Executive Officer and President, Marc L. Reisch, as chairman;

  •
  certain limitations on transfer of our common stock held by the Investor Entities for a period of four years after the completion of the Transactions, after which, if we have not completed an initial public offering, any Investor Entity wishing to sell any of our common stock held by it must first offer to sell such stock to us and the other Investor Entities, provided that, if we complete an initial public offering during the four years after the completion of the Transactions, any Investor Entity may sell pursuant to its registration rights as described below;

  •
  a consent right for the Investor Entities with respect to certain corporate actions;

  •
  the ability of the Investor Entities to "tag-along" their shares of our common stock to sales by any other Investor Entity, and the ability of the Investor Entities to "drag-along" our common stock held by the other Investor Entities under certain circumstances;

  •
  the right of the Investor Entities to purchase a pro rata portion of all or any part of any new securities offered by us; and

  •
  a restriction on the ability of the Investor Entities and certain of their affiliates to own, operate or control a business that competes with us, subject to certain exceptions.

        Pursuant to the Stockholders Agreement, an aggregate transaction fee of $25.0 million was paid to the Sponsors upon the closing of the Transactions.

Management Services Agreement

        In connection with the Transactions, we entered into a management services agreement with the Sponsors pursuant to which the Sponsors will provide certain structuring, consulting and management advisory services to us. The Sponsors will receive an annual advisory fee of $3.0 million that is payable quarterly and which increases by 3% per year. We will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

Registration Rights Agreement

        In connection with the Transactions, we entered into a registration rights agreement with the Investor Entities pursuant to which the Investor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of our common stock held by them.

Other

        We retained Capstone Consulting in 2004 to provide certain of our businesses with consulting services primarily to identify and advise on potential opportunities to improve operating efficiencies. Capstone Consulting received $2.1 million during 2005 for the services provided by them. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone Consulting, KKR has provided financing to Capstone Consulting. In March 2005, an affiliate of Capstone Consulting invested $1.3 million in our parent's Class A Common Stock and has been granted 13,527 options to purchase our parent's Class A Common Stock, with an exercise price of $96.10401 per share under the 2004 Stock Option Plan.

Transactions with Other Co-Investors and Management

Syndicate Stockholders Agreement

        In September 2003, Visant Holding, Visant, DLJMBP III and certain of its affiliated funds (collectively, the "DLJMB Funds") and certain of the DLJMB Funds' co-investors entered into a stock purchase and stockholders' agreement, or the Syndicate Stockholders Agreement, pursuant to which the DLJMB Funds sold to the co-investors shares of: (1) our Class A Voting Common Stock, (2) our Class B Non-Voting Common Stock (which have since been converted into shares of Class A Voting Common Stock) and (3) Visant's 8% Senior Redeemable Preferred Stock, which has since been repurchased.

        The Syndicate Stockholders Agreement contains provisions which, among other things:

  •
  restrict the ability of the syndicate stockholders to make certain transfers;

  •
  grant the co-investors certain board observation and information rights;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive rights to the co-investors to purchase a pro rata share of any new shares of common stock issued by Visant Holding, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Management Stockholders Agreement

        In July 2003, Visant Holding, the DLJMB Funds and certain members of management entered into a stockholders' agreement that contains certain provisions which, among other things:

  •
  restrict the ability of the management stockholders to transfer their shares;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive rights to the management stockholders to purchase a pro rata share of any new shares of common stock issued by Visant Holding, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering;

  •
  grant the DLJMB Funds six demand registration rights; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Other

        For a description of the management stockholders agreement and sale participation agreement entered into with certain members of management in connection with the Transactions, see matters set forth under "Management—Equity Compensation."

Historical

Jostens

        Lease Agreements.    Jostens entered into an aircraft lease agreement with us, pursuant to which Jostens paid us an aggregate of $449,400 per year for use of a Citation CJ2 aircraft owned by us. Jostens also entered into a time-sharing agreement with each of DLJMBP III, Inc. and Robert C. Buhrmaster, Jostens' former Chairman and Chief Executive Officer, entitling each to sublease the Citation CJ2 from Jostens at a rate equal to twice Jostens' cost of fuel plus incidentals. The time-sharing agreement with DLJMBP III, Inc. was terminated in connection with the Transactions. We consummated the sale of the Citation CJ2 in late December 2004. In connection with this sale, the lease agreement with Jostens was terminated. Under the terms of Mr. Buhrmaster's separation agreement, he will be entitled to use other Jostens aircraft on the terms provided in the time-sharing agreement and his separation agreement. KA Rentals, an entity wholly owned by Mr. Buhrmaster, agreed to make the aircraft that it owns available to Jostens for lease when Jostens' principal aircraft was not available. Jostens paid KA Rentals an aggregate of $18,558 during 2004 for use of the aircraft under this lease arrangement. We believe that the lease arrangement with KA Rentals was on terms at least as favorable to Jostens as could have been obtained from an unaffiliated third party. The aircraft lease agreement with KA Rentals has been terminated.

        Financial Monitoring Agreements.    Pursuant to a financial advisory agreement with CSFB that Visant Holding entered into on July 29, 2003 and terminated on March 24, 2004, CSFB was retained to act as financial advisor for a five-year period, unless terminated earlier. CSFB was entitled to receive an annual financial advisory retainer of $0.5 million, payable in installments at the beginning of each calendar quarter.

        Pursuant to an agreement with DLJMBP III, Inc. that Visant Holding entered into on July 29, 2003 and amended on March 24, 2004, DLJMBP III, Inc. was retained to act as financial advisor for a five-year period, unless terminated earlier. For its services, DLJMBP III, Inc. was entitled to receive an annual financial advisory retainer of $1.0 million, payable in installments at the beginning of each calendar quarter. DLJMBP III, Inc. further received annual credit used solely to offset amounts payable by DLJMBP III, Inc. to Jostens pursuant to the time-sharing agreement in an amount of up to $0.5 million. This financial monitoring agreement was terminated in connection with the Transactions.

Von Hoffmann

        Financial Services Agreements.    On April 27, 2004, DLJ Merchant Banking II, Inc., or DLJMB II, Inc., Von Hoffmann Corporation and CSFB entered into an agreement pursuant to which, among other things, CSFB assigned its rights and obligations under the financial advisory agreement to DLJMB II, Inc., and, after giving effect to such assignment, the terms of the financial advisory agreement were amended to one year and to provide that DLJMB II, Inc. would be paid an annual financial advisory fee of $0.5 million. This financial advisory agreement was terminated in connection with the Transactions.

        Nelson Loan.    On May 22, 1997, pursuant to a non-recourse secured promissory note, an affiliate of DLJMBP II loaned Craig Nelson, Von Hoffmann Corporation's former Vice President of Human Resources, $100,000 at an interest rate of 9.4% per annum for the purchase of 100,000 shares of Von Hoffmann's common stock. Such affiliate of DLJMBP II subsequently sold this promissory note to Von Hoffmann Corporation. The promissory note was secured by a total of 200,000 shares of common stock of Von Hoffmann. This arrangement was negotiated on an arm's length basis. This arrangement was terminated in connection with the Transactions.

        Other.    On November 21, 2003, Von Hoffmann Corporation entered into an agreement to engage CSFB to act as its exclusive financial advisor with respect to a potential sale of Lehigh Direct. Under the agreement, CSFB would assist Von Hoffmann Corporation in analyzing and evaluating Lehigh Direct, in preparing materials to distribute to potential purchasers, to evaluate potential purchasers and to assist in structuring and negotiating a potential sale. For its services, CSFB received a transaction fee equal to $1.0 million. This agreement was terminated in connection with the Transactions.

        Von Hoffmann paid consulting fees to CSFB (or its predecessor) of approximately $0.5 million in 2004.

        In connection with the execution of the Von Hoffmann merger agreement as part of the Transactions, Von Hoffmann entered into a financial advisory agreement with DLJMBP II pursuant to which Von Hoffmann agreed to pay DLJMBP II a financial advisory fee of $2.0 million, which fee was paid upon the closing of the Transactions.

Arcade

        Transactions with DLJMBP II and their Affiliates.    Pursuant to an agreement that was terminated in connection with the Transactions, DLJMBP II, Inc. (upon assignment of such agreement from CSFB) was entitled to receive an annual financial advisory fee of $0.5 million, payable in installments, at the beginning of each calendar quarter.

        In connection with the execution of the Arcade merger agreement as part of the Transactions, Arcade entered into a financial advisory agreement with DLJMBP II pursuant to which Arcade agreed to pay DLJMBP II a financial advisory fee of $2.0 million which fee was paid upon the closing of the Transactions.

        Stockholder Note.    AKI, Inc. had a promissory note payable to Arcade which allowed AKI, Inc. to borrow up to $10.0 million at such interest rates and maturity dates as agreed upon by AKI, Inc. and Arcade. Interest paid to Arcade in connection with the promissory note totaled approximately $21,000 for fiscal 2004.

        Other.    In connection with the Transactions, $0.2 million was paid to Renaissance Brands LLC, whose president was a member of the Board of Directors of Arcade.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

        On October 4, 2004, in connection with the Transactions, Visant entered into a Credit Agreement among Visant, as Borrower, Jostens, Ltd., as Canadian borrower, Visant Secondary Holdings, as Guarantor, the lenders from time to time parties thereto, Credit Suisse (formerly known as Credit Suisse First Boston), as Administrative Agent, and Credit Suisse Toronto Branch (formerly known as Credit Suisse First Boston Toronto Branch), as Canadian Administrative Agent, providing for senior secured credit facilities in an aggregate amount of $1,270 million, originally consisting of $150 million of a Term Loan A facility, an $870 million Term Loan B facility and a $250 million revolving credit facility.

        On December 21, 2004, Visant entered into the First Amendment (the "First Amendment") to the Credit Agreement, dated as of October 4, 2004. The First Amendment provided for an $870 million Term Loan C facility, the proceeds of which were used to repay in full the outstanding borrowings under the Term Loan B facility. Visant effectively reduced the interest rate on its borrowings by 25 basis points by refinancing the Term Loan B facility with a new Term Loan C facility and did not incur any additional borrowings under the First Amendment.

        During 2005, Visant voluntarily prepaid $203.5 million of its term loans under its Credit Agreement, including all originally scheduled principal payments due under its Term Loan A facility and its Term Loan C facility for 2005 through mid-2010. With these pre-payments, the outstanding balance under the Term Loan A facility was extinguished and the balance under the Term Loan C facility was reduced to $816.5 million. Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. As of December 31, 2005, there was $11.9 million outstanding in the form of short-term borrowings, which relates to Visant's Canadian subsidiary, at a weighted average interest rate of 6.25%, and an additional $16.7 million outstanding in the form of letters of credit, leaving $221.4 million available under the $250 million revolving credit facility.

        The senior secured revolving credit facilities allow Visant, subject to certain conditions, to incur additional term loans under the Term Loan C Facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan C Facility.

Security and guarantees

        Visant's obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp. and by Visant's material current and future domestic subsidiaries. The obligations of Visant's principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., by Visant, by Visant's material current and future domestic subsidiaries and by Visant's other current and future Canadian subsidiaries.

        Visant's obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of our assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant's material current and future domestic subsidiaries, including but not limited to:

  •
  all of Visant's capital stock and the capital stock of each of Visant's existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries; and

  •
  substantially all of Visant's material existing and future domestic subsidiaries' tangible and intangible assets.

        The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant's other current and future Canadian subsidiaries.

Interest rates and fees

        Borrowings under the senior secured credit facilities bear interest as follows:

  •
  Revolving Credit Facility: at Visant's option, at either adjusted LIBOR plus 2.50% per annum or the alternate base rate plus 1.50% (or, in the case of Canadian dollar denominated loans, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum), such applicable margins to be subject to reduction if Visant attains certain leverage ratios; and

  •
  Term Loan C Facility: at Visant's option, at either adjusted LIBOR plus 2.25% per annum or the alternate base rate plus 1.25% per annum, such applicable margins to be subject to reduction if Visant attains certain leverage ratios.

        The senior secured credit facilities also provide for the payment to the lenders of a commitment fee on average daily undrawn commitments under the revolving credit facility and the Term Loan C Facility at a rate equal to 0.50% per annum. After delivery of financial statements to the lenders for the period ending at least one full fiscal quarter following the closing date, such commitment fee will be subject to reduction if we attain certain leverage ratios.

Scheduled amortization payments and mandatory prepayments

        The Term Loan C Facility provides for semi-annual amortization payments in an aggregate annual amount equal to 1% of the original principal amount thereof during the first 6 3/4 years, with the balance of the facility to be repaid at final maturity.

        In addition, the senior secured credit facilities require Visant to prepay outstanding term loans, subject to certain exceptions, with:

  •
  100% of the net proceeds of certain asset sales, casualty events or other dispositions (including certain sale/leaseback transactions);

  •
  50% of Visant's annual "excess cash flow", subject to reductions to a lower percentage if Visant achieves certain leverage ratios; and

  •
  100% of the net proceeds of certain debt issuances.

Voluntary prepayments

        The senior secured credit facilities permit voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments thereunder, without premium or penalty (except as noted below), subject to certain conditions pertaining to minimum notice and minimum payment /reduction amounts and to customary brokerage costs with respect to LIBOR rate loans.

Covenants

        The senior secured credit facilities contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior secured credit facilities include limitations (each of which shall be subject to customary exceptions) on Visant's ability and the ability of Visant Secondary Holdings Corp. and each of their respective current and future restricted subsidiaries to:

  •
  incur liens;

  •
  incur additional debt (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

  •
  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases of, subordinated debt;

  •
  make loans and investments;

  •
  make capital expenditures;

  •
  engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

  •
  change the business conducted by Visant Secondary Holdings Corp., Visant or their respective subsidiaries; and

  •
  amend the terms of subordinated debt.

        In addition, the senior secured credit facilities contain customary financial covenants including maximum total leverage and minimum interest coverage ratios.

Events of default

        The senior secured credit facilities contain certain customary events of default, including:

  •
  nonpayment of principal or interest;

  •
  breach of covenants (with notice and cure periods in certain cases);

  •
  material breach of representations or warranties;

  •
  cross-default and cross-acceleration to other material indebtedness;

  •
  bankruptcy or insolvency;

  •
  material judgments;

  •
  certain ERISA events;

  •
  actual or asserted invalidity of any material collateral or guarantee; and

  •
  a change of control (as defined in the credit agreement with respect to the senior secured credit facilities).

7 5/8% Senior Subordinated Notes of Visant

General

        Visant issued the Visant notes in October 2004, in an aggregate principal amount of $500.0 million, with a maturity date of October 1, 2012. Capitalized terms used but not defined in this section are defined in the indenture governing the Visant notes.

Ranking

        The Visant notes are unsecured and are subordinated in right of payment to all existing and future senior debt of Visant. The Visant notes are also effectively subordinated to any secured debt of Visant and its subsidiaries to the extent of the value of the assets securing such debt.

Optional Redemption

        Except as described in the following paragraphs, the Visant notes are not redeemable at Visant's option prior to October 1, 2008. Thereafter, the notes will be subject to redemption at any time at the option of Visant, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages thereon, if any, to the applicable redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year	Percentage
2008	103.813%
2009	101.906%
2010 and thereafter	100.000%

        At any time on or prior to October 1, 2008, the notes may be redeemed as a whole but not in part at the option of Visant upon the occurrence of a Change of Control (as defined), upon not less than 30 nor more than 60 days' prior notice (but in no event may any such redemption occur more than 120 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus an applicable premium as of, and accrued but unpaid interest and liquidated damages, if any, to, the redemption date, subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date.

Change of Control

        If a Change of Control of Visant occurs, Visant must offer to purchase the Visant notes at a purchase price of 101% of the principal amount of the Visant notes plus accrued unpaid interest, if any.

Certain Covenants

        The indenture governing the Visant notes contains covenants that limit Visant's ability and certain of its restricted subsidiaries' ability to:

  •
  incur or guarantee additional indebtedness or issue disqualified or preferred stock;

  •
  pay dividends or make other equity distributions;

  •
  repurchase or redeem capital stock;

  •
  make investments;

  •
  sell assets or consolidate or merge with or into other companies;

  •
  create limitations on the ability of our restricted subsidiaries to make dividends or distributions;

  •
  engage in transactions with affiliates; and

  •
  create liens.

Events of Default

        The Visant notes specify certain events of default including failure to pay principal and interest on the Visant notes, a failure to comply with covenants, subject to 30 and 60 day grace periods in certain instances, a failure by Visant or its significant subsidiaries to pay certain defaults under indebtedness of Visant and its restricted subsidiaries and certain bankruptcy and insolvency events with respect to us and our significant subsidiaries.

8 3/4% Senior Notes of Visant Holding

General

        Visant Holding issued the Senior notes in April 2006, in an aggregate principal amount of $350.0 million, with a maturity date of December 1, 2013. Capitalized terms used but not defined in this section are defined in the indenture governing the Senior notes.

Ranking

        The Senior notes are not collateralized, are structurally subordinate in right of payment to all debt and other liabilities of our subsidiaries and are not guaranteed.

Optional Redemption

        Except as described in the following paragraphs, the Senior notes are not redeemable at Visant Holding's option prior to December 1, 2008. Thereafter, the notes will be subject to redemption at any time at the option of Visant Holding, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and special interest thereon, if any, to the applicable redemption date

(subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2008	106.563%
2009	104.375%
2010	102.188%
2011 and thereafter	100.000%

        At any time on or prior to December 1, 2008, Visant Holding may redeem all or a part of the notes upon the occurrence of a Change of Control (as defined), upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus an applicable premium as of, and accrued but unpaid interest and special interest, if any, to, the redemption date, subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date.

        In addition, until December 1, 2008, the Visant Holding may, at its option, redeem up to 35% of the aggregate principal amount of Senior notes at a redemption price equal to 108.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and liquidated damages, if any, to the applicable redemption date, subject to the right of noteholders to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings of Visant Holding; provided that at least 65% of the sum of the aggregate principal amount of Senior notes issued remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

Change of Control

        If a Change of Control of Visant Holding occurs, Visant Holding must offer to purchase the Senior notes at a purchase price of 101% of the principal amount of the Senior notes plus accrued and unpaid interest, if any.

Certain Covenants

        The indenture governing the Senior notes contains covenants that limit Visant Holding's ability and its restricted subsidiaries' ability to:

  •
  incur or guarantee additional indebtedness or issue disqualified or preferred stock;

  •
  pay dividends or make other equity distributions;

  •
  repurchase or redeem capital stock;

  •
  make investments;

  •
  sell assets or consolidate or merge with or into other companies;

  •
  create limitations on the ability of our restricted subsidiaries to make dividends or distributions;

  •
  engage in transactions with affiliates; and

  •
  create liens.

Events of Default

        The Senior notes specify certain events of default including failure to pay principal and interest on the Senior notes, a failure to comply with covenants, subject to 30 and 60 day grace periods in certain instances, a failure by Visant Holding or its restricted subsidiaries to pay certain defaults under indebtedness of Visant Holding and its restricted subsidiaries and certain bankruptcy and insolvency events with respect to us or our significant subsidiaries.

DESCRIPTION OF THE NOTES

        The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the $247.2 million principal amount at maturity of Visant Holding's 10 1/4% Senior Discount Notes due 2013 (the "Notes"). We have filed copies of the Indenture and the Registration Rights Agreement as exhibits to the registration statement. You may also request copies of these agreements at our address set forth under the heading "Where You Can Find More Information."

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the Indenture. In this description, the terms "Company," "we," "our" and "us" refer only to Visant Holding Corp. and not to any of its subsidiaries.

        The Notes were issued under an Indenture, dated as of December 2, 2003 (as supplemented, the "Indenture"), between the Company and BNY Midwest Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

Brief Description of the Notes

        The Notes:

  •
  are unsecured senior obligations of the Company;

  •
  are senior in right of payment to all of the existing and future Subordinated Debt of the Company; and

  •
  are effectively junior to all of the existing and future liabilities and preferred stock of the Company's subsidiaries.

Principal, Maturity and Interest

        On December 2, 2003, we issued $247.2 million aggregate principal amount at maturity of Notes. Notes are issuable in denominations of $1,000 principal amount at maturity and any integral multiple of $1,000 principal aggregate amount at maturity. The Notes will mature on December 1, 2013. Subject to our compliance with the covenant described under the subheading "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock," we are permitted to issue an unlimited amount of additional Notes under the Indenture (the "Additional Notes"). The Notes initially issued under the Indenture and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the Notes include any Additional Notes actually issued.

        No cash interest will accrue on the Notes prior to December 1, 2008, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. The Accreted Value of each Note will increase until December 1, 2008 at a rate of 10 1/4% per annum, reflecting the accrual of non-cash interest, such that the Accreted Value will equal the stated principal amount at maturity on December 1, 2008. Cash interest on the Notes will accrue at the rate of 10 1/4% per annum from December 1, 2008, or from the most recent date to which interest has been paid or provided for, and will be payable semiannually in arrears on June 1 and December 1 of each year, commencing on June 1, 2009. We will make each interest payment to the holders of record of the Notes on the immediately preceding May 15 and November 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

        On and after December 1, 2008, we will be permitted at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of Accreted Value of the Notes on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 1 of the years set forth below:

Period	Redemption Price
2008	105.125%
2009	103.417
2010	101.708
2011 and thereafter	100.000

        Prior to December 1, 2006, we may at our option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount at maturity not to exceed 35% of the aggregate principal amount at maturity of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of Accreted Value thereof at the redemption date) of 110.25%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

        (1)   at least 65% of such aggregate principal amount at maturity of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

        (2)   each such redemption occurs within 90 days after the date of the related Equity Offering.

        Prior to December 1, 2008, we may at our option redeem all or a portion of the Notes at a redemption price equal to 100% of the Accreted Value of the Notes at the redemption date plus the Applicable Premium as of the redemption date. Notice of such redemption must be mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date.

        "Applicable Premium" means with respect to a Note at any redemption date, the excess of (1) the present value at such redemption date of the redemption price of such Note on December 1, 2008 (such redemption price being described in the second paragraph in this "—Optional Redemption" section), computed using a discount rate equal to the Adjusted Treasury Rate, over (2) the Accreted Value of such Note on such redemption date.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after December 1, 2008, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to December 1, 2008, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to December 1, 2008.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

        "Reference Treasury Dealer" means Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and one other nationally recognized investment banking firm selected by the Company that are primary U.S. Government securities dealer.

        "Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection and Notice of Redemption

        If we elect to redeem less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

        We will redeem Notes with a principal amount at maturity of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount at maturity thereof to be redeemed. We will issue a new Note in a principal amount at maturity equal to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, Accreted Value ceases to accrete and interest ceases to accrue, in each case to the extent applicable, on Notes or portions thereof called for redemption unless we default in making the redemption payment.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions "—Change of Control" and "—Asset Sales." We may at any time and from time to time purchase Notes in tender offers, open market purchases, negotiated transactions or otherwise.

Ranking

Senior Company Debt versus Notes

        The indebtedness evidenced by the Notes is unsecured and ranks pari passu in right of payment to the Company's senior Debt. The Notes are unsecured obligations of the Company.

Liabilities of Subsidiaries versus Notes

        We are a holding company with no revenue-generating operations of our own. Our only asset is our equity interest in Visant Secondary Holdings Corp. whose only asset is its equity interest in Visant, another holding company whose only assets are its common equity interests in Jostens, Von Hoffmann and Arcade, which are pledged to secure Visant's obligations under Visant's senior secured credit facilities.

        All of our operations are conducted through our subsidiaries. Claims of creditors of such subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders of our subsidiaries. See "Risk Factors—Risks Related to Our Indebtedness and the Notes—Because Visant Holding is the sole obligor of the notes, and its subsidiaries will not guarantee Visant Holding's obligations under the notes or have any obligation with respect to the notes, the notes will be structurally subordinated to the debt and liabilities of Visant Holding's subsidiaries."

        At December 31, 2005, the total indebtedness of our subsidiaries was $1,328.4 million. Although the Indenture limits the Incurrence of Debt and Preferred Stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the Incurrence by such subsidiaries of liabilities that are not considered Debt or Preferred Stock under the Indenture. See "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock."

Change of Control

        Upon the occurrence of any of the following events (each a "Change of Control"), unless all Notes have been called for redemption pursuant to the provision described above under "—Optional Redemption," each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  (1)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

  (2)
  the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Members;

  (3)
  to the extent any Jostens Existing Notes are outstanding, a "Change of Control," as defined in the Jostens Existing Indenture, shall have occurred;

  (4)
  to the extent any shares of Jostens Senior Preferred Stock are issued and outstanding, a "Change of Control," as defined in the Jostens Certificate of Designation shall have occurred; or

  (5)
  the failure at any time by the Company to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, (A) 100% of the Voting Stock of Visant (except to the extent Visant is merged with and into the Company or Jostens in accordance with the terms of the Indenture) or (B) 100% of the Voting Stock of Jostens (except to the extent Jostens is merged with and into the Company or Visant in accordance with the terms of the Indenture).

        Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

  (1)
  that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

  (2)
  the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

  (3)
  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (4)
  the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Debt are contained in the covenants described under "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock" and "—Limitation on Liens." Such restrictions can only be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

        Visant's senior secured credit facilities and the indenture for its 7 5/8% Senior Subordinated Notes restrict Jostens and its subsidiaries from paying dividends or otherwise transferring assets to us to allow us to make a Change of Control Offer. Visant's senior secured credit facilities also provide that the occurrence of certain change of control events with respect to Visant or Jostens would constitute a default thereunder. In the event a Change of Control occurs at a time when we do not have access to cash flow from our subsidiaries, we may seek the consent of our lenders and debt and preferred stock holders to permit the dividend or other transfer of assets necessary to permit us to purchase Notes. We may also attempt to refinance the borrowings or preferred stock that contain such prohibitions. If we do not obtain such a consent or repay such borrowings, we will not have the money necessary to purchase the Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture. See "—Risk Factors—Risks Related to Our Indebtedness and the Notes—Visant Holding may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on the notes."

        Future indebtedness that we may Incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the Notes.

Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents or property or assets that will be used or useful in a Permitted Business of the Company or any of its Restricted Subsidiaries; provided that this clause (2) shall not apply to any sale of Equity Interests of or other Investments in

    Unrestricted Subsidiaries. For purposes of this provision, each of the following will be deemed to be cash:

    (A)
    any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets, or from which the Company and its Restricted Subsidiaries are released; and

    (B)
    any Notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 150 days after receipt.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option:

  (1)
  to repay Pari Passu Debt or to repay Debt of any Restricted Subsidiary;

  (2)
  to make capital expenditures or to acquire properties and assets that will be used or useful in the business of the Company or any of its Subsidiaries; or

  (3)
  to the acquisition of a controlling interest in another entity engaged in a Permitted Business;

provided that if during such 360-day period the Company or a Restricted Subsidiary enters into a definitive agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) or if the application of such Net Proceeds is part of a project authorized by the Board of Directors in good faith that will take longer than 360 days to complete and such project has begun, such 360-day period will be extended with respect to the amount of Net Proceeds so committed until required to be paid in accordance with such agreement (or, if earlier, until termination of such agreement) or, until completion of such project, as the case may be. Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce borrowings under a Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will:

  (1)
  make an offer to all holders of Notes; and

  (2)
  prepay, purchase or redeem (or make an offer to do so) any Pari Passu Debt or Debt of a Restricted Subsidiary in accordance with provisions governing such Debt requiring the Company to prepay, purchase or redeem such Debt with the proceeds from any Asset Sales (or offer to do so), pro rata in proportion to the respective principal amounts of the Notes and such other Debt required to be prepaid, purchased or redeemed or tendered for, in the case of the Notes pursuant to such offer (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of such pro rata portion of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of their Accreted Value plus accrued and unpaid interest to the date of purchase subject to the right of holders of record on a record date to receive interest on the relevant interest payment date in accordance with the procedures set forth in the Indenture.

        To the extent that the aggregate principal amount at maturity of Notes and Pari Passu Debt or Debt of a Restricted Subsidiary tendered pursuant to an Asset Sale Offer or other offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the Accreted Value of Notes surrendered by holders thereof exceeds the pro rata portion of such Excess Proceeds to be used to purchase Notes, the Trustee shall select the

Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Notwithstanding anything to the contrary in the foregoing, the Company may commence an Asset Sale Offer prior to the expiration of 360 days after the occurrence of an Asset Sale.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with an Asset Sale Offer and the purchase of Notes pursuant thereto. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

Certain Covenants

        The Indenture contains covenants including, among others, the following:

Limitation on Incurrence of Debt and Issuance of Preferred Stock

  (a)
  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "Incur") any Debt (including Acquired Debt) or issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the Incurrence or issuance of any such Debt, (1) the Company and its Restricted Subsidiaries may Incur Debt (including Acquired Debt) or may issue shares of Disqualified Stock and its Restricted Subsidiaries may issue Preferred Stock, if, in any such case, the Consolidated Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, and (2) Jostens and any Restricted Subsidiary of Jostens may Incur Debt (including Acquired Debt) or issue shares of Disqualified Stock, and Restricted Subsidiaries of Jostens may issue Preferred Stock, if, in any such case, the Consolidated Coverage Ratio for Jostens' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is Incurred or such Disqualified Stock or other Preferred Stock is issued would have been at least 2.00 to 1.00, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period,

  (b)
  The provisions of paragraph (a) of this covenant will not apply to any of the following items (collectively, "Permitted Debt"):

  (1)
  the Incurrence by the Company or any of its Restricted Subsidiaries of term and revolving Debt and letters of credit (with letters of credit being deemed to have a principal amount equal to the undrawn face amount thereof) under Credit Facilities (including Guarantees of such Debt by the Company or any of its Restricted Subsidiaries); provided that the aggregate principal amount of such Debt outstanding pursuant to this clause (1) without duplication, does not exceed an amount equal to the sum of (a) $500.0 million and (b) the greater of $170.0 million and the Borrowing Base at the time such Debt is Incurred;

    (2)
    the Incurrence by the Company of Debt represented by the Notes and the Exchange Notes (other than any Additional Notes);

    (3)
    the Incurrence by the Company and its Restricted Subsidiaries of the Existing Debt (other than Debt described in clauses (1) and (2));

    (4)
    the issuance by the Company and its Restricted Subsidiaries of Preferred Stock outstanding on the Issue Date;

    (5)
    the Incurrence by the Company or any of its Restricted Subsidiaries of (A) Acquired Debt or (B) Debt (including Capital Lease Obligations) for the purpose of financing or Refinancing all or any part of the lease, purchase price or cost of construction or improvement of any property (real or personal) or other assets that are used or useful in the business of the Company or any of its Restricted Subsidiaries (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Debt is owed to the seller or Person carrying out such construction or improvement or to any third party), in an aggregate principal amount at the date of such Incurrence (including all Permitted Refinancing Debt Incurred to Refinance any other Debt Incurred pursuant to this clause (5)) not to exceed an amount equal to $35.0 million; provided that such Debt exists at the date of such purchase or transaction, or is created within 180 days thereafter;

    (6)
    the Incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to Refinance, Debt or Preferred Stock (other than intercompany Debt, Preferred Stock of the Company or Preferred Stock held by any Affiliate of the Company) Incurred or issued pursuant to the paragraph (a) of this covenant, or pursuant to clause (2), (3), (4), (5) or (6) of this paragraph;

    (7)
    the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Debt or Preferred Stock owed or issued to and held by the Company and any of its Restricted Subsidiaries including any Debt arising in connection with a Qualified Receivables Transaction; provided, however, that (A) such Debt of the Company shall be subordinated and junior in right of payment to the Notes and (B) (x) any subsequent issuance or transfer of Equity Interests or other action that results in any such Debt or Preferred Stock being held by a Person other than the Company or any of its Restricted Subsidiaries and (y) any sale or other transfer of any such Debt or Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Debt or issuance of such Preferred Stock by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

    (8)
    the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred (A) for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of the Indenture to be outstanding in a notional amount not exceeding the amount of such Debt or (B) for the purpose of fixing or hedging currency exchange rate risk or commodity price risk Incurred in the ordinary course of business, and in each case, not for speculative purposes;

    (9)
    the Guarantee by the Company or any Restricted Subsidiary of the Company of Debt of the Company or any other Restricted Subsidiary of the Company, in each case, that was permitted to be Incurred by another provision of this covenant;

    (10)
    the Incurrence by Foreign Subsidiaries of the Company of Debt for working capital purposes (including acquisitions), and by any Restricted Subsidiary of the Company of Guarantees of Debt of Foreign Subsidiaries of the Company or foreign joint ventures; provided that the aggregate principal amount of such Debt and of the Debt so Guaranteed at any time outstanding does not exceed $30.0 million; and

    (11)
    the Incurrence by the Company or any of its Restricted Subsidiaries of additional Debt (which may comprise Debt under the Credit Facilities) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, pursuant to this clause (11) not to exceed an amount equal to $50.0 million;

provided, however, that, notwithstanding the foregoing, the Company shall not Guarantee any Debt of any of its Restricted Subsidiaries unless and until Visant has been merged with and into the Company or Jostens and the Company holds directly 100% of the Voting Stock of Jostens.

  (c)
  For purposes of determining compliance with this covenant:

  (1)
  the outstanding principal amount of any particular Debt shall be counted only once and any obligation arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Debt shall be disregarded;

  (2)
  in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to paragraph (a) of this covenant, the Company shall, in its sole discretion, classify such item of Debt (or any portion thereof) on the date of its Incurrence, in any manner that complies with this covenant and such item of Debt (or portion thereof) will be treated as having been Incurred pursuant to only one of the clauses of Permitted Debt or pursuant to paragraph (a) of this covenant;

  (3)
  the Company may at any time change the classification of an item of Debt (or any portion thereof) to any other clause of Permitted Debt or to paragraph (a) of this covenant; provided that the Company would be permitted to incur such item of Debt (or that portion thereof) pursuant to that other clause of Permitted Debt or paragraph (a) of this covenant, as the case may be, at the time of reclassification;

  (4)
  any Debt outstanding under the Credit Facilities after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above; and

  (5)
  accrual of interest and the accretion of accreted value or the issuance of preferred stock as paid-in-kind dividends will not be deemed to be an Incurrence of Debt or an issuance of Preferred Stock for purposes of this covenant.

  (d)
  Notwithstanding any other provision in this covenant, the maximum amount of Debt that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Debt where the Debt Incurred is denominated in a different currency, the amount of such Debt will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Debt; provided, however, that if any such Debt denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Debt, the amount of such Debt expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Permitted Refinancing Debt Incurred in the same currency as the Debt being Refinanced will be the U.S. Dollar Equivalent of the Debt Refinanced, except to the extent that (1) such U.S.

    Dollar Equivalent was determined based on a Currency Agreement, in which case the Permitted Refinancing Debt will be determined in accordance with the preceding sentence, and (2) the principal amount of the Permitted Refinancing Debt exceeds the principal amount of the Debt being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Permitted Refinancing Debt is Incurred.

Limitation on Restricted Payments

(a)
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any other distribution (including any payment by the Company or any Restricted Subsidiary of the Company in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) and dividends payable to the Company or any Restricted Subsidiary of the Company);

(2)
purchase, redeem or otherwise acquire or retire for value (including any acquisition or retirement by the Company or any Restricted Subsidiary of the Company in connection with any merger or consolidation) any Equity Interests of the Company;

(3)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Debt of the Company, except (a) a payment of interest, principal or other related Obligations at Stated Maturity and (b) the purchase, repurchase or other acquisition or retirement of Subordinated Debt of the Company in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or other acquisition or retirement; or

(4)
make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

(A)
no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(B)
the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Debt pursuant to paragraph (a) of the covenant under "—Limitation on Incurrence of Debt and Issuance of Preferred Stock"; and

(C)
such Restricted Payment, together with (without duplication) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date, is less than the sum (without duplication) (the "Restricted Payments Basket") of:

(i)
50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is negative, 100% of such negative amount); plus

(ii)
100% of the aggregate net cash proceeds, and the fair market value of any property other than cash, received by the Company from the issue or sale (other than to a

        Subsidiary of the Company) of, or from capital contributions with respect to, Equity Interests of the Company (other than Disqualified Stock and all warrants, options or other rights to acquire Disqualified Stock (but excluding any debt security that is convertible into, or exchangeable for, Disqualified Stock)), in either case after the Issue Date; plus

      (iii)
      the amount by which the aggregate principal amount (or accreted value, if less) of Debt or Disqualified Stock of the Company or any Restricted Subsidiary of the Company is reduced on the Company's consolidated balance sheet upon the conversion or exchange after the Issue Date of any Debt convertible into or exchangeable for Equity Interests (other than Disqualified Stock) of the Company, together with the net cash proceeds received by the Company at the time of such conversion; plus

      (iv)
      100% of the aggregate net cash proceeds received by the Company or a Restricted Subsidiary of the Company since the Issue Date (to the extent not included in Consolidated Net Income of the Company) from (x) Restricted Investments, whether through interest payments, principal payments, dividends or other distributions and payments, or the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) thereof made by the Company and its Restricted Subsidiaries (less the cost of such sale or disposition, if any) and (y) a cash dividend from, or the sale (other than to the Company or a Restricted Subsidiary of the Company) of the stock of, an Unrestricted Subsidiary of the Company; plus

      (v)
      upon the redesignation as a Restricted Subsidiary of any Subsidiary that was designated an Unrestricted Subsidiary of the Company after the Issue Date, the fair market value of the Restricted Investments of the Company and its Restricted Subsidiaries (other than such Subsidiary) in such Subsidiary.

  (b)
  The foregoing provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests or Subordinated Debt of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests (other than any Disqualified Stock) of, or a capital contribution to, the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall not increase the Restricted Payments Basket;

  (3)
  the redemption, repurchase, retirement, defeasance or other acquisition of Subordinated Debt of the Company (A) made by an exchange for, or with the net cash proceeds from a substantially concurrent Incurrence of, Permitted Refinancing Debt or (B) upon a Change of Control or Asset Sale to the extent required by the agreement governing such Subordinated Debt but only if the Company shall have complied with the covenants described under the heading "Change of Control" or "Asset Sales," as the case may be, and purchased all Notes validly tendered pursuant to the relevant offer prior to purchasing or repaying such Subordinated Debt;

  (4)
  the payment of any dividend by a Restricted Subsidiary to the holders of its common Equity Interests on a pro rata basis;

    (5)
    the payment of any dividend on Disqualified Stock or Preferred Stock issued pursuant to the covenant described under "—Limitation on Incurrence of Debt and Issuance of Preferred Stock"; provided, however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom);

    (6)
    repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

    (7)
    cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company);

    (8)
    to the extent constituting Restricted Payments, the Specified Affiliate Payments;

    (9)
    Restricted Payments in an aggregate amount not to exceed $25.0 million;

    (10)
    without limitation of the parenthetical at the end of clause (1) of paragraph (a) of this covenant, the payment of any dividends in respect of the Jostens Senior Preferred Stock in the form of additional shares of Jostens Senior Preferred Stock having the terms and conditions set forth in the Jostens Certificate of Designation; or

    (11)
    the declaration and payment of dividends with the net proceeds received by the Company from the sale of the Notes on the Issue Date.

  (c)
  In determining the aggregate amount of Restricted Payments made after the Issue Date in accordance with clause (4)(C) of paragraph (a) of this covenant, amounts expended pursuant to clauses (1) (without duplication) and (4) (but not amounts under any other clauses of the immediately preceding paragraph) shall be included in such calculation; provided that any amounts expended pursuant to such clause (4) relating to dividends paid to the Company or one of its Restricted Subsidiaries shall not be included in such calculation.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary of the Company, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment or any property other than cash that increases the Restricted Payments Basket shall be determined in good faith by the Board of Directors of the Company.

  (d)
  In making the computations required by this covenant:

  (1)
  the Company or the relevant Restricted Subsidiary of the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period; and

  (2)
  the Company or the relevant Restricted Subsidiary of the Company will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company and the Restricted Subsidiary of the Company that are available on the date of determination.

  (e)
  If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company or any Restricted Subsidiary of the Company be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's or any such Restricted Subsidiary's financial statements, affecting Consolidated Net Income of the Company for any period. For the avoidance of doubt, it is expressly agreed that no payment or other transaction permitted by clauses (1), (4), (6), (7), (8), and (12) of paragraph (b) of the covenant described under "—Transactions with Affiliates," shall be considered a Restricted Payment for purposes of, or otherwise restricted by, the Indenture.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

  (1)
  (A) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (x) on its Capital Stock or (y) with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Debt owed to the Company or any of its Restricted Subsidiaries;

  (2)
  make any loans or advances to the Company or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its property or assets to the Company or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (A)
    contracts or instruments in effect on the Issue Date as in effect at the Issue Date, including the Credit Agreement, other Existing Debt and the Jostens Senior Preferred Stock and the related documentation;

    (B)
    the Indenture, the Notes, the Exchange Notes, the Jostens Existing Notes (and the indenture related thereto), the Guarantees of the Jostens Existing Notes and any agreement entered into after the Issue Date, provided that the encumbrances or restrictions in such agreements are not materially more restrictive than those contained in the foregoing agreements;

    (C)
    any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (but not created in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

    (D)
    purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

    (E)
    Debt or other contractual requirements in connection with a Qualified Receivables Transaction that, in the good faith determination of the Board of Directors or senior management of the Company, are necessary or advisable to effect such Qualified Receivables Transaction;

    (F)
    in the case of clause (3) above, any encumbrance or restriction (x) that restricts in a customary manner the subletting, assignment, or transfer of any property or asset that is subject to a lease, license or similar contract or (y) contained in security agreements or mortgages securing Debt to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

    (G)
    in the case of clause (3) above, any Lien on property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture;

    (H)
    any restriction under an agreement (including an option or right) to sell property or assets of, or Equity Interests in, the Company or any Restricted Subsidiary pending the closing of such sale, which sale is permitted under the Indenture;

    (I)
    restrictions on cash or other deposits or net worth imposed by leases or other agreements entered into in the ordinary course of business;

    (J)
    customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the Equity Interests therein) entered into in the ordinary course of business;

    (K)
    any encumbrances or restrictions created with respect to (x) Debt or Preferred Stock of Jostens or Jostens Guarantors permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under the caption "—Limitation on Incurrence of Debt and Issuance of Preferred Stock" and (y) Debt or Preferred Stock of Restricted Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under the caption "—Limitation on Incurrence of Debt and Issuance of Preferred Stock," provided that in the case of this clause (y) the Board of Directors of the Company determines (as evidenced by a resolution of the Board of Directors of the Company) in good faith at the time such encumbrances or restrictions are created that such encumbrances or restrictions would not reasonably be expected to impair the ability of the Company to make payments of interest and scheduled payments of principal on the Notes in each case as and when due;

    (L)
    any encumbrances or restrictions required by any governmental, local or regulatory authority having jurisdiction over the Company or any of its Restricted Subsidiaries or any of their businesses in connection with any development grant made or other assistance provided to the Company or any of its Restricted Subsidiaries by such governmental authority; or

    (M)
    any amendments, modifications, restatements, increases, supplements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (L) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrances or restrictions than those contained in the contracts, instruments or obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Affiliate Transactions

  (a)
  The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance, Guarantee or other transaction with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary of the Company than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

    (2)
    the Company delivers to the Trustee:

    (A)
    with respect to any Affiliate Transaction entered into after the Issue Date involving aggregate consideration in excess of $4.0 million, a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Company; and

    (B)
    with respect to any Affiliate Transaction involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Qualified Party.

  (b)
  Notwithstanding the foregoing, the following will not be deemed to be Affiliate Transactions:

  (1)
  any employment agreements, non-competition agreements, stock purchase or option agreements, collective bargaining agreements, employee benefit plans or arrangements (including vacation plans, health and life insurance plans, deferred compensation plans, stock loan programs, long-term incentive plans, directors' and officers' indemnification agreements and retirement, savings or similar plans), related trust agreements or any similar arrangements, in each case in respect of employees, officers or directors and entered into in the ordinary course of business, any payments or other transactions contemplated by any of the foregoing and any other payments of compensation to employees, officers, directors or consultants in the ordinary course of business or in connection with the Company's transition to new ownership;

  (2)
  transactions between or among (A) the Company and/or its Restricted Subsidiaries or (B) the Company and/or one or more of its Restricted Subsidiaries and any joint venture; provided that no Affiliate of the Company (other than a Restricted Subsidiary of the Company) owns Capital Stock of any such joint venture;

  (3)
  Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described under "—Limitation on Restricted Payments";

  (4)
  loans or advances to employees (or Guarantees of third party loans to employees) in the ordinary course of business or pursuant to a stock loan program;

  (5)
  transactions among the Company and/or one or more of its Subsidiaries effected as part of a Qualified Receivables Transaction;

  (6)
  the payment to DLJMB or its Affiliates of (A) fees with respect to the offering of the Notes, to be paid on the Issue Date, in an amount not to exceed $6.0 million, (B) management, consulting and advisory fees and expenses in an aggregate amount not to exceed $2.5 million in any calendar year, (C) fees in respect of any acquisitions or dispositions in which DLJMB or its Affiliates acted as an adviser to the Company or any of its Restricted Subsidiaries in an amount not to exceed 1% of the value of such transaction, and (D) customary fees for any financing, underwriting or placement services or in respect of other commercial banking or investment banking activities;

  (7)
  any agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect) or any transaction pursuant thereto;

    (8)
    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, in each case in the reasonable determination of the Board of Directors of the Company or the senior management thereof;

    (9)
    Debt permitted by clause (11) of paragraph (b) of the covenant described under the caption "—Limitation on Incurrence of Debt and Issuance of Preferred Stock" on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary of the Company than those that would have been obtained in a comparable transaction with an unrelated Person, or, if there is no comparable transaction, have been negotiated in good faith by the parties thereto and, if any member of management is then a member of the Board of Directors of the Company or the relevant Restricted Subsidiary, also approved by such member;

    (10)
    any transaction on arm's length terms with non-affiliates that become Affiliates as a result of such transaction;

    (11)
    the issuance of Equity Interests of the Company; and

    (12)
    the entering into of a Tax Sharing Agreement or any transaction pursuant thereto.

Limitation on Line of Business

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than any Permitted Business, except to such extent as is not material to the Company and its Restricted Subsidiaries taken as a whole.

Limitation on Liens

        The Company will not create, incur, assume or permit or suffer to exist any Lien (other than Permitted Liens) (the "Initial Lien") that secures obligations under any Debt of the Company on any asset or property of the Company, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

  (1)
  in the case of Liens securing Debt that constitutes Subordinated Debt or is otherwise subordinate or junior in right of payment to the Obligations under the Indenture or the Notes, as the case may be, the Notes are secured by a Lien on such asset, property or proceeds that is senior in priority to such Liens; or

  (2)
  in all other cases, the Notes are equally and ratably secured.

        Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Guarantees of Company Debt

        The Company will not permit any Restricted Subsidiary to Guarantee any Debt of the Company or to secure any Debt of the Company with a Lien on the assets of such Restricted Subsidiary, unless contemporaneously therewith (or prior thereto) effective provision is made to Guarantee or secure the Notes, as the case may be, on an equal and ratable basis with such Guarantee or Lien for so long as such Guarantee or Lien remains effective; provided, however, that any Guarantee by a Restricted Subsidiary of Subordinated Debt of the Company shall be subordinated and junior in right of payment to the contemporaneous Guarantee of the Notes by such Restricted Subsidiary; provided further, however, that the Company shall not permit a Restricted Subsidiary to secure any Subordinated Debt of the Company or to Guarantee any Equity Interests of the Company.

Limitations on Designations of Unrestricted Subsidiaries

        (a)   The Board of Directors of the Company may designate (a "Designation") any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary, so long as such Designation would not cause a Default; provided that:

    (1)
    any then existing Guarantee by the Company or any Restricted Subsidiary of any Debt of the Subsidiary being so designated shall be deemed an "Incurrence" of such Debt at the time of such Designation; and

    (2)
    either (A) the Subsidiary to be so designated has total assets of $1.0 million or less or (B) if such Subsidiary has assets greater than $1.0 million, the "Incurrence" of Debt referred to in clause (1) of this provision would be permitted under paragraph (a) of the "—Limitation on Incurrence of Debt and Issuance of Preferred Stock" covenant described above.

        For purposes of making the determination of whether such Designation would cause a Default, the portion of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries (excluding Permitted Investments) in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be a Restricted Payment. Such Designation will only be permitted if such Restricted Payment would be permitted at such time.

        The Board of Directors may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"); provided that:

  (1)
  no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Revocation; and

  (2)
  all Liens and Debt of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture.

        Any such Designation or Revocation by the Board of Directors of the Company after the Issue Date shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such Designation or Revocation and an Officers' Certificate certifying that such Designation or Revocation complied with the foregoing provisions.

Merger, Consolidation and Sale of All or Substantially All Assets

        The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

  (1)
  the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

  (3)
  immediately before and immediately after giving effect to such transaction (including giving effect to any Debt being Incurred in connection in with the transaction) no Default or Event of Default exists; and

  (4)
  except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, either (A) be permitted to Incur at least $1.00 of additional Debt pursuant to paragraph (a) of the covenant described under "—Limitation on Incurrence of Debt and Issuance of Preferred Stock" or (B) have a Consolidated Coverage Ratio at least equal to the Consolidated Coverage Ratio of the Company for such four-quarter reference period.

        Notwithstanding the foregoing clauses (3) and (4):

    (A)
    any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company; and

    (B)
    the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the assets and properties of the Company (determined on a consolidated basis for the Company and its Subsidiaries), shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

SEC Reports

        Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC subject to the next sentence and provide the Trustee and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

Defaults

        Each of the following constitutes an Event of Default with respect to the Notes:

  (1)
  default for 30 days in the payment when due of interest on the Notes;

  (2)
  default in payment when due of the principal of the Notes (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or an Asset Sale Offer);

  (3)
  failure by the Company for 30 days after receipt of notice from the Trustee or the holders of at least 25% in principal amount at maturity of the then outstanding Notes to comply with the provisions described above under captions "—Change of Control," "—Asset Sales", or under "—Certain Covenants" under "—Limitation on Incurrence of Debt and Issuance of Preferred Stock," "—Limitation on Restricted Payments," "—Limitation on Liens," "—Limitation on Guarantees of Company Debt" or "—Merger, Consolidation and Sale of All or Substantially All Assets";

  (4)
  failure by the Company for 60 days after receipt of notice from the Trustee or the holders of at least 25% in principal amount at maturity of the then outstanding Notes specifying such failure to comply with any of its other agreements in the Indenture or the Notes;

  (5)
  failure by the Company or any Restricted Subsidiary that is a Significant Subsidiary to pay any Debt within any applicable grace period after final maturity or acceleration by the holders thereof because of a default if the total amount of all such Debt unpaid or accelerated at the time exceeds $25.0 million;

  (6)
  any judgment or decree for the payment of money in excess of $25.0 million (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) is entered against the Company or any Significant Subsidiary that is a Restricted Subsidiary of the Company and is not discharged, waived or stayed and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed; or

  (7)
  certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary.

        If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount at maturity of the then outstanding Notes may declare the Accreted Value of and accrued but unpaid interest on all the Notes (the "Default Amount") to be due and payable. Upon such a declaration, the Default Amount shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, the Default Amount on all the Notes will become due and payable without further action or notice.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in aggregate principal amount at maturity of the Notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

  (4)
  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount at maturity of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of or premium on, the Notes.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount at maturity of the outstanding Notes have requested the Trustee to pursue the remedy;

  (3)
  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  the holders of a majority in principal amount at maturity of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        If a Default occurs, is continuing and is known to the Trustee, the Trustee shall mail to each holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of holders of Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof actually know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, forthwith upon any Senior Officer obtaining actual knowledge of any such Default, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

        Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount at maturity of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount at maturity of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

  (1)
  reduce the principal amount at maturity of Notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal amount at maturity or Accreted Value of, change the calculation of Accreted Value so as to reduce the Accreted Value at any time, reduce any premium payable upon optional redemption of the Notes or otherwise alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption"—Change of Control" or "—Asset Sales");

  (3)
  reduce the rate of or extend the time for payment of interest on any Note;

  (4)
  waive a Default or Event of Default in the payment of principal of interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount at maturity of the Notes and a waiver of the payment default that resulted from such acceleration as provided in the Indenture);

  (5)
  make any Note payable in money other than that stated in the Notes;

  (6)
  impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

  (7)
  make any change in the foregoing amendment and waiver provisions; or

  (8)
  make any change in the ranking or priority of any Note that would adversely affect the Noteholders.

        Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger, consolidation or sale of assets, to provide for Guarantors, to make any change that would provide any additional rights or benefits to the holders of Notes or that, as determined by the Board of Directors of the Company in good faith, does not adversely affect the legal rights of any such holder under the Indenture or the Notes, or to qualification of the Indenture under the Trust Indenture Act.

Transfer

        The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

        Upon the request of the Company, the Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture, the Registration Rights Agreement relating thereto and the Notes when:

  (1)
  either:

  (A)
  all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes that have been subject to defeasance as described under the caption "—Defeasance") have been delivered to the Trustee for cancellation; or

  (B)
  all Notes not theretofore delivered to the Trustee for cancellation:

  (i)
  have become due and payable;

  (ii)
  will become due and payable at maturity within one year; or

  (iii)
  are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in trust for such purpose in an amount sufficient to pay and discharge the entire Debt on such Notes not theretofore delivered to the Trustee for cancellation, for principal of and interest on the Notes to the date of such deposit (in case of Notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

  (2)
  the Company has paid or caused to be paid all sums payable under the Indenture by the Company; and

  (3)
  the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture and the Notes have been complied with.

Defeasance

        The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") and cure all then existing Events of Default, except for:

  (1)
  the rights of holders of outstanding Notes to receive payments in respect of the principal of and interest and on such Notes when such payments are due from the trust referred to below;

  (2)
  the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, and, solely with respect to the Company, bankruptcy and insolvency events) described under "—Defaults" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Company shall irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in U.S. dollars, non-callable Government Notes, or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

  (A)
  the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

  (B)
  since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

  (5)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

  (6)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (7)
  the Company shall have delivered to the Trustee an opinion of counsel, subject to customary assumptions and exclusions, to the effect that after the 91st day following the deposit, the trust funds will not be part of any "estate" formed by the bankruptcy or reorganization of the Company or subject to the "automatic stay" under the Bankruptcy Law or, in the case of Covenant Defeasance, will be subject to a first priority Lien in favor of the Trustee for the benefit of the holders;

  (8)
  the Company shall deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

  (9)
  the Company shall deliver to the Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Concerning the Trustee

        BNY Midwest Trust Company is the Trustee under the Indenture and Registrar and Paying Agent with regard to the Notes.

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount at maturity of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Company will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Book-Entry, Delivery and Form

        The Notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be on deposit with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC, including the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream").

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The issuer takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

        DTC has advised the issuer that DTC is a limited-purpose trust issuer created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the issuer that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such systems. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the issuer and the

Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the issuer, the Trustee nor any agent of the issuer or the Trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the issuer. Neither the issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

  (1)
  DTC (a) notifies the issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the issuer fails to appoint a successor depositary;

  (2)
  the issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Governing Law

        The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of Notes:

  (1)
  if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
Issue Date	$606.82
June 1, 2004	$637.75
December 1, 2004	$670.43
June 1, 2005	$704.79
December 1, 2005	$740.91
June 1, 2006	$778.88
December 1, 2006	$818.80
June 1, 2007	$860.76
December 1, 2007	$904.88
June 1, 2008	$951.25
December 1, 2008	$1,000.00

  (2)
  if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a note and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

  (3)
  if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of 12 30-day months, and the denominator of which is 180 (or, if the Semi-Annual Accrual Date immediately preceding the Specified Date is the Issue Date, the denominator of which is the number of days from and including the Issue Date to and excluding the next Semi-Annual Accrual Date); or

  (4)
  if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Debt of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Debt Incurred in connection with, or in contemplation of, such other Person's merging with or into or becoming a Restricted Subsidiary of such specified Person; and

  (2)
  Debt secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition" means the acquisition of Jostens by the Company on July 29, 2003.

        "Affiliate" of any specified Person means:

  (1)
  any other Person, which directly or indirectly, is in control of, controlled by or is under common control with such specified Person;

  (2)
  any other Person that owns, directly or indirectly, 15% or more of such specified Person's Voting Stock; or

  (3)
  any Person who is a director or officer of such Person.

        For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, proxy or otherwise.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale and leaseback) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Certain Covenants—Merger, Consolidation, or Sale of all or Substantially all Assets" and not by the provisions of the Asset Sale covenant), and

  (2)
  the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries (other than director's qualifying shares), in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions:

  (A)
  that have a fair market value in excess of 1.0% of Total Assets; or

  (B)
  for Net Proceeds in excess of 1.0% of Total Assets.

        Notwithstanding the foregoing, the following will not be Asset Sales:

  (1)
  a transfer of assets or an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or a transfer of assets by the Company to a Restricted Subsidiary;

  (2)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Limitation on Restricted Payments" (including any formation of or contribution of assets to a Subsidiary of the Company or joint venture);

  (3)
  leases or subleases to third parties, of real property owned in fee or leased by the Company or its Subsidiaries or a disposition of a lease of real property, in each case, in the ordinary course of business;

  (4)
  any disposition of property or assets (including inventory, accounts receivable and licensing agreements) of the Company or any of its Subsidiaries in the ordinary course of business, or that in the reasonable judgment of the Company, have become uneconomic, obsolete or worn out;

  (5)
  the disposition of Cash Equivalents or cash; and

  (6)
  sales of accounts or other receivables and related assets (or a fractional undivided interest therein) for the fair market value thereof, in a Qualified Receivables Transaction.

        "Bankruptcy Law" means Title 11, United States Code, or any similar federal or state law for the relief of debtors.

        "Board of Directors" means, with respect to any Person, the Board of Directors of such Person, or (except if used in the definition of "Change of Control") any authorized committee of the Board of Directors of such Person.

        "Borrowing Base" means, as of any date, an amount equal to the sum of: (1) 85% of the aggregate book value of all accounts receivable of the Company and its Restricted Subsidiaries; and (2) 60% of the aggregate book value of all inventory owned by the Company and its Restricted Subsidiaries, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company shall use the most recent available information for purposes of calculating the Borrowing Base.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP. For purposes of the covenant described under "—Certain Covenants—Limitation on Liens," a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (3)
  in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of stock.

        "Cash Equivalents" means:

  (1)
  securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof;

  (2)
  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank or trust company having capital and surplus in excess of $300 million;

  (3)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

  (4)
  commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. ("S&P") and in each case maturing within one year after the date of acquisition;

  (5)
  readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P;

  (6)
  Debt with a rating of "A" or higher from S&P or "A2" or higher from Moody's; and

  (7)
  investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (4) above.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodity Hedging Agreements" means any futures contract or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in commodities prices.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

  (1)
  plus, to the extent deducted in computing such Consolidated Net Income (without duplication):

  (A)
  Consolidated Interest Expense and the amortization of debt issuance costs, commissions, fees and expenses of such Person and its Restricted Subsidiaries for such period;

  (B)
  provision for taxes based on income or profits (including franchise taxes) of such Person and its Restricted Subsidiaries for such period;

  (C)
  depreciation and amortization expense, including amortization of inventory write-up under APB 16, amortization of intangibles (including goodwill and the non-cash costs of Interest Rate Agreements, Commodity Hedging Agreements or Currency Agreements, license agreements and non-competition agreements), amortization of management fees, non-cash amortization of Capital Lease Obligations, and organization costs; and

    (D)
    expenses and charges related to any equity offering or Incurrence of Debt permitted to be Incurred by the Indenture;

    (E)
    the amount of any restructuring or other type of special charge or reserve;

    (F)
    unrealized gains and losses from hedging, foreign currency or commodities translations and transactions;

    (G)
    expenses consisting of internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP;

    (H)
    any write-downs, write-offs, and other non-cash charges, items and expenses;

    (I)
    the amount of any expense relating to any minority interest of Restricted Subsidiaries; and

    (J)
    costs of surety bonds in connection with financing activities, and

  (2)
  minus any cash payment for which a reserve or charge of the kind described in subclause (E), (H) or (I) of clause (1) above was taken previously during such period.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion, including by reason of minority interests) that the Net Income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income.

        "Consolidated Coverage Ratio" means with respect to any Person, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the four full fiscal quarters ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio (the "Calculation Date") for which financial statements are available to the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs, assumes, Guarantees or redeems any Debt (other than working capital borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to Calculation Date, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee or redemption of Debt, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and discontinued operations determined in accordance with GAAP on or prior to the Calculation Date, shall be given effect on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers and consolidations or discontinued operations (and the reduction or increase of any associated Consolidated Interest Expense, and the change in Consolidated Cash Flow, resulting therefrom, including because of Pro Forma Cost Savings) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation or determined a discontinued operation, that would have required adjustment pursuant to this definition, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation or discontinued operations had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a financial or accounting officer of the Company. If any Debt to which pro forma effect is given bears interest at a floating rate, the interest expense on such Debt shall be calculated as if the rate in effect on the Calculation Date had been the applicable interest rate for the entire period (taking into account any Interest Rate Agreement in effect on the Calculation Date). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers' acceptance financings or any Qualified Receivables Transaction, and net payments (if any) pursuant to Hedging Obligations relating to Interest Rate Agreements or Currency Agreements with respect to Debt, excluding, however (a) amortization of debt issuance costs, commissions, fees and expenses and (b) customary commitment, administrative and transaction fees and charges);

  (2)
  dividends in respect of any Disqualified Stock of the Company or any Restricted Subsidiary, or cash dividends paid in respect of any Preferred Stock of a Restricted Subsidiary held by Persons other than the Company or a Subsidiary; and

  (3)
  commissions, discounts and other fees and charges Incurred in connection with a Qualified Receivables Transaction of the Company or any Restricted Subsidiary,

in each case, on a consolidated basis and in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; providedthat:

  (1)
  the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary of such Person and the net losses of any such Person shall only be included to the extent funded with cash or property from the Company or any Restricted Subsidiary;

  (2)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends has been permanently waived (except the amount of Net Income excluded from Consolidated Net Income as a result of this clause (2) shall be included in Consolidated Net Income to the extent such restrictions are permitted under the covenant described under "—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries" with respect to such Person);

  (3)
  except for purposes of calculating the Consolidated Coverage Ratio, the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

  (4)
  the cumulative effect of a change in accounting principles shall be excluded (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) since May 10, 2000;

  (5)
  the gain and loss on discontinued operations shall be excluded; and

  (6)
  non-cash items associated with purchase accounting in connection with the Acquisition shall be excluded.

        "Continuing Members" means, as of any date of determination, any member of the Board of Directors of the Company who:

  (1)
  was a member of Board of Directors of the Company immediately after the Issue Date; or

  (2)
  was nominated for election or elected to the Company's Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Members who were members of the Company's Board of Directors at the time of that nomination or election.

        "Credit Agreement" means the Credit Agreement dated as of July 29, 2003, by and among, Visant, Jostens, certain of its Subsidiaries, the lenders referred to therein, Credit Suisse First Boston, as Administrative Agent, Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, Deutsche Bank Securities Inc., as Syndication Agent, and The Bank of New York, Fleet National Bank and Wells Fargo Bank, N.A., as co-Documentation Agents, together with the related documents thereto (including the term loans and revolving loans thereunder, any Guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Debt Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

        "Credit Facilities" means, with respect to the Company and its Restricted Subsidiaries, one or more debt facilities (including the facilities available under the Credit Agreement), commercial paper facilities or indentures with banks, insurance companies, other institutional lenders or trustees providing for revolving credit loans, term loans, notes, factoring or other receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from or issue securities to such lenders against such receivables) or letters of credit or other credit facilities, in each case, as amended, restated, modified or Refinanced in whole or in part from time to time.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which the Company or any Restricted Subsidiary is a party or of which it is a beneficiary.

        "Debt" means, with respect to any Person (without duplication):

  (1)
  any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, which purchase price is due more than six months after the date of placing such property in final service or taking final delivery thereof, or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

  (2)
  all indebtedness under clause (1) of other Persons secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) provided that the amount of indebtedness of such Person shall be the lesser of:

  (A)
  the fair market value of such asset at such date of determination;

  (B)
  the amount of such indebtedness of such other Persons; and

  (C)
  to the extent not otherwise included, the Guarantee by such Person of any Debt under clause (1) of any other Person;

provided, however, that Debt shall not include:

(a)
obligations and liabilities in respect of synthetic lease facilities that are accounted for as operating leases in accordance with GAAP (including Guarantees of loans then outstanding by the lenders under any such facility to the lessor thereunder);

(b)
obligations of the Company or any of its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

(1)
such obligations are not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (1)); and

(2)
the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(c)
(1) obligations under (or constituting reimbursement obligations with respect to) letters of credit, performance bonds, surety bonds, appeal bonds, completion guarantees or similar instruments issued in connection with the ordinary course of a Permitted Business, including letters of credit in respect of workers' compensation claims, security or lease deposits and self-insurance; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing, and (2) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of day-light overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such obligations are extinguished within three business days of Incurrence;

(d)
purchase price holdbacks in connection with purchasing in the ordinary course of business of the Company and its Restricted Subsidiaries;

(e)
leases of precious metals used in the ordinary course of business of the Company and its Restricted Subsidiaries, whether or not accounted for as operating leases under GAAP; or

(f)
customer deposits in the ordinary course of business.

Except as otherwise expressly provided in this definition, the amount of any Debt outstanding as of any date shall be:

  (1)
  the accreted value thereof, in the case of any Debt issued at a discount to par value; and

  (2)
  the principal amount thereof in the case of any other Debt.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

  (1)
  required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the Stated Maturity of the Notes; or

  (2)
  convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Debt having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the Notes.

        Notwithstanding the preceding sentence, (A) if such Capital Stock is issued to any plan for the benefit of employees or by any such plan to such employees, in each case in the ordinary course of business of the Company or its Subsidiaries, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations, (B) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company's purchase of such Notes as are required to be repurchased pursuant to the provisions of the Indenture as described under "—Change of Control" and (C) the Jostens Senior Preferred Stock having the terms and conditions set forth in the Certificate of Designation for the Jostens Senior Preferred Stock as in effect on the Issue Date shall not constitute Disqualified Stock under the Indenture.

        For purposes hereof, the amount of any Disqualified Stock shall be equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. The "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date as of which the Consolidated Coverage Ratio shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Stock.

        "DLJMB" means DLJ Merchant Banking III, Inc., a Delaware corporation.

        "Domestic Subsidiary" means any Restricted Subsidiary other than a Foreign Subsidiary.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means an offering for cash by the Company of any Capital Stock of the Company other than Capital Stock that by its terms or otherwise is:

  (1)
  required to be redeemed or is redeemable at the option of the holder of such Capital Stock at any time; or

  (2)
  convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Debt.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Exchange Notes" means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount at maturity equal to, the Notes, in compliance with the terms of a Registration Rights Agreement.

        "Existing Debt" means Debt of the Company and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

        "Foreign Subsidiary" of a Person means any Restricted Subsidiary of such Person that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board; and

  (3)
  such other statements by such other entity as approved by a significant segment of the accounting profession.

        All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect as of May 10, 2000.

        "Government Notes" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any Interest Rate Agreements, Currency Agreements or Commodity Hedging Agreements.

        "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

        "Incur" has the meaning set forth in paragraph (a) of the covenant described under the caption "—Limitation on the Incurrence of Debt and Issuance of Preferred Stock." "Incurred" and "Incurrence" shall have correlative meanings.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

        "Initial Purchasers" means Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

        "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (but excluding Guarantees of Debt not otherwise prohibited to be Incurred under the Indenture (to the extent that such Guarantees of Debt do not then require cash payments by the Company and in the event that cash payments are then required, such payments shall constitute an Investment under the Indenture only 90 days subsequent to such payment)), advances or capital contributions (excluding commission, travel, payroll, entertainment, relocation and similar advances to officers and employees and profit sharing plan contributions made in the ordinary course of business), and purchases or other acquisitions for consideration of Debt, Equity Interests or other securities. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the second paragraph of paragraph (c) of the covenant described above under the caption "—Certain Covenants—Limitation on Restricted Payments."

        The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

        "Issue Date" means December 2, 2003.

        "Jostens" means Jostens, Inc., a Minnesota corporation, and its successors.

        "Jostens Certificate of Designation" means the Certificate of Designation of the Powers, Preferences and Rights of the 14% Senior Redeemable Payment-In-Kind Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Jostens as in effect on May 10, 2000.

        "Jostens Existing Indenture" means the Indenture dated as of May 10, 2000, among Jostens, the Jostens Guarantors and The Bank of New York, as trustee.

        "Jostens Existing Notes" means the Jostens 12 3/4% Senior Subordinated Notes due 2010 issued pursuant to the Jostens Existing Indenture.

        "Jostens Guarantors" means the Subsidiaries of Jostens that have Guaranteed the Jostens Existing Notes.

        "Jostens Senior Preferred Stock" means the 14% Senior Redeemable Payment-In-Kind Preferred Stock issued pursuant to the Jostens Certificate of Designations.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or lease in the nature thereof), provided that any property that is the subject of a Sale/Leaseback Transaction shall be deemed to be covered by a Lien.

        "Net Income" means, with respect to any Person and any period, the net income (or loss) of such Person (but not any Subsidiaries) for such period, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends of such Person (but not any Subsidiaries), excluding, however:

  (1)
  any extraordinary or non-recurring gains or losses or fees, expenses or charges (including those arising in connection with the Acquisition, the financing thereof and the offering of the Notes) or charges from the sale of assets outside the ordinary course of business, together with any related provision for taxes on such gain or loss or fees, expenses or charges; and

  (2)
  gain or loss upon the early extinguishment of Debt and deferred financing costs written off in connection with the early extinguishment of Debt;

        provided, however, that Net Income shall be deemed to include any increases during such period to shareholder's equity of such Person attributable to tax benefits from net operating losses and the exercise of stock options that are not otherwise included in Net Income for such period.

        "Net Proceeds" means the aggregate cash proceeds or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, and brokerage and sales commissions) and any relocation, redundancy and closing costs Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts applied to the repayment of principal, premium, if any, and interest on Debt required (other than required by the third paragraph under the caption "—Asset Sales") to be paid as a result of such transaction, all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including pension and other post- employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Obligations" means principal, interest, penalties, fees, indemnifications, reimbursements, damages, Guarantees and other liabilities payable under documentation governing any Debt, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or Incurred, whether or not arising on or after the commencement of a proceeding under Bankruptcy Law (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

        "Officers" means any of the following: Chairman, President, Chief Executive Officer, Treasurer, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer reasonably acceptable to the Trustee.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Pari Passu Debt" means Debt of the Company that ranks pari passu in right of payment to the Notes, whether or not it is secured.

        "Permitted Business" means the businesses conducted by Jostens and its Subsidiaries as of May 10, 2000 and any other business reasonably related, complementary or incidental to any of those businesses including the provision of goods or services related to educational institutions.

        "Permitted Holders" means (a) DLJMB or any of its Affiliates or Subsidiaries and (b) any Person who holds common stock of the Company on the Issue Date. Except for a Permitted Holder

specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a Permitted Holder in its described capacity will be treated as "beneficially owned" by such Permitted Holder.

        "Permitted Investment" means:

  (1)
  any Investment in the Company or in a Restricted Subsidiary (including in any Equity Interests of a Restricted Subsidiary);

  (2)
  any Investment in (A) cash or Cash Equivalents or (B) to the extent determined by the Company in good faith to be necessary for local currency working capital requirements of a Foreign Subsidiary, other cash equivalents, provided in the case of clause (B), the Investment is made by the Foreign Subsidiary having such operations;

  (3)
  any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of substantially concurrent related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

  (4)
  any securities received or other Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Assets Sales" or in connection with any other disposition of assets not constituting an Asset Sale;

  (5)
  any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

  (6)
  any Investments relating to a Receivables Subsidiary;

  (7)
  loans or advances to employees (or Guarantees of third-party loans to employees) in the ordinary course of business or pursuant to a stock loan program;

  (8)
  stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts (whether pursuant to a plan of reorganization or similar arrangement);

  (9)
  receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including such concessionary terms as the Company or such Restricted Subsidiary deems reasonable);

  (10)
  any Investment existing on the Issue Date or made pursuant to legally binding written commitments in existence on the Issue Date which Investment is disclosed in this prospectus;

  (11)
  Investments in Interest Rate Agreements, Currency Agreements and Commodity Hedging Agreements not otherwise prohibited under the Indenture;

  (12)
  any Investment in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding, not to exceed 10.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

  (13)
  additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

        "Permitted Liens" means, with respect to any Person:

  (1)
  Liens on property (A) existing at the time of acquisition thereof or (B) of a Person existing at the time such Person is merged into or consolidated with or acquired by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those acquired or to those of the Person merged into or consolidated with the Company or a Restricted Subsidiary of the Company, as the case may be;

  (2)
  banker's Liens, rights of setoff and Liens to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (3)
  Liens to secure Debt (including Capital Lease Obligations) permitted by clause (5) of paragraph (b) of the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock" covering only the assets acquired, leased, constructed or improved with such Debt;

  (4)
  Liens existing on the Issue Date;

  (5)
  customary Liens incurred in connection with a Qualified Receivables Transaction;

  (6)
  (A) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and (B) Liens for taxes, assessments or governmental charges or claims, in each case, that are not yet due or delinquent or that are bonded or that are being contested in good faith and by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

  (7)
  Liens, pledges or deposits in connection with (A) workmen's compensation, obligations and general liability exposure of the Company and its Restricted Subsidiaries and (B) unemployment insurance and other social security legislation;

  (8)
  Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Debt in respect of commercial letters of credit;

  (9)
  (A) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any real property leased by the Company or any Restricted Subsidiary of the Company on the Issue Date and subordination or similar agreements relating thereto and (B) any condemnation or eminent domain proceedings affecting any real property;

  (10)
  Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

  (11)
  Liens securing Hedging Obligations entered into in the ordinary course of business;

  (12)
  Liens securing Permitted Refinancing Debt permitted to be Incurred under the Indenture or amendments or renewals of Liens that were permitted to be incurred; provided, in each case, that such Liens do not extend to any additional property or asset of the Company or a Restricted Subsidiary of the Company;

  (13)
  any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by the Company or any Restricted Subsidiary of the Company in a transaction entered into in the ordinary course of business of the Company or such Restricted Subsidiary;

  (14)
  Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; and

  (15)
  Liens securing Debt (including related Obligations) permitted to be Incurred under Credit Facilities pursuant to the provisions described of the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock."

        "Permitted Refinancing Debt" means any Debt of the Company or any Debt or Preferred Stock of any of its Restricted Subsidiaries issued to Refinance other Debt or Preferred Stock of the Company or any of its Restricted Subsidiaries Incurred or issued in compliance with the Indenture; provided, that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accreted value or liquidation value, if applicable), plus accrued interest or dividends on, the Debt or Preferred Stock so Refinanced (plus the amount of reasonable premium and fees and expenses (including tender premiums and defeasance costs) Incurred in connection therewith);

  (2)
  in the case of term Debt being Refinanced, principal payments required under such Permitted Refinancing Debt have a Stated Maturity no earlier than the earlier of (A) the Stated Maturity of those under the Debt being Refinanced and (B) the maturity date of the Notes and such Permitted Refinancing Debt has a Weighted Average Life to Maturity equal to or greater than the lesser of the Weighted Average Life to Maturity of the Debt being Refinanced and the Weighted Average Life to Maturity of the Notes;

  (3)
  if the Debt or Preferred Stock being Refinanced is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Debt or Preferred Stock being Refinanced; and

  (4)
  such Debt is Incurred either by the Restricted Subsidiary who is the obligor on the Debt being Refinanced or by the Company;

provided, however, that clauses (2) and (4) shall not apply to the Refinancing of the Jostens Existing Notes, the Jostens Senior Preferred Stock or any Debt under the Credit Agreement.

        The Company may Incur Permitted Refinancing Debt not more than six months prior to the application of the proceeds thereof to repay the Debt or Preferred Stock to be Refinanced; provided that upon the Incurrence of such Permitted Refinancing Debt, the Company shall provide written notice thereof to the Trustee, specifically identifying the Debt or Preferred Stock to be Refinanced with Permitted Refinancing Debt.

        "Person" or "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint- stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

        "Pro Forma Cost Savings" means, with respect to any period ended on any Calculation Date, the reductions in costs with respect to the applicable four-quarter reference period that (1) are directly attributable to any Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect on the date of the Indenture or (2) have begun to be implemented prior to the Calculation Date by, or have been identified and approved in good faith by the Board of Directors of, the Company, any Restricted Subsidiary or the business that was the subject of any such Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations pursuant to a formalized plan, in the case of each of clause (1) and (2), based on a supportable, good faith estimate of the Chief Financial Officer or other senior financial officer of the Company and determined on a pro forma basis as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses (other than capitalized expenses) Incurred or to be Incurred during the four-quarter reference period in order to achieve such reduction in costs.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company, any Restricted Subsidiary or any Receivables Subsidiary pursuant to which the Company, any Restricted Subsidiary or any Receivables Subsidiary may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (a) a Receivables Subsidiary (in the case of a transfer or encumbrancing by the Company or a Restricted Subsidiary) and (b) any other Person, accounts and other receivables (whether now existing or arising in the future) of the Company or a Restricted Subsidiary which arose in the ordinary course of business of the Company or a Restricted Subsidiary, and any assets related thereto, including all collateral securing such receivables, all contracts and all Guarantees or other obligations in respect of such receivables, proceeds of such receivables and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization or factoring transactions involving receivables.

        "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Company which engages in no activities other than in connection with the financing of receivables and related assets which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of any Debt or any other obligations (contingent or otherwise) of which, directly or indirectly, contingently or otherwise, (1) is Guaranteed by the Company or a Restricted Subsidiary (excluding Standard Securities Undertakings), (2) is recourse to or obligates the Company or a Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (3) subjects any asset of the Company or a Restricted Subsidiary to the satisfaction thereof, other than Standard Securitization Undertakings, (b) with which neither the Company nor a Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than those customarily entered into in connection with Qualified Receivables Transactions, and (c) with which neither the Company nor a Restricted Subsidiary has any obligation, directly or indirectly, contingently or otherwise, to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by the filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Registration Rights Agreement" means the Registration Rights Agreement dated November 25, 2003, among the Company, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc., or any similar agreement relating to Additional Notes.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary of the Company on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary of the Company whereby the Company or a Restricted Subsidiary of the Company transfers such property to a Person and the Company or a Restricted Subsidiary of the Company leases it from such Person.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Senior Officer" means the Chief Executive Officer or the Chief Financial Officer of the Company.

        "Significant Subsidiary" means (1) any Restricted Subsidiary of the Company that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date or (2) any one or more Restricted Subsidiaries of the Company that (A) are not otherwise Significant Subsidiaries, (B) as to which any event described in clause (6) or (7) under "—Defaults" has occurred and is continuing and (C) would together constitute a Significant Subsidiary under clause (1) of this definition.

        "Specified Affiliate Payments" means:

  (1)
  the direct or indirect repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary, held by any future, present or former employee, director, officer or consultant of the Company (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement or plan, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum amount of repurchases, redemptions or other acquisitions or retirements pursuant to this clause (1) (without giving effect to the immediately following proviso) of $10.0 million in any calendar year) and no payment default on Senior Debt or the Notes shall have occurred and be continuing; provided further that such amount in any calendar year may be increased by an amount not to exceed:

  (A)
  the cash proceeds received by the Company (including by way of capital contribution) since the Issue Date from the sale of Equity Interests of the Company to employees, directors, officers or consultants of, the Company or its Subsidiaries that occurs in such calendar year (it being understood that such cash proceeds shall be excluded from clause (4)(C)(ii) of paragraph (a) under the covenant described under the caption "—Certain Covenants—Limitation on Restricted Payments")

    plus

    (B)
    the cash proceeds from key man life insurance policies received by the Company and its Restricted Subsidiaries in such calendar year (including proceeds from the sale of such policies to the person insured thereby); and provided further that cancellation of Debt owing to the Company from employees, directors, officers or consultants of the Company or any of its Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of the Indenture;

  (2)
  repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants with Equity Interests; and

  (3)
  payments by the Company to shareholders or members of management of the Company and its Subsidiaries in connection with the Acquisition that are reflected as adjustments to the pro forma financial statements included in this prospectus.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or a Restricted Subsidiary which are reasonably customary in a receivables securitization transaction.

        "Stated Maturity" means, with respect to any installment of interest on or principal of, or any other amount payable in respect of, any series of Debt, the date on which such interest, principal or other amount was scheduled to be paid in the documentation governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest, principal or other amount prior to the date scheduled for the payment thereof.

        "Subordinated Debt" means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any Person,

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to Vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person; or

  (2)
  any partnership (A) the sole general partner of the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Tax Sharing Agreement" means any tax allocation agreement between the Company or any of its Subsidiaries with any direct or indirect shareholder of the Company with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries and containing customary terms for such an agreement but only to the extent that amounts payable from time to time by the Company or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company or its Subsidiaries (provided that any such agreement may provide that, if the Company or any such Subsidiary ceases to be a member of the affiliated group of corporations of which the direct or indirect shareholder is the common parent for purposes of filing a consolidated Federal income tax return (such cessation, a "Deconsolidation Event"), then the Company or such Subsidiary shall indemnify such direct or indirect shareholder with respect to any Federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on such shareholder as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to the Company, such Subsidiary or any predecessor business thereof (computed as if the Company, such Subsidiary or such predecessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation), but only to the extent that any such tax liability has not been previously indemnified by the Company or such Subsidiary pursuant to the tax allocation agreement and has not been, or will not be, paid by the Company or such Subsidiary directly to the relevant taxing authority).

        "Total Assets" means, at any time, the total consolidated assets of the Company and its Restricted Subsidiaries at such time, determined in accordance with GAAP. For the purposes of clause (5) of paragraph (b) of the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock," Total Assets shall be determined giving pro forma effect to the lease, acquisition, construction or improvement of the assets being leased, acquired, constructed or improved with the proceeds of the relevant Debt.

        "Trustee" means BNY Midwest Trust Company until a successor replaces it and, thereafter, means the successor.

        "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. 77aaa-77bbbb) as in effect on the Issue Date.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of the Company that is designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided under "—Certain Covenants—Limitations on Designations of Unrestricted Subsidiaries"; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary;

        but only to the extent permissible under the Indenture, as described above under "—Certain Covenants—Limitations on Designations of Unrestricted Subsidiaries."

        "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

        Except as described under "Certain Covenants—Limitation on Incurrence of Debt and Issuance of Preferred Stock," whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

        "Visant" means Visant Corporation, a Delaware corporation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person then outstanding and normally entitled of such Person then outstanding and normally (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

  (2)
  the then outstanding principal amount of such Debt.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and, with respect to the Company, for so long as the Company owns, directly or indirectly, 100% of the outstanding common stock of Jostens and the only class of Capital Stock of Jostens not owned, directly or indirectly, by the Company is the Jostens Senior Preferred Stock, Jostens.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following summary discusses the material U.S. federal income and, to the limited extent set forth under the caption "Consequences to Non-U.S. Holders," estate tax considerations relating to the purchase, ownership and disposition of the notes. Except where noted, this summary deals only with notes held as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Additionally, this summary does not deal with special situations.

        For example, this summary does not address:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, brokers, financial institutions or "financial service entities," tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, insurance companies, retirement plans, U.S. expatriates or former long-term residents of the United States, partnerships or other pass-through entities or investors in partnerships or pass-through entities;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

  •
  tax consequences to U.S. holders (as defined below) of notes whose "functional currency" is not the U.S. dollar;

  •
  alternative minimum tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Code and Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

        If a partnership or other pass-through entity holds our notes, the tax treatment of a partner in or owner of the partnership or pass-through entity will generally depend upon the status of the partner or owner and the activities of the entity. If you are a partner or owner of a partnership or other pass-through entity that is considering holding notes, you should consult your tax advisor.

        If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Certain Consequences to Visant Holding

        Because the notes were issued with "significant" original issue discount ("OID") and the yield to maturity of the notes equals or exceeds the sum of (x) the "applicable federal rate" (as determined under Section 1274(d) of the Code) in effect for the calendar month in which the notes are issued (the "AFR") and (y) 5 percentage points, the notes are considered "applicable high yield discount obligations." As a result, we will not be allowed a deduction for interest (including OID) accrued on the notes for U.S. federal income tax purposes until such time as we actually pay such interest (including OID) in cash or in other property (other than our stock or debt issued by us or by a person deemed to be related to us under Section 453(f)(1) of the Code).

        The deferral of deductions for payments of interest or OID on the notes described above may reduce the amount of cash available to us to meet our obligations under the notes.

Consequences to U.S. Holders

        For purposes of the discussion below, a "U.S. holder" is a beneficial owner of a note that is for U.S. federal income tax purposes:

  •
  an individual that is a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Original Issue Discount

        The notes were issued with OID in an amount equal to the excess of the "stated redemption price at maturity" of the notes over their "issue price." For purposes of the foregoing, the general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of "qualified stated interest." None of the payments on the notes will constitute qualified stated interest. The "issue price" of the notes is the first price at which a substantial amount of the notes were sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler). You should be aware that a U.S. holder generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, a U.S. holder generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest.

        The amount of OID includible in income for a taxable year by a U.S. holder will generally equal the sum of the "daily portions" of the total OID on the note for each day during the taxable year (or portion of the taxable year) on which such holder held the note. Generally, the daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period will generally be the product of the "adjusted issue price" of a note at the beginning of such accrual period and its "yield to maturity." The "adjusted issue price" of a note at the beginning of an accrual period will equal the issue price plus the amount of OID previously includible in the gross income of any U.S. holder, less any payments made on such note on or before the first day of the accrual period. The "yield to maturity" of a note will be computed on the basis of a constant annual interest rate and compounded at the end of each accrual period. An accrual period may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period.

        In certain circumstances (see "Description of the Notes—Optional Redemption" and "Description of the Notes—Change of Control"), we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount or timing of OID a U.S. holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of these amounts as part of the yield to maturity of the notes. Our determination that these contingencies are remote is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the Internal Revenue Service (the "IRS"), and if the IRS were to challenge this determination, a U.S. holder might be required to include in its gross income an amount of OID in excess of that described above, and might be required to treat income realized on the taxable disposition of a note before the resolution of the contingencies as ordinary income rather than capital gain. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. holder. If any such amounts are in fact paid, U.S. holders will be required to recognize such amounts as income.

        A U.S. holder who acquires a note at a "bond premium" (discussed below) will not be subject to the OID rules described herein.

        Market Discount.    If a note is acquired at a "market discount," some or all of any gain realized upon a subsequent sale, other disposition, or full or partial principal payment, of such note may be treated as ordinary income, and not capital gain, as described below. For this purpose, "market discount" is the excess (if any) of the "revised issue price" of a note over the basis of such note immediately after its acquisition by the taxpayer, subject to a statutory de minimis exception. The "revised issue price" of a note is its issue price plus the aggregate amount of OID includible in the gross income of all holders for all periods before the acquisition of the note by the taxpayer (determined without offset for "acquisition premium" (discussed below), if any). Unless a U.S. holder has elected to include the market discount in income as it accrues, gain, if any, realized on any subsequent disposition (other than in connection with certain nonrecognition transactions) or full or partial principal payment of such note will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period such U.S. holder held such note.

        The amount of market discount treated as having accrued will be determined either (i) on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the note was held by the U.S. holder and the denominator of which is the total number of days after the date such U.S. holder acquired the note up to and including the date of its maturity or (ii) if the U.S. holder so elects, on a constant interest rate method. A U.S. holder may make that election with respect to any note but, once made, such election is irrevocable.

        A U.S. holder of a note acquired at a market discount may elect to include market discount in income currently, through the use of either the straight-line inclusion method or the elective constant interest method, in lieu of recharacterizing gain upon disposition or principal repayment as ordinary income to the extent of accrued market discount at the time of such disposition or repayment. Once made, this election will apply to all notes and other obligations acquired by the electing U.S. holder at a market discount during the taxable year for which the election is made, and all subsequent taxable years, unless the IRS consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the note in the hands of the U.S. holder will be increased by the market discount thereon as it is included in income.

        Unless a U.S. holder who acquires a note at a market discount elects to include market discount in income currently, such U.S. holder may be required to defer deductions for any interest paid or accrued on indebtedness allocable to such note in an amount not exceeding the deferred income, until such income is realized.

        Bond Premium.    If a U.S. holder purchases a note and immediately after the purchase the adjusted basis of the note exceeds the sum of all amounts payable on the instrument after the purchase date, the note will be treated as having been acquired with "bond premium." A U.S. holder may elect to amortize such bond premium over the remaining term of such note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date).

        If bond premium is amortized, the amount of interest that must be included in the U.S. holder's income for each accrual period will be reduced by the portion of premium allocable to such period based on the holder's yield. If such an election to amortize bond premium is not made, a U.S. holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing such U.S. holder's gain or loss upon the sale or other disposition or full or partial principal payment of the note.

        An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds, the interest on which is includible in the U.S. holder's gross income, held at the beginning of the U.S. holder's first taxable year to which the election applies or that are thereafter acquired, and may be revoked only with the consent of the IRS. A U.S. holder who elects to amortize bond premium must reduce its adjusted basis in the notes by the amount of such allowable amortization.

        Acquisition Premium.    A complementary concept to bond premium is acquisition premium. A note is acquired at an "acquisition premium" if the U.S. holder's adjusted tax basis in the note exceeds the adjusted issue price of the note but is less than or equal to all amounts payable on the note after the purchase date. If a U.S. holder acquires a note at an acquisition premium, the amount of OID includible in the U.S. holder's gross income generally is reduced in each period in proportion to the percentage of the unamortized OID at the date of acquisition represented by the acquisition premium. Alternatively, a U.S. holder may elect to treat its purchase as a purchase at original issuance and accrue the discount on such purchase on a constant yield basis.

Sale or Other Taxable Disposition of the Notes

        Unless a non-recognition provision applies, a U.S. holder generally will recognize gain or loss upon the sale, exchange, retirement or other taxable disposition of a note in an amount equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition and such holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will be equal to the amount paid by such holder for the note, increased by the amount of OID and market discount, if any, previously included in income and decreased by the amount of any cash payments on the note and the amount of bond premium, if any, amortized with respect to such note. Except as described above with respect to market discount, such gain or loss will generally be capital gain or loss. If the U.S. holder is an individual and has held the notes for more than one year, such capital gain generally will be eligible for reduced rates of taxation. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Discharge

        If we were to obtain a discharge of the Indenture with respect to all of the notes then outstanding, as described above under "Description of the Notes—Satisfaction and Discharge," such discharge generally would be deemed to constitute a taxable exchange of the outstanding notes for other property. In such case, a U.S. holder would be required to recognize capital gain or loss in connection with such deemed exchange. In addition, after such deemed exchange, a U.S. holder also might be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than if the discharge had not occurred. U.S. holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Consequences to Non-U.S. Holders

        For purposes of this discussion, a "Non-U.S. holder" is a beneficial owner of a note that is an individual, corporation (or other entity taxable as a corporation), estate or trust that is not a U.S. holder and interest (including OID) and any gain on the sale, exchange or retirement (including a redemption) of a note will be considered to be "U.S. trade or business income" if such income or gain is (1) effectively connected with the Non-U.S. holder's conduct of a U.S. trade or business and (2) in the case of a treaty resident, described in clause (1) above and attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. holder in the United States.

Payment of Interest and OID

        Subject to the discussion below concerning backup withholding, generally, interest (including OID) paid on a note will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Generally, interest (including OID) on the notes will qualify as portfolio interest and will be eligible for the portfolio interest exemption if the Non-U.S. holder (1) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, (2) is not a "controlled foreign corporation" with respect to which we are a "related person," as such terms are defined in the Code and (3) provides the required certifications, under penalties of perjury, that the beneficial owner of the notes is not a U.S. person on a properly completed and executed IRS Form W-8BEN prior to the payment.

        The gross amounts of interest (including OID) that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a Non-U.S. holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. holder must provide a properly completed and executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest (including OID). These forms must generally be periodically updated. If the notes are traded on an established financial market, a Non-U.S. holder who is claiming the benefits of a treaty will not be required to obtain and to provide a U.S. taxpayer identification number on the IRS Form W-8BEN. In certain circumstances, in lieu of providing an IRS Form W-8BEN, the Non-U.S. holder may provide certain documentary evidence issued by foreign governmental authorities to prove residence in a foreign country in order to claim treaty benefits.

        Special procedures relating to U.S. withholding taxes are provided under applicable Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers' securities in the ordinary course of their trade or business.

Sale, Exchange or Retirement of Notes

        Except as described below and subject to the discussion below on backup withholding, gain realized by a Non-U.S. holder on the sale, exchange or retirement (including a redemption) of a note generally will not be subject to U.S. federal income or withholding tax unless (1) such gain constitutes U.S. trade or business income, which will be taxed as discussed above (including, if applicable, at tax rates for capital gain); or (2) the Non-U.S. holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Discharge

        As described above under "—Consequences to U.S. Holders—Discharge," a Non-U.S. holder also may be required to recognize income with respect to the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than if the discharge had not occurred, and such income may be subject to U.S. income and/or withholding taxes. Non-U.S. holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Federal Estate Tax

        Any notes held (or treated as held) by an individual who is a Non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of all of our classes of stock entitled to vote and income on the notes was not U.S. trade or business income.

Information Reporting and Backup Withholding

U.S. Holders

        In general, information reporting requirements will apply to certain payments of principal and interest (including OID) paid on notes, the proceeds of sale of a note and any payments with respect to any property deemed to have been received as described above under "—Consequences to U.S. Holders—Discharge," made to you, unless you are an exempt recipient (such as a corporation). Backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S Holders

        We must report annually to the IRS and to each Non-U.S. holder any interest (including OID) that is paid to the Non-U.S. holder. Copies of these information returns also may be made available to the tax authorities of the country in which the Non-U.S. holder resides under the provisions of various treaties or agreements for the exchange of information.

        Non-U.S. holders other than corporations may be subject to backup withholding and additional information reporting. Backup withholding will not apply to payments of interest (including OID) on the notes to a Non-U.S. holder if the Non-U.S. holder properly certifies that it is not a U.S. person or otherwise establishes an exemption. However, such certification or exemption is not effective if we or our paying agent has actual knowledge, or reason to know, that such holder is a U.S. person or that the conditions of another exemption relied upon by the Non-U.S. holder are not, in fact, satisfied.

        The payment of the gross proceeds from the sale, exchange or retirement (including a redemption) of the notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange or retirement (including a redemption) of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the gross proceeds from the sale, exchange or retirement (including a redemption) of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge, or reason to know, to the contrary, or the owner otherwise establishes on exemption.

        In addition, in general, any payments with respect to the property deemed to have been received as described above under "—Consequences to U.S. Holders—Discharge," may be subject to information reporting and possible backup withholding, unless the Non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption and the payor does not have actual knowledge, or reason to know, that the Non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder will be allowed as a refund or credit against such Non-U.S. holder's federal income tax liability, provided that the required information is provided to the IRS.

        THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

        This prospectus is to be used by Credit Suisse Securities (USA) LLC in connection with the offers and sales of the registered securities in market-making transactions effected from time to time. Credit Suisse Securities (USA) LLC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

        As of March 1, 2006, affiliates of DLJ Merchant Banking Partners III, L.P. held approximately 41.0% of our voting interests and approximately 44.6% of our economic interest. David F. Burgstahler, Thompson Dean and Charles P. Pieper, each of whom is or was a partner of DLJ Merchant Banking, are members of the board of directors of Visant Holding and Visant. Mr. Burgstahler and Mr. Dean left DLJMB and Credit Suisse Securities (USA) LLC to join Avista Capital Partners on July 1, 2005. As a consultant, each of Mr. Burgstahler and Mr. Dean will continue to serve on the boards of, and monitor the operations of, various existing portfolio companies of DLJMB, including Visant. In addition, Mr. Dean will continue to work with DLJMB as co-chairman of the investment committee. Further, an affiliate of Credit Suisse Securities (USA) LLC is a lender and agent in connection with our senior secured credit facility, for which it receives customary fees and expenses. Credit Suisse Securities (USA) LLC is party to a financial advisory contract with Visant and has, from time to time, provided investment banking and other financial advisory services to Visant in the past for which it has received customary compensation, and will provide such services and financial advisory services to our company in the future. Credit Suisse Securities (USA) LLC acted as purchaser in connection with the initial sale of the notes and received an underwriting discount in connection therewith. See "Certain Relationships and Related Transactions."

        Credit Suisse Securities (USA) LLC has informed us that it does not intend to confirm sales of the securities to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

        We have been advised by Credit Suisse Securities (USA) LLC that, subject to applicable laws and regulations, Credit Suisse Securities (USA) LLC intends to make a market in the securities. However, Credit Suisse Securities (USA) LLC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. We cannot assure you that an active trading market will be sustained. See "Risk Factors—Risks Related to Our Indebtedness and the Notes—Because there is no public market for the notes, you may not be able to resell your notes."

LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the notes on our behalf.

EXPERTS

        The financial statements of Visant Holding Corp. and Visant Corporation as of and for the year ended December 31, 2005 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing elsewhere herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Visant Holding Corp. and subsidiaries and Visant Corporation and subsidiaries at January 1, 2005, and January 3, 2004, and for the year ended January 1, 2005, and for period from July 30, 2003 to January 3, 2004, and the period from December 29, 2002 to July 29, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        At the time of the engagement of E&Y as the outside auditors for Visant Holding in October 2003, E&Y considered independence issues in accordance with its standard practice at the time, including consideration of whether the tax operations services it provided to Jostens during fiscal 2003 would impair its independence. As a result of this process, in connection with E&Y becoming Visant Holding's outside auditor in late 2003, E&Y revised its tax services arrangement with Jostens. Based on what was known at the time, E&Y's audit and tax engagement personnel concluded that the services detailed in the tax services engagement letter complied with the applicable independence rules of the SEC, the AICPA independence rules and E&Y policy, and the Audit Committee in place at that time was advised accordingly.

        In connection with the filing of the Visant S-4 registration statement in the fall of 2004, E&Y's policies and procedures required it to review once again its independence with respect to Visant Holding. As part of this process, E&Y reviewed the tax operations services it had provided to Jostens and interviewed members of E&Y's tax operations services team. As a result of this review, E&Y identified three primary activities related to the provision of tax operations services that raised questions about E&Y's independence:

  •
  Calculation of sales tax.    Jostens uses software programs that calculate the amount of sales tax for each sale. E&Y's tax operations services team assisted in maintaining the accuracy of these programs by inputting changes into an ancillary software application to account for changes in laws and regulations in various states. E&Y also made limited edits to customer profiles in Jostens' database in order to update the "taxable/tax exempt" field whenever a customer submitted proof to Jostens that it was exempt from sales tax. In addition, in connection with assisting another accounting firm which provides Jostens with sales tax compliance services, E&Y reviewed spreadsheets generated by such firm that showed the amounts to be paid in sales tax to each jurisdiction in which Jostens sold products to confirm that the aggregate sales tax liability shown on the spreadsheet agreed with the general ledger balance and then initialed the spreadsheet to signify that their review had been completed and that all sales tax returns appeared to be processed timely and completely.

  •
  Check handling.    E&Y's tax operations services team opened mail routed to the Jostens' tax department, which at times included tax refund checks payable to Jostens. Occasionally, a member of E&Y's tax operations services team would mail tax-related checks for Jostens.

  •
  Authorization of Jostens disbursements.    A member of E&Y's tax operations services team authorized certain tax-related disbursements totaling $294,779 in 2003 (out of a total of approximately $10.8 million for all such disbursements in 2003), including $4,986 of disbursements subsequent to E&Y's appointment as auditor in October 2003.

        E&Y's 2004 review discovered a further activity that required consideration with respect to E&Y's independence. On April 8, 2003, Jostens Canada, Ltd. ("JCL"), a subsidiary of Jostens, engaged a law firm in Ottawa, Ontario, Canada, to represent JCL in proceedings for the recovery of Ontario sales tax, which firm is an affiliate of E&Y Canada. Additionally, the engagement letter provided for a contingent fee based upon the amount of tax and interest refunded to JCL.

        E&Y brought the independence matters described above to the attention of the Audit Committee in mid-December 2004. In response, the Audit Committee took prompt action, including retaining outside counsel which interviewed management and E&Y personnel and overseeing a review by our internal audit group of past procedures and documentation related to the matters raised. Together with management and E&Y, the Audit Committee has been involved in the identification of the matters and the analysis of the scope and nature of such matters. The Audit Committee also retained a forensic accounting firm, which was charged with reviewing and confirming the accuracy of the analysis undertaken by our internal audit group and confirming its analysis regarding the lack of discrepancies. On January 17, 2005, E&Y and Jostens agreed to immediately terminate the tax operations services arrangement.

        The Audit Committee and E&Y each concluded that there were violations of the Commission's independence rules. Consequently, the Audit Committee conducted an inquiry into, and an evaluation of, the facts and circumstances surrounding the matters presented, after which inquiry and evaluation the Audit Committee and E&Y each concluded pursuant to Rule 2-01(b) of Regulation S-X under the Exchange Act that there has been no impairment of E&Y's independence for the 2003 or 2004 audit. E&Y concluded, and the Audit Committee concurred, that E&Y's capacity for objective judgment was not and is not diminished and that the investing public would not perceive that an impairment of independence affecting the integrity of the financial statements has occurred. Based upon all the facts and circumstances, E&Y and the Audit Committee share the view that, throughout the audit and professional engagement period, E&Y was capable of exercising objective and impartial judgment on all issues encompassed within the audit engagement. In particular, the Audit Committee concluded that: the individuals involved did not, at any time, appreciate the consequences of the actions taken; and the amounts involved, individually and in the aggregate, were de minimis. In addition, the Audit Committee understands that the E&Y audit team believed they were independent, that matters affecting independence had been addressed prior to E&Y being engaged in October 2003 and that the audit team conducted themselves accordingly and were not influenced, directly or indirectly, by any of the matters noted. The Audit Committee has been separately advised by both management and E&Y that these violations did not result in any change to any aspect of the Company's financial statements.

        In addition to the steps already implemented at the direction of the Audit Committee in connection with the inquiry, including the retention of the forensic accounting firm, the termination of the E&Y tax operations services arrangement, and the termination of the arrangement between JCL and an affiliate of E&Y Canada in January 2005 without payment of any fees or expenses by JCL, Jostens or Visant Holding to such firm, the Audit Committee has directed that certain long-term remedial efforts and initiatives be taken which are designed to prevent independence issues from occurring in the future, including:

  •
  the adoption of additional policies and procedures regarding independence;

  •
  the institution of additional training for the management group and finance staff to heighten awareness regarding auditor independence requirements;

  •
  the designation or retention of a person, who will be a member of our internal audit staff, to act as Director of Audit Independence and who will report directly to the Audit Committee on independence issues and will act as a liaison among the Audit Committee, management and the outside auditor;

  •
  the hiring of a corporate Director of Tax who will report to our Vice President of Finance and will be responsible for all tax compliance matters of Visant Holdings and each of its operating subsidiaries;

  •
  considering the separation of tax compliance from the attest functions to avoid the potential for an independence issue arising in the future with respect to tax compliance services; and

  •
  considering whether to engage a new auditor for the audit of fiscal year 2005.

        Based on these remediation measures, the Audit Committee believes that the Company has taken and is taking appropriate steps designed to eliminate the possibility of an independence violation arising in the future.

        On February 11, 2005, E&Y issued its independence letter to our Audit Committee pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis the Independence Standards Board's Standard No. 1. That letter reported that E&Y satisfies the auditor independence standards of Regulation S-X in connection with its audit opinion for the financial statements contained in this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page Number
CONSOLIDATED FINANCIAL STATEMENTS OF VISANT HOLDING CORP.:
There are no significant differences between the results of operations and financial condition of Visant and those of Holdings other than the Holdings notes, which had an accreted value of $184.7 million and $167.2 million as of December 31, 2005 and January 1, 2005, respectively, including interest, thereon.
Annual Financial Statements
Reports of Independent Registered Public Accounting Firms	F-2
Visant Holding Corp. and Subsidiaries
Consolidated Statements of Operations for the fiscal years in the successor period ended December 31, 2005, January 1, 2005, the period from July 30, 2003 to January 3, 2004 (successor, five months) and the period from December 29, 2002 to July 29, 2003 (predecessor, seven months)	F-4
Consolidated Balance Sheets as of December 31, 2005 and January 1, 2005	F-5
Consolidated Statements of Cash Flows for the fiscal years in the successor period ended December 31, 2005, January 1, 2005, the period from July 30, 2003 to January 3, 2004 (successor, five months) and the period from December 29, 2002 to July 29, 2003 (predecessor, seven months)	F-6
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the fiscal years in the successor period ended December 31, 2005, January 1, 2005, the period from July 30, 2003 to January 3, 2004 (successor, five months) and the period from December 29, 2002 to July 29, 2003 (predecessor, seven months)	F-7
Visant Corporation and subsidiaries:
Reports of Independent Registered Public Accounting Firm	F-8
Consolidated Statements of Operations for the fiscal years in the successor period ended December 31, 2005, January 1, 2005, the period from July 30, 2003 to January 3, 2004 (successor, five months) and the period from December 29, 2002 to July 29, 2003 (predecessor, seven months)	F-9
Consolidated Balance Sheets as of December 31, 2005 and January 1, 2005	F-10
Consolidated Statements of Cash Flows for the fiscal years in the successor period ended December 31, 2005, January 1, 2005, the period from July 30, 2003 to January 3, 2004 (successor, five months) and the period from December 29, 2002 to July 29, 2003 (predecessor, seven months)	F-11
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the fiscal years in the successor period ended December 31, 2005, January 1, 2005, the period from July 30, 2003 to January 3, 2004 (successor, five months) and the period from December 29, 2002 to July 29, 2003 (predecessor, seven months)	F-12
Notes to Consolidated Financial Statements	F-13

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Visant Holding Corp.

        We have audited the accompanying consolidated balance sheets of Visant Holding Corp. and subsidiaries (Visant Holding Corp.) and Visant Corporation and subsidiaries (Visant Corporation) at January 1, 2005, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended January 1, 2005 and for the period from July 30, 2003 to January 3, 2004 (successor, five months) and the period from December 29, 2002 to July 29, 2003 (predecessor, seven months). The financial statements are the responsibility of Visant Holding Corp. and Visant Corporation's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Visant Holding Corp., and Visant Corporation's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Visant Holding Corp., and Visant Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Visant Holding Corp. and Visant Corporation at January 1, 2005, and the related consolidated results of operations and their cash flows for the year ended January 1, 2005 and for the period from July 30, 2003 to January 3, 2004 and the period from December 29, 2002 to July 29, 2003, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the consolidated financial statements, Visant Holding Corp. and Visant Corporation adopted Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," effective June 29, 2003 and changed their method of accounting for redeemable preferred stock.

ERNST & YOUNG LLP
/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
February 18, 2005, except for Note 18
as to which the date is March 27, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Visant Holding Corp.
Armonk, New York

        We have audited the accompanying consolidated balance sheet of Visant Holding Corp. and subsidiaries (the "Company") as of December 31, 2005 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Visant Holding Corp. and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE
New York, New York
March 29, 2006

VISANT HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	(Successor)			Jostens, Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
	(In thousands)
Net sales	$1,498,250	$1,462,161	$502,664	$504,058
Cost of products sold	870,357	914,964	335,826	218,594
Gross profit	627,893	547,197	166,838	285,464
Selling and administrative expenses	434,635	433,923	168,470	196,430
(Gain) loss on disposal of fixed assets	(2,763)	145	—	—
Transaction costs	1,324	15,899	226	30,960
Special charges	7,208	15,663	—	—

Operating income (loss)	187,489	81,567	(1,858)	58,074
Interest income	(1,312)	(706)	(433)	(82)
Interest expense	126,456	160,985	68,423	32,528
Loss on redemption of debt	—	75,849	503	13,878
Other income	—	(1,092)	—	—

Income (loss) before income taxes and cumulative effect of accounting change	62,345	(153,469)	(70,351)	11,750
Provision for (benefit from) income taxes	25,696	(52,771)	(19,236)	8,695

Income (loss) before cumulative effect of accounting change	36,649	(100,698)	(51,115)	3,055
Cumulative effect of accounting change	—	—	—	4,585

Net income (loss)	36,649	(100,698)	(51,115)	7,640
Dividends and accretion on redeemable preferred shaes	—	—	—	(6,525)

Net income (loss) income available to common stockholders	$36,649	$(100,698)	$(51,115)	$1,115

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Successor)
	2005	2004
	(In thousands, except share amounts)
ASSETS
Cash and cash equivalents	$20,706	$84,964
Accounts receivable, net	164,340	158,243
Inventories, net	130,782	129,450
Salespersons overdrafts, net of allowance of $14,659 and $12,722, respectively	36,663	35,415
Prepaid expenses and other current assets	16,938	13,639
Deferred income taxes	12,376	58,892

Total current assets	381,805	480,603

Property, plant and equipment, net	235,899	241,123
Goodwill	1,108,401	1,108,445
Intangibles, net	576,739	606,195
Deferred financing costs	50,400	64,127
Other assets	12,075	10,904

Total assets	$2,365,319	$2,511,397

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$11,868	$8,300
Accounts payable	56,611	53,505
Accrued employee compensation and related taxes	41,594	46,860
Commissions payable	20,955	16,694
Customer deposits	166,321	156,511
Income taxes payable	10,328	8,291
Interest payable	9,986	9,815
Current portion of long-term debt	—	19,950
Other accrued liabilities	26,786	24,636
Current liabilities of discontinued operations	1,725	1,744

Total current liabilities	346,174	346,306

Long-term debt—less current maturities	1,501,246	1,667,231
Deferred income taxes	219,164	252,414
Pension liabilities, net	25,112	27,489
Other noncurrent liabilities	18,338	5,643

Total liabilities	2,110,034	2,299,083

Commitments and contingencies
Common stock:
Class A $.01 par value; authorized 7,000,000 shares; issued and outstanding: 5,973,659 shares at December 31, 2005; 5,909,844 at January 1, 2005
Class B $.01 par value; non-voting; authorized 2,724,759 shares; issued and outstanding: none at December 31, 2005 and January 1, 2005
Class C $.01 par value; authorized 1 share; issued and outstanding: 1 share at December 31, 2005 and January 1, 2005	60	59
Additional paid-in-capital	525,593	518,413
Accumulated deficit	(270,968)	(307,617)
Accumulated other comprehensive income	600	1,459

Total stockholders' equity	255,285	212,314

Total liabilities and stockholders' equity	$2,365,319	$2,511,397

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Successor)			Jostens, Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
	(In thousands)
Net income (loss)	$36,649	$(100,698)	$(51,115)	$7,640
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	53,004	69,196	26,200	12,649
Amortization of intangible assets	51,647	94,140	21,254	616
Amortization of debt discount, premium and deferred financing costs	31,646	23,417	4,168	3,112
Other amortization	774	847	356	1,323
Accrued interest on redeemable preferred stock	—	38,816	22,480	842
Deferred income taxes	13,266	(66,042)	(21,453)	(1,500)
Loss on redemption of debt	—	75,849	503	13,878
(Gain) loss on sale of assets	(2,763)	145	—	—
Other	116	743	1,034	(1,820)
Changes in assets and liabilities:
Accounts receivable	(6,123)	(16,371)	12,019	4,576
Inventories	883	(17,186)	29,208	14,293
Prepaid expenses and other current assets	(5,253)	5,612	(5,158)	3,405
Accounts payable and accrued expenses	(3,887)	11,822	(10,407)	9,665
Customer deposits	7,646	6,352	90,845	(76,069)
Income taxes payable	2,078	9,782	(8,857)	8,288
Interest payable	170	(13,570)	5,364	(6,750)
Other	(11,384)	(8,722)	(13,399)	(941)

Net cash provided by (used in) operating activities	168,469	114,132	103,042	(6,793)

Acquisition of businesses, net of cash acquired	(22)	—	(531,752)	(5,008)
Purchases of property, plant and equipment	(49,165)	(49,274)	(20,700)	(6,129)
Proceeds from sale of property, plant and equipment	10,179	11,512	198	90
Other investing activities, net	(93)	(183)	(72)	(828)

Net cash used in investing activities	(39,101)	(37,945)	(552,326)	(11,875)

Net short-term borrowings (repayments)	3,080	(35,244)	11,658	1,500
Repurchase of common stock and warrants	—	(2,948)	—	(471,044)
Redemption of preferred stock	—	(188,849)	(102,820)	—
Principal payments on long-term debt	(203,500)	(464,955)	(25,875)	(379,270)
Redemption of senior subordinated notes	—	(336,437)	(9,325)	—
Redemption of senior notes	—	(411,436)	—	—
Redemption of PIK notes to stockholders	—	(81,037)	—	—
Redemption of subordinated exchange debentures	—	(49,001)	—	—
Proceeds from issuance of long-term debt	—	1,524,000	153,711	475,000
Proceeds from issuance of common stock	6,133	4,500	342,934	417,934
Net proceeds from issuance of common stock to KKR	—	237,468	—	—
Distribution to shareholders	—	(175,648)	(41,586)	—
Proceeds from issuance of redeemable preferred stock	—	—	100,000	—
Proceeds from issuance of senior notes	—	—	62,850
Debt financing costs	(326)	(61,430)	(9,213)	(20,212)
Merger costs	—	—	—	(12,608)
Other financing activities, net	920	566	—	1,625

Net cash (used in) provided by financing activities	(193,693)	(40,451)	482,334	12,925

Effect of exchange rate changes on cash and cash equivalents	67	116	144	236

(Decrease) increase in cash and cash equivalents	(64,258)	35,852	33,194	(5,507)
Cash and cash equivalents, beginning of period	84,964	49,112	15,918	10,938

Cash and cash equivalents, end of period	$20,706	$84,964	$49,112	$5,431

Supplemental information:
Income taxes paid, net of refunds	$9,429	$2,162	$15,039	$1,895
Interest paid	$95,092	$144,427	$40,437	$32,162

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

	Common shares			Additional paid-in capital warrants			Accumulated other comprehensive income (loss)
Jostens, Inc. (Predecessor)			Additional paid-in capital		Officer notes receivable	Accumulated deficit
	Number	Amount						Total
	(In thousands)
Balance—December 28, 2002	8,956	$1,003	$—	$20,964	$(1,625)	$(592,005)	$(10,817)	$(582,480)
Net income						7,640		7,640
Cumulative translation adjustment							(278)	(278)
Fair value of interest rate swap agreement, net of $846 tax							1,293	1,293

Comprehensive income								8,655
Preferred stock dividends						(6,148)		(6,148)
Preferred stock accretion						(377)		(377)
Payment on officer notes receivable					1,625			1,625
Repurchase of common stock and warrants	(8,956)	(1,003)		(20,964)		(449,077)		(471,044)
Issuance of common stock	1	—	417,934					417,934
Effect of purchase accounting						1,039,967	9,802	1,049,769

Balance—July 29, 2003	1	$—	$417,934	$—	$—	$—	$—	$417,934

(Successor)
Visant Holding Corp.	3,229	$32	$322,902	$—	$—	$—	$—	$322,934
Von Hoffmann			78,680		(509)	(52,013)		26,158
Arcade			381			(103,791)	350	(103,060)

Balance—July 29, 2003	3,229	$32	$401,963	$—	$(509)	$(155,804)	$350	$246,032
Net loss						(51,115)		(51,115)
Cumulative translation adjustment							556	556

Comprehensive loss								(50,559)
Accrued interest on officer notes receivable					(19)			(19)
Return of capital			(41,586)					(41,586)
Contribution from shareholder			20,000					20,000

Balance—January 3, 2004	3,229	$32	$380,377	$—	$(528)	$(206,919)	$906	$173,868
Net loss						(100,698)		(100,698)
Cumulative translation adjustment							553	553

Comprehensive loss								(100,145)
Accrued interest on officer notes receivable					(38)			(38)
Payment on officer notes receivable					566			566
Issuance of common stock to KKR, net of equity raising costs of $18,587	2,664	27	237,441					237,468
Issuance of common stock	47		4,500					4,500
Repurchase of common stock	(31)	—	(2,948)					(2,948)
Return of capital			(175,648)					(175,648)
Gain on redemption of preferred stock			74,691					74,691

Balance—January 1, 2005	5,909	$59	$518,413	$—	$—	$(307,617)	$1,459	$212,314
Net income						36,649		36,649
Cumulative translation adjustment							(859)	(859)

Comprehensive income								35,790
Issuance of common stock and stock options	65	1	6,261					6,262
Tax benefit for equity raising costs			919					919

Balance—December 31, 2005	5,974	$60	$525,593	$—	$—	$(270,968)	$600	$255,285

The accompanying notes are an integral part of the consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Visant Holding Corp.
Armonk, New York

        We have audited the accompanying consolidated balance sheet of Visant Corporation and subsidiaries (the "Company") as of December 31, 2005 and the related consolidated statements of income, changes in stockholder's equity, and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Visant Corporation and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE
New York, New York
March 29, 2006

VISANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	(Successor)			Jostens, Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
	(In thousands)
Net sales	$1,498,250	$1,462,161	$502,664	$504,058
Cost of products sold	870,357	914,964	335,826	218,594

Gross profit	627,893	547,197	166,838	285,464
Selling and administrative expenses	434,408	434,052	168,470	196,430
(Gain) loss on disposal of fixed assets	(2,763)	145	—	—
Transaction costs	1,324	15,899	226	30,960
Special charges	7,208	15,663	—	—

Operating income (loss)	187,716	81,438	(1,858)	58,074
Interest income	(1,216)	(678)	(417)	(82)
Interest expense	108,411	144,495	67,108	32,528
Loss on redemption of debt	—	75,849	503	13,878
Other income	—	(1,092)	—	—

Income (loss) before income taxes and cumulative effect of accounting change	80,521	(137,136)	(69,052)	11,750
Provision for (benefit from) income taxes	32,421	(46,728)	(18,755)	8,695

Income (loss) before cumulative effect of accounting change	48,100	(90,408)	(50,297)	3,055
Cumulative effect of accounting change	—	—	—	4,585

Net income (loss)	48,100	(90,408)	(50,297)	7,640
Dividends and accretion on redeemable preferred shares	—	—	—	(6,525)

Net income (loss) income available to common stockholders	$48,100	$(90,408)	$(50,297)	$1,115

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Successor)
	2005	2004
	(In thousands, except share amounts)
ASSETS
Cash and cash equivalents	$19,874	$82,269
Accounts receivable, net	164,340	158,243
Inventories, net	130,782	129,450
Salespersons overdrafts, net of allowance of $14,659 and $12,722, respectively	36,663	35,415
Prepaid expenses and other current assets	16,973	13,639
Deferred income taxes	12,376	58,892

Total current assets	381,008	477,908

Property, plant and equipment, net	235,899	241,123
Goodwill	1,108,401	1,108,445
Intangibles, net	576,739	606,195
Deferred financing costs	45,430	58,679
Other assets	12,075	10,904

Total assets	$2,359,552	$2,503,254

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$11,868	$8,300
Accounts payable	56,611	53,505
Accrued employee compensation and related taxes	41,594	46,860
Commissions payable	20,955	16,694
Customer deposits	166,321	156,511
Income taxes payable	10,723	8,460
Interest payable	9,986	9,815
Current portion of long-term debt	—	19,950
Other accrued liabilities	26,851	25,688
Current liabilities of discontinued operations	1,725	1,744

Total current liabilities	346,634	347,527

Long-term debt—less current maturities	1,316,500	1,500,050
Deferred income taxes	232,019	258,769
Pension liabilities, net	25,112	27,489
Other noncurrent liabilities	18,338	5,643

Total liabilities	1,938,603	2,139,478

Commitments and contingencies
Common stock $.01 par value; authorized: 2,000,000 shares; issued and outstanding: 1,000 shares at December 31, 2005 and January 1, 2005	—	—
Additional paid-in-capital	668,758	658,826
Accumulated deficit	(248,409)	(296,509)
Accumulated other comprehensive income	600	1,459

Total stockholder's equity	420,949	363,776

Total liabilities and stockholder's equity	$2,359,552	$2,503,254

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Successor)			Jostens, Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
	(In thousands)
Net income (loss)	$48,100	$(90,408)	$(50,297)	$7,640
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	53,004	68,990	26,200	12,649
Amortization of intangible assets	51,647	94,140	21,254	616
Amortization of debt discount, premium and deferred financing costs	13,603	7,120	2,853	3,112
Other amortization	774	847	356	1,323
Accrued interest on redeemable preferred stock	—	38,816	22,480	842
Deferred income taxes	19,766	(60,161)	(20,979)	(1,500)
Loss on redemption of debt	—	75,849	503	13,878
(Gain) loss on sale of assets	(2,763)	145	—	—
Other	—	1,032	1,034	(1,820)
Changes in assets and liabilities:
Accounts receivable	(6,123)	(16,371)	12,019	4,576
Inventories	883	(17,186)	29,208	14,293
Prepaid expenses and other current assets	(5,253)	5,612	(5,158)	3,405
Accounts payable and accrued expenses	(3,887)	13,350	(10,881)	9,665
Customer deposits	7,646	6,352	90,845	(76,069)
Income taxes payable	2,303	9,944	(8,850)	8,288
Interest payable	170	(13,570)	5,364	(6,750)
Other	(12,405)	(8,722)	(13,399)	(941)

Net cash provided by (used in) operating activities	167,465	115,779	102,552	(6,793)

Acquisition of businesses, net of cash acquired	(22)	—	(531,752)	(5,008)
Purchases of property, plant and equipment	(49,165)	(44,358)	(20,700)	(6,129)
Proceeds from sale of property, plant and equipment	10,179	6,512	198	90
Other investing activities, net	(93)	(183)	(72)	(828)

Net cash used in investing activities	(39,101)	(38,029)	(552,326)	(11,875)

Net short-term borrowings (repayments)	3,080	(35,244)	11,658	1,500
Repurchase of common stock and warrants	—	—	—	(471,044)
Redemption of preferred stock	—	(188,849)	(102,820)	—
Principal payments on long-term debt	(203,500)	(460,955)	(25,875)	(379,270)
Redemption of senior subordinated notes	—	(336,437)	(9,325)	—
Redemption of senior notes	—	(411,436)	—	—
Redemption of PIK notes to stockholders	—	(81,037)	—	—
Redemption of subordinated exchange debentures	—	(49,001)	—	—
Proceeds from issuance of long-term debt	—	1,520,000	3,705	475,000
Proceeds from issuance of common stock	—	—	337,934	417,934
Net contribution from Visant Holding Corp.	9,000	239,968	102,820	—
Distribution to shareholders	—	(175,648)	—	—
Proceeds from issuance of redeemable preferred stock	—	—	100,000	—
Proceeds from issuance of senior notes	—	—	62,850
Debt financing costs	(326)	(61,255)	(3,504)	(20,212)
Merger costs	—	—	—	(12,608)
Other financing activities, net	920	566	—	1,625

Net cash (used in) provided by financing activities	(190,826)	(39,328)	477,443	12,925

Effect of exchange rate changes on cash and cash equivalents	67	116	144	236

(Decrease) increase in cash and cash equivalents	(62,395)	38,538	27,813	(5,507)
Cash and cash equivalents, beginning of period	82,269	43,731	15,918	10,938

Cash and cash equivalents, end of period	$19,874	$82,269	$43,731	$5,431

Supplemental information:
Income taxes paid, net of refunds	$9,429	$2,162	$15,039	$1,895
Interest paid	$95,092	$144,234	$40,437	$32,162

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

	Common shares			Additional paid-in capital warrants			Accumulated other comprehensive income (loss)
Jostens, Inc. (Predecessor)			Additional paid-in capital		Officer notes receivable	Accumulated deficit
	Number	Amount						Total
	(In thousands)
Balance—December 28, 2002	8,956	$1,003	$—	$20,964	$(1,625)	$(592,005)	$(10,817)	$(582,480)
Net income						7,640		7,640
Cumulative translation adjustment							(278)	(278)
Fair value of interest rate swap agreement, net of $846 tax							1,293	1,293

Comprehensive income								8,655
Preferred stock dividends						(6,148)		(6,148)
Preferred stock accretion						(377)		(377)
Payment on officer notes receivable					1,625			1,625
Repurchase of common stock and warrants	(8,956)	(1,003)		(20,964)		(449,077)		(471,044)
Issuance of common stock	1	—	417,934					417,934
Effect of purchase accounting						1,039,967	9,802	1,049,769

Balance—July 29, 2003	1	$—	$417,934	$—	$—	$—	$—	$417,934

(Successor)
Visant Corporation	1	$—	$317,934	$—	$—	$—	$—	$317,934
Von Hoffmann			78,680		(509)	(52,013)		26,158
Arcade			381			(103,791)	350	(103,060)

Balance—July 29, 2003	1	$—	$396,995	$—	$(509)	$(155,804)	$350	$241,032
Net loss						(50,297)		(50,297)
Cumulative translation adjustment							556	556

Comprehensive loss								(49,741)
Accrued interest on officer notes receivable					(19)			(19)
Contribution from Visant Holding Corp.			102,820					102,820
Contribution from shareholder			20,000					20,000

Balance—January 3, 2004	1	$—	$519,815	$—	$(528)	$(206,101)	$906	$314,092
Net loss						(90,408)		(90,408)
Cumulative translation adjustment							553	553

Comprehensive loss								(89,855)
Accrued interest on officer notes receivable					(38)			(38)
Payment on officer notes receivable					566			566
Contribution from Visant Holding Corp., net of equity raising costs of $18,587			239,968					239,968
Distribution to shareholders			(175,648)					(175,648)
Gain on redemption of preferred stock			74,691					74,691

Balance—January 1, 2005	1	$—	$658,826	$—	$—	$(296,509)	$1,459	$363,776
Net income						48,100	—	48,100
Cumulative translation adjustment							(859)	(859)

Comprehensive income								47,241
Contribution from Visant Holding Corp.			9,013					9,013
Tax benefit for equity raising costs			919					919

Balance—December 31, 2005	1	$—	$668,758	$—	$—	$(248,409)	$600	$420,949

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Description of Business

        The Company is a marketing and publishing services enterprise servicing school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing markets. The Company was formed through the October 2004 consolidation of Jostens, Von Hoffmann and Arcade. These subsidiaries integrated into five reportable segments: Jostens Scholastic, Jostens Yearbook, Jostens Photo, Marketing and Publishing Services and Educational Textbook.

Basis of Presentation

        The consolidated financial statements included herein are:

•
Visant Holding Corp. and its wholly-owned subsidiaries (Holdings) which include Visant Corporation (Visant); and

•
Visant and its wholly-owned subsidiaries.

        All significant intercompany balances and transactions are eliminated in consolidation.

        There are no significant differences between the results of operations and financial condition of Visant Corporation and those of Visant Holding Corp., other than Visant Holding Corp.'s 10 1/4 senior discount notes, which had an accreted value of $184.7 million and $167.2 million as of December 31, 2005 and January 1, 2005, respectively, including interest, thereon.

        As a result of the 2003 Jostens merger as discussed in Note 3, the Company applied purchase accounting and a new basis of accounting began after July 29, 2003. Fiscal 2003 includes a predecessor period from December 29, 2002 to July 29, 2003 (seven months) and a successor period from July 30, 2003 to January 3, 2004 (five months). The consolidated financial statements for the predecessor period are those of Jostens, Inc. and its wholly owned subsidiaries and have been prepared using the historical basis of accounting for Jostens, Inc. As a result of the Transactions as discussed in Note 2, the consolidated financial statements for the successor period include the consolidation of Jostens, Inc. ("Jostens"), Von Hoffmann Holdings, Inc. ("Von Hoffmann") and AHC I Acquisition Corp. ("Arcade"), entities under common control.

Reclassifications

        Certain reclassifications of previously reported amounts have been made to conform to the current year presentation and to conform to recent accounting pronouncements and guidance. As disclosed in Note 4, during 2004, the assets and liabilities pertaining to the Lehigh Direct division of The Lehigh Press, Inc. have been reclassified within their respective individual financial statement line items rather than as an asset held for sale as previously reported. Furthermore, within the statement of operations for the successor period in 2003, the results of the Lehigh Direct division are classified as an operating business rather than a discontinued operation as previously reported. These reclassifications had no impact on net earnings as previously reported.

Fiscal Year

        The Company utilizes a fifty-two, fifty-three week fiscal year ending on the Saturday nearest December 31. Fiscal years 2005, 2004 and the successor period in 2003 ended on December 31, 2005, January 1, 2005, and January 3, 2004, respectively. Fiscal years 2005 and 2004 each consisted of fifty-two weeks while the combined predecessor and successor periods in 2003 consisted of fifty-three weeks. This additional week did not have a significant effect on the variances between periods discussed herein.

Use of Estimates

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Revenue Recognition

        The SEC's SAB No. 104, Revenue Recognition, provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 104, the Company recognizes revenue when the earnings process is complete, evidenced by an agreement between the Company and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable. Revenue is recognized when (1) products are shipped (if shipped FOB shipping point), (2) products are delivered (if shipped FOB destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and the Company has no further performance obligations.

Cost of Products Sold

        Cost of products sold primarily include the cost of paper and other materials, direct and indirect labor and related benefit costs, depreciation of production assets and shipping and handling costs.

Shipping and Handling

        Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Selling and Administrative Expenses

        Selling and administrative expenses primarily include salaries and related benefits of sales and administrative personnel, sales commissions, amortization of intangibles and professional fees such as audit and consulting fees.

Advertising

        The Company expenses advertising costs as incurred. Selling and administrative expenses include advertising expense of $6.1 million for 2005, $6.3 million for 2004, $1.7 million for the successor period in 2003 and $3.5 million for the predecessor period in 2003.

Foreign Currency Translation

        Assets and liabilities denominated in foreign currency are translated at the current exchange rate as of the balance sheet date, and income statement amounts are translated at the average monthly exchange rate. Translation adjustments resulting from fluctuations in exchange rates are recorded in other comprehensive income (loss).

Supplier Concentration

        Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany. The Company believes this supplier is also a supplier to its major class ring competitors in the United States. Arcade's products utilize specific grades of paper that are produced exclusively for Arcade by one domestic supplier or specific component materials that are sourced from one qualified supplier.

Derivative Financial Instruments

        All derivatives are accounted for in accordance with SFAS 133, Accounting for Derivatives and Hedging Activities, as amended. SFAS 133 requires that the Company recognize all derivatives on the balance sheet at fair value and establish criteria for designation and effectiveness of hedging relationships. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income (loss), based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction. Gains or losses on derivative instruments reported in other comprehensive income (loss) are reclassified into earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion of a derivative's change in fair value is recognized in earnings in the current period.

Stock-Based Compensation

        The Company applies the intrinsic value method prescribed by Accounting Principles Board Opinion (APB) 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options granted to employees and non-employee directors. Accordingly, since all options are granted at or above fair value, no compensation cost is typically reflected in net income (loss) for these plans. The following table illustrates the effect on net income (loss) if the Company had applied the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation.

	(Successor)			Jostens, Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
	(In thousands, except per-share data)
Net income (loss) available to common stockholders
As reported	$36,649	$(100,698)	$(51,115)	$1,115
Add stock-based employee compensation expense included in reported net income (loss) available to common stockholders, net of tax effects	—	—	—	7,608
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	(1,121)	(276)	—	(2,184)

Pro forma net income (loss) available to common stockholders	$35,528	$(100,974)	$(51,115)	$6,539

Cash and Cash Equivalents

        All investments with an original maturity of three months or less on their acquisition date are considered to be cash equivalents.

Allowance for Doubtful Accounts

        The Company makes estimates of potentially uncollectible customer accounts receivable and evaluates the adequacy of the allowance periodically. The evaluation includes historical loss experience, the length of time receivables are past due, adverse situations that may affect a customer's ability to pay, and prevailing economic conditions. The Company makes adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Sales Returns

        The Company makes estimates of potential future product returns related to current period product revenue. The Company evaluates the adequacy of the allowance periodically. This evaluation includes historical returns experience, changes in customer demand and acceptance of the Company's products and prevailing economic conditions. The Company makes adjustments to the allowance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Salespersons Overdrafts

        The Company makes estimates of potentially uncollectible receivables arising from sales representative draws paid in advance of earned commissions. These estimates are based on historical commissions earned and length of service. The Company evaluates the adequacy of the allowance on a periodic basis. The evaluation includes historical loss experience, length of time receivables are past due, adverse situations that may affect a sales representative's ability to repay and prevailing economic conditions. The Company makes adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Inventories

        Inventories are stated at the lower of cost or market value. Cost is determined by using standard costing, which approximates the first-in, first-out (FIFO) method for all inventories except gold, certain other precious metals, and paper, which are determined using the last-in, first-out (LIFO) method. Cost includes direct materials, direct labor and applicable overhead. Obsolescence reserves are provided as necessary in order to approximate inventories at market value.

Property, Plant and Equipment

        Property, plant and equipment are stated at historical cost except where its property, plant and equipment were adjusted to fair value in accordance with applying purchase accounting in conjunction an acquisition or merger. Maintenance and repairs are charged to operations as incurred. Major renewals and improvements are capitalized. Depreciation is determined for financial reporting purposes by using the straight-line method over the following estimated useful lives:

Years
Buildings	7 to 40
Machinery and equipment	3 to 12
Capitalized software	2 to 5
Transportation equipment	4 to 10
Furniture and fixtures	3 to 7

Capitalization of Internal-Use Software

        Costs of software developed or obtained for internal use are capitalized once the preliminary project stage has concluded, management commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project and (3) interest costs incurred, when material, while developing internal-use software. Capitalization of costs ceases when the project is substantially complete and ready for its intended use.

Goodwill and Other Intangible Assets

        Under SFAS No. 142, Goodwill and Other Intangible Assets, the Company is required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management's best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of the fourth quarter and there were no indications of impairment.

Impairment of Long-Lived Assets

        Long-lived assets, including intangible assets with finite lives, are evaluated in compliance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss is recognized whenever events or changes in circumstances indicate the carrying amount of an asset is not recoverable. In applying SFAS 144, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in the evaluation of impairment. If the carrying amount of the asset exceeds expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value, generally measured by discounting expected future cash flows at the rate used to evaluate potential investments. There were no indicators of impairment during 2005.

Customer Deposits

        Amounts received from customers in the form of cash down payments to purchase goods are recorded as a liability until the goods are delivered.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax expense represents the taxes payable for the year and the change in deferred taxes during the year. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Warranty Costs

        Provisions for warranty costs related to Jostens' scholastic products, particularly class rings, are recorded based on historical information and current trends in manufacturing costs due to their lifetime warranty. The provision related to the lifetime warranty is based on the number of rings manufactured in the prior school year consistent with industry standards. For fiscal years 2005 and 2004 and the successor and predecessor periods of 2003, the provision for the lifetime warranty on rings was less than $1.0 million. Warranty repair costs for rings manufactured in the current school year are expensed as incurred. Accrued warranty costs included in the consolidated balance sheets were approximately $1.0 million as of December 31, 2005 and January 1, 2005.

Accounting Change

SFAS 150—Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

        At the beginning of the third quarter in 2003, the Company adopted SFAS 150, which establishes guidance for how certain financial instruments with characteristics of both liabilities and equity are classified, and requires that a financial instrument that is within its scope be classified as a liability (or an asset in some circumstances). In accordance with SFAS 150, Jostens reclassified its redeemable preferred stock to the liabilities section of the balance sheet and began reporting the preferred dividend as interest expense in its results of operations rather than as a reduction to retained earnings. Jostens also recognized a $4.6 million cumulative effect of a change in accounting principle. Jostens did not provide any tax benefit in connection with the cumulative effect adjustment because payment of the related preferred dividend and the discount amortization were not tax deductible. Had SFAS 150 been effective since the beginning of 2003, net income (loss) available to common shareholders for the seven month predecessor period in 2003 would have decreased $3.6 million due to the pro forma effects of eliminating the $4.6 million cumulative effect change as well as $6.5 million of dividends and accretion deducted from net earnings and including $5.5 million of additional interest expense.

        The following table represents the effects of SFAS 150:

Jostens, Inc. (Predecessor)
Seven Months 2003
(In thousands, except per share data)
Net (loss) income available to common stockholders
As reported	$1,115
Dividends and accretion on redeemable preferred shares previously reported	6,525
Reverse cumulative effect of accounting change	(4,585)
Proforma interest expense	(5,528)

Proforma net (loss) income available to common stockholders	$(2,473)

        The assessment performed by Arcade of its redeemable senior preferred stock did not result in an adjustment and the redeemable senior preferred stock was appropriately reclassified to a liability.

Recent Accounting Pronouncements

SFAS 123R—Statement of Accounting Standards No. 123 (revised 2004) Share-Based Payment

        In December 2004, the FASB issued SFAS 123 (revised 2004), Share Based Payment (SFAS 123R), which requires the recognition of compensation expense using the fair value of stock options granted to employees and non-employee directors. This statement eliminates the alternative to use the intrinsic value method of accounting originally permitted by SFAS 123. SFAS 123R requires recognition of compensation expense related to all equity awards granted including awards modified, repurchased, or cancelled based on the fair values of the awards at the grant date. The originally issued SFAS 123 set the effective date as of the first interim or annual reporting period that commences after June 15, 2005. In April 2005, the Securities and Exchange Commission amended Rule 4-01(a) of Regulation S-X which defers compliance with SFAS 123 to the first interim or annual reporting period of the first fiscal year commencing after December 15, 2005. The Company has adopted SFAS 123R on January 1, 2006 to comply with such regulation on a prospective basis. The Company has assessed the effects of adoption and determined the impact of adopting this statement will not be material.

SFAS 154—Accounting Changes and Error Corrections—a replacement of APB Opinion No.20 and FASB Statement No. 3

        In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, which requires retrospective application to prior periods' financial statements of voluntary changes in accounting principle. Prior to SFAS 154, APB Opinion 20 required the cumulative effect of the voluntary changes in accounting principle from prior period to be included in net income of the current period. Under SFAS 154, the voluntary change in accounting principle is required to be applied to prior periods as if that principle had always been used in previously issued financial statements of the reporting entity. Additionally, the retrospective application is limited to the direct effects of the voluntary change as well as requires the indirect effects of depreciation, amortization or depletion from the voluntary change to be accounted for as a change in accounting estimate. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2005. As such, the Company adopted SFAS 154 on January 1, 2006 to comply with such regulation.

FSP 109-2—Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.

        In October 2004, the American Jobs Creation Act of 2004 (the "AJC Act") was signed into law. This legislation creates, among other things, a temporary incentive for U.S. multinational companies to repatriate accumulated income earned outside the United States at a favorable rate of tax. In December 2004, the FASB issued Staff Position ("FSP") 109-2, which provides accounting and disclosure guidance for the repatriation provision.

        During December 2005, Holdings repatriated eligible earnings from foreign subsidiaries in an amount of $12.6 million. The benefit of the repatriation in relation to the tax that would otherwise have been payable was approximately $2.7 million.

2.    Transactions

        On July 21, 2004, KKR and DLJMBP III announced a series of transactions (the "Transactions") which would combine under one parent organization the assets of each of Jostens, Von Hoffmann and Arcade to create Visant. Prior to the consummation of the Transactions, affiliates of DLJMBP II controlled Von Hoffmann and Arcade, and DLJMBP III owned approximately 82.5% of Holdings' outstanding equity, with the remainder held by other co-investors and certain members of management. In connection with the Transactions, Fusion, an entity controlled by investment funds affiliated with KKR, acquired an equity interest in Holdings, bringing Holdings under the common ownership of DLJMBP III and Fusion.

        The Transactions encompassed the acquisitions of each of Von Hoffmann and Arcade, the contribution of the stock of such entities to Visant Holding and the recapitalization of each of the companies and Visant.

        To bring the three companies under the common ownership of Visant, on July 21, 2004, Visant Holding entered into a contribution agreement with Fusion providing for the contribution by Fusion of all of the stock of Von Hoffmann and Arcade acquired by Fusion to Holdings in exchange for shares of common stock of Holdings.

        Immediately prior to the consummation of the Contribution on October 4, 2004, Fusion acquired all of the stock of Von Hoffmann and Arcade through two separate mergers. A wholly-owned subsidiary of Fusion merged with and into Von Hoffmann with Von Hoffmann surviving the merger. As a result of the merger, Von Hoffmann became a wholly-owned subsidiary of Fusion. At the effective time of the Von Hoffmann merger, holders of equity interests in Von Hoffmann, including holders of outstanding stock options, exchanged their interests in Von Hoffmann for the right to receive an aggregate amount of $650 million less the aggregate amount of Von Hoffmann's net debt and certain transaction advisory fees, subject to closing adjustments (including a working capital adjustment).

        Contemporaneous with the Von Hoffmann merger, a wholly-owned subsidiary of Fusion merged with and into Arcade with Arcade surviving the merger. As a result of the merger, Arcade became a wholly-owned subsidiary of Fusion. As of the effective time of the Arcade merger, Arcade's outstanding common stock and stock options were cancelled in exchange for no consideration. Holders of the Mandatorily Redeemable Preferred Stock of Arcade received an aggregate of $250 million less the aggregate amount of Arcade's net debt and certain transaction expenses, subject to closing adjustments (including a working capital adjustment).

        After the acquisition by Fusion of the outstanding equity interests of Von Hoffmann and Arcade and the subsequent Contribution, the Company contributed the equity interests of Von Hoffmann and Arcade to Visant Secondary Holdings Corp. and then to Visant Corp., which resulted in Von Hoffmann and Arcade becoming wholly-owned subsidiaries.

        Upon consummation of the Transactions, an affiliate of KKR was issued equity interests representing approximately 49.6% of the voting interest and 45.0% of the economic interest of the Company, and affiliates of DLJMBP III held equity interests representing approximately 41.0% of the voting interest and 45.0% of the economic interest, with the remainder held by other co-investors and certain members of management. After giving effect to the issuance of equity to additional members of management, as of March 1, 2006, affiliates of KKR and DLJMBP III held approximately 49.1% and 41.0%, respectively, of the voting interests of the Company, while each continued to hold approximately 44.6% of economic interests. As of March 1, 2006, other co-investors held approximately 8.4% of the voting interests and approximately 9.1% of the economic interests of the Company, while members of management held approximately 1.6% of the voting interests and approximately 1.7% of the economic interests.

        In connection with the Transactions, Visant entered into new senior secured credit facilities, consisting of a $150 million Term Loan A Facility, an $870 million Term C Loan Facility and a $250 million revolving credit facility and issued $500 million aggregate principal amount of notes. Jostens, Von Hoffmann and Arcade repaid their existing indebtedness and remaining preferred stock. Each of the companies concluded tender offers for their existing notes. In connection with these tender offers, each company received the requisite consents of the holders of these notes to amend the respective indentures governing these notes to eliminate substantially all of the restrictive covenants contained in these indentures. In accordance with the contribution agreement entered into in connection with the Transactions, the Company discharged the indentures governing the 12 3/4% Senior Subordinated Notes Due 2010 of Jostens and the 10 1/4% Senior Notes Due 2009 of Von Hoffmann and redeemed all other notes not tendered in connection with the tender offers.

3.    2003 Jostens Merger

        On June 17, 2003, Holdings entered into a merger agreement with Jostens and Ring Acquisition Corp., an entity organized by Holdings for the sole purpose of effecting its acquisition of Jostens. On July 29, 2003, Ring Acquisition Corp. merged with and into Jostens with Jostens surviving as an indirect subsidiary of Holdings (the "2003 Jostens merger").

        Holdings was capitalized in July 2003 through the issuance of common stock to DLJ Merchant Banking Partners III, L.P. and certain of its affiliated funds (collectively, the "DLJMB Funds") and members of management, and received proceeds of $322.9 million. Holdings established a wholly-owned subsidiary, Jostens IH Corp. (subsequently renamed Visant Corporation), and capitalized it through the purchase of common stock for $317.9 million. Visant used the $317.9 million, along with

$100.0 million of proceeds from the issuance of redeemable preferred stock to the DLJMB Funds, to make a capital contribution of $417.9 million to Jostens. Jostens used the proceeds from the capital contribution, along with incremental borrowings under its senior secured credit facility, to repurchase all previously outstanding common stock and warrants. Jostens paid $471.0 million to holders of its common stock and warrants representing a cash payment of $48.25 per share. In addition, Jostens paid approximately $41.2 million of fees and expenses associated with the merger including $12.6 million of compensation expense representing the excess of the fair market value over the exercise price of outstanding stock options, $12.6 million of capitalized merger costs and $16.0 million of expensed costs consisting primarily of investment banking, legal and accounting fees. Jostens also recognized $2.6 million of transaction costs as a result of writing off certain prepaid management fees having no future value.

        The 2003 Jostens merger was accounted for as a purchase in accordance with the provisions of SFAS 141 Business Combinations. The price paid to holders of common stock and warrants of $471.0 million, excluding certain capitalized transaction costs, was allocated to the tangible and intangible assets acquired and liabilities assumed, based upon their relative fair values as of the date of the merger.

        The allocation of the purchase price, excluding certain transaction costs, was as follows:

(In thousands)
Current assets	$165,280
Property, plant and equipment	101,389
Intangible assets	660,399
Goodwill	709,724
Other assets	18,622
Current liabilities	(202,635)
Long-term debt	(594,494)
Redeemable preferred stock	(106,511)
Deferred income taxes	(252,209)
Other liabilities	(28,521)

Purchase price	$471,044

4.    Acquisition of The Lehigh Press, Inc.

        On October 22, 2003, Von Hoffmann acquired all of the outstanding shares of The Lehigh Press, Inc. ("Lehigh Press") for approximately $108.3 million (the "Lehigh Press Acquisition"). Lehigh Press is a leading provider of book covers and other components and a provider of digital premedia and direct marketing printing services, operating through its Lehigh Lithographers and Lehigh Direct divisions. The acquisition reinforced Von Hoffmann's market position within the elementary and high school case-bound education market, as well as its strategy to increase product offerings and capabilities to its customer base. The Lehigh Press Acquisition was financed by the borrowing of funds under Von Hoffmann's existing credit agreement and cash on hand.

        The acquisition was accounted for as a purchase in accordance with the provisions of SFAS 141 Business Combinations. The cost of the acquisition was allocated to the tangible and intangible assets acquired and liabilities assumed, based upon their relative fair values as of the date of the acquisition.

        The allocation of the purchase price was as follows:

(In thousands)
Current assets	$18,658
Property, plant and equipment	38,437
Intangible assets	45,300
Goodwill	49,790
Current liabilities	(13,153)
Deferred income taxes	(19,960)
Deferred compensation and pension	(10,760)

Purchase price	$108,312

        In connection with the purchase accounting related to the acquisition of The Lehigh Press, Inc. in October 2003, intangible assets and goodwill totaled approximately $95.1 million, which consisted of:

(In thousands)
Customer relationships	$19,500
Trade names	9,580
Non-competition agreements	16,220
Total intangible assets	45,300
Total goodwill	49,790

Intangible assets and goodwill	$95,090

        As shown above, $19.5 million of the purchase price was allocated to customer relationships. The Company continues to maintain strong relationships with the significant customers acquired in the acquisition of The Lehigh Press, Inc. Some of the more significant relationships (with major educational book publishers) have existed for approximately 50 years.

        The trade names amounts noted above include The Lehigh Press and Lehigh Direct names.

        The amounts ascribed to the non-competition agreements relate to agreements in place as of the October 2003 acquisition date.

        The consolidated financial statements include the results of operations of Lehigh Press from October 22, 2003, the date of acquisition.

        In November 2003, Von Hoffmann's Board of Directors authorized the sale of Lehigh Direct. As a result, retroactive to the date Von Hoffmann acquired Lehigh Press, it was originally determined that the Lehigh Direct division met the criteria for classification as an asset held for sale as outlined by SFAS 144 Accounting for the Impairment or Disposal of Long-Lived Assets. Accordingly, as of the acquisition date, the carrying value of the division's net assets was adjusted to its fair value less expected costs to sell, amounting to $55.0 million, based on an internal analysis of similar current transactions.

        In conjunction with the Transactions, it was determined that the Lehigh Direct division would be an operating business and as a result, it no longer met the criteria for classification as an asset held for sale under SFAS 144. Accordingly, during the third quarter of 2004, the Lehigh Direct division was valued at the lower of its carrying amount adjusted for any depreciation and amortization that would have been recognized had the division been continuously classified as an asset held and used since its acquisition date, or the fair value at the date of the subsequent decision not to sell. The change in classification resulted in its assets and liabilities being included within their respective individual financial statement line items rather than aggregated within the "asset held for sale" line item in the consolidated balance sheet as previously reported. Furthermore, within the statement of operations for the successor period in 2003, the results of the Lehigh Direct division are classified as an operating business rather than a discontinued operation as previously reported.

5.    Pro Forma Financial Results

        The following unaudited pro forma information presents results of operations as if the 2003 Jostens merger and the acquisition of Lehigh Press had occurred at the beginning of 2003. The unaudited pro forma information also consolidates the operations of Von Hoffmann and Arcade of 2003.

2003
(In thousands)
Holdings:
Revenues	$1,409,543
Net loss	(47,089)
Visant:
Revenues	$1,409,543
Net loss	(46,271)

6.    Restructuring Activity and Other Special Charges

        For the year ended December 31, 2005, the Company incurred $7.2 million of special charges, including restructuring charges of $2.9 million, $1.7 million and $0.5 million related to severance and benefit costs for Jostens Scholastic, Jostens Yearbook and Jostens Photo, respectively. Headcount reductions totaled 57, 23 and 7 employees for Jostens Scholastic, Jostens Yearbook and Jostens Photo, respectively. Marketing and Publishing Services incurred $1.3 million of severance and benefit costs related to a reduction in personnel of 77 employees, as well as $0.3 million of costs related to a withdrawal liability under a union retirement plan that is payable in connection with the consolidation of certain operations. Educational Textbooks recorded severance and benefit costs of $0.5 million related to a reduction in personnel of 21 employees. As of December 31, 2005, the Company has paid $5.7 million related to restructuring initiatives begun in 2005 ("2005 initiatives"), which have affected 185 employees.

        Restructuring accruals of $3.3 million as of December 31, 2005 and $8.1 million as of January 1, 2005 are included in other accrued liabilities in the consolidated balance sheets. The accruals as of January 1, 2005 include amounts provided for severance related to reductions in corporate and administrative employees for all reportable segments, as well as the shutdown of one of the Marketing and Publishing Services segment's facilities.

        On a cumulative basis through December 31, 2005, the Company incurred $13.4 million of employee severance costs related to initiatives begun in 2004 ("2004 initiatives"), which affected 310 employees. To date, the Company has paid $11.4 million in cash related to these initiatives.

        Changes in the restructuring accruals during fiscal 2005 were as follows:

	2005 Initiatives		2004 Initiatives		Total
	Amount	No. of employees affected	Amount	No. of employees affected	Amount	No. of employees affected
	(In thousands)
Balance at January 1, 2005	$—	—	$8,121	162	$8,121	162
Restructuring charges	6,948	185	—	—	6,948	185
Severance paid	(5,691)	(181)	(6,094)	(162)	(11,785)	(343)

Balance at December 31, 2005	$1,257	4	$2,027	—	$3,284	4

        The Company expects the majority of the remaining severance related to the 2004 and 2005 Initiatives to be paid during the first quarter of 2006.

7.    Accumulated Comprehensive Income (Loss)

        The following amounts were included in accumulated other comprehensive income (loss) as of the dates indicated:

Jostens, Inc. (Predecessor)	Foreign currency translation	Minimum pension liability	Fair value of interest rate swap agreement	Accumulated other comprehensive income (loss)
	(In thousands)
Balance at December 28, 2002	$(6,166)	$(3,329)	$(1,322)	$(10,817)
Fiscal 2003 predecessor period change	(278)	—	1,293	1,015
Effect of purchase accounting	6,444	3,329	29	9,802

Balance at July 29, 2003	$—	$—	$—	$—

(Successor)
Balance at July 29, 2003	$—	$—	$—	$—
Fiscal 2003 successor period change	906	—	—	906

Balance at January 3, 2004	906	—	—	906
Fiscal 2004 period change	553	—	—	553

Balance at January 1, 2005	1,459	—	—	1,459
Fiscal 2005 period change	(859)	—	—	(859)

Balance at December 31, 2005	$600	$—	$—	$600

8.    Accounts Receivable and Inventories

        Net accounts receivable were comprised of the following:

	(Successor)
	2005	2004
	(In thousands)
Trade receivables	$174,683	$167,663
Allowance for doubtful accounts	(4,409)	(3,621)
Allowance for sales returns	(5,934)	(5,799)

Accounts receivable, net	$164,340	$158,243

        Net inventories were comprised of the following:

	(Successor)
	2005	2004
	(In thousands)
Raw materials and supplies	$53,263	$44,989
Work-in-process	50,540	47,695
Finished goods	28,881	38,938

	132,684	131,622
LIFO reserve	(1,902)	(2,172)

Inventories, net	$130,782	$129,450

        LIFO inventories represented 31.0% and 33.0% of gross inventory as of the end of 2005 and 2004, respectively, and approximated replacement cost in both years.

Precious Metals Consignment Arrangement

        The Company has a precious metals consignment arrangement with a major financial institution whereby it currently has the ability to obtain up to $30 million in consigned inventory. As required by the terms of this agreement, the Company does not take title to consigned inventory until payment. Accordingly, the Company does not include the value of consigned inventory nor the corresponding liability in the financial statements. The value of consigned inventory at December 31, 2005 and 2004 was $26.1 million and $22.6 million, respectively. The agreement does not have a stated term, and it can be terminated by either party upon 60 days written notice. Additionally, the Company expensed consignment fees related to this facility of $0.6 million for 2005, $0.5 million for 2004 and $0.2 million for the successor period in 2003 and $0.2 million for the predecessor period in 2003. The obligations under the consignment agreement are guaranteed by Visant.

        In January 2006, the Company amended the arrangement to allow for the ability to obtain up to $32.5 million in consigned inventory.

9.    Property, Plant and Equipment

        Net property, plant and equipment consisted of:

	(Successor)
	2005	2004
	(In thousands)
Land	$16,386	$18,280
Buildings	76,265	79,579
Machinery and equipment	389,818	379,880
Capitalized software	20,353	16,979
Transportation equipment	1,778	1,686
Furniture and fixtures	15,071	12,639
Construction in progress	30,838	12,241

Total property, plant and equipment	550,509	521,284
Less accumulated depreciation and amortization	314,610	280,161

Property, plant and equipment, net	$235,899	$241,123

        Property, plant and equipment are stated at historical cost except for adjustments to fair value that were made in applying purchase accounting (See Note 3, 2003 Jostens Merger). Depreciation expense was $53.0 million for 2005, $69.2 million for 2004, $26.2 million for the successor period in 2003 and $12.6 million for the predecessor period in 2003. Amortization related to capitalized software is included in depreciation expense and totaled $5.0 million for 2005, $5.7 million for 2004, $2.6 million for the successor period in 2003 and $3.8 million for the predecessor period in 2003.

10.    Goodwill and Other Intangible Assets

Goodwill

        The net carrying amount of goodwill is as follows:

	(Successor)
	2005	2004
	(In thousands)
Balance at beginning of period	$1,108,445	$1,138,664
Goodwill acquired during the period	23	32
Purchase price adjustments	(113)	(30,341)
Currency translation	46	90

Balance at end of period	$1,108,401	$1,108,445

        As of December 31, 2005, goodwill has been allocated to reporting segments as follows:

(In thousands)
Jostens Scholastic	$296,356
Jostens Yearbook	395,662
Jostens Photo	25,270
Marketing and Publishing Services	278,729
Educational Textbook	112,384

Goodwill	$1,108,401

        Goodwill is primarily attributable to the effect of purchase accounting in connection with the 2003 Jostens merger as discussed in Note 3 and the Lehigh Press Acquisition as discussed in Note 4. During fiscal 2004, purchase price adjustments primarily relate to Jostens and consist of a reduction to the fair value of Jostens' redeemable preferred stock and property, plant and equipment in the amounts of $20.0 million and $0.6 million, respectively, establishment of a $2.9 million purchase accounting liability (as well as its deferred tax impact) related to the closure of the Red Wing, Minnesota facility and a reduction of the income tax payable reserve by $11.0 million in response to a favorable Internal Revenue Service settlement of a tax issue related to prior years.

Other Intangible Assets

        Information regarding other intangible assets as of the end of 2005 and 2004 is as follows:

		(Successor)
		2005			2004
	Estimated useful life	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
	(In thousands)
School relationships	10 years	$330,000	$(80,288)	$249,712	$330,000	$(47,414)	$282,586
Order backlog	1.5 years	49,394	(49,394)	—	49,394	(49,394)	—
Internally developed software	2 to 5 years	12,200	(8,055)	4,145	12,200	(4,919)	7,281
Patented/unpatented technology	3 years	19,752	(12,201)	7,551	19,659	(7,755)	11,904
Customer relationships	4 to 40 years	35,455	(10,446)	25,009	35,455	(7,836)	27,619
Other	3 to 8 years	39,717	(13,975)	25,742	17,619	(5,394)	12,225

		486,518	(174,359)	312,159	464,327	(122,712)	341,615
Trademarks	Indefinite	264,580	—	264,580	264,580	—	264,580

Intangible assets		$751,098	$(174,359)	$576,739	$728,907	$(122,712)	$606,195

        Amortization expense was $51.6 million for 2005, $94.1 million for 2004, $21.3 million for the successor period in 2003 and $0.6 million for the predecessor period in 2003. Estimated amortization expense for each of the five succeeding fiscal years based on intangible assets as of the end of 2005 is as follows:

(In thousands)
2006	$49,760
2007	44,661
2008	41,621
2009	36,784
2010	36,179
Thereafter	103,154

$312,159

        Under SFAS No. 142, Goodwill and Other Intangible Assets, the Company is required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management's best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of the fourth quarter and there were no indications of impairment. However, unforeseen future events could adversely affect the reported value of goodwill and indefinite-lived intangible assets, which at the end of 2005 and 2004 totaled approximately $1.4 billion for both periods.

11.    Long-term Debt

        As of the end of 2005 and 2004, long-term debt consists of the following:

	(Successor)
	2005	2004
	(In thousands)
Holdings:
Senior discount notes, 10.25 percent fixed rate, net of discount of $62,454 at December 31, 2005 and $80,019 at January 1, 2005, with semi-annual interest accretion through December 1, 2008, thereafter semi-annual interest payments of $12.7 milion, accreted principal due and payable at maturity—December 2013	$184,746	$167,181
Visant:
Borrowings under senior secured credit facility:
Term Loan A, variable rate, 4.90 percent at January 1, 2005, paid in full December 2005	—	150,000
Term Loan C, variable rate, 6.78 percent at December 31, 2005 and 4.65 percent at January 1, 2005 with semi-annual principal and interest payments through October 2011	816,500	870,000
Senior subordinated notes, 7.625 percent fixed rate, with semi-annual interest payments of $19.1 million, principal due and payable at maturity—October 2012	500,000	500,000

	1,501,246	1,687,181
Less current portion	—	19,950

	$1,501,246	$1,667,231

        Maturities of long-term debt, at face value, as of the end of 2005 are as follows:

(In thousands)
Holdings:
2010 and thereafter	$247,200
Visant:
2006	—
2007	—
2008	—
2009	—
2010	8,700
Thereafter	1,307,800

$1,563,700

        During 2005, the Company voluntarily prepaid $203.5 million of its term loans under its senior secured credit facilities, including all originally scheduled principal payments due under its term loans A and C for 2005 through mid-2010. With these pre-payments, the outstanding balance under the Term Loan A was extinguished and the balance under the Term Loan C facility was reduced to $816.5 million. Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. As of December 31, 2005, there was $11.9 million outstanding in the form of short-term borrowings, which relates to the Company's Canadian subsidiary, at a weighted average interest rate of 6.25%, and an additional $16.7 million outstanding in the form of letters of credit, leaving $221.4 million available under the $250 million revolving credit facility.

        In conjunction with the Transactions as described in Note 2, the Company repaid the existing indebtedness of Jostens, Von Hoffmann and Arcade in full.

        The indentures governing Visant's senior subordinated notes and Holdings' senior discount notes also contain numerous covenants including, among other things, restrictions on the Company's ability to incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of restricted subsidiaries to make dividends or distributions to the Company; engage in transactions with affiliates; and create liens.

        Visant's senior secured credit facilities and senior subordinated notes contain certain cross-default and cross-acceleration provisions whereby a default under or acceleration of other debt obligations would cause a default under or acceleration of the senior secured credit facilities and the Visant senior subordinated notes.

        As of the end of 2005, the fair value of debt, excluding the Holdings notes and the Visant notes, approximated its carrying value and is estimated based on quoted market prices for comparable instruments. The fair value of the Holdings notes and the Visant notes as of the end of 2005 was $187.9 million and $500.0 million, respectively, and was estimated based on quoted market prices.

        Any failure to comply with the covenants under the senior secured credit facilities would constitute a default under the senior secured credit facilities, which could result in an acceleration of the loans and other obligations owing thereunder. As of December 31, 2005, the Company was in compliance with all covenants under its material debt obligations.

Holdings Senior Discount Notes

        On December 2, 2003, the Company issued $247.2 million in principal amount of 10 1/4% senior discount notes (the "Holdings notes") due December 2013 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States for gross proceeds of $150.0 million. On March 8, 2004, the Company completed an offer to exchange the entire principal amount at maturity of these notes for an equal amount at maturity of notes with substantially identical terms that had been registered under the Securities Act.

        The Holdings notes are not collateralized, are subordinate in right of payment to all debt and other liabilities of the Company's subsidiaries, including its senior secured credit facilities and the Visant notes, and are not guaranteed. No cash interest will accrue on the Holdings notes prior to

December 1, 2008. Thereafter, cash interest on the Holdings notes will accrue and be payable semiannually in arrears on June 1 and December 1 of each year, commencing June 1, 2009, at a rate of 10 1/4%. The Holdings notes were issued with an initial accreted value of $150.0 million, resulting in an original issuance discount of $97.2 million. The accreted value of the Holdings notes will increase from the date of issuance until December 1, 2008 at a rate of 10 1/4% per annum such that on December 1, 2008, the accreted value will equal the stated principal amount at maturity. The Holdings notes will mature on December 1, 2013. The Holdings notes may be redeemed at the option of Holdings on or after December 1, 2008 at prices ranging from 105.125% of principal to 100% in 2011 and thereafter.

        The discount accretion is being amortized to interest expense through 2008 and during 2005 and 2004, the amount of interest expense related to the discount accretion was $18.0 million and $16.3 million, respectively. In addition, transaction fees and related costs of $5.7 million associated with the Holdings notes were capitalized and are being amortized as interest expense through December 1, 2013.

        The indenture governing the Holdings notes restricts Holdings and its restricted subsidiaries from declaring or paying dividends or making any other distribution (including any payment by Holdings or any restricted subsidiary of Holdings in connection with any merger or consolidation involving Holdings or any of its restricted subsidiaries) on account of Holdings' or any of its restricted subsidiaries' equity interests (other than dividends or distributions payable in certain equity interests and dividends payable to Holdings or any restricted subsidiary of Holdings) subject to certain exceptions.

Senior Secured Credit Facility

        On October 4, 2004, in connection with the Transactions, Visant entered into a Credit Agreement among Visant, as Borrower, Jostens, Ltd., as Canadian borrower, Visant Secondary Holdings Corp., as Guarantor, the lenders from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, providing for senior secured credit facilities in an aggregate amount of $1,270 million consisting of $150 million of a Term Loan A facility, an $870 million Term B loan facility and a $250 million revolving credit facility. Visant's senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C facilities.

        On December 21, 2004, Visant entered into the First Amendment (the "First Amendment") to the Credit Agreement, dated as of October 4, 2004 (as amended by the First Amendment, the "Credit Agreement"). The First Amendment provided for an $870 million Term C loan facility, the proceeds of which were used to repay in full the outstanding borrowings under the Term B loan facility. Visant effectively reduced the interest rate on its borrowings by 25 basis points by refinancing the Term B facility with a new Term C facility and did not incur any additional borrowings under the First Amendment.

        Visant's obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., a direct wholly-owned subsidiary of Holdings and the parent of Visant, and by Visant's material current and future domestic subsidiaries. The obligations of Visant's principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary

Holdings Corp., by Visant, by Visant's material current and future domestic subsidiaries and by Visant's other current and future Canadian subsidiaries. Visant's obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant's assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant's material current and future domestic subsidiaries, including but not limited to:

  •
  all of Visant's capital stock and the capital stock of each of Visant's existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries; and

  •
  substantially all of Visant's material existing and future domestic subsidiaries' tangible and intangible assets.

        The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant's other current and future Canadian subsidiaries.

        The senior secured credit facilities require Visant to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which will, among other things, limit Visant's and its subsidiaries' ability to incur additional indebtedness, pay dividends, prepay subordinated debt, make investments, merge or consolidate, change the business, amend the terms of the Company's subordinated debt and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

        The dividend restrictions under the Visant senior secured credit facilities apply only to Visant and Visant Secondary Holdings Corp., and essentially prohibit all dividends other than (1) for dividends paid on or after April 30, 2009 and used by Holdings to make regularly-scheduled cash interest payments on its senior discount notes, subject to compliance with the interest coverage covenant after giving effect to such dividends, (2) for other dividends so long as the amount thereof does not exceed $50 million plus an additional amount based on Visant's net income and the amount of any capital contributions received by Visant after October 4, 2004 and (3) pursuant to other customary exceptions, including redemptions of stock made with other, substantially similar stock or with proceeds of concurrent issuances of substantially similar stock.

        The borrowings under the Credit Agreement bear a variable interest rate based upon either the London Interbank Offered Rate ("LIBOR") or an alternative base rate ("ABR") based upon the greater of the federal funds effective rate plus 0.5%, or the prime rate, plus a fixed margin. The interest rate per year on the Term A and Term C loan facilities is ABR or LIBOR plus a basis point spread. Both are subject to a step-down determined by reference to a performance test. The Term C loan facility will amortize on a semi-annual basis commencing on July 1, 2005 and mature on October 4, 2011 with amortization prior to the maturity date to be at nominal percentages. In addition, transaction fees and related costs of $38.1 million associated with the senior secured credit facilities were capitalized and are being amortized as interest expense over the lives of the facilities.

        The interest rate per year on the revolving credit facility is LIBOR plus 2.50% or ABR plus 1.50% (or, in the case of Canadian dollar denominated loans, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50%). The revolving credit facility contains a sub-facility that allows the Company's Canadian subsidiary to borrow funds not to exceed $20 million of the total $250 million facility. The revolving credit facility expires on October 4, 2009. At the end of 2005, there was $11.9 million outstanding in the form of short-term borrowings at the Canadian subsidiary at a weighted average interest rate of 6.25% and an additional $16.7 million outstanding in the form of letters of credit, leaving $221.4 million available under this facility. The Company is obligated to pay commitment fees of 0.50% on the unused portion of this facility. The interest rate on the revolving credit facility and the commitment fee rate are both subject to step-downs determined by reference to a performance test.

Visant Senior Subordinated Notes

        On October 4, 2004, in connection with the Transactions, Visant issued $500 million in principal amount of 7 5/8% senior subordinated notes (the "Visant notes") due October 2012 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. On March 30, 2005, the Company completed an offer to exchange the entire principal amount of these notes for an equal amount of notes with substantially identical terms that have been registered under the Securities Act.

        The Visant notes are not collateralized, are subordinate in right of payment to all existing and future senior indebtedness of Visant and its subsidiaries and are guaranteed by all restricted subsidiaries that are domestic subsidiaries and guarantee the senior secured credit facilities. Cash interest on the Visant notes will accrue and be payable semiannually in arrears on April 1 and October 1 of each year, commencing April 1, 2005, at a rate of 7 5/8%. The Visant notes may be redeemed at the option of Visant on or after October 1, 2008 at prices ranging from 103.813% of principal to 100% in 2010 and thereafter. In addition, transaction fees and related costs of $22.8 million associated with the Visant notes were capitalized and are being amortized as interest expense through October 1, 2012.

        The indenture governing the Visant notes restricts Visant and its restricted subsidiaries from paying dividends or making any other distributions on account of Visant's or any restricted subsidiary's equity interests (including any dividend or distribution payable in connection with any merger or consolidation) other than (1) dividends or distributions by Visant payable in equity interests of Visant or in options, warrants or other rights to purchase equity interests or (2) dividends or distributions by a restricted subsidiary, subject to certain exceptions.

12.    Redeemable Preferred Stock

        In connection with the 2003 Jostens merger, Visant issued 8% senior redeemable preferred stock (the "Visant preferred stock") to the DLJMBP Funds and received proceeds of $100.0 million. A portion of the net proceeds from the Holdings notes offering was used to purchase all of the outstanding Visant preferred stock for $102.8 million, which Holdings contributed to the capital of Visant.

        In conjunction with the Transactions as described in Note 2, all outstanding shares of redeemable preferred stock of Jostens and Arcade, together with accrued dividends, were redeemed in full.

13.    Derivative Financial Instruments and Hedging Activities

        The Company's involvement with derivative financial instruments is limited principally to managing well-defined interest rate and foreign currency exchange risks. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in euros. There were no open forward foreign currency exchange contracts at the end of 2005 and 2004.

        During 2003, the Company used an interest rate swap agreement to modify risk from interest rate risk fluctuations associated with a specific portion of its underlying debt. The interest rate swap was designated as a cash flow hedge and was reflected at fair value in the consolidated balance sheets. Differences paid or received under the swap contract were recognized over the life of the contract as adjustments to interest expense. As the critical terms of the interest rate swap and the hedged debt matched, there was an assumption of no ineffectiveness for this hedge. The contract matured in August of 2003 and was not renewed.

14.    Commitments and Contingencies

Leases

        Equipment and office, warehouse and production space under operating leases expire at various dates. Rent expense was $9.3 million for 2005, $9.0 million for 2004, $3.0 million for the successor period in 2003 and $2.4 million for the predecessor period in 2003. Future minimum lease payments under the leases are as follows:

(In thousands)
2006	$6,205
2007	4,226
2008	3,328
2009	2,386
2010	1,065
Thereafter	950

Total lease payments	$18,160

Forward Purchase Contracts

        The Company is subject to market risk associated with changes in the price of precious metals. To mitigate the commodity price risk, the Company may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. The purchasecommitment at the end of 2005 was $5.6 million with delivery dates occurring throughout 2006. These forward purchase contracts are considered normal purchases and therefore not subject to the requirements of SFAS 133. The fair market value of the open precious metal forward contracts at the end of 2005 was $5.8 million and was calculated by valuing each contract at quoted futures prices.

Environmental

        The Company's operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Costs incurred to comply with such laws and regulations have become more stringent over time.

        Also, as an owner and operator of real property or a generator of hazardous substances, the Company may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of the Company's current or past operations have involved metalworking and plating, printing, and other activities that have resulted in environmental conditions that have given rise to liabilities.

        As part of the environmental management program, the Company is currently involved in environmental remediation at several properties. Principal among them is a property formerly owned and operated by Jostens for jewelry manufacturing. Although Jostens no longer owns the site, Jostens continues to manage the remediation project, which began in 2000. As of December 31, 2005, Jostens had made payments totaling $7.8 million for remediation at this site. During 2001, Jostens received reimbursement from its insurance carrier in the amount of $2.7 million, net of legal costs. Based on findings included in remediation reports, the Company estimates that the cost required to finish addressing environmental conditions is not material. This amount is included in the consolidated balance sheet as of December 31, 2005. Additionally, Jostens has ongoing monitoring obligations following the completion of remediation. The Company does not expect the cost of such ongoing monitoring to be material. While Jostens may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable.

Legal Proceedings

        On February 11, 2004, plaintiff Christian Pocino filed a complaint against Jostens in the Superior Court of California for the County of Los Angeles for alleged breach of express warranty (Cal. Comm. Code Section 2313), and for alleged violation of California's false advertising and unfair competition laws (Cal. Bus. & Prof. Code Sections 17500 and 17200). Plaintiff alleged that Jostens violated these laws by purportedly violating Federal Trade Commission "guides" with regard to the marketing and sale of jewelry. Specifically, plaintiff contended that: (1) Jostens failed to comply with the FTC guide that every use of the word "stone" be immediately preceded by the word "imitation", "synthetic" or a similar term; and (2) Jostens failed to comply with a separate FTC guide relating to use of the word silver in connection with Jostens' SilverElite® with platinum alloy. Plaintiff sought equitable relief and unspecified monetary damages on behalf of himself and a purported class of similarly-situated consumers.

        Jostens brought a demurrer and motion to strike the plaintiff's complaint on June 25, 2004, challenging the legal sufficiency of plaintiff's allegations on the basis, inter alia, that the FTC guides are nonbinding and that plaintiff's allegations generally failed to state a claim on which relief could be granted. On August 13, 2004, the Superior Court sustained Jostens' demurrer with leave to amend.

        On August 25, 2004, the plaintiff filed an amended complaint which contained substantially the same allegations regarding "stones" while dropping the claims regarding SilverElite® with platinum. On September 29, 2004, Jostens filed another demurrer/motion to strike, challenging the legal sufficiency of plaintiff's amended complaint. On November 24, 2004, the Superior Court again sustained Jostens' demurrer with leave to amend. The plaintiff filed a second amended complaint dated December 16, 2004. The court dismissed the action on January 26, 2005. The plaintiff has appealed the court's decision. Jostens filed its appellate brief in late October 2005, and oral arguments were heard on March 15, 2006. A decision is expected before the end of June, 2006.

        In communications with U.S. Customs and Border Protection ("Customs"), the Company learned of an alleged inaccuracy of the tariff classification for certain of Jostens' imports from Mexico. Jostens promptly filed with Customs a voluntary disclosure to limit its monetary exposure. The effect of these alleged tariff classification errors is that back duties and fees (or "loss of revenue") may be owed on imports dating back five years. Additionally, Customs may impose interest on the loss of revenue, if any is determined. Presently, no formal notice of, or demand for, any alleged loss of revenue has been issued by Customs. A review of Jostens' import practices has revealed that during the relevant five-year period, Jostens' merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement ("NAFTA"), in which case there should be no loss of revenue or interest payment owed Customs. However, Customs' allegations indicate that Jostens committed a technical oversight in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens has addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. Jostens is in the early stages of administrative review of this matter, and it is not clear what Customs' position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed under statute from making post-entry NAFTA claims for those imports made prior to 2004. Jostens intends to vigorously defend its position and has recorded no accrual for any potential liability. However, there can be no assurance that Jostens will be successful in its defense or that the disposition of this matter will not have a material effect on the business, financial condition and results of operations of the Company.

        The Company is also a party to other litigation arising in the normal course of business. The Company regularly analyzes current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. The Company believes the effect on the business, financial condition and results of operations, if any, for the disposition of these matters will not be material, however, there can be no assurance in this regard.

15.    Income Taxes

        Holdings filed its first consolidated federal tax return for 2004, which included the taxable income (loss) for its acquired companies for the post Transaction three-month period ended January 1, 2005. Holdings and its subsidiaries file state tax returns on a consolidated or separate basis as required in the applicable jurisdictions.

Holdings

        The U.S. and foreign components of income (loss) from operations before income taxes and the provision for (benefit from) income taxes from operations of Holdings consists of:

	(Successor)			Jostens, ]Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
	(In thousands)
Domestic	$51,999	$(160,494)	$(76,212)	$10,648
Foreign	10,346	7,025	5,861	1,102

Income (loss) before income taxes	$62,345	$(153,469)	$(70,351)	$11,750

Federal	$15,134	$9,155	$(277)	$7,977
State	5,650	1,060	(46)	1,609
Foreign	3,601	3,056	2,344	609

Total current income taxes	24,385	13,271	2,021	10,195
Deferred	1,311	(66,042)	(21,257)	(1,500)

Provision for (benefit from) income taxes	$25,696	$(52,771)	$(19,236)	$8,695

        A reconciliation between the provision for (benefit from) income taxes computed at the U.S. Federal statutory rate and income taxes from operations for financial reporting purposes is as follows:

	(Successor)						Jostens, Inc. (Predecessor)
	2005		2004		Five Months 2003		Seven Months 2003

	(In thousands)
Federal tax (benefit) at statutory rate	$21,821	35.0%	$(53,714)	35.0%	$(24,623)	35.0%	$4,113	35.0%
State tax (benefit), net of federal tax benefit	2,542	4.1%	(3,454)	2.3%	(2,495)	3.5%	873	7.4%
Foreign tax credits (generated) used, net	(1,049)	(1.7)%	(233)	0.2%	2,033	(2.9)%	—	—
Foreign earnings repatriation, net	716	1.1%	—	—	933	(1.3)%	—	—
Domestic manufacturing deduction	(378)	(0.6)%	—	—	—	—	—	—
Nondeductible interest expense	—	—	14,092	(9.2)%	5,763	(8.2)%	295	2.5%
Nondeductible transaction costs	—	—	2,316	(1.5)%	—	—	3,095	26.3%
Increase (decrease) in deferred tax valuation allowance	850	1.4%	(12,278)	8.0%	(890)	1.3%	—	—
Other differences, net	1,194	1.9%	500	(0.3)%	43	(0.1)%	319	2.7%
Provision for (benefit from) income taxes	$25,696	41.2%	$(52,771)	34.4%	$(19,236)	27.3%	$8,695	74.0%

        The tax effect of temporary differences which give rise to deferred tax assets and liabilities are:

	(Successor)
	2005	2004
	(In thousands)
Tax depreciation in excess of book	$(23,432)	$(28,251)
Basis difference on property, plant and equipment	(9,246)	(11,720)
Capitalized software development costs	(1,894)	(1,895)
Tax on undistributed non-U.S. earnings	—	(1,060)
Pension benefits	(22,968)	(22,439)
Basis difference on intangible assets	(216,407)	(234,231)
Other	(9,856)	(5,518)

Deferred tax liabilities	(283,803)	(305,114)
Reserves for accounts receivable and salespersons overdrafts	8,318	7,511
Reserves for employee benefits	18,898	20,346
Other reserves not recognized for tax purposes	9,537	7,841
Foreign tax credit carryforwards	15,475	14,625
Capital loss carryforwards	2,228	2,228
Net operating loss carryovers	—	41,585
Basis difference on pension liabilities	21,442	20,759
Basis difference on long-term debt	—	—
Amortization of original issue discount	12,855	6,355
Other	5,965	7,195

Deferred tax assets	94,718	128,445
Valuation allowance	(17,703)	(16,853)

Deferred tax assets, net	77,015	111,592

Net deferred tax liability	$(206,788)	$(193,522)

Visant

        The U.S. and foreign components of income (loss) from operations before income taxes and the provision for (benefit from) income taxes from operations of Visant consists of:

	(Successor)			Jostens, Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
	(In thousands)
Domestic	$70,175	$(144,161)	$(74,913)	$10,648
Foreign	10,346	7,025	5,861	1,102

Income (loss) before income taxes	$80,521	$(137,136)	$(69,052)	$11,750

Federal	$15,341	$9,304	$(271)	$7,977
State	5,668	1,073	(45)	1,609
Foreign	3,601	3,056	2,344	609

Total current income taxes	24,610	13,433	2,028	10,195
Deferred	7,811	(60,161)	(20,783)	(1,500)

Provision for (benefit from) income taxes	$32,421	$(46,728)	$(18,755)	$8,695

        A reconciliation between the provision for (benefit from) income taxes computed at the U.S. Federal statutory rate and income taxes from operations for financial reporting purposes is as follows:

	(Successor)						Jostens, Inc. (Predecessor)
	2005		2004		Five Months 2003		Seven Months 2003

	(In thousands)
Federal tax (benefit) at statutory rate	$28,182	35.0%	$(47,997)	35.0%	$(24,168)	35.0%	$4,113	35.0%
State tax (benefit), net of federal tax benefit	2,906	3.6%	(3,128)	2.3%	(2,469)	3.6%	873	7.4%
Foreign tax credits (generated) used, net	(1,049)	(1.3)%	(233)	0.2%	2,033	(2.9)%	—	—
Foreign earnings repatriation, net	716	0.9%	—	—	933	(1.4)%	—	—
Domestic manufacturing deduction	(378)	(0.5)%	—	—	—	—	—	—
Nondeductible interest expense	—	—	14,092	(10.3)%	5,763	(8.3)%	295	2.5%
Nondeductible transaction costs	—	—	2,316	(1.7)%	—	—	3,095	26.3%
Increase (decrease) in deferred tax valuation allowance	850	1.1%	(12,278)	9.0%	(890)	1.3%	—	—
Other differences, net	1,194	1.5%	500	(0.4)%	43	(0.1)%	319	2.7%

Provision for (benefit from) income taxes	$32,421	40.3%	$(46,728)	34.1%	$(18,755)	27.2%	$8,695	74.0%

        The tax effect of temporary differences which give rise to deferred tax assets and liabilities are:

	(Successor)
	2005	2004
	(In thousands)
Tax depreciation in excess of book	$(23,432)	$(28,251)
Basis difference on property, plant and equipment	(9,246)	(11,720)
Capitalized software development costs	(1,894)	(1,895)
Tax on undistributed non-U.S. earnings	—	(1,060)
Pension benefits	(22,968)	(22,439)
Basis difference on intangible assets	(216,407)	(234,231)
Other	(9,856)	(5,518)

Deferred tax liabilities	(283,803)	(305,114)

Reserves for accounts receivable and salespersons overdrafts	8,318	7,511
Reserves for employee benefits	18,898	20,346
Other reserves not recognized for tax purposes	9,537	7,841
Foreign tax credit carryforwards	15,475	14,625
Capital loss carryforwards	2,228	2,228
Net operating loss carryovers	—	41,585
Basis difference on pension liabilities	21,442	20,759
Other	5,965	7,195

Deferred tax assets	81,863	122,090
Valuation allowance	(17,703)	(16,853)

Deferred tax assets, net	77,015	111,592

Net deferred tax liability	$(219,634)	$(199,877)

        During 2005, the Company received refunds totaling $12.9 million in connection with net operating loss carryback claims filed for Von Hoffmann and Arcade. Also, during 2005, the Company determined the tax benefit attributable to costs charged to equity in 2004 in connection with the Transactions. A net tax benefit of $0.9 million was credited to additional paid in capital and is also included in other deferred tax assets and liabilities in connection with the Transaction. The net tax benefit includes the effect of start-up expenditures and permanent basis differences on deferred financing costs.

        During 2005, two foreign subsidiaries of Holdings repatriated a total of $12.6 million of earnings that were eligible for the favorable rate of tax provided under the American Jobs Creation Act of 2004. The benefit of the repatriation in relation to the tax that would otherwise have been payable was approximately $2.7 million. In connection with the repatriation, the Company concluded that approximately $6.0 million of undistributed foreign earnings are indefinitely invested in its foreign businesses. Consistent with the provisions of Accounting Principles Board Opinion No. 23, Accounting for Income Taxes—Special Areas, the Company has reduced income tax expense by $1.1 million to reverse deferred income taxes that had been accrued at December 2004. The overall tax effect of the repatriation in December 2005, including the effect of reducing accrued deferred income taxes, was to increase income tax expense by approximately $0.5 million. At the end of 2005, the Company has foreign tax credit carryforwards totaling $15.5 million of which approximately $13.5 million expire in 2012, $1.1 million expire in 2013 and $0.9 million expire in 2015. The Company has provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to the foreign tax credits may not be realized.

        During 2003, Jostens repatriated $3.0 million of earnings from its Canadian subsidiary. During 2003, the Company also reduced its deferred tax asset balance and related valuation allowance by $2.4 million to reflect foreign tax credit carryforwards as reported on the Jostens 2002 income tax return. During 2004 and 2003, the Company provided deferred income taxes of $0.2 million and $0.1 million on approximately $3.3 million and $0.5 million, respectively, of undistributed Canadian earnings that were not considered indefinitely invested at that time.

        During 2004, in connection with the Transactions, as further described in Note 2, the Company acquired the stock of Von Hoffmann and Arcade and refinanced its credit facilities. As part of the refinancing, two applicable high yield debt obligations were refinanced resulting in approximately $56.0 million of interest deductions. The effect of these deductions, along with certain other refinancing costs, contributed to a consolidated net operating loss for income tax purposes for 2004 of approximately $113.0 million for each of Holdings and Visant. For taxable periods prior to the Transaction date, Von Hoffmann and Arcade filed separate federal and state tax returns reflecting the taxable results of their consolidated separate operations. The effect of Von Hoffmann's and Arcade's taxable results of operations for periods prior to the Transaction date are included in the amounts reported above for the U.S. and foreign components of income (loss) from operations, the income tax rate reconciliation with the U.S. Federal statutory rate and the tax effect of temporary differences which give rise to deferred tax assets and liabilities.

        In connection with the repayment of one of the high yield debt obligations, the Company reduced a deferred tax asset valuation allowance by $12.5 million. Prior to the transaction, the allowance had been established because it was more likely than not that the related tax benefit would not be realized.

        During 2003, the Company recognized $258.2 million of net deferred tax liabilities in connection with the 2003 Jostens merger, as further described in Note 3. This amount represents the tax effect for temporary differences between the carrying amount of assets and liabilities resulting from the purchase price allocation and the related tax bases. During 2004, the Company recognized $1.4 million of additional deferred tax assets in connection with a purchase accounting liability related to a plant closure. At the end of 2005 and 2004, the net deferred tax liability related to temporary differences arising from the 2003 Jostens merger accounting was $193.8 million and $211.9 million, respectively.

        During 2002, the Company agreed to certain adjustments proposed by the Internal Revenue Service (IRS) in connection with its audit of the Jostens federal income tax returns filed for years 1996 through 1998. As a result of the audit, the Company agreed to pay additional federal taxes of $11.3 million. Combined with additional state taxes and interest charges, the liability related to these adjustments, which had previously been accrued, was approximately $17.0 million. During 2003, the Company filed an appeal with the IRS concerning a further proposed adjustment of approximately $8.0 million. On February 1, 2005, the IRS notified the Company that agreement had been reached wherein no further deficiency or overassessment remained for the years 1996 through 1998. Based on the IRS notification, the Company recorded an adjustment in 2004 reducing tax reserves and goodwill by $11.0 million for the tax and related interest attributable to the contested liability.

        In connection with the aforementioned audit, the IRS recharacterized as a capital loss approximately $27.0 million of notes that were written off in 1998. The notes were received in connection with the 1995 sale of a subsidiary. During 2004, the carryforward period attributable to these notes expired. At the end of 2005, the Company had capital loss carryforwards totaling $5.6 million of which $4.0 million expire in 2006 and $1.6 million expire in 2007. Since capital losses may only be used to offset future capital gains, the Company has provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to capital losses may not be realized.

        As described in Note 11, during December 2003, Holdings issued $150 million of senior discount notes due 2013. The notes have significant original issue discount ("OID") and are considered applicable high yield discount obligations because the yield to maturity of the notes exceeds the sum of the applicable federal rate in effect for the month the notes were issued and five percentage points. As a result, Holdings will not be allowed a deduction for interest (including OID) accrued on the notes until such time as it actually pays such interest (including OID) in cash or other property. Holdings has provided deferred income taxes of approximately $12.9 million on $34.7 million of OID accrued through December 2005.

16.    Benefit Plans

Pension and Other Postretirement Benefits

  Pension and Other Postretirement Benefits

        Jostens has noncontributory defined-benefit pension plans that cover nearly all employees. The benefits provided under the plans are based on years of service, age eligibility and employee compensation. The benefits for Jostens' qualified pension plans have been funded through pension trusts, the objective being to accumulate sufficient funds to provide for future benefits. In addition to qualified pension plans, Jostens has unfunded, non-qualified pension plans covering certain employees, which provide for benefits in addition to those provided by the qualified plans.

        Effective January 1, 2006, the qualified pension plans were closed to newly-hired nonunion employees. Pension benefits for current salaried nonunion employees under one of the Jostens pension plans were modified to provide a percentage of career average earnings, rather than final average earnings, for service after January 1, 2006, provided that employees who were at least age 45 with 15 or more years of service, were grandfathered under the old formula.

        Jostens also provides certain medical and life insurance benefits for eligible retirees, including their spouses and dependents. Generally, the postretirement benefits require contributions from retirees. Effective January 1, 2006, the retiree medical plan was closed to active employees who were not yet age 50 with at least 10 years of service as of such date. Prescription drug coverage for Medicare eligible retirees was also eliminated from the program as of January 1, 2006.

        Eligible employees from The Lehigh Press, Inc. participate in a noncontributory defined benefit qualified pension plan, which was merged with a Jostens plan effective December 31, 2004. In addition, Lehigh maintains an unfunded supplemental retirement plan (SRP) for certain key executives. The SRP no longer has any active participants accruing benefits under the SRP. The plans provide benefits based on years of service and final average compensation. Certain of our operations also contribute to multi-employer pension plans covered by terms of certain collective bargaining agreements. Contribution amounts are determined by contract and therefore the Company does not administer or control the funds in any way.

        The following tables set forth the components of the changes in benefit obligations and fair value of plan assets during 2005 and 2004 as well as the funded status and amounts both recognized and not recognized in the balance sheets as of December 31, 2005 and January 1, 2005, for all defined benefit plans combined. The information presented for all the plans is based on a measurement date of September 30. Furthermore, the Jostens plans represent 86% of the aggregate benefit obligation and 90% of the aggregate plan assets as of the end of 2005.

	Pension benefits		Postretirement benefits
	2005	2004	2005	2004
	(In thousands)
Change in benefit obligation
Benefit obligation, beginning of period	$255,501	$240,953	$5,556	$6,553
Service cost	8,016	7,680	40	41
Interest cost	14,901	14,218	311	348
Plan amendments	(4,110)	486	(3,420)	—
Actuarial loss (gain)	4,083	4,616	1,840	(579)
Administrative expenses	(660)	(2,311)	—	—
Special termination benefits	—	598	—	—
Benefits paid	(11,202)	(10,739)	(720)	(807)

Benefit obligation, end of period	$266,529	$255,501	$3,607	$5,556

Change in plan assets
Fair value of plan assets, beginning of period	$233,519	$214,692	$—	$—
Actual return on plan assets	30,524	27,376	—	—
Company contributions	3,711	4,501	720	807
Administrative expenses	(660)	(2,311)	—	—
Benefits paid	(11,202)	(10,739)	(720)	(807)

Fair value of plan assets, end of period	$255,892	$233,519	$—	$—

Funded status
Funded status, end of period	$15,474	$13,835	$—	$—
Unfunded status, end of period	(26,111)	(35,817)	(3,607)	(5,556)
Net unfunded status, end of period	(10,637)	(21,982)	(3,607)	(5,556)
Unrecognized cost:
Net actuarial loss	(5,296)	344	1,573	(267)
Prior service cost	(3,725)	438	(3,420)	—

Net amount recognized	$(19,658)	$(21,200)	$(5,454)	$(5,823)

Amounts recognized in the balance sheets:
Prepaid benefit cost	$6,807	$13,741	$—	$—
Accrued benefit cost	(26,465)	(34,941)	(5,454)	(5,823)

Net amount recognized	$(19,658)	$(21,200)	$(5,454)	$(5,823)

        During 2005, Jostens changed the discount rate assumption from 6.00% to 5.75% for the pension and postretirement plans which resulted in an increase in liability during 2005. This was offset by asset returns which were larger than expected and actual salary increases which were lower than expected, resulting in an actuarial gain in 2005.

        The accumulated benefit obligation (ABO) for all defined benefit pension plans was $255.1 million and $238.5 million at the end of 2005 and 2004, respectively. The ABO differs from the projected benefit obligation shown in the table in that it includes no assumption about future compensation levels.

        Non-qualified pension plans, included in the tables above, with obligations in excess of plan assets were as follows:

	(Successor)
	2005	2004
	(In thousands)
Projected benefit obligation	$26,111	$25,492
Accumulated benefit obligation	25,324	24,383
Fair value of plan assets	—	—

        All of the qualified pension plans' assets have fair market values in excess of the projected benefit obligation and accumulated benefit obligation as of December 31, 2005.

        Net periodic benefit expense (income) of the pension and other postretirement benefit plans included the following components:

	Pension benefits
	2005	2004
	(In thousands)
Service cost	$8,016	$7,680
Interest cost	14,901	14,217
Expected return on plan assets	(21,255)	(19,654)
Amortization of prior year service cost	53	48
Amortization of net actuarial loss	1	—

Net periodic benefit expense	$1,716	$2,291

	Postretirement benefits
	2005	2004
	(In thousands)
Service cost	$40	$41
Interest cost	311	348

Net periodic benefit expense	$351	$389

Assumptions

        Weighted-average assumptions used to determine end of year benefit obligations are as follows:

	Pension benefits		Postretirement benefits
	2005	2004	2005	2004
Discount rate:
Jostens	5.75%	6.00%	5.75%	6.00%
Von Hoffmann	5.75%	5.75%	N/A	N/A
Rate of compensation increase:
Jostens	6.30%	6.30%	N/A	N/A
Von Hoffmann	3.00%	3.00%	N/A	N/A

        Weighted-average assumptions used to determine net periodic benefit cost for the year are as follows:

	Pension benefits		Postretirement benefits
	2005	2004	2005	2004
Discount rate:
Jostens	6.00%	6.00%	6.00%	6.00%
Von Hoffmann	5.75%	6.25%	N/A	N/A
Expected long-term rate of return on plan assets:
Jostens	9.50%	9.50%	N/A	N/A
Von Hoffmann	9.50%	7.50%	N/A	N/A
Rate of compensation increase:
Jostens	6.30%	6.30%	N/A	N/A
Von Hoffmann	3.00%	3.00%	N/A	N/A

        The Company employs a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved congruent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established with a proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

        Assumed health care cost trend rates are as follows:

	Postretirement benefits
	2005	2004
Health care cost trend rate assumed for next year	8.00%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2008	2007

        Assumed health care cost trend rates have some effect on the amounts reported for health care plans. For 2005, a one percentage point change in the assumed health care cost trend rates would have the following effects:

	Impact of 1% Increase	Impact of 1% Decrease
	(In thousands)
Effect on total of service and interest cost components	$19	$(17)
Effect on postretirement benefit obligation	$195	$(178)

Plan Assets

        The weighted-average asset allocations for the pension plans as of the measurement dates of 2005 and 2004, by asset category, are as follows:

Asset Category	2005	2004	Target
Equity securities	79.4%	77.1%	80.0%
Debt securities	19.8%	22.5%	20.0%
Real estate	—	—	—
Other	0.8%	0.4%	—

Total	100.0%	100.0%	100.0%

        The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value, and small and large capitalizations. Derivatives may be used to gain market exposure in an efficient and timely manner, however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.

Contributions

        Due to the funded status of the qualified plan, there are no projected contributions for 2006. During 2005, the total contributions include $2.0 million to the nonqualified pension plans and $0.5 million to the postretirement benefit plans. The actual amount of contributions is dependent upon the actual return on plan assets and actual disbursements from the postretirement benefit and nonqualified pension plans.

Benefit Payments

        Estimated benefit payments under the pension and postretirement benefit plans are as follows:

	Pension benefits	Postretirement benefits
	(In thousands)
2006	$11,721	$445
2007	12,193	450
2008	12,842	448
2009	13,536	436
2010	14,365	417
2011 through 2015	86,285	1,746

Total estimated payments	$150,942	$3,942

401(k) Plans

        The Company has 401(k) savings plans, which cover substantially all salaried and hourly employees who have met the plans' eligibility requirements. The Company provides a matching contribution on amounts contributed by employees, limited to a specific amount of compensation that varies among the plans. In some instances, the Company provides profit sharing contributions. The aggregate matching and other contributions were $9.5 million for 2005, $10.0 million for 2004, $3.7 million for the successor period in 2003 and $2.7 million for the predecessor period in 2003.

17.    Stock Plans

Stock Options

        In connection with the 2003 Jostens merger, all options to purchase Jostens common stock that were outstanding immediately prior to the merger were cancelled and extinguished. Consideration paid in respect of the Jostens options was an amount equal to the difference between the per share 2003 Jostens merger consideration and the exercise price, resulting in an aggregate payment of $12.6 million included in "transaction costs" for the predecessor period of 2003.

        The 2003 Stock Incentive Plan (the "2003 Plan") was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares.

Option grants consist of "time options", which vest and become exercisable in annual installments over the first five years following the date of grant and/or "performance options", which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. Upon the occurrence of a "change in control" (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003 by and among the Company and certain holders of the capital stock of the Company.

        In connection with the Transactions, all options to purchase Von Hoffmann and Arcade common stock that were outstanding immediately prior to the Transactions were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share Transaction consideration and the exercise price, resulting in an aggregate payment of approximately $5.4 million included in "transaction costs" for 2004. No consideration was paid in respect of the Arcade options. All outstanding options to purchase Holdings common stock continued following the closing of the Transactions.

        In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries, provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. Under his employment agreement, the Company's Chief Executive Officer received awards of stock options and restricted stock under the plan. Additional members of management are eligible to received equity-based awards. Option grants consist of "time options", which vest and become exercisable in annual installments over a five-year period from the date of grant, and/or "performance options", which vest and become exercisable over the first five years following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. Upon the occurrence of a "change in control" (as defined in the plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date of the option is granted. All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholders' agreement and sale participation agreement.

        The weighted average fair value of Holdings options granted in 2005 and 2004 was $32.12 and $25.91 per option, respectively. We did not grant any stock options in 2003. We estimated the average fair value using the Black-Scholes option-pricing model, modified for dividends and using the following assumptions:

	2005	2004
Risk-free rate	4.1%	3.3%
Dividend yield	—	—
Volatility factor of the expected market price of Holdings common stock	1.0%	1.0%
Expected life of the award	10 years	10 years

        The following table summarizes stock option activity for Holdings:

	Shares	Weighted- average exercise price
	(Shares in thousands)
Outstanding at January 3, 2004	$—	—
Granted	379	$90.14
Cancelled	(53)	$87.12

Outstanding at January 1, 2005	326	$90.64

Granted	236	$96.10
Cancelled	(174)	$94.47

Outstanding at December 31, 2005	388	$94.81

Exercisable at December 31, 2005	132

        The weighted average remaining contractual life of outstanding options at the end of 2005 was approximately 9.1 years.

18.    Business Segments

        During the fourth quarter of 2005, the Company further disaggregated its reportable segments, to reflect better operations following the integration of the companies as a result of the Transactions and the manner in which the chief operating decision-maker regularly assesses the information for decision-making purposes. As a result, our reportable segments consist of:

  •
  Jostens Scholastic—provides services related to the marketing, sale and production of class rings and graduation products;

  •
  Jostens Yearbook—provides services related to the publication, marketing, sale and production of school yearbooks;

  •
  Jostens Photo—provides school photography services;

  •
  Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative products and services to the direct marketing sector. The group also produces testing and supplemental materials and related components for educational publishers; and

  •
  Educational Textbook—produces four-color case-bound educational textbooks.

Jostens

        Jostens provides school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation. Jostens' products and services are predominantly offered to North American high school and college students, through a national network of primarily independent sales representatives and associates.

        Jostens' operations are reported in three segments: a) Jostens Scholastic, b) Jostens Yearbook and c) Jostens Photo.

        Jostens Scholastic.    Jostens provides services related to the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements and graduation-related accessories. Jostens Scholastic serves U.S. high schools, colleges, universities and other specialty markets, marketing and selling scholastic products to students and administrators through independent sales representatives. Jostens provides customer service in the marketing and sale of class rings and certain other graduation products, which often involves customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets.

        Jostens Yearbook.    Jostens provides services related to the publication, marketing, sale and production of yearbooks, primarily serving U.S. high schools, colleges, universities and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens' sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens' independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis.

        Jostens Photo.    Through a network of sales representatives and independent dealers, Jostens Photo provides photography services for special events and class and individual school pictures of elementary, middle and high school students. Jostens Photo provides school photography in Canada and also serves in the United States elementary, middle and high school markets. Jostens Photo also provides high school senior portraits and photography for proms and other special events.

Marketing and Publishing Services

        The Marketing and Publishing Services segment produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative, highly personalized products primarily targeted to the direct marketing sector. The Marketing and Publishing Services segment is also a producer of testing and supplemental materials and related components such as decorative covers for educational publishers, as well as creative and book design services. The Marketing and Publishing Services segment also offers a portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine inserts, catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. The specialization of in-line finished products can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services. The personalized imaging capabilities offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts.

Educational Textbook

        The Educational Textbook segment, which does business under the Von Hoffmann name, is a producer of four-color case-bound educational textbooks. Von Hoffmann's Jefferson City, Missouri facility focuses primarily on the manufacture of four-color case-bound products including textbooks for the elementary through high school ("ELHI") and college markets, employing a range of versioning and binding styles and capabilities to meet the demanding service, quality and delivery requirements of these markets.

        The following table presents information of Holdings by business segment:

	(Successor)			Jostens, Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
		(In thousands)
Net sales
Jostens Scholastic	$424,984	$406,081	$145,791	$255,071
Jostens Yearbook	348,512	333,623	93,051	228,447
Jostens Photo	66,893	67,535	45,329	20,540
Marketing and Publishing Services	479,269	466,975	155,481	—
Educational Textbook	186,968	194,722	65,490	—
Inter-segment eliminations	(8,376)	(6,775)	(2,478)	—

	$1,498,250	$1,462,161	$502,664	$504,058

Operating income (loss)
Jostens Scholastic	$33,064	$32,301	$(6,485)	$18,757
Jostens Yearbook	67,682	3,910	(22,127)	47,250
Jostens Photo	3,006	496	6,056	(7,933)
Marketing and Publishing Services	65,032	20,815	13,708	—
Educational Textbook	18,705	24,045	6,990	—

	$187,489	$81,567	$(1,858)	$58,074

Interest, net
Jostens Scholastic	$33,740	$35,816	$15,136	$16,419
Jostens Yearbook	27,657	29,219	10,383	14,705
Jostens Photo	5,630	6,535	5,086	1,322
Marketing and Publishing Services	43,237	69,203	29,963	—
Educational Textbook	14,880	19,506	7,422	—

	$125,144	$160,279	$67,990	$32,446

Depreciation and amortization
Jostens Scholastic	$30,856	$30,257	$13,682	$6,536
Jostens Yearbook	38,548	85,213	18,991	6,747
Jostens Photo	3,308	3,734	1,848	1,305
Marketing and Publishing Services	25,239	37,291	9,935	—
Educational Textbook	7,474	7,688	3,354	—

	$105,425	$164,183	$47,810	$14,588

Capital expenditures
Jostens Scholastic	$3,966	$9,122	$3,513	$3,134
Jostens Yearbook	15,449	12,670	12,277	2,240
Jostens Photo	887	2,390	1,251	755
Marketing and Publishing Services	14,876	17,505	2,810	—
Educational Textbook	13,987	7,587	849	—

	$49,165	$49,274	$20,700	$6,129

	2005	2004
	(In thousands)
Goodwill
Jostens Scholastic	$296,356	$296,356
Jostens Yearbook	395,662	395,662
Jostens Photo	25,270	25,201
Marketing and Publishing Services	278,729	278,842
Educational Textbook	112,384	112,384

	$1,108,401	$1,108,445

Intangible assets
Jostens Scholastic	$249,017	$257,876
Jostens Yearbook	261,874	276,306
Jostens Photo	21,828	22,571
Marketing and Publishing Services	44,020	49,442
Educational Textbook	—	—

	$576,739	$606,195

Assets
Jostens Scholastic	$712,507	$751,885
Jostens Yearbook	803,308	847,629
Jostens Photo	81,088	89,486
Marketing and Publishing Services	639,192	697,961
Educational Textbook	129,224	124,436

	$2,365,319	$2,511,397

        Net sales are reported in the geographic area where the final sales to customers are made, rather than where the transaction originates. No single customer accounted for more than 10% of revenue in 2005, 2004 and the successor and predecessor periods in 2003.

        The following table presents net sales by class of similar products and certain geographic information:

	(Successor)			Jostens, Inc. (Predecessor)
	2005	2004	Five Months 2003	Seven Months 2003
	(In thousands)
Net sales by classes of similar products
Jostens Scholastic	$424,984	$406,081	$145,791	$255,071
Jostens Yearbook	348,512	333,623	93,051	228,447
Jostens Photo	66,893	67,535	45,329	20,540
Marketing and Publishing Services	479,269	466,975	155,481	—
Educational Textbook	186,968	194,722	65,490	—
Inter-segment eliminations	(8,376)	(6,775)	(2,478)	—

	$1,498,250	$1,462,161	$502,664	$504,058

Net sales by geographic area
United States	$1,401,632	$1,357,175	$465,433	$484,460
France	7,270	19,177	9,818	—
Other, primarily Canada	89,348	85,809	27,413	19,598

	$1,498,250	$1,462,161	$502,664	$504,058

Net property, plant and equipment and intangible assets by geographic area
United States	$1,854,579	$1,889,714	$2,044,768
Other, primarily Canada	66,460	66,049	66,141

	$1,921,039	$1,955,763	$2,110,909

19.    Discontinued Operations

        In December 2001, the Board of Directors of Jostens approved a plan to exit its former Recognition business in order to focus its resources on its core school-related affinity products business. During 2002, Jostens reversed $2.3 million of the original $16.3 million of charges based on revised estimates for employee separation costs and phase-out costs. Of the total adjustment, $0.5 million resulted from modifying the anticipated workforce reduction from 150 to 130 full-time positions and $1.8 million resulted from lower information systems, customer service and internal support costs and lower receivable write-offs than originally anticipated. In addition, Jostens reversed $0.4 million in other liabilities for a total pre-tax gain on discontinued operations of $2.7 million ($1.6 million net of tax).

        As of the end of 2005, accrued disposal costs, consisting of $1.7 million of transition benefits, are included in "current liabilities of discontinued operations" in the consolidated balance sheet. Transition benefits will continue to be paid through the period of the statutory obligations.

20.    Common Stock

        Holdings' common stock, $0.01 par value per share, consists of Class A and Class C common stock. Holdings' charter also authorizes the issuance of non-voting Class B common stock, but currently no such shares are outstanding. Holders of Class A common stock are entitled to one vote for each share held for any matter coming before the stockholders of Holdings. The holder of the share of Class C common stock is entitled to a number of votes for any matter coming before the stockholders of Holdings equal to:

  (i)
  initially, the excess of (x) 50% percent of all votes entitled to be cast by holders of outstanding common stock for any matter coming before the stockholders of Holdings, over (y) the percentage ofall votes entitled to be cast by the initial holder of the share of Class C common stock together with any permitted transferees of the initial holder, for any matter coming before the stockholders of Holdings by virtue of the shares of Class A common stock acquired by the initial holder pursuant to the Contribution Agreement, dated July 21, 2004, between Holdings and the initial holder, such excess determined based on the shares of common stock issued and outstanding immediately prior to October 4, 2004, giving effect to any shares of common stock acquired by the initial holder pursuant to the Contribution Agreement at the closing thereunder; and

  (ii)
  thereafter, the number of votes will be permanently reduced to an amount equal to the excess, if any, of (x) 50% percent of all votes entitled to be cast by holders of outstanding common stock for any matter coming before the stockholders of Holdings (as reduced by any shares of Class A common stock of Holdings issued on the date of the closing under the Contribution Agreement or thereafter to any person other than the initial holder), over (y) the percentage of all votes entitled to be cast by the initial holder, together with its transferees, for any matter coming before the stockholders of Holdings by virtue of the shares of Class A common stock then held by the initial holder, together with its transferees, not to exceed the percentage voting interest attributed to such share pursuant to clause (i) above; and

  (iii)
  if the share of Class C common stock is transferred by the initial holder (or its permitted transferee) to any person other than a permitted transferee of the initial holder, the share of Class C Common Stock will entitle the holder to the same voting rights as the share of Class C common stock entitled the holder immediately prior to the transfer.

        The share of Class C common stock will at all times entitle the holder to at least one vote on any matter coming before the stockholders of Holdings. In addition, the share of Class C common stock will automatically convert into one fully-paid and non-assessable share of Class A common stock (1) upon the consummation of an initial public offering or (2) upon the first occurrence that the share of Class C common stock is entitled to only one vote for any matter coming before the stockholders of Holdings, as more fully provided by the certificate of incorporation.

21.    Related Party Transactions

Transactions with Sponsors

Stockholders Agreement

        In connection with the Transactions, the Company entered into a stockholders agreement with an entity affiliated with KKR and entities affiliated with DLJMBP III (each an "Investor Entity" and together the "Investor Entities") that provides for, among other things,

  •
  a right of each of the Investor Entities to designate a certain number of directors to the Company's board of directors for so long as they hold a certain amount of common stock. Of the eight members of the Company's board of directors, KKR and DLJMBP III each has the right to designate four directors (and each initially designated three directors) with the Company's Chief Executive Officer and President, Marc Reisch, as chairman;

  •
  certain limitations on transfer of common stock held by the Investor Entities for a period of four years after the completion of the Transactions, after which, if the Company has not completed an initial public offering, any Investor Entity wishing to sell any common stock held by it must first offer to sell such stock to the Company and the other Investor Entities, provided that, if an initial public offering is completed during the four years after the completion of the Transactions, any Investor Entity may sell pursuant to its registration rights as described below;

  •
  a consent right for the Investor Entities with respect to certain corporate actions;

  •
  the ability of the Investor Entities to "tag-along" their shares of common stock to sales by any other Investor Entity, and the ability of the Investor Entities to "drag-along" common stock held by the other Investor Entities under certain circumstances;

  •
  the right of the Investor Entities to purchase a pro rata portion of all or any part of any new securities offered by the Company; and

  •
  a restriction on the ability of the Investor Entities and certain of their affiliates to own, operate or control a business that competes with the Company, subject to certain exceptions.

        Pursuant to the Stockholders Agreement, an aggregate transaction fee of $25.0 million was paid to the Sponsors upon the closing of the Transactions.

Management Services Agreement

        In connection with the Transactions, the Company entered into a management services agreement with the Sponsors pursuant to which the Sponsors will provide certain structuring, consulting and management advisory services. The Sponsors will receive an annual advisory fee of $3.0 million that is payable quarterly and which increases by 3% per year. The Company will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

Registration Rights Agreement

        In connection with the Transactions, the Company entered into a registration rights agreement with the Investor Entities pursuant to which the Investor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of common stock held by them.

Other

        The Company retained Capstone Consulting in 2004 to provide consulting services to certain segments primarily to identify and advise on potential opportunities to improve operating efficiencies. Capstone Consulting received $2.1 million during 2005 for the services provided by them. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone Consulting, KKR has provided financing to Capstone. In March 2005, an affiliate of Capstone Consulting invested $1.3 million in the Company's Class A Common Stock and has been granted 13,527 options to purchase Class A Common Stock, with an exercise price of $96.10401 per share under the 2004 Stock Option Plan.

Transactions with Other Co-Investors and Management

Syndicate Stockholders Agreement

        In September 2003, Visant Holding, Visant, DLJMBP III and certain of its affiliated funds (collectively, the "DLJMB Funds") and certain of the DLJMB Funds' co-investors entered into a stock purchase and stockholders' agreement, or the Syndicate Stockholders Agreement, pursuant to which the DLJMB Funds sold to the co-investors shares of: (1) Class A Voting Common Stock, (2) Class B Non-Voting Common Stock (which have since been converted into shares of Class A Voting Common Stock) and (3) Visant's 8% Senior Redeemable Preferred Stock, which has since been repurchased.

        The Syndicate Stockholders Agreement contains provisions which, among other things:

  •
  restrict the ability of the syndicate stockholders to make certain transfers;

  •
  grant the co-investors certain board observation and information rights;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive rights to the co-investors to purchase a pro rata share of any new shares of common stock issued by Visant Holding, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Management Stockholders Agreement

        The 2003 Stock Incentive Plan (the "2003 Plan") was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and currently provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. Option grants consist of "time options", which vest and become exercisable in annual installments over the first five years following the date of grant and/or "performance options", which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. Upon the occurrence of a "change in control" (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their grant of options.

        All outstanding options to purchase Holdings common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefore. No consideration was paid in respect of the Arcade options.

        In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries, provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. Under his employment agreement, as described below, our Chief Executive Officer received awards of stock options and restricted stock under the plan. Additional members of management are eligible to receive equity-based awards. Option grants consist of "time options", which vest and become exercisable in annual installments over a five-year period from the date of grant, and/or "performance options", which vest and become exercisable over the first five years following the date of grant based upon theachievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. Upon the occurrence of a "change in control" (as defined in the plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. The option exercise period is determined at the time of grant but may not extend beyond the end of the calendar year that is ten years after the date of the option is granted.

        All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholders' agreement and a sale participation agreement, which together generally provide for the following:

  •
  transfer restrictions until the fifth anniversary of the closing of the Transactions, subject to certain exceptions;

  •
  a right of first refusal of Jostens at any time after the fifth anniversary of purchase but prior to a registered public offering of Jostens stock meeting certain specified criteria;

  •
  in the event of an employee shareholder's termination, call rights held by Jostens and put rights, held by the employee shareholder, with respect to Holdings stock and outstanding and exercisable options;

  •
  "piggyback" registration rights held by the employee shareholder;

  •
  "tag-along" rights held by the employee shareholder in connection with transfers of Holdings' stock by Fusion on behalf of the employee shareholders and "drag-along" rights held by Fusion and DLJMBP III with respect to Holdings' stock owned by employee shareholders; and

  •
  a confidentiality provision and noncompetition and nonsolicitation provisions that apply for two years following any termination of employment.

22.    Condensed Consolidating Guarantor Information

        As discussed in Note 11, Visant's obligations under the senior secured credit facilities and the 75 5/8% senior subordinated notes are guaranteed by certain of its wholly-owned subsidiaries on a full, unconditional and joint and several basis. The following tables present condensed consolidating financial information for Visant, as issuer, and its guarantor and non-guarantor subsidiaries.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
2005

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,436,313	$88,845	$(26,908)	$1,498,250
Cost of products sold	(18,359)	874,359	41,211	(26,854)	870,357

Gross profit	18,359	561,954	47,634	(54)	627,893
Selling and administrative expenses	17,154	380,819	36,435	—	434,408
Gain on sale of assets	—	(2,753)	(10)	—	(2,763)
Transaction costs	539	785	—	—	1,324
Special charges	—	6,973	235	—	7,208

Operating (loss) income	666	176,130	10,974	(54)	187,716
Net interest expense	94,420	113,237	828	(101,290)	107,195
Equity (earnings) loss in subsidiary, net of tax	(43,399)	(6,348)	—	49,747	—

Income (loss) before income taxes	(50,355)	69,241	10,146	51,489	80,521
Provision for (benefit from) income taxes	2,802	25,842	3,798	(21)	32,421

Net (loss) income	$(53,157)	$43,399	$6,348	$51,510	$48,100

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
2004

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,399,083	$75,110	$(12,032)	$1,462,161
Cost of products sold	—	895,822	31,164	(12,022)	914,964

Gross profit	—	503,261	43,946	(10)	547,197
Selling and administrative expenses	(299)	398,998	35,498	—	434,197
Transaction costs	678	15,221	—	—	15,899
Special charges	—	15,663	—	—	15,663

Operating (loss) income	(379)	73,379	8,448	(10)	81,438
Loss on redemption of debt	—	75,040	809	—	75,849
Other income	—	(1,092)	—	—	(1,092)
Net interest expense	24,587	143,065	1,099	(24,934)	143,817
Equity loss (earnings) in subsidiary, net of tax	93,435	(3,965)	—	(89,470)	—

(Loss) income before income taxes	(118,401)	(139,669)	6,540	114,394	(137,136)
(Benefit from) provision for income taxes	(8,506)	(46,234)	2,575	5,437	(46,728)

Net (loss) income	$(109,895)	$(93,435)	$3,965	$108,957	$(90,408)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Five Months 2003

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$469,337	$45,858	$(12,531)	$502,664
Cost of products sold	—	326,756	21,709	(12,639)	335,826

Gross profit	—	142,581	24,149	108	166,838
Selling and administrative expenses	—	150,514	17,956	—	168,470
Transaction costs	—	226	—	—	226

Operating (loss) income	—	(8,159)	6,193	108	(1,858)
Loss on redemption of debt	—	503	—	—	503
Net interest expense	2,820	63,385	486	—	66,691
Equity loss (earnings) in subsidiary, net of tax	51,087	(3,047)	—	(48,040)	—

(Loss) income before income taxes	(53,907)	(69,000)	5,707	48,148	(69,052)
(Benefit from) provision for income taxes	(766)	(17,913)	2,660	(2,736)	(18,755)

Net (loss) income	$(53,141)	$(51,087)	$3,047	$50,884	$(50,297)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Seven Months 2003

	Visant	Non- Guarantors	Eliminations	Total
Net sales	$485,482	$24,205	$(5,629)	$504,058
Cost of products sold	213,742	10,481	(5,629)	218,594

Gross profit	271,740	13,724	—	285,464
Selling and administrative expenses	184,283	12,147	—	196,430
Transaction costs	30,960	—	—	30,960

Operating income	56,497	1,577	—	58,074
Loss on redemption of debt	13,878	—	—	13,878
Net interest expense	31,977	469	—	32,446
Equity earnings in subsidiary, net of tax	913	—	(913)	—

Income from continuing operations before income taxes	11,555	1,108	(913)	11,750
Provision for income taxes	8,500	195	—	8,695

Income from continuing operations	3,055	913	(913)	3,055
Cumulative effect of accounting change	4,585	—	—	4,585

Net income	$7,640	$913	$(913)	$7,640

CONDENSED CONSOLIDATING BALANCE SHEET
2005

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$13,029	$(1,454)	$8,299	$—	$19,874
Accounts receivable, net	2,231	151,532	10,577	—	164,340
Inventories, net	—	128,080	2,785	(83)	130,782
Salespersons overdrafts, net	—	27,957	8,706	—	36,663
Prepaid expenses and other current assets	3,361	12,876	701	—	16,938
Intercompany (payable) receivable	2,076	416	130	(2,587)	35
Deferred income taxes	(1,207)	13,508	75	—	12,376

Total current assets	19,490	332,915	31,273	(2,670)	381,008
Property, plant, and equipment, net	517	231,676	3,706	—	235,899
Goodwill	—	1,088,441	19,960	—	1,108,401
Intangibles, net	—	542,207	34,532	—	576,739
Deferred financing costs, net	45,430	—	—	—	45,430
Intercompany (payable) receivable	1,357,771	38,392	—	(1,396,163)	—
Other assets	40	11,805	230	—	12,075
Investment in subsidiaries	417,555	70,095	—	(487,650)	—

Total assets	$1,840,803	$2,315,531	$89,701	$(1,886,483)	$2,359,552

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$—	$—	$11,868	$—	$11,868
Accounts payable	5,098	45,589	5,923	1	56,611
Accrued employee compensation	6,226	33,393	1,975	—	41,594
Commissions payable	—	18,400	2,555	—	20,955
Customer deposits	—	160,791	5,530	—	166,321
Income taxes payable	2,186	3,957	4,612	(32)	10,723
Interest payable	9,790	196	—	—	9,986
Current portion of long-term debt	—	—	—	—	—
Intercompany (receivable) payable	2,679	(26)	—	(2,588)	65
Other accrued liabilities	—	23,890	2,896	—	26,786
Current liabilities of discontinued operations	—	1,725	—	—	1,725

Total current liabilities	25,979	287,915	35,359	(2,619)	346,634
Long-term debt, less current maturities	1,316,500	—	—	—	1,316,500
Intercompany (receivable) payable	195,355	1,340,028	(22,801)	(1,512,582)	—
Deferred income taxes	(1,612)	226,935	6,696	—	232,019
Pension liabilities, net	—	25,112	—	—	25,112
Other noncurrent liabilities	—	17,986	352	—	18,338

Total liabilities	1,536,222	1,897,976	19,606	(1,515,201)	1,938,603
Stockholder's equity	304,581	417,555	70,095	(371,282)	420,949

Total liabilities and stockholder's equity	$1,840,803	$2,315,531	$89,701	$(1,886,483)	$2,359,552

CONDENSED CONSOLIDATING BALANCE SHEET
2004

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$80,933	$(2,241)	$3,577	$—	$82,269
Accounts receivable, net	—	147,262	10,981	—	158,243
Inventories, net	—	127,036	2,443	(29)	129,450
Salespersons overdrafts, net	—	27,541	7,874	—	35,415
Prepaid expenses and other current assets	530	12,648	461	—	13,639
Intercompany (payable) receivable	(85,221)	85,221	—	—	—
Deferred income taxes	—	58,817	75	—	58,892

Total current assets	(3,758)	456,284	25,411	(29)	477,908
Property, plant, and equipment, net	62	236,714	4,347	—	241,123
Goodwill	—	1,066,320	42,125	—	1,108,445
Intangibles, net	—	585,285	20,910	—	606,195
Deferred financing costs, net	58,679	—	—	—	58,679
Intercompany (payable) receivable	(58,679)	58,114	565	—	—
Other assets	—	10,425	2,191	(1,712)	10,904
Investment in subsidiaries	375,015	63,747	—	(438,762)	—

Total assets	$371,319	$2,476,889	$95,549	$(440,503)	$2,503,254

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$—	$—	$8,300	$—	$8,300
Accounts payable	2,508	49,278	1,719	—	53,505
Accrued employee compensation	308	44,487	2,065	—	46,860
Commissions payable	—	14,173	2,521	—	16,694
Customer deposits	151,103	5,408	—	156,511
Income taxes payable	(11)	7,558	924	(11)	8,460
Interest payable	9,606	209	—	—	9,815
Current portion of long-term debt	19,950	—	—	—	19,950
Intercompany (receivable) payable	(9,707)	26,073	475	(16,841)	—
Other accrued liabilities	—	24,001	1,687	—	25,688
Current liabilities of discontinued operations	—	1,744	—	—	1,744

Total current liabilities	22,654	318,626	23,099	(16,852)	347,527
Long-term debt, less current maturities	1,500,050	—	—	—	1,500,050
Intercompany (receivable) payable	(1,500,050)	1,500,050	—	—	—
Deferred income taxes	—	250,066	8,703	—	258,769
Pension liabilities, net	—	27,489	—	—	27,489
Other noncurrent liabilities	—	5,643	—	—	5,643

Total liabilities	22,654	2,101,874	31,802	(16,852)	2,139,478
Stockholder's equity	348,665	375,015	63,747	(423,651)	363,776

Total liabilities and stockholder's equity	$371,319	$2,476,889	$95,549	$(440,503)	$2,503,254

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
2005

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net income (loss)	$4,734	$37,051	$6,348	$(33)	$48,100
Other cash provided by operating activities	29,812	78,372	11,149	32	119,365

Net cash provided by (used in) operating activities	34,546	115,423	17,497	(1)	167,465
Purchases of property, plant, and equipment	(502)	(47,872)	(791)	—	(49,165)
Proceeds from sale of property and equipment	—	10,169	10		10,179
Other investing activities, net	—	(93)	(22)	—	(115)

Net cash used in investing activities	(502)	(37,796)	(803)	—	(39,101)
Net short-term borrowings	—	—	3,080	—	3,080
Principal payments on long-term debt	(203,500)	—	—	—	(203,500)
Intercompany payable (receivable)	91,619	(91,620)	—	1	—
Net contribution from Visant Holding Corp	9,000	—	—	—	9,000
Other financing activities, net	933	14,780	(15,119)	—	594

Net cash (used in) provided by financing activities	(101,948)	(76,840)	(12,039)	1	(190,826)
Effect of exchange rate changes on cash and cash equivalents	—	—	67	—	67

(Decrease) increase in cash and cash equivalents	(67,904)	787	4,722	—	(62,395)
Cash and cash equivalents, beginning of period	80,933	(2,241)	3,577	—	82,269

Cash and cash equivalents, end of period	$13,029	$(1,454)	$8,299	$—	$19,874

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
2004

	Visant	Non- Guarantors	Guarantors	Eliminations	Total
Net (loss) income	$(109,895)	$(93,435)	$3,965	$108,957	$(90,408)
Other cash provided by operating activities	97,975	216,505	664	(108,957)	206,187

Net cash (used in) provided by operating activities	(11,920)	123,070	4,629	—	115,779
Purchases of property, plant, and equipment	(62)	(43,129)	(1,167)	—	(44,358)
Proceeds from sale of property and equipment	—	6,512	—		6,512
Other investing activities, net		(152)	(31)	—	(183)

Net cash used in investing activities	(62)	(36,769)	(1,198)	—	(38,029)
Net short-term (repayments) borrowings	—	(29,238)	(6,006)	—	(35,244)
Redemption of preferred stock	—	(188,849)	—	—	(188,849)
Principal payments on long-term debt	—	(460,955)	—	—	(460,955)
Redemption of senior subordinated notes	—	(336,437)	—	—	(336,437)
Redemption of senior notes	—	(411,436)	—	—	(411,436)
Redemption of PIK notes to stockholders	—	(81,037)	—	—	(81,037)
Redemption of subordinated exchange debentures	—	(49,001)	—	—	(49,001)
Proceeds from issuance of long-term debt	1,520,000	—	—	—	1,520,000
Net contribution from parent	239,968	256,055	—	(256,055)	239,968
Distribution to shareholders	(175,648)	(175,648)	—	175,648	(175,648)
Debt financing costs	(61,255)	—	—	—	(61,255)
Intercompany (receivable) payable	(1,430,150)	1,350,338	(595)	80,407	—
Other financing activities, net	—	566	—	—	566

Net cash provided by (used in) financing activities	92,915	(125,642)	(6,601)	—	(39,328)
Effect of exchange rate changes on cash and cash equivalents	—	—	116	—	116

Increase (decrease) in cash and cash equivalents	80,933	(39,341)	(3,054)	—	38,538
Cash and cash equivalents, beginning of period	—	37,100	6,631	—	43,731

Cash and cash equivalents, end of period	$80,933	$(2,241)	$3,577	$—	$82,269

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Five Months 2003

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(53,141)	$(51,087)	$3,047	$50,884	$(50,297)
Other cash provided by (used in) operating activities	53,141	144,595	5,997	(50,884)	152,849

Net cash provided by operating activities	—	93,508	9,044	—	102,552
Acquisition of businesses, net of cash acquired	(412,503)	(116,840)	(2,409)	—	(531,752)
Purchases of property, plant, and equipment	—	(19,922)	(778)	—	(20,700)
Other investing activities, net	—	146	(20)	—	126

Net cash used in investing activities	(412,503)	(136,616)	(3,207)	—	(552,326)
Net short-term borrowings	—	11,038	620	—	11,658
Redemption of preferred stock	(102,820)	—	—	—	(102,820)
Principal payments on long-term debt	—	(25,875)	—	—	(25,875)
Redemption of senior subordinated notes	—	(9,325)	—	—	(9,325)
Proceeds from issuance of long-term debt	—	3,705	—	—	3,705
Proceeds from issuance of senior notes	—	62,850	—	—	62,850
Proceeds from issuance of common stock	317,934	20,000	—	—	337,934
Proceeds from issuance of preferred stock	100,000	—	—	—	100,000
Contribution from parent	102,820	—	—	—	102,820
Intercompany (receivable) payable	(5,431)	5,431	—	—	—
Debt financing costs	—	(3,504)	—	—	(3,504)
Other financing activities, net	—	3,096	(3,096)	—	—

Net cash provided by (used in) financing activities	412,503	67,416	(2,476)	—	477,443
Effect of exchange rate changes on cash and cash equivalents	—	—	144	—	144

Increase in cash and cash equivalents	—	24,308	3,505	—	27,813
Cash and cash equivalents, beginning of period	—	12,792	3,126	—	15,918

Cash and cash equivalents, end of period	$—	$37,100	$6,631	$—	$43,731

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Seven Months 2003

	Visant	Non- Guarantors	Eliminations	Total
Net income	$7,640	$913	$(913)	$7,640
Other cash used in operating activities	(12,461)	(2,885)	913	(14,433)

Net cash used in operating activities	(4,821)	(1,972)	—	(6,793)
Acquisition of businesses, net of cash acquired	(4,942)	(66)	—	(5,008)
Purchases of property, plant, and equipment	(5,721)	(408)	—	(6,129)
Other investing activities, net	(738)	—	—	(738)

Net cash used in investing activities	(11,401)	(474)	—	(11,875)
Net short-term borrowings	—	1,500	—	1,500
Repurchase of common stock and warrants	(471,044)	—	—	(471,044)
Principal payments on long-term debt	(379,270)	—	—	(379,270)
Proceeds from issuance of long-term debt	475,000	—	—	475,000
Proceeds from issuance of common stock	417,934	—	—	417,934
Debt financing costs	(20,212)	—	—	(20,212)
Merger costs	(12,608)	—	—	(12,608)
Other financing activities, net	1,909	(284)	—	1,625

Net cash provided by financing activities	11,709	1,216	—	12,925
Effect of exchange rate changes on cash and cash equivalents	—	236	—	236

Decrease in cash and cash equivalents	(4,513)	(994)	—	(5,507)
Cash and cash equivalents, beginning of period	7,552	3,386	—	10,938

Cash and cash equivalents, end of period	$3,039	$2,392	$—	$5,431

23.   Subsequent Events

        Holdings intends to offer commencing March 30, 2006, subject to market and other conditions, up to $350 million aggregate principal amount of senior notes in a private offering. Holdings intends to use the net proceeds from this offering to fund a dividend to its stockholders in an amount to be determined by its Board of Directors, and to pay fees and expenses, and the remaining net proceeds, if any, will be used for general corporate purposes.

VISANT HOLDING CORP.

$247,200,000 Principal Amount at Maturity
of 10 1/4% Senior Discount Notes Due 2013

PROSPECTUS

                           , 2006

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrant's directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrant are covered by insurance policies maintained and held in effect by Visant Holding Corp. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

        Visant Holding Corp. is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Statute") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an "indemnified capacity"). The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

        The amended and restated certificate of incorporation of Visant Holding Corp. provides that indemnification may be provided to any person who was or is a party to any action, suit or proceeding to the fullest extent provided by the Delaware Statute. In addition, Visant Holding Corp. shall indemnify its directors for all liabilities arising from a breach of fiduciary duty except (i) for any breach of the director's duty of loyalty to Visant Holding Corp. or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.

Item 21. Exhibits

(a)
Exhibits

        A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated in this Item 21(a) by reference.

(b)
Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts

Visant Holding Corp. and subsidiaries and Visant Corporation and subsidiaries

	Allowance for uncollectible accounts(2)	Allowance for sales returns(3)	Salesperson overdraft reserve(2)
	(In thousands)
Jostens, Inc. (Predecessor)
Balance, December 29, 2002	$2,557	$5,597	$8,034
Charged to expense	491	13,276	1,285
Net cash outflows	479	9,288	690

Balance, July 29, 2003	2,569	9,585	8,629
(Successor)
Charged to expense	14	7,950	2,204
Net cash outflows	399	11,744	(120)
Additions(1)	1,354	—	—

Balance, January 3, 2004	3,538	5,791	10,953
Charged to expense	973	21,165	4,250
Net cash outflows	890	21,157	2,481

Balance, January 1, 2005	3,621	5,799	12,722
Charged to expense	2,581	22,247	5,175
Net cash outflows	1,793	22,112	3,238

Balance, December 31, 2005	$4,409	$5,934	$14,659

(1)
As a result of the consolidation of entities under common control

(2)
Uncollectible accounts written off, net of recoveries

(3)
Returns processed against reserve

Item 22. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (A)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (B)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (C)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (5)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (6)   That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

        (7)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (8)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (a)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (b)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (c)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (d)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Visant Holding Corp. has duly caused Post-Effective Amendment No. 6 to this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 19th day of April, 2006.

VISANT HOLDING CORP.
By:	* Marc L. Reisch Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 6 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the 19th day of April, 2006.

SIGNATURE	CAPACITY	DATE

* Marc L. Reisch	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 19, 2006
* Paul B. Carousso	Vice President—Finance (Principal Financial and Accounting Officer)	April 19, 2006
* David F. Burgstahler	Director	April 19, 2006
* Thompson Dean	Director	April 19, 2006
* George M.C. Fisher	Director	April 19, 2006
* Alexander Navab	Director	April 19, 2006
* Tagar C. Olson	Director	April 19, 2006
* Charles P. Pieper	Director	April 19, 2006
*By:	/s/ MARIE D. HLAVATY Marie D. Hlavaty as Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1
Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, VHH Merger, Inc. and Von Hoffmann Holdings Inc. Incorporated by reference to Exhibit 10.21 contained in Von Hoffmann Holdings Inc.'s Form 10-Q/A, filed on August 12, 2004.
2.2
Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, AHC Merger, Inc. and AHC I Acquisition Corp. Incorporated by reference to Exhibit 2.1 contained in AKI, Inc.'s Form 10-K, filed on September 1, 2004.
2.3
Contribution Agreement, dated as of July 21, 2004, between Visant Holding Corp. and Fusion Acquisition LLC. Incorporated by reference to Exhibit 2.1 contained in Visant Holding Corp.'s Form 10-Q, filed on August 17, 2004.
2.4
Amendment No. 1 to Contribution Agreement, dated as of September 30, 2004, between Visant Holding Corp. and Fusion Acquisition LLC. Incorporated by reference to Exhibit 2.4 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
3.1
Second Amended and Restated Certificate of Incorporation of Visant Holding Corp. Incorporated by reference to Exhibit 3.1 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
3.2
Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Visant Holding Corp. Incorporated by reference to Exhibit 3.2 contained in Visant Holding Corp. and Visant Corporation's Form 10-K, filed on April 1, 2005.
3.3	By-Laws of Visant Holding Corp. Incorporated by reference to Exhibit 3.2 contained in Visant Holding Corp.'s Form S-4/A (333-112055), filed on February 2, 2004.
4.1
Indenture, dated December 2, 2003, between Visant Holding Corp. and BNY Midwest Trust Company, as trustee. Incorporated by reference to Exhibit 4.1 contained in Visant Holding Corp.'s Form S-4 (file no. 333-112055), filed on January 21, 2004.
4.2
Registration Rights Agreement, dated November 25, 2003, among Visant Holding Corp., Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. Incorporated by reference to Exhibit 4.2 contained in Visant Holding Corp.'s Form S-4 (file no. 333-112055), filed on January 21, 2004.
4.3
Indenture, dated October 4, 2004 among Visant Corporation, the guarantors parties thereto and The Bank of New York, as trustee. Incorporated by reference to Exhibit 4.1 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
4.4
Exchange and Registration Rights Agreement, dated October 4, 2004, among Visant Corporation, the guarantors parties thereto, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. Incorporated by reference to Exhibit 4.2 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
4.5
Registration Rights Agreement, dated as of October 4, 2004, between Visant Holding Corp. and the stockholders named therein. Incorporated by reference to Exhibit 4.5 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
4.6
Registration Rights Agreement, dated April 4, 2006, among Visant Holding Corp., Lehman Brothers Inc. and Banc of America Securities LLC. Incorporated by reference to Exhibit 99.2 contained in Visant Holding Corp.'s Form 8-K (file no. 333-112055), filed on April 6, 2006.

4.7
Indenture, dated as of April 4, 2006, between Visant Holding Corp. and U.S. Bank National Association, as trustee. Incorporated by reference to Exhibit 99.3 contained in Visant Holding Corp.'s Form 8-K (file no. 333-112055), filed on April 6, 2006.
5.1	Opinion of Weil, Gotshal & Manges LLP regarding the validity of the securities offered hereby.**
10.1
Credit Agreement, dated as of October 4, 2004, among Visant Corporation, as Borrower, Jostens Canada Ltd., as Canadian Borrower, Visant Secondary Holdings Corp., as Guarantor, Credit Suisse First Boston, as Administrative Agent, Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, Credit Suisse First Boston, as Sole Lead Arranger and Sole Bookrunner, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Co-Arrangers and Co-Syndication Agents, and certain other lending institutions from time to time parties thereto. Incorporated by reference to Exhibit 10.1 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.2
U.S. Guarantee, dated as of October 4, 2004, among Visant Secondary Holdings Corp., each of the subsidiaries of Visant Corporation, listed on Annex A thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.2 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.3
Canadian Guarantee, dated as of October 4, 2004, among Visant Corporation, Visant Secondary Holdings Corp., the subsidiaries of Visant Corporation listed on Schedule 1 thereto and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.3 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.4
Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, each of the subsidiaries of Visant Corporation listed on Annex A thereto, and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.4 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.5
Canadian Security Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.5 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.6
Pledge Agreement, dated as of October 4, 2004, among Visant Corporation, Visant Secondary Holdings Corp., each of the subsidiaries of Visant Corporation listed on Schedule 1 thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.6 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.7
Canadian Pledge Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004. Incorporated by reference to Exhibit 10.7 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.

10.8
Trademark Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent. Incorporated by reference to Exhibit 10.8 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.9
Patent Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent. Incorporated by reference to Exhibit 10.9 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.10
Copyright Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent. Incorporated by reference to Exhibit 10.10 contained in Visant Corporation's Form S-4 (file no. 333-120386), filed on November 12, 2004.
10.11
Stockholders' Agreement, dated as of July 29, 2003, among Visant Holding Corp. and the stockholders party thereto. Incorporated by reference to Exhibit 10.2 contained in Jostens, Inc.'s Form 10-Q, filed on November 12, 2003.
10.12
Stock Purchase and Stockholders' Agreement, dated as of September 3, 2003, among Visant Holding Corp., Visant Corporation and the stockholders party thereto. Incorporated by reference to Exhibit 10.3 contained in Visant Holding Corp.'s Report on Form 10-K, filed on April 28, 2004.
10.13
Stock Purchase Agreement among Von Hoffmann Corporation, The Lehigh Press, Inc. and the shareholders of The Lehigh Press Inc., dated September 5, 2003. Incorporated by reference to Exhibit 2.1 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Report on Form 10-Q, filed on November 10, 2003.
10.14	Jostens, Inc. Executive Severance Pay Plan—2003 Revision, effective February 26, 2003. Incorporated by reference to Exhibit 10.9 contained in Jostens' Form 10-K filed on April 1, 2004.
10.15	Management Stock Incentive Plan established by Jostens, Inc., dated as of May 10, 2000. Incorporated by reference to Exhibit 10.24 contained in Jostens, Inc.'s Form S-4, filed September 1, 2000.
10.16	Form of Contract entered into with respect to Executive Supplemental Retirement Plan. Incorporated by reference to Jostens, Inc.'s Form 8, dated May 2, 1991.
10.17
Employment Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.17 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.18
Management Stockholder's Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.19 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.19
Restricted Stock Award Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.20 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.20
Sale Participation Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.21 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.

10.21
Stock Option Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch. Incorporated by reference to Exhibit 10.22 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.22
Employment Agreement, dated as of January 31, 2002, between Von Hoffmann Corporation and Robert Mathews. Incorporated by reference to Exhibit 10.1 contained in Von Hoffmann Holdings Inc. and Von Hoffmann Corporation's Registration Statement on Form S-1 (file no. 333-90992), dated June 21, 2002.
10.23
Separation Agreement, dated as of July 14, 2004, among Visant Holding Corp., Jostens, Inc. and Robert C. Buhrmaster. Incorporated by reference to Exhibit 10.1 contained in Visant Holding Corp.'s Form 10-Q, filed on November 16, 2004.
10.24
Separation Agreement, dated as of September 17, 2004, among Visant Holding Corp., Jostens, Inc. and Steven A. Tighe. Incorporated by reference to Exhibit 10.2 contained in Visant Holding Corp.'s Form 10-Q, filed on November 16, 2004.
10.25
Separation Agreement, dated September 30, 2004, among AHC I Acquisition Corp., AKI Holding Corp., AKI, Inc. and William J. Fox. Incorporated by reference to Exhibit 10.25 contained in Visant Corporation's Form S-4/A (file no. 333-120386), filed on February 14, 2005.
10.26
Amendment No. 1 and Agreement, dated as of December 21, 2004, to the Credit Agreement dated as of October 4, 2004, among Visant Corporation, Jostens Canada Ltd., Visant Secondary Holdings Corp, the lending institutions from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent. Incorporated by reference to Exhibit 10.26 contained in Visant Corporation's Form S-4/A (file no. 333-120386), filed on February 14, 2005.
10.27
Stockholders Agreement, dated as of October 4, 2004, among Visant Holding Corp. and the stockholders named therein. Incorporated by reference to Exhibit 10.25 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on February 14, 2005.
10.28
Amendment No. 1 to Executive Employment Agreement, dated as of December 30, 2004, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Robert S. Mathews. Incorporated by reference to Exhibit 10.28 contained in Visant Corporation's Form S-4/A (file no. 333-120386), filed on February 14, 2005.
10.29
Transaction and Monitoring Agreement, dated as of October 4, 2004, between Visant Holding Corp., Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking III, Inc. Incorporated by reference to Exhibit 10.24 contained in Visant Holding Corp.'s Form S-4/A (file no. 333-112055), filed on November 12, 2004.
10.30
Second Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated as of March 14, 2005. Incorporated by reference to Exhibit 10.30 contained in Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on April 1, 2005.
10.31	Form of Management Stockholders Agreement. Incorporated by reference to Exhibit 10.31 contained in Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on April 1, 2005.
10.32	Form of Sale Participation Agreement. Incorporated by reference to Exhibit 10.32 contained in Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on April 1, 2005.

10.33	Form of Jostens, Inc. Stock Option Agreement. Incorporated by reference to Exhibit 10.34 contained in Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on April 1, 2005.
10.34
Form of Von Hoffmann Holdings, Inc. Stock Option Agreement. Incorporated by reference to Exhibit 10.35 contained in Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on April 1, 2005.
10.35
Employment Agreement dated as of September 5, 2003, between Von Hoffmann Corporation and John R. DePaul. Incorporated by reference to Von Hoffmann Holdings, Inc.'s Form 10-Q, filed on November 10, 2003.
10.36
Amendment No. 1 to Executive Employment Agreement, dated as of April 1, 2005, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation and John R. DePaul. Incorporated by reference to Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on March 30, 2006.
10.37
Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries dated March 22, 2006. Incorporated by reference to Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on March 30, 2006.
10.38
Form of Contract entered into with respect to Executive Supplemental Retirement Plan. Incorporated by reference to Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on March 30, 2006.
10.39	Jostens Holding Corp. 2003 Stock Incentive Plan, effective October 30, 2003. Incorporated by reference to Jostens, Inc.'s Form 10-K, filed on April 1, 2004.
12.1	Computation of Ratio of Earnings to Fixed Charges. Incorporated by reference to Exhibit 12 contained in Visant Holding Corp. and Visant Corporations Report on Form 10-K, filed on March 30, 2006.
21.1	Subsidiaries of Visant Holding Corp. Incorporated by reference to Exhibit 21 contained in Visant Holding Corp. and Visant Corporation's Report on Form 10-K, filed on March 30, 2006.
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Ernst & Young LLP.*
23.3	Consent of Weil Gotshal & Manges LLP (included in Exhibit 5.1 hereto).**
24.1	Power of Attorney.**
25.1	Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of BNY Midwest Trust Company, as trustee.**

*
Filed herewith

**
Previously filed

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
Our Company
The Transactions
Ownership and Corporate Structure
Recent Developments
Summary of Terms of the Notes
Information About Us
Summary Historical and As Adjusted Consolidated Financial Data
RISK FACTORS
Risks Relating to Our Business
Risks Related to Our Indebtedness and the Notes
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
THE TRANSACTIONS
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
Report of Independent Registered Public Accounting Firm
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
VISANT CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS 2005
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS 2004
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS Five Months 2003
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS Seven Months 2003
CONDENSED CONSOLIDATING BALANCE SHEET 2005
CONDENSED CONSOLIDATING BALANCE SHEET 2004
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS 2005
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS 2004
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS Five Months 2003
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS Seven Months 2003
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX